UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to Section 240.14a-12
Crinetics Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

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PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

Crinetics Pharmaceuticals, Inc.
6055 Lusk Boulevard
San Diego, California 92121
[•], 2026
Dear Crinetics Pharmaceuticals, Inc. Shareholder:
You are cordially invited to attend a special meeting of shareholders (together with any adjournments or postponements thereof, the “Special Meeting”) of Crinetics Pharmaceuticals, Inc., a Delaware corporation (“Crinetics,” “we,” “us” or “our”), to be held virtually via live webcast on [•], 2026, at [•], Pacific Time ([•], Eastern Time) (unless the Special Meeting is adjourned or postponed). You may attend the Special Meeting via the Internet by live webcast at www.virtualshareholdermeeting.com/CRNX2026SM, where you will also be able to vote. Please note that you will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement, which is first being mailed on or about [•], 2026, to “attendance at the Special Meeting” or “present at the Special Meeting” mean virtually present at the Special Meeting. Formal notice of the Special Meeting, a proxy statement, and a proxy card accompany this letter.
At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 6, 2026 (as it may be amended from time to time, the “Merger Agreement”), by and among Crinetics, Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (“Vertex”), and Clark Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Vertex (“Merger Sub”) (the “Merger Proposal”). At the Special Meeting, you will also be asked to consider and vote on a non-binding, advisory proposal to approve compensation that will or may be paid or become payable by Crinetics to its named executive officers that is based on or otherwise relates to the Merger (as defined below) (the “Compensation Proposal”) and a proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to solicit additional votes if there are not sufficient votes to approve the Merger Proposal at the time of the Special Meeting (the “Adjournment Proposal”).
Pursuant to the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Crinetics (the “Merger”), with Crinetics surviving the Merger as a wholly owned subsidiary of Vertex. If you are a Crinetics shareholder and the Merger is completed, each of your shares of common stock, par value $0.001, of Crinetics (the “common stock”) will be converted into the right to receive $85.00 per share, in cash, without interest (the “Merger Consideration”) and subject to any applicable withholding taxes (unless you are entitled to demand and have properly demanded appraisal in respect of your shares of common stock under Section 262 of the Delaware General Corporation Law (the “DGCL”)).
Crinetics’ Board of Directors (the “Board of Directors”), after consulting with our financial advisors and outside legal counsel and reviewing and considering various factors described in the enclosed proxy statement, unanimously (1) determined that the Merger and the other transactions contemplated pursuant to the Merger Agreement (the “Transactions”) are fair to, and in the best interests of, Crinetics and its shareholders; (2) duly authorized and approved and declared advisable the Merger, the Merger Agreement and the execution, delivery and performance by Crinetics of the Merger Agreement and the consummation by Crinetics of the Transactions; (3) directed that the Merger Agreement be submitted to holders of Crinetics common stock for adoption; and (4) recommended the adoption of the Merger Agreement by the holders of Crinetics common stock.
The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger

Agreement and the Merger. We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information.
Whether or not you plan to attend the Special Meeting virtually, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone by following the instructions on the enclosed proxy card.
If you hold your shares of our common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares of our common stock in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.
If you attend the Special Meeting and vote online during the Special Meeting, your vote will revoke any voting instruction form that you have previously submitted.
If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal. Shareholders who return an unmarked proxy card will be deemed to have voted in favor of the adoption of the Merger Agreement or consented thereto in writing and will therefore not be entitled to demand appraisal of their shares pursuant to the Merger Agreement and/or Section 262 of the DGCL.
Your vote is very important, regardless of the number of shares of our common stock that you own. We cannot complete the Merger unless the Merger Proposal is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote as of the close of business on [•], 2026, which is the record date for the Special Meeting.
The enclosed proxy statement is also available through the “SEC Filings” section of our Investors website at https://ir.crinetics.com/financials/sec-filings/default.aspx.
If you have any questions or need assistance voting your shares of our common stock, please contact our proxy solicitor:
Innisfree M&A Incorporated
500 Fifth Avenue, 21st floor
New York, New York 10110
Shareholders May Call Toll Free: (877) 750-8269 (U.S. and Canada)
(412) 232-3651 (All Other Countries)
Banks & Brokers May Call Collect: (212) 750-5833
On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

R. Scott Struthers, Ph.D.
President, Chief Executive Officer and Director

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the adoption of the Merger Agreement or any other transaction described in the accompanying proxy statement, or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated [•], 2026 and, together with the enclosed form of proxy card, is first being mailed on or about [•], 2026.

Crinetics Pharmaceuticals, Inc.
6055 Lusk Boulevard
San Diego, California 92121
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD VIRTUALLY VIA THE INTERNET ON [•], 2026
Notice is hereby given that a special meeting of shareholders (including any adjournments or postponements thereof, the “Special Meeting”) of Crinetics Pharmaceuticals, Inc., a Delaware corporation (“Crinetics,” “we,” “us” or “our”), will be held on [•], 2026, at [•], Pacific Time ([•], Eastern Time) (unless the Special Meeting is adjourned or postponed). Crinetics shareholders will be able to attend the Special Meeting via the Internet by live webcast at www.virtualshareholdermeeting.com/CRNX2026SM, where you will also be able to vote. Please note that you will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement to “attendance at the Special Meeting” or “present at the Special Meeting” mean virtually present at the Special Meeting. The Special Meeting is being held for the following purposes:
1.
To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of July 6, 2026 (as it may be amended from time to time, the “Merger Agreement”), by and among Crinetics, Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (“Vertex”), and Clark Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Vertex (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Crinetics (the “Merger”), with Crinetics surviving the Merger as a wholly owned subsidiary of Vertex (the “Merger Proposal”);

2.
To consider and vote on the proposal to approve, by non-binding, advisory vote, compensation that will or may be paid or become payable to Crinetics’ named executive officers that is based on or otherwise relates to the Merger and/or the other Transactions (the “Compensation Proposal”); and

3.
To consider and vote on any proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to solicit additional votes if there are not sufficient votes to approve the Merger Proposal at the time of the Special Meeting (the “Adjournment Proposal”).

The foregoing matters are more fully described in the accompanying proxy statement. The accompanying proxy statement, as well as the Merger Agreement attached thereto as Annex A and all other exhibits and annexes attached thereto, are hereby incorporated by reference in this notice.
Only Crinetics shareholders of record as of the close of business on [•], 2026 are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof. Any shareholder entitled to attend and vote at the Special Meeting is entitled to appoint a proxy to attend and act on such shareholder’s behalf.
Your vote is very important, regardless of the number of shares of our common stock that you own. We cannot complete the Merger unless the Merger Proposal is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote as of the close of business on [•], 2026, which is the record date for the Special Meeting.
The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Whether or not you plan to attend the Special Meeting virtually, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone by following the instructions on the enclosed proxy card. If you hold your shares of our common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares of our common stock in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. If you attend the Special Meeting and vote online during the Special Meeting, your vote will revoke any proxy or voting instruction form that you have previously submitted. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.

By Order of the Board of Directors,

R. Scott Struthers, Ph.D.
President, Chief Executive Officer and Director

Dated: [•], 2026

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING VIRTUALLY, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED; (2) VIA THE INTERNET; OR (3) BY TELEPHONE. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.
If you hold your shares of our common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares of our common stock in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.
If you attend the Special Meeting and vote online during the Special Meeting, your vote will revoke any proxy or voting instruction form that you previously submitted.
If you fail to (1) return your signed proxy card or voting instruction form; (2) grant your proxy electronically over the Internet or by telephone; or (3) attend the Special Meeting and vote online during the meeting, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Compensation Proposal or the Adjournment Proposal.
We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of our common stock, please contact our proxy solicitor:
Innisfree M&A Incorporated
500 Fifth Avenue, 21st floor
New York, New York 10110
Shareholders May Call Toll Free: (877) 750-8269 (U.S. and Canada)
(412) 232-3651 (All Other Countries)
Banks & Brokers May Call Collect: (212) 750-5833

i

ii

SUMMARY
This summary highlights selected information from this proxy statement, which is first being mailed on or about [•], 2026, related to the merger of Clark Merger Sub, Inc., a wholly owned subsidiary of Vertex Pharmaceuticals Incorporated, with and into Crinetics Pharmaceuticals, Inc. (the “Merger”), and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.”
Except as otherwise specifically noted in this proxy statement, “Crinetics,” “we,” “us,” “our” or the “Company” and similar words refer to Crinetics Pharmaceuticals, Inc., a Delaware corporation, including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to Vertex Pharmaceuticals Incorporated, a Massachusetts corporation, as “Vertex” or ”Parent” and Clark Merger Sub, Inc., a Delaware corporation, as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated July 6, 2026, by and among Crinetics, Vertex and Merger Sub, as it may be amended from time to time, as the “Merger Agreement.” The Merger Agreement is attached as Annex A to this proxy statement. You should read and consider the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.
Parties Involved in the Merger
Crinetics Pharmaceuticals, Inc.
•
Crinetics is a pharmaceutical company committed to transforming the treatment of endocrine diseases and endocrine-related tumors through science rooted in patient needs. Crinetics is focused on discovering, developing, and commercializing novel therapies, with a core expertise in targeting G-protein coupled receptors (“GPCRs”) with small molecules that have specifically tailored pharmacology and properties.

•
Crinetics’ principal executive offices are located at 6055 Lusk Boulevard, San Diego, California 92121, and our telephone number is (858) 450-6464. Crinetics maintains a website at www.crinetics.com. Crinetics’ common stock, par value $0.001 (our ”common stock”), is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “CRNX.”

•	For more information, please see the section of this proxy statement captioned “The Merger—Parties Involved in the Merger.”
Vertex Pharmaceuticals Incorporated
•
Vertex is a global biotechnology company that invests in scientific innovation to create transformative medicines for people with serious diseases, with a focus on specialty markets. Vertex has seven approved medicines: five that treat the underlying cause of cystic fibrosis (“CF”), a life-threatening genetic disease, one that treats severe sickle cell disease (“SCD”) and transfusion dependent beta thalassemia, life shortening inherited blood disorders, and one that treats moderate-to-severe acute pain. Vertex is also preparing for the anticipated launch of povetacicept, a potential treatment for IgA nephropathy. Vertex’s clinical-stage pipeline spans a range of programs targeting CF, SCD, beta thalassemia, neuropathic pain, type 1 diabetes, IgA nephropathy, primary membranous nephropathy and other autoimmune diseases and cytopenias, APOL1-mediated kidney disease, autosomal dominant polycystic kidney disease and myotonic dystrophy type 1, reflecting Vertex’s commitment to addressing significant unmet medical needs globally.

•
Vertex’s principal executive offices are located at 50 Northern Avenue, Boston, Massachusetts 02210, and its telephone number is (617) 341-6100. Vertex maintains a website at www.vrtx.com. Vertex’s common stock, par value $0.01, is listed on Nasdaq under the symbol “VRTX.”

•	For more information, please see the section of this proxy statement captioned “The Merger—Parties Involved in the Merger.”

Clark Merger Sub, Inc.
•
Merger Sub is a wholly owned subsidiary of Vertex and was formed on June 26, 2026, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Merger (the “Transactions”) and has not engaged in any business activities other than in connection with the Transactions.

•	For more information, please see the section of this proxy statement captioned “The Merger—Parties Involved in the Merger.”
The Merger
•
Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), if the Merger is completed, Merger Sub will merge with and into Crinetics, and Crinetics will continue as the surviving corporation as a wholly owned subsidiary of Vertex (the “Surviving Corporation”). As a result of the Merger, our common stock will no longer be publicly traded, will be delisted from Nasdaq and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Crinetics will no longer file periodic reports with the United States Securities and Exchange Commission (the “SEC”). In addition, all shares of our common stock outstanding immediately prior to the Effective Time (as defined below) (except for any shares owned immediately prior to the Effective Time by (1) Crinetics or any other direct or indirect subsidiary of Crinetics, (2) Vertex, Merger Sub or any other subsidiary of Vertex, or (3) shareholders who are entitled to demand and have properly demanded appraisal in respect of shares of our common stock pursuant to Section 262 of the DGCL (“Section 262”)) will be canceled and converted into the right to receive $85.00 per share of our common stock in cash, without interest and subject to any applicable withholding taxes (the “Merger Consideration”). We refer to the shares of our common stock described in the preceding clauses (1) and (2) as “Excluded Shares” and we refer to the shares of our common stock described in the preceding clause (3) as “Appraisal Shares.” Following the Merger, you will not own any shares of the capital stock of the Surviving Corporation.

•
After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a shareholder, except that shareholders who are entitled to demand and have properly demanded appraisal in respect of shares of our common stock pursuant to Section 262 will have the right to receive, in lieu of the Merger Consideration, a payment for the “fair value” of their shares of our common stock as determined pursuant to an appraisal proceeding as contemplated by Section 262, as described in the section of this proxy statement captioned “The Merger—Appraisal Rights.”

•
The time at which the Merger becomes effective will occur upon the date and time of the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such other time as we and Vertex may agree upon in writing and specify in the certificate of merger) (the “Effective Time”).

•	For more information, please see the section of this proxy statement captioned “The Merger.”
Treatment of Company Stock Options and Company RSUs
•
The Merger Agreement provides that, as of immediately prior to the Effective Time, each option to purchase shares of our common stock granted under our equity compensation plans (“Company Stock Option”) that is then outstanding but not then vested or exercisable will become immediately vested and exercisable in full. At the Effective Time, each Company Stock Option that is then outstanding will be canceled and, if such Company Stock Option has a per share exercise price less than the Merger Consideration (each, an “In the Money Option”), the holder thereof will be entitled to receive, with respect to each share of common stock underlying such Company Stock Option, an amount in cash equal to the excess of the Merger Consideration over the exercise price per share of common stock underlying such Company Stock Option, without interest and less any applicable tax withholding. Any Company Stock Option that has an exercise price that equals or exceeds the Merger Consideration (each, an “Underwater Option”) will be canceled for no consideration at the Effective Time. Vertex will cause the Surviving Corporation to pay any amounts payable in respect of Company Stock Options at or reasonably promptly after the Effective Time, and in any event no later than five business days after the Effective Time.

•
The Merger Agreement provides that, as of immediately prior to the Effective Time, each restricted stock unit granted under our equity compensation plans (“Company RSU”) that is then outstanding but not then vested will become immediately vested in full. At the Effective Time, each Company RSU that is then outstanding will be canceled and the holder thereof will be entitled to receive, with respect to each share of common stock underlying such Company RSU, an amount in cash equal to the Merger Consideration, without interest and less any applicable tax withholding. Vertex will cause the Surviving Corporation to pay any amounts payable in respect of Company RSUs at or reasonably promptly after the Effective Time, and in any event no later than five business days after the Effective Time; however, with respect to any Company RSUs that constitute nonqualified deferred compensation and that are not permitted to be paid at the Effective Time without triggering a tax or penalty under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such amounts will be paid at the earliest time permitted under the applicable equity compensation plan and award agreement that will not trigger such a tax or penalty.
•	For more information, please see the section of this proxy statement captioned “The Merger Agreement—Merger Consideration—Treatment of Company Stock Options and Company RSUs.”
Treatment of ESPP
•
The Merger Agreement provides that we will take all actions with respect to our employee stock purchase program (“Company ESPP”) that are necessary to provide that (i) no new offering period will commence under the Company ESPP prior to the Effective Time, (ii) there will be no increase in the amount of participants’ payroll deduction elections under the Company ESPP during the current offering period from those in effect as of the date of the Merger Agreement, (iii) no individual participating in the Company ESPP will be permitted to make separate non-payroll contributions to the Company ESPP, (iv) no individual will commence participation in the Company ESPP during the period from the date of the Merger Agreement through the Effective Time, (v) each outstanding purchase right issued pursuant to the Company ESPP will be fully exercised on the earlier of (x) the scheduled purchase date for the current offering period and (y) the date that is no later than 10 business days prior to the Effective Time (with any participant payroll deductions not applied to the purchase of common stock returned to the participant) and (vi) immediately prior to the Effective Time, the Company ESPP will terminate.

•	For more information, please see the section of this proxy statement captioned “The Merger Agreement—Merger Consideration—Treatment of ESPP.”
Financing of the Merger
•
Vertex expects to finance the Merger with a combination of cash on hand and new debt financing. Each of Vertex and Merger Sub has agreed that obtaining the debt financing described below or any other financing is not a condition to its obligations under the Merger Agreement and, if the debt financing or any other financing has not been obtained, each of Vertex and Merger Sub will, subject to the terms and conditions of the Merger Agreement, continue to be obligated, until such time as the Merger Agreement is terminated in accordance with its terms and subject to the waiver or fulfillment of the conditions set forth therein, to complete the Transactions.

•
Each of Vertex and Merger Sub has represented in the Merger Agreement that, as of the execution of the Merger Agreement, Vertex has, and at all times from and after the date of the Merger Agreement through the Effective Time, Vertex and Merger Sub will have, available all funds or access to committed financing necessary for the acquisition of all shares of our common stock pursuant to the Merger, to pay all fees and expenses in connection therewith, to make payments in respect of Company Stock Options and Company RSUs and to perform their respective obligations under the Merger Agreement.

•
In connection with the Merger, Vertex entered into a debt commitment letter, dated as of July 6, 2026 (including all exhibits, schedules and annexes thereto and any associated fee letters or engagement letters, the “Debt Commitment Letter”), with Bank of America, N.A., BofA Securities, Inc. and Morgan Stanley Senior Funding, Inc. (collectively, the “Debt Financing Entities”), pursuant to which the Debt Financing Entities have committed, subject to the terms and conditions set forth therein, to provide Vertex with an unsecured 364-day bridge loan facility in an aggregate principal amount of $4.5 billion for purposes of consummating the Transactions and paying related fees and expenses (the “Debt Financing”).

•
The obligations of the Debt Financing Entities to provide the Debt Financing under the Debt Commitment Letter are subject to conditions customary for financing transactions of this type. The Debt Financing will be available to be drawn upon and in the event that Vertex and its subsidiaries have not, prior to or concurrently with the consummation of the Merger, received proceeds of permanent financing sufficient to finance the transactions contemplated by the Merger Agreement, which permanent financing is expected to be an unsecured delayed draw term loan facility. The Merger Agreement requires each of Vertex and Merger Sub to use, and to cause their respective affiliates to use, reasonable best efforts to obtain the proceeds of the Debt Financing.
•	Pursuant to the Merger Agreement, Crinetics is required to use reasonable best efforts to provide Vertex with customary cooperation in connection with the Debt Financing.
•
For more information, please see the sections of this proxy statement captioned “The Merger—Financing of the Merger,” “The Merger Agreement—Financing Cooperation,” and “The Merger Agreement—Vertex Financing.”

Conditions to the Closing of the Merger
•
The obligations of Crinetics, Vertex and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or, as applicable, waiver of certain conditions, including (among other conditions and as described in the section of this proxy statement captioned “The Merger Agreement—Conditions to the Closing of the Merger”), the following:

○
The adoption of the Merger Agreement by holders of at least a majority of the outstanding shares of our common stock. For more information, please see the section of this proxy statement captioned “The Special Meeting”;

○
The expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), applicable to the consummation of the Merger and the termination, expiration or receipt, as applicable, of the waiting periods, approvals, clearances and consents required under (i) applicable antitrust laws in Austria, Germany and Australia; and (ii) filings with the U.K. Competition and Markets Authority (the “CMA”) under the U.K. Enterprise Act of 2002 or the European Commission (the “EC”) under Article 22 of the EU Merger Regulation, in each case, if such authority indicates in writing to Vertex that it has decided to formally investigate the Merger or has received a referral request, as applicable;

○
The absence of any judgment issued, or other legal restraint or prohibition imposed, by any governmental entity of competent jurisdiction, or any law, preventing or prohibiting the consummation of the Merger;

○
Since the date of the Merger Agreement, there not having occurred any Company Material Adverse Effect (as defined in the section of this proxy statement captioned “The Merger Agreement—Representations and Warranties”) which is continuing;

○	The accuracy of the representations and warranties of Crinetics, Vertex and Merger Sub in the Merger Agreement, subject to specified materiality standards; and
○
Crinetics, Vertex and Merger Sub having complied with or performed in all material respects their respective covenants and agreements under the Merger Agreement at or prior to the date on which the Merger is consummated (the “Closing Date”, and such consummation, the “Closing”).

Regulatory Approvals
•
Crinetics, Vertex and Merger Sub must use their reasonable best efforts to consummate and make effective the Merger and the other Transactions, including using their reasonable best efforts to obtain, or cause to be obtained, all waivers, permits, consents, approvals, clearances and expirations or terminations of applicable waiting periods under the HSR Act and any other applicable antitrust laws that may be necessary or advisable to consummate the Merger and the other Transactions.

•
Under the HSR Act, the Merger may not be completed until Crinetics and Vertex have filed notification and report forms with the U.S. Federal Trade Commission (“FTC”) and the U.S. Department of Justice (“DOJ”) and the applicable waiting period has expired or been terminated. The Merger Agreement requires Crinetics and Vertex to file their respective notification and report forms under the HSR Act as promptly as practicable, and in any event no later than ten business days after the date of the Merger Agreement. On July 20, 2026, each of Crinetics and Vertex filed their respective notification and report forms under the HSR Act with the FTC and the DOJ. The parties are also required to make, as promptly as practicable, all other filings, notices, applications or similar documents required under (i) applicable antitrust laws in Austria, Germany and Australia; and (ii) the U.K. Enterprise Act of 2002 or Article 22 of the EU Merger Regulation, in each case, if the CMA or the EC indicates in writing to Vertex that it has decided to formally investigate the Merger or has received a referral request, as applicable.
•
Completion of the Merger is subject to the expiration or termination of the waiting period under the HSR Act applicable to the consummation of the Merger and the termination, expiration or receipt, as applicable, of the waiting periods, approvals, clearances and consents required under (i) applicable antitrust laws in Austria, Germany and Australia; and (ii) filings with the CMA under the U.K. Enterprise Act of 2002 or the EC under Article 22 of the EU Merger Regulation, in each case, if such authority indicates in writing to Vertex that it has decided to formally investigate the Merger or has received a referral request, as applicable. There can be no assurance that the required regulatory approvals will be obtained or that the required conditions to the Closing will be satisfied, and, even if all required regulatory approvals are obtained and the conditions are satisfied, there can be no assurance as to the terms, conditions and timing of such regulatory approvals.

•	For more information, please see the sections of this proxy statement captioned “The Merger—Regulatory Approvals” and “The Merger Agreement—Filings, Consents and Approvals.”
Recommendation of the Board of Directors
•
Crinetics’ Board of Directors (the “Board of Directors”), after consulting with our financial advisors and outside legal counsel and reviewing and considering the various factors described in the section of this proxy statement captioned “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” unanimously (1) determined that the Merger and the Transactions are fair to, and in the best interests of, Crinetics and its shareholders; (2) duly authorized and approved and declared advisable the Merger, the Merger Agreement and the execution, delivery and performance by Crinetics of the Merger Agreement and the consummation by Crinetics of the Transactions; (3) directed that the Merger Agreement be submitted to holders of Crinetics common stock for adoption; and (4) recommended the adoption of the Merger Agreement by the holders of Crinetics common stock.

•
The Board of Directors unanimously recommends that you vote (1) “FOR” the proposal to adopt the Merger Agreement (the “Merger Proposal”); (2) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may be paid or become payable by Crinetics to its named executive officers that is based on or otherwise relates to the Merger and/or the other Transactions (the “Compensation Proposal”); and (3) “FOR” the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to solicit additional votes if there are not sufficient votes in favor of the Merger Proposal at the time of the Special Meeting (the “Adjournment Proposal”).

Opinion of Crinetics’ Financial Advisor—J.P. Morgan Securities LLC
•	Crinetics retained J.P. Morgan Securities LLC (“J.P. Morgan”) as one of its financial advisors in connection with the Merger.
•
At the meeting of the Board of Directors on July 6, 2026, J.P. Morgan rendered its oral opinion to the Board of Directors to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Merger Consideration to be paid to the holders of Crinetics common stock in the proposed Merger was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its July 6, 2026 oral opinion by delivering its written opinion, dated July 6, 2026, to the Board of Directors that, as of such date, the Merger Consideration to be paid to the holders of Crinetics common stock in the proposed Merger was fair, from a financial point of view, to such holders.

•
The full text of the written opinion of J.P. Morgan, dated July 6, 2026, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Company’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Board of Directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, and was limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of Crinetics common stock in the proposed Merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed Merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness opinion committee of J.P. Morgan.
•
The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the proposed Merger or any other matter.

•
For a description of the opinion that the Board of Directors received from J.P. Morgan, see the section of this proxy statement captioned “The Merger—Opinion of Crinetics’ Financial Advisor—J.P. Morgan Securities LLC.”

Opinion of Crinetics’ Financial Advisor—Leerink Partners LLC
•	Crinetics retained Leerink Partners LLC (“Leerink Partners”) as one of its financial advisors in connection with the Merger.
•
On July 6, 2026, Leerink Partners rendered to the Board of Directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated the same date that, as of such date and based upon and subject to the assumptions made, and the qualifications and limitations upon the review undertaken by Leerink Partners in preparing its opinion, the Merger Consideration proposed to be paid to the holders of shares of Crinetics common stock (other than Excluded Shares) pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to such holders.

•
The full text of the written opinion of Leerink Partners, dated July 6, 2026, which describes the assumptions made, and the qualifications and limitations upon the review undertaken by Leerink Partners in preparing its opinion, is attached to this proxy statement as Annex C and is incorporated herein by reference. The summary of the written opinion of Leerink Partners set forth below is qualified in its entirety by the full text of the written opinion attached hereto as Annex C. Leerink Partners’ financial advisory services and opinion were provided for the information and assistance of the Board of Directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of the Board of Directors’ consideration of the Merger. The opinion of Leerink Partners addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of shares of Crinetics common stock (other than Excluded Shares) of the Merger Consideration proposed to be paid to such holders pursuant to the terms of the Merger Agreement. The opinion of Leerink Partners did not address any other term or aspect of the Merger Agreement or the Merger and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or otherwise act with respect to the Merger or any other matter.

•
The full text of the written opinion of Leerink Partners should be read carefully in its entirety for a description of the assumptions made, and the qualifications and limitations upon the review undertaken by Leerink Partners in preparing its opinion.

•
For a description of the opinion that the Board of Directors received from Leerink Partners, see the section of this proxy statement captioned “The Merger—Opinion of Crinetics’ Financial Advisor—Leerink Partners LLC.”

Interests of Directors and Executive Officers in the Merger
•
When considering the proposals to be voted on at the Special Meeting, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally, as more fully described below. In evaluating, negotiating and approving the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by Crinetics’ shareholders, the Board of Directors was aware of and considered these interests, to the extent that they existed at the time, among other matters. These interests may include the following, among others:

○
at the Effective Time, each Company Stock Option that is then outstanding will be canceled the holder of each In the Money Option will be entitled to receive, with respect to each share of common stock underlying such Company Stock Option, an amount in cash equal to the excess of the Merger Consideration over the exercise price per share of common stock underlying such Company Stock Option, without interest and less any applicable tax withholding;

○
at the Effective Time, each Company RSU that is then outstanding will be canceled and the holder thereof will be entitled to receive, with respect to each share of common stock underlying such Company RSU, an amount in cash equal to the Merger Consideration, without interest and less any applicable tax withholding;

○
the entitlement of certain of our executive officers to receive an additional payment intended to make the executive whole in the event that the executive is subject to certain excise taxes in connection with compensation related to the Merger;

○
the eligibility of certain of our executive officers to receive an additional payment from an aggregate employee transaction bonus pool not to exceed $2 million in consideration for entering into one-year non-compete agreements with Crinetics;

○
the eligibility of our executive officers to receive severance payments and benefits under his or her respective employment agreement or Crinetics' Employee Change in Control Severance Plan, as applicable, in connection with a qualifying termination of employment within twelve or eighteen months, as applicable, following a change in control;

○	continued indemnification, advancement of expenses and exculpation from liabilities of our directors and officers for a period of six years after the Effective Time; and
○	the possibility of continued employment of our officers with the Surviving Corporation or one or more of its affiliates.
•
If the Merger Proposal is approved, the shares of our common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of our common stock held by all of our other shareholders. For more information, see the section of this proxy statement captioned “The Merger—Interests of Crinetics’ Directors and Executive Officers in the Merger.”

Appraisal Rights
•
If the Merger is completed, record holders or beneficial owners of our common stock who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares of our common stock do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights (by withdrawal, failure to perfect or otherwise), and otherwise comply fully with Section 262 will be entitled to appraisal rights in connection with the Merger.

•
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary does not constitute any legal or other advice and does not constitute a recommendation that shareholders exercise their appraisal rights under Section 262. Throughout this summary of appraisal rights and the other descriptions of appraisal rights throughout this proxy statement, we refer to both record holders of our common stock and beneficial owners of our common stock collectively as “shareholders.”

•
Under Section 262, shareholders who (1) do not vote in favor of the adoption of the Merger Agreement; (2) continuously are shareholders through the Effective Time; and (3) otherwise follow the procedures set forth in Section 262 will be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive, in lieu of the Merger Consideration, payment in cash of the amount determined by the Delaware Court of Chancery to be the “fair value” of their shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery, so long as they comply fully with the procedures established by Section 262. Due to the complexity of the appraisal process, shareholders who wish to seek appraisal of their shares of our common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.
•
Shareholders considering seeking appraisal should be aware that the fair value of their shares of our common stock as determined pursuant to Section 262 could be more than, the same as or less than the Merger Consideration.

•	Shareholders wishing to exercise the right to seek an appraisal of their shares of our common stock must do ALL of the following:
○	The shareholder must not vote in favor of the Merger Proposal;
○	The shareholder must deliver to Crinetics a written demand for appraisal before the vote on the Merger Proposal at the Special Meeting;
○
The shareholder must continuously hold the shares of our common stock that are subject to the demand from the date of making the demand through the Effective Time (a shareholder will lose appraisal rights if the shareholder transfers such shares of our common stock before the Effective Time); and

○
The shareholder or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of our common stock within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and Crinetics, as the predecessor of the Surviving Corporation, Vertex and the Surviving Corporation have no present intention to file such a petition.

•
Your failure to follow exactly the procedures specified under Section 262 will result in the loss of your appraisal rights. The Section 262 requirements for exercising appraisal rights are described in further detail in this proxy statement. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal.

•	For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”
Material U.S. Federal Income Tax Consequences of the Merger
•
The receipt of cash by a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s shares of our common stock in the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder will recognize gain or loss equal to the difference, if any, between (i) the cash received and (ii) such U.S. Holder’s adjusted tax basis in our common stock exchanged pursuant to the Merger. Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in such common stock exceeds one year at the time of the Merger. A non-corporate U.S. Holder (including an individual) who has held our common stock for more than one year generally will be eligible for reduced tax rates for such long-term capital gains.

•
Non-U.S. Holders (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the receipt of cash in the Merger unless such Non-U.S. Holder has certain connections to the United States or certain other exceptions apply. However, a Non-U.S. Holder may be subject to the backup withholding rules described in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding.

•
For more information, see the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.” Shareholders should consult their tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction or other U.S. federal tax laws.

Company Takeover Proposals
•	Under the Merger Agreement, Crinetics and its subsidiaries will not, and will instruct and use reasonable best efforts to cause our external third-party representatives not to, directly or indirectly:
○
solicit, initiate or knowingly encourage or knowingly facilitate, including by way of providing non-public information, any inquiries, proposals or offers, or the making of any submission or announcement of any inquiry, proposal or offer, that constitutes or would reasonably be expected to lead to a Company Takeover Proposal (as defined in the section of this proxy statement captioned “The Merger Agreement—Company Takeover Proposals”); or

○
engage in, enter into or participate in any discussions or negotiations with any person regarding, furnish to any person any non-public information or afford access to the business, properties, assets, books or records of Crinetics or any of its subsidiaries to, or take any other action to assist or knowingly facilitate or knowingly encourage any effort by any person, in each case, in connection with or in response to any inquiry, offer or proposal that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, other than to refer the inquiring person to the non-solicitation provisions of the Merger Agreement and limit communications exclusively to such referral.

•
Crinetics and its subsidiaries will, and will instruct and use reasonable best efforts to cause our external third-party representatives to, immediately cease all solicitations, discussions and negotiations regarding any inquiry, proposal or offer pending on the date of the Merger Agreement that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal. Crinetics and its subsidiaries also agreed to, as promptly as practicable (and in any event within 24 hours of execution of the Merger Agreement), request the prompt return or destruction of all confidential information previously furnished to any person within the last 12 months for the purpose of evaluating a possible Company Takeover Proposal and terminate access to any physical or electronic data rooms relating to a potential Company Takeover Proposal, other than access provided to Vertex and its representatives.

•
Notwithstanding these restrictions, if prior to the adoption of the Merger Agreement by our shareholders, Crinetics receives a Company Takeover Proposal made after the date of the Merger Agreement, and the Board of Directors determines in good faith, after consultation with outside counsel and a financial advisor, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Company Proposal (as defined in the section of this proxy statement captioned “The Merger Agreement—Company Takeover Proposals”), then Crinetics may, under certain circumstances and pursuant to an acceptable confidentiality agreement meeting specific requirements (but which does not need to contain a “standstill” or similar obligation), provide information (including non-public information) with respect to Crinetics, and engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Company Takeover Proposal, including soliciting the making of a revised Company Takeover Proposal, if the Board of Directors determines in good faith, after consultation with outside counsel, that failure to take these actions would be, or would reasonably be expected to be, inconsistent with the fiduciary duties of the Board of Directors.

•
If Crinetics, its subsidiaries or their representatives receive any request, inquiry, proposal or offer with respect to, or that could reasonably be expected to lead to, a Company Takeover Proposal, Crinetics must (1) as promptly as reasonably practicable (and in any event within one business day following receipt) notify Vertex and provide to Vertex certain information related to such request, inquiry, proposal or offer, (2) keep Vertex reasonably informed of any material developments, discussions or negotiations regarding any such request, inquiry, proposal, offer or Company Takeover Proposal (including by furnishing copies of any further requests, inquiries or proposals or amendments thereto) on a prompt basis (and in any event within one business day of such material development, discussion or negotiation), and (3) upon the request of Vertex, reasonably inform Vertex of the status of such Company Takeover Proposal.

•	For more information, please see the section of this proxy statement captioned “The Merger Agreement—Company Takeover Proposals.”

Adverse Recommendation Change
•
The Board of Directors has unanimously recommended that you vote “FOR” the Merger Proposal. The Merger Agreement provides that the Board of Directors may not withdraw, qualify or publicly propose to withdraw or qualify, its recommendation, or take other actions constituting an Adverse Recommendation Change or an Intervening Event Adverse Recommendation Change (as defined in the section of this proxy statement captioned “The Merger Agreement—The Board of Directors’ Recommendation; Adverse Recommendation Change”), except in certain specified circumstances relating to our receipt of a Superior Company Proposal or the occurrence of an Intervening Event (as defined in the section of this proxy statement captioned “The Merger Agreement—The Board of Directors’ Recommendation; Adverse Recommendation Change”), respectively. For more information, see the section of this proxy statement captioned “The Merger Agreement—The Board of Directors’ Recommendation; Adverse Recommendation Change.”

Termination of the Merger Agreement
•	The Merger Agreement may be validly terminated prior to the Effective Time only in the following ways:
○	by mutual written consent of Vertex, Merger Sub and Crinetics at any time prior to the Closing;
○	by either Crinetics or Vertex:
•
if the Effective Time has not occurred on or before 11:59 p.m., Eastern time, on January 6, 2027, which is the date that is six months from the date of the Merger Agreement (the “Outside Date”); provided that if on the Outside Date all of the conditions to the Closing, other than the conditions relating to the expiration or termination of any antitrust waiting periods or the receipt of antitrust approvals (or, solely to the extent any applicable legal restraint relates to antitrust laws, the absence of any legal restraint preventing the Merger), shall have been satisfied or shall be capable of being satisfied at such time, then the Outside Date shall be automatically extended for a period of three months; and provided further that this termination right shall not be available to any party if the failure of the Effective Time to occur on or before the Outside Date is primarily due to a material breach of the Merger Agreement by such party; or

•
if any judgment, order, injunction or other legal restraint or prohibition issued by a court or other governmental entity of competent jurisdiction permanently preventing or prohibiting the consummation of the Merger shall be in effect and shall have become final and non-appealable; provided that this termination right shall not be available to any party if such legal restraint or prohibition is primarily due to such party’s failure to comply in all material respects with its obligations under the Merger Agreement with respect to such legal restraint or prohibition; or

•
if the approval of the Merger Proposal by holders of at least a majority of the outstanding shares of our common stock has not been obtained at a duly convened Special Meeting, as such meeting may be adjourned or postponed in accordance with the Merger Agreement, at which the vote was taken in respect of the Merger Agreement and the Merger.

○	by Crinetics:
•
if Vertex or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or obligations contained in the Merger Agreement (without regard to any qualifications or exceptions contained therein as to materiality or Parent Material Adverse Effect (as defined in the section of this proxy statement captioned “The Merger Agreement—Representations and Warranties”)), which breach or failure to perform (i) would result in the failure of certain conditions set forth in the Merger Agreement and (ii) has not been cured (or by its nature is incapable of being cured) prior to the earlier of (x) 30 days after the giving of written notice to Vertex or Merger Sub of such breach or failure to perform and (y) the Outside Date, and only if Crinetics is not then in material breach of the Merger Agreement; or

•
if (i) the Board of Directors authorizes Crinetics to enter into a definitive written agreement constituting a Superior Company Proposal, (ii) such Superior Company Proposal did not result from a material breach of Crinetics’ obligations under the no-solicitation provisions of the Merger

Agreement and (iii) Crinetics has paid, or simultaneously with the termination of the Merger Agreement pays, the termination fee described in the section of this proxy statement captioned “The Merger Agreement—Expenses; Termination Fee.”
○	by Vertex:
•
if Crinetics breaches or fails to perform any of its representations, warranties, covenants or obligations contained in the Merger Agreement, which breach or failure to perform individually or in the aggregate with all such other breaches or failures to perform (i) would result in the failure of certain conditions set forth in the Merger Agreement and (ii) has not been cured (or by its nature is incapable of being cured) prior to the earlier of (x) 30 days after the giving of written notice to Crinetics of such breach or failure to perform and (y) the Outside Date, and only if Vertex and Merger Sub are not then in material breach of the Merger Agreement; or

•
if an Adverse Recommendation Change or an Intervening Event Adverse Recommendation Change (as defined in the section of this proxy statement captioned “The Merger Agreement—The Board of Directors’ Recommendation; Adverse Recommendation Change”) has occurred.

•	For more information, please see the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement.”
Expenses; Termination Fee
•
Except in specified circumstances, whether or not the Merger is completed, Crinetics, on the one hand, and Vertex and Merger Sub, on the other hand, are each responsible for all of their respective fees and expenses incurred in connection with the Merger Agreement and the Transactions.

•	Crinetics will be required to pay to Vertex a termination fee of $350,474,425 in cash if the Merger Agreement is terminated under specified circumstances.
•	For more information on the termination fee, see the section of this proxy statement captioned “The Merger Agreement—Expenses; Termination Fee.”
Effect on Crinetics if the Merger is Not Completed
•
If the Merger Agreement is not adopted by our shareholders or if the Merger is not completed for any other reason, shareholders will not receive any payment for their shares of our common stock. Instead, Crinetics will remain an independent public company, our common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. Under specified circumstances, Crinetics will be required to pay Vertex a termination fee of $350,474,425 in cash upon the termination of the Merger Agreement. For more details, see the section of this proxy statement captioned “The Merger—Effect on Crinetics if the Merger is Not Completed.”

The Special Meeting
Date, Time and Place
•
The Special Meeting will be held virtually via live webcast on [•], 2026, at [•], Pacific Time ([•], Eastern Time) (unless the Special Meeting is adjourned or postponed). You may attend the Special Meeting via the Internet at www.virtualshareholdermeeting.com/CRNX2026SM, where you will also be able to vote. Please note that you will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “attendance at the Special Meeting” or “present at the Special Meeting” mean virtually present at the Special Meeting.

Record Date; Shares of our Common Stock Entitled to Vote
•
You are entitled to vote at the Special Meeting if you owned shares of Crinetics common stock as of the close of business on [•], 2026 (the “Record Date”). You will have one vote at the Special Meeting for each share of our common stock that you owned as of the close of business on the Record Date.

Purpose
•	At the Special Meeting, we will ask shareholders to vote to approve (1) the Merger Proposal; (2) the Compensation Proposal; and (3) the Adjournment Proposal.

Quorum
•
As of the Record Date, there were [•] shares of our common stock issued and outstanding and entitled to vote at the Special Meeting. A majority of the issued and outstanding shares of our common stock entitled to vote, present at the Special Meeting virtually via the virtual meeting website or represented by proxy, will constitute a quorum at the Special Meeting.

Required Vote
•
The approval of the Merger Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote as of the close of business on the Record Date. As of the Record Date, [•] votes constitute at least a majority of the outstanding shares of our common stock entitled to vote.

•
The approval of the Compensation Proposal requires the affirmative vote of at least a majority of the votes cast for or against the matter at the Special Meeting by shareholders entitled to vote as of the close of business on the Record Date. The approval of the Compensation Proposal is advisory and non-binding and is not a condition to completion of the Merger.

•
The approval of the Adjournment Proposal, if necessary or appropriate, requires the affirmative vote of at least a majority of the votes cast for or against the matter at the Special Meeting by shareholders entitled to vote as of the close of business on the Record Date.

Share Ownership of Our Directors and Executive Officers
•
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [•] shares of our common stock, representing approximately [•]% of the shares of our common stock outstanding on the Record Date.

•
We currently expect that our directors and executive officers will vote all of their respective shares of our common stock: (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Voting and Proxies
•
Any shareholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail in the accompanying prepaid reply envelope or granting a proxy electronically over the Internet or by telephone, or may vote online during the Special Meeting. If you are a beneficial owner and hold your shares of our common stock in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how you wish to vote your shares of our common stock using the instructions provided by your bank, broker or other nominee, or you may vote online during the Special Meeting. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters. The proposals to be considered at the Special Meeting are non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares of our common stock.

•
If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by (1) signing a new proxy card with a date later than the date of the previously submitted proxy card and returning it to us by mail, which must be received prior to 8:59 p.m., Pacific Time (11:59 p.m., Eastern Time) on the day preceding the Special Meeting; (2) submitting a new proxy by telephone prior to 8:59 p.m., Pacific Time (11:59 p.m., Eastern Time) on the day preceding the Special Meeting; (3) submitting a new proxy over the Internet until 8:59 p.m., Pacific Time (11:59 p.m., Eastern Time) on the day preceding the Special Meeting by following the instructions on the proxy card; or (4) attending the Special Meeting virtually and voting online.

•
If you hold your shares of our common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote, or you may vote online at the Special Meeting.

•	For more information, see the section of this proxy statement captioned “The Special Meeting.”

QUESTIONS AND ANSWERS
The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement and the full text of the annexes to this proxy statement and the documents we refer to in this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the Merger, the Merger Agreement and the Special Meeting. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.”
Q:	Why am I receiving these materials?
A:
On July 6, 2026, Crinetics entered into a definitive agreement providing for the Merger of Merger Sub with and into Crinetics, with Crinetics surviving the Merger as a wholly owned subsidiary of Vertex. The Board of Directors is furnishing this proxy statement and form of proxy card to the holders of our common stock in connection with the solicitation of votes in favor of the proposal to adopt the Merger Agreement and two related proposals.

Q:	What am I being asked to vote on at the Special Meeting?
A:	You are being asked to vote on the following proposals:
1)	To adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into Crinetics, and Crinetics will become a wholly owned subsidiary of Vertex (the “Merger Proposal”);
2)
To approve, by non-binding, advisory vote, compensation that will or may be paid or become payable to Crinetics’ named executive officers that is based on or otherwise relates to the Merger and/or the other Transactions (the “Compensation Proposal”); and

3)
To approve the adjournment of the Special Meeting to a later date, if necessary or appropriate, to solicit additional votes if there are not sufficient votes in favor of the adoption of the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

Q:	When and where is the Special Meeting?
A:
The Special Meeting will take place on [•], 2026, at [•], Pacific Time ([•], Eastern Time) (unless the Special Meeting is adjourned or postponed), virtually via live webcast. You may attend the Special Meeting via the Internet at www.virtualshareholdermeeting.com/CRNX2026SM, where you will also be able to vote. Please note that you will not be able to attend the Special Meeting physically in person. You will need your 16-digit control number in order to be able to vote your shares of our common stock on the Special Meeting website. If you are a registered shareholder, your 16-digit control number is included on your proxy card. If you are a beneficial owner, your 16-digit control number may be included on the voting instruction form you will receive from your bank, broker or other nominee; if you are a beneficial owner and cannot locate your 16-digit control number on your voting instruction form, you should contact your bank, broker, or other nominee in advance of the Special Meeting and obtain your 16-digit control number in order to be able to attend, participate in, or vote at the Special Meeting. Otherwise, you may participate as a “Guest.” Instructions on how to attend and participate online are on the proxy card or voting instruction form, as applicable. We expect check-in to be available starting around [•], Pacific Time ([•], Eastern Time) on the day of the Special Meeting. We encourage you to access the meeting prior to the start time to allow ample time to complete the online check-in process. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be provided on the log-in page.

Q:	What constitutes a quorum for the Special Meeting?
A:
A majority of the issued and outstanding shares of our common stock entitled to vote, present virtually or represented by proxy, at the Special Meeting constitute a quorum. There must be a quorum for business to be conducted at the Special Meeting. Failure of a quorum to be present at the Special Meeting will necessitate an adjournment or postponement and will subject Crinetics to additional expense. As of the Record Date, there were [•] shares of our common stock outstanding and entitled to vote at the Special Meeting.

Q:	Who is entitled to vote at the Special Meeting?
A:
Shareholders as of [•], 2026, which is the Record Date, are entitled to notice of the Special Meeting and to vote at the Special Meeting (and at any adjournment or postponement thereof). Each holder of shares of our common stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of our common stock owned as of the close of business on the Record Date.

Q:	What is the proposed Merger and what effects will it have on Crinetics?
A:
The proposed Merger is the acquisition of Crinetics by Vertex. If the Merger Proposal is approved by our shareholders and the other closing conditions under the Merger Agreement are satisfied or otherwise waived, Merger Sub will merge with and into Crinetics, with Crinetics continuing as the Surviving Corporation. As a result of the Merger, Crinetics will become a wholly owned subsidiary of Vertex, our common stock will no longer be publicly traded, and you will no longer have any interest in Crinetics’ future earnings or growth. In addition, our common stock will be delisted from Nasdaq, deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC, in each case in accordance with applicable law, rules and regulations.

Q:	What will I receive for my shares of common stock if the Merger is completed?
A:
Upon completion of the Merger, you will be entitled to receive the Merger Consideration, which consists of $85.00 per share of our common stock that you own in cash, without interest and subject to any applicable withholding taxes, unless you have properly exercised and perfected and not subsequently withdrawn your appraisal rights under Section 262. For example, if you own 100 shares of our common stock, you will receive $8,500.00 in cash (subject to any required tax withholding) in exchange for your shares of our common stock.

Q:	What will the holders of Company Stock Options and Company RSUs receive?
A:
The Merger Agreement provides that, as of immediately prior to the Effective Time, each Company Stock Option that is then outstanding but not then vested or exercisable will become immediately vested and exercisable in full. At the Effective Time, each Company Stock Option that is then outstanding will be canceled and, for each In the Money Option, the holder thereof will be entitled to receive, with respect to each share of common stock underlying such Company Stock Option, an amount in cash equal to the excess of the Merger Consideration over the exercise price per share of common stock underlying such Company Stock Option, without interest and less any applicable tax withholding. Any Underwater Option will be canceled for no consideration at the Effective Time. Vertex will cause the Surviving Corporation to pay any amounts payable in respect of Company Stock Options at or reasonably promptly after the Effective Time, and in any event no later than five business days after the Effective Time.

The Merger Agreement provides that, as of immediately prior to the Effective Time, each Company RSU that is then outstanding but not then vested will become immediately vested in full. At the Effective Time, each Company RSU that is then outstanding will be canceled and the holder thereof will be entitled to receive, with respect to each share of common stock underlying such Company RSU, an amount in cash equal to the Merger Consideration, without interest and less any applicable tax withholding. Vertex will cause the Surviving Corporation to pay any amounts payable in respect of Company RSUs at or reasonably promptly after the Effective Time, and in any event no later than five business days after the Effective Time; however, with respect to any Company RSUs that constitute nonqualified deferred compensation and that are not permitted to be paid at the Effective Time without triggering a tax or penalty under Section 409A of the Code, such amounts will be paid at the earliest time permitted under the applicable equity compensation plan and award agreement that will not trigger such tax or penalty.
Q:	How does the Merger Consideration compare to the market price of the common stock?
A:
The $85.00 Merger Consideration represents (1) a premium of approximately 101% over the closing price of $42.23 per share of Crinetics common stock on July 2, 2026, the last trading day prior to the announcement of the Merger Agreement, (2) a premium of approximately 136% over the volume-weighted average share price over the 30-calendar day period preceding and including July 2, 2026, and (3) a premium of approximately 131% over the volume-weighted average share price over the 60-calendar day period preceding and including July 2, 2026.

On [•], 2026, the most recent practicable date before this proxy statement was first mailed to our shareholders, the closing price for our common stock on Nasdaq was $[•] per share of our common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

Q:	What do I need to do now?
A:
We encourage you to read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement carefully and consider how the Merger affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone, so that your shares of our common stock can be voted at the Special Meeting. A failure to vote your shares of Crinetics common stock or an abstention from voting will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares of our common stock in “street name” through a bank, broker or other nominee, please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares of our common stock. Please do not send your stock certificates with your proxy card.

Q:	How will I receive the Merger Consideration to which I am entitled?
A:
If you hold your shares in book-entry form but not through the Depository Trust Company, you will receive instructions regarding delivery of an “agent’s message” with respect to such book-entry shares. If your shares are held in “street name” by your bank, broker or other nominee, you may receive instructions from your bank, broker or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the Merger Consideration.

Q:	What happens if I sell or otherwise transfer my shares of Crinetics common stock after the Record Date but before the Special Meeting?
A:
The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of our common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares of our common stock and each of you notifies Crinetics in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of our common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone.

Q:	How does the Board of Directors recommend that I vote?
A:
The Board of Directors, after consulting with our financial advisors and outside legal counsel and reviewing and considering the various factors described in the section of this proxy statement captioned “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger and the Transactions are fair to, and in the best interests of, Crinetics and its shareholders; (2) duly authorized and approved and declared advisable the Merger, the Merger Agreement and the execution, delivery and performance by Crinetics of the Merger Agreement and the consummation by Crinetics of the Transactions; (3) directed that the Merger Agreement be submitted to holders of Crinetics common stock for adoption; and (4) recommended the adoption of the Merger Agreement by the holders of Crinetics common stock.

The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Q:	What happens if the Merger is not completed?
A:
If the Merger Agreement is not adopted by our shareholders or if the Merger is not completed for any other reason, shareholders will not receive any payment for their shares of our common stock. Instead, Crinetics will remain an independent public company, our common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. Upon the termination of the Merger Agreement under specified circumstances, Crinetics may be required to pay Vertex a termination fee of $350,474,425 in cash, as further described in the section of this proxy statement captioned “The Merger Agreement—Expenses; Termination Fee.”

Q:	What vote is required to approve the Merger Proposal?
A:
The affirmative vote of the shareholders of at least a majority of the outstanding shares of our common stock entitled to vote as of the close of business on the Record Date is required to approve the Merger Proposal. The failure of any shareholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote online during the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares of our common stock in “street name,” the failure to (1) instruct your bank, broker or other nominee how to vote your shares of our common stock or (2) vote online during the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal.
Q:	What vote is required to approve the Compensation Proposal and the Adjournment Proposal?
A:
Approval of the Compensation Proposal requires the affirmative vote of at least a majority of the votes cast for or against (excluding abstentions) the matter at the Special Meeting by shareholders entitled to vote as of the close of business on the Record Date. The approval of the Compensation Proposal is advisory and non-binding and is not a condition to completion of the Merger. Approval of the Adjournment Proposal, if necessary or appropriate, requires the affirmative vote of at least a majority of the votes cast for or against the matter at the Special Meeting by shareholders entitled to vote as of the close of business on the Record Date. Additionally, our amended and restated bylaws provide that the Board of Directors shall have the power to postpone or adjourn any meeting of Crinetics shareholders to another place, if any, date and time, and the Board of Directors may elect to exercise this postponement or adjournment authority whether or not the Adjournment Proposal has been approved. Assuming a quorum is present at the Special Meeting, the failure of any shareholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote online during the Special Meeting will have no effect on the Compensation Proposal and the Adjournment Proposal. If you hold your shares of our common stock in “street name,” and a quorum is present at the Special Meeting, the failure to (1) instruct your bank, broker or other nominee how to vote your shares of our common stock or (2) vote online during the Special Meeting will have no effect on the Compensation Proposal and the Adjournment Proposal. Abstentions will have no effect on the Compensation Proposal or the Adjournment Proposal as they are not considered votes cast.

Q:
Why am I being asked to cast a non-binding, advisory vote regarding compensation that will or may be paid or become payable by Crinetics to its named executive officers that is based on or otherwise relates to the Merger?

A:
Section 14A of the Exchange Act requires Crinetics to seek a non-binding, advisory vote regarding compensation that will or may be paid or become payable to Crinetics’ named executive officers that is based on or otherwise relates to the Merger. This advisory vote is different from the “say on pay” advisory vote in Crinetics’ proxy statement for its 2026 Annual Meeting of Shareholders (which is not limited to Merger-related compensation), and you may vote on the Merger-related compensation described in this proxy statement independent of how you may have voted with respect to “say on pay” at our 2026 Annual Meeting of Shareholders.

Q:
What is the compensation that will or may be paid or become payable to Crinetics’ named executive officers that is based on or otherwise relates to the Merger and/or the other Transactions for purposes of this advisory vote?

A:
The compensation that will or may be paid or become payable to Crinetics’ named executive officers that is based on or otherwise relates to the Merger and/or the other Transactions is described in the section of this proxy statement captioned “The Merger—Interests of Crinetics’ Directors and Executive Officers in the Merger—Golden Parachute Compensation.”

Q:	What will happen if shareholders do not approve the Compensation Proposal at the Special Meeting?
A:
Approval of the Compensation Proposal is not a condition to completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on Crinetics or Vertex. If the Merger Proposal is approved by our shareholders and the Merger is completed, the compensation that will or may be paid or become payable to Crinetics’ named executive officers that is based on or otherwise relates to the Merger and/or the other Transactions will or may be paid to Crinetics’ named executive officers pursuant to the terms of the applicable arrangements even if shareholders fail to approve the Compensation Proposal.

Q:	What is the difference between holding shares of Crinetics common stock as a shareholder of record and as a beneficial owner?
A:
If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of our common stock, to be the

“shareholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Crinetics. If your shares of our common stock are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of our common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares of our common stock, to be the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares of our common stock by following their instructions for voting. Both shareholders of record and beneficial owners may also vote their shares of our common stock online during the Special Meeting.
Q:	How may I vote?
A:	If you are a shareholder of record (that is, if your shares of our common stock are registered in your name with Computershare Trust Company, N.A., our transfer agent), there are four ways to vote:
•
You may vote over the Internet prior to the Special Meeting. You may vote your shares of our common stock over the Internet until 8:59 p.m., Pacific Time (11:59 p.m., Eastern Time) on the day preceding the Special Meeting by following the instructions on the proxy card. If you vote over the Internet prior to the Special Meeting, you do not need to vote during the Special Meeting or by telephone or by mail.

•
You may vote by telephone prior to the Special Meeting. You may vote your shares of our common stock by calling the phone number on the proxy card until 8:59 p.m., Pacific Time (11:59 p.m., Eastern Time) on the day preceding the Special Meeting. If you vote by telephone, you do not need to vote over the Internet or by mail.

•
You may vote by mail prior to the Special Meeting. If you wish to vote your shares of our common stock by mail, please sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope, which must be received prior to 8:59 p.m., Pacific Time (11:59 p.m., Eastern Time) on the day preceding the Special Meeting. If you vote by mail, you do not need to vote over the Internet or by telephone.

•
You may vote over the Internet during the Special Meeting. You may vote your shares of our common stock over the Internet during the Special Meeting by accessing the Special Meeting website by following the instructions provided on the proxy card. You can then cast your votes by following the prompts provided by the website. If you attend the Special Meeting and vote online during the meeting, your vote will revoke any proxy that you have previously submitted.

If you are a beneficial owner and your shares of our common stock are held in “street name” through a bank, broker or other nominee, there are three potential ways to vote:
•	You may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee.
•
You may vote by attending the Special Meeting and voting your shares of our common stock over the Internet during the Special Meeting by accessing the Special Meeting website by following the instructions provided on the voting instruction form. You will need your 16-digit control number in order to be able to vote your shares of our common stock on the Special Meeting website. Your 16-digit control number may be included on the voting instruction form you will receive from your bank, broker or other nominee; however, if you cannot locate your 16-digit control number on your voting instruction form, you should contact your bank, broker, or other nominee in advance of the Special Meeting and obtain your 16-digit control number in order to be able to attend, participate in, or vote at the Special Meeting. You can then cast your votes by following the prompts provided by the website. If you attend the Special Meeting and vote online during the meeting, your vote will revoke any voting instructions that you have previously submitted to your bank, broker or other nominee.

•
If such a service is provided by your bank, broker or other nominee, you may vote electronically over the Internet or by telephone by the deadline provided by your bank, broker or other nominee. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting instruction form provided by your bank, broker or nominee.

Even if you plan to attend the Special Meeting virtually, you are strongly encouraged to vote your shares of our common stock by proxy (in the case of shareholders of record) or by returning the voting instruction form provided by your bank, broker or other nominee (in the case of beneficial owners). You may still vote your shares of our common stock online at the Special Meeting even if you have previously voted by proxy or by returning your voting instruction form to your bank, broker or other nominee. If you are present at the Special Meeting virtually and vote online during the Special Meeting, your previous vote by proxy or by returning your voting instruction form to your bank, broker or other nominee will not be counted.
Q:	If my broker holds my shares of Crinetics common stock in “street name,” will my broker vote my shares of Crinetics common stock for me?
A:
No. Your bank, broker or other nominee is only permitted to vote your shares of our common stock on any proposal currently scheduled to be considered at the Special Meeting if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares of our common stock. Without instructions, your shares of our common stock will not be voted on such proposals, which will have the same effect as if you voted “AGAINST” the Merger Proposal, but, assuming a quorum is present at the Special Meeting, will have no effect on the Compensation Proposal and the Adjournment Proposal.

Q:	May I change my vote after I have mailed my signed proxy card or voted over the Internet or by telephone prior to the Special Meeting?
A:
Yes. If you are a shareholder of record, after you have mailed your signed proxy card or voted over the Internet or by telephone prior to the Special Meeting, you may still change your vote and revoke your proxy by doing any one of the following things:

•	voting online at the Special Meeting;
•	submitting a new proxy by telephone prior to 8:59 p.m., Pacific Time (11:59 p.m., Eastern Time) on the day preceding the Special Meeting;
•	submitting a new proxy over the Internet until 8:59 p.m., Pacific Time (11:59 p.m., Eastern Time) on the day preceding the Special Meeting by following the instructions on the proxy card; or
•	signing a new proxy card with a date later than the date of the previously submitted proxy card and returning it to us by mail, which must be received prior to the Special Meeting.
Your attendance at the Special Meeting alone will not revoke your proxy.
If you hold your shares of our common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote, or you may vote online during the Special Meeting.
Q:	Who will count the votes?
A:	A representative from Broadridge Financial Solutions will act as inspector of election, who will tabulate and certify the votes made at the meeting or by proxy.
Q:	What is a proxy?
A:
A proxy is your legal designation of another person, referred to as a “proxy holder,” to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of our common stock is called a “proxy card.” Our Board of Directors has designated R. Scott Struthers, Ph.D. and Tobin Schilke, and each of them, with full power of substitution, as the proxy holders for the Special Meeting.

Q:	If a shareholder gives a proxy, how are the shares of Crinetics common stock voted?
A:
Regardless of the method you choose to vote, the proxy holders will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares of our common stock should be voted “FOR” or “AGAINST” or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting. If you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Q:	What should I do if I receive more than one set of voting materials?
A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares of our common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of our common stock. If you are a shareholder of record and your shares of our common stock are registered in more than one name, you will receive more than one proxy card. Please sign, date and return (or grant your proxy electronically over the Internet or by telephone) each proxy card and voting instruction card that you receive, in order to vote all of our shares of common stock that you own.

Q:	Where can I find the voting results of the Special Meeting?
A:
If available, Crinetics may announce preliminary voting results at the conclusion of the Special Meeting. Crinetics intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Special Meeting. All reports that Crinetics files with the SEC are publicly available when filed. See the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	What are the material U.S. federal income tax consequences of the Merger?
A:
Under U.S. federal income tax laws, the receipt of cash by a U.S. Holder pursuant to the Merger will be a taxable transaction to such U.S. Holder. A U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (i) the cash received and (ii) such U.S. Holder’s adjusted tax basis in our common stock exchanged pursuant to the Merger. Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in such shares exceeds one year at the time of the Merger. A non-corporate U.S. Holder (including an individual) who has held our common stock for more than one year generally will be eligible for reduced tax rates for such long-term capital gains.

Non-U.S. Holders generally will not be subject to U.S. federal income tax with respect to the receipt of cash in the Merger unless such Non-U.S. Holder has certain connections to the United States or certain other exceptions apply. However, a Non-U.S. Holder may be subject to the backup withholding rules unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding.
Please carefully review the information in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more detailed discussion of the U.S. federal income tax consequences of the Merger. Shareholders should consult their tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction or other U.S. federal tax laws.
Q:	When do you expect the Merger to be completed?
A:
We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in the third quarter of 2026. However, the exact timing of completion of the Merger, and if it occurs at all, cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control. For more information, please see the section of this proxy statement captioned “The Merger Agreement—Conditions to the Closing of the Merger.”

Q:	Am I entitled to appraisal rights under the DGCL?
A:
If the Merger is completed, our shareholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares of our common stock will be entitled to appraisal rights in connection with the Merger under Section 262. This means that shareholders are entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive in lieu of the Merger Consideration payment in cash of the “fair value” of their shares of our common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, so long as they fully comply with the procedures established by Section 262. Due to the complexity of the appraisal process, our shareholders who wish to seek appraisal of their shares of our common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. The DGCL requirements for exercising appraisal rights are described in additional detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” and Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Q:	Do any of Crinetics’ directors or officers have interests in the Merger that may differ from those of Crinetics shareholders generally?
A:
Yes. In considering the recommendation of the Board of Directors with respect to the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally. In (1) evaluating and negotiating the Merger Agreement; (2) approving the Merger Agreement and the Merger; and (3) recommending that Crinetics’ shareholders approve the Merger Proposal, the Board of Directors was aware of and considered these interests, to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “The Merger—Interests of Crinetics’ Directors and Executive Officers in the Merger.”

Q:	Who will solicit and pay the cost of soliciting votes?
A:
We have retained Innisfree M&A Incorporated, a proxy solicitation firm (the “Proxy Solicitor”), to solicit votes in connection with the Special Meeting at a cost of up to approximately $112,500, plus reimbursement of costs and expenses. The expense of soliciting votes will be borne by Crinetics. We will also indemnify the Proxy Solicitor against losses arising out of its provision of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to such beneficial owners. Votes may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Q:	What is householding and how does it affect me?
A:
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single set of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. A single set of proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

We will promptly deliver a separate copy of this proxy statement to any shareholder upon request submitted in writing to us at our principal offices at Crinetics Pharmaceuticals, Inc., 6055 Lusk Boulevard, San Diego, CA 92121, Attention: Corporate Secretary or by calling (858) 450-6464.
If two or more shareholders sharing the same address are currently receiving multiple copies of this proxy statement and would like to receive only one copy for their household, the shareholders should contact their bank, broker or other nominee record holder, or contact us as instructed above.
Q:	Who can help answer my questions?
A:
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated
500 Fifth Avenue, 21st floor
New York, New York 10110
Shareholders May Call Toll Free: (877) 750-8269 (U.S. and Canada)
(412) 232-3651 (All Other Countries)
Banks & Brokers May Call Collect: (212) 750-5833

FORWARD-LOOKING STATEMENTS
This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 related to Crinetics, Vertex and the Transactions that are subject to risks, uncertainties and other factors. While Crinetics believes the forward-looking statements contained in this proxy statement are accurate, these forward-looking statements represent the beliefs of Crinetics only as of the date of this proxy statement, and there are a number of risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the companies and members of their senior management teams. Forward-looking statements are not purely historical and may be accompanied by words such as “anticipates,” “may,” “forecasts,” “expects,” “intends,” “plans,” “potentially,” “believes,” “seeks,” “estimates,” and other words and terms of similar meaning. Such statements may relate to, but are not limited to: the benefits of Vertex’s proposed acquisition of Crinetics and associated integration plans; the expected timing of the completion of the Transactions; the commercial potential of PALSONIFY and the anticipated potential of atumelnant and Crinetics’ other pipeline assets, including the potential for PALSONIFY to redefine the treatment paradigm in acromegaly and for atumelnant to become the leading therapy for people struggling with CAH; expectations that the Transactions will accelerate Vertex’s revenue growth and enhance Vertex’s long-term earnings profile, including the potential for more than $5 billion in annual revenue, and support Vertex’s goal of sustained double digit revenue growth; expectations that the Transactions will become accretive to non-GAAP operating income in 2029; expectations for Vertex’s financing of the Transactions, including support by the fully committed bridge financing; and any assumptions underlying any of the foregoing.
Forward-looking statements are subject to certain risks, uncertainties or other factors that are difficult to predict and could cause actual events or results to differ materially from those indicated in any such statements due to a number of risks and uncertainties. Those risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include, among other things: the occurrence of any event or circumstance that could give rise to the right of Crinetics or Vertex to terminate the Merger Agreement, including circumstances requiring payment of a termination fee pursuant to the Merger Agreement; failure to obtain applicable regulatory or Crinetics’ shareholder approval in a timely manner or otherwise; the risk that the Transactions may not close in the anticipated timeframe or at all due to one or more of the other closing conditions not being satisfied or waived; the possibility that competing offers will be made; the risk that there may be unexpected costs, charges or expenses resulting from the Transactions; risks related to the ability of Crinetics and Vertex to successfully integrate the businesses and the possibility that integration may be more difficult, time consuming or costly than expected; risk that the Transactions disrupt Crinetics’ or Vertex’s current plans and operations; the risk that certain restrictions during the pendency of the Transactions may impact Crinetics’ ability to pursue certain business opportunities or strategic transactions; risks related to disruption of each company’s management’s time and attention from ongoing business operations due to the Transactions; the risk that any announcements relating to the Transactions could have adverse effects on the market price of Crinetics’ and/or Vertex’s common stock, credit ratings or operating results; the risk of litigation that could be instituted against the parties or their respective directors, managers or officers and/or regulatory actions related to the Transactions, including the effects of any outcomes related thereto; the effects of the Transactions on relationships with employees, other business partners or governmental entities; the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the impact of competitive products and pricing; that Vertex may not realize the potential benefits of the Transactions; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; and actual or contingent liabilities related to the Transactions. In addition, the product candidates being developed by Crinetics are subject to all the risks inherent in the drug development process, and there can be no assurance that the development of these product candidates will be commercially successful. Forward-looking statements in this proxy statement should be evaluated together with the many uncertainties that affect Vertex’s and Crinetics’ businesses, particularly those risks listed under the heading “Risk Factors” and the other cautionary factors discussed in the parties’ periodic reports filed with the SEC, including Vertex’s and Crinetics’ annual reports on Form 10-K for the year ended December 31, 2025, and quarterly reports on Form 10-Q and current reports on Form 8-K, all of which are available on the SEC’s website at www.sec.gov. Undue reliance should not be placed on these statements. All forward-looking statements are based on information currently available to Crinetics, and Crinetics disclaims any obligation to update the information contained in this proxy statement as new information becomes available, except as required by law.

THE SPECIAL MEETING
The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.
Date, Time and Place
We will hold the Special Meeting on [•], 2026, at [•], Pacific Time ([•], Eastern Time) (unless the Special Meeting is adjourned or postponed). You can virtually attend and vote in the Special Meeting by accessing a live webcast using the Internet at www.virtualshareholdermeeting.com/CRNX2026SM. Please note that you will not be able to attend the Special Meeting physically in person. Instructions on how to attend and participate online are provided on the proxy card. We expect check-in to be available starting around [•], Pacific Time ([•], Eastern Time) on the day of the Special Meeting, [•], and you should allow ample time for online check-in proceedings. We encourage you to access the meeting prior to the start time to allow ample time to complete the online check-in process. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be provided on the log-in page.
Purpose of the Special Meeting
At the Special Meeting, we will ask shareholders to vote to approve (1) the Merger Proposal, (2) the Compensation Proposal and (3) the Adjournment Proposal.
Record Date; Shares Entitled to Vote; Quorum
Only shareholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. As of the Record Date, there were [•] shares of our common stock outstanding and entitled to vote at the Special Meeting. A complete list of registered shareholders as of the close of business on the Record Date will be available for inspection during ordinary business hours by shareholders of record 10 days prior to the Special Meeting at our principal business offices at 6055 Lusk Boulevard, San Diego, California 92121.
A majority of the issued and outstanding shares of our common stock entitled to vote, present virtually at the Special Meeting or represented by proxy, will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional votes.
Vote Required; Abstentions and Broker Non-Votes
Each Crinetics shareholder will be entitled to one vote for each share of our common stock that such shareholder owns as of the close of business on the Record Date on each proposal to be acted upon at the Special Meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote as of the close of business on the Record Date is required to approve the Merger Proposal. As of the Record Date, [•] votes constitute at least a majority of the outstanding shares of our common stock entitled to vote on the Merger Proposal. Shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee), abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Merger Proposal. Approval of the Merger Proposal by our shareholders is a condition to the closing of the Transactions.
The approval of the Compensation Proposal, on a non-binding, advisory basis, requires the affirmative vote of at least a majority of the votes cast for or against the matter at the Special Meeting by shareholders entitled to vote as of the close of business on the Record Date. Accordingly, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) and broker non-votes will have no effect on the outcome of the Compensation Proposal. Abstentions will have no effect on the Compensation Proposal as they are not considered votes cast. Approval of the Compensation Proposal is advisory and non-binding and is not a condition to the completion of the Merger.
The approval of the Adjournment Proposal, if necessary or appropriate, requires the affirmative vote of at least a majority of the votes cast for or against the matter at the Special Meeting by shareholders entitled to vote as of the close of business on the Record Date. Accordingly, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) and broker non-votes will have no effect on the outcome of the Adjournment Proposal. Abstentions will have no effect on the Adjournment Proposal as they are not considered votes cast. Approval of the Adjournment Proposal is advisory and non-binding and is not a condition to the completion of the Merger.

If you fail to (1) return your signed proxy card or voting instruction form; (2) grant your proxy electronically over the Internet or by telephone; or (3) attend the Special Meeting and vote online during the meeting, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Compensation Proposal or the Adjournment Proposal.
Crinetics does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide them with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Special Meeting is considered non-routine. As a result, no bank, broker or other nominee will be permitted to vote your shares of our common stock at the Special Meeting without receiving instructions. Failure to instruct your bank, broker or other nominee on how to vote your shares of our common stock will have the same effect as a vote “AGAINST” the Merger Proposal, but assuming a quorum is present at the Special Meeting, will not have any effect on the Compensation Proposal or the Adjournment Proposal.
Shares of our Common Stock Held by Crinetics’ Directors and Executive Officers
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [•] shares of our common stock, representing approximately [•]% of the shares of our common stock outstanding on the Record Date.
We currently expect that our directors and executive officers will vote all of their respective shares of our common stock: (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Voting of Proxies
If you are a shareholder of record (that is, if your shares of our common stock are registered in your name with Computershare Trust Company, N.A., our transfer agent), there are four ways to vote:
•
You may vote over the Internet prior to the Special Meeting. You may vote your shares of our common stock over the Internet until 8:59 p.m., Pacific Time (11:59 p.m., Eastern Time) on the day preceding the Special Meeting by following the instructions on the proxy card. If you vote over the Internet prior to the Special Meeting, you do not need to vote during the Special Meeting or by telephone or by mail.

•
You may vote by telephone prior to the Special Meeting. You may vote your shares of our common stock by calling the phone number on the proxy card until 8:59 p.m., Pacific Time (11:59 p.m., Eastern Time) on the day preceding the Special Meeting. If you vote by telephone, you do not need to vote over the Internet or by mail.

•
You may vote by mail prior to the Special Meeting. If you wish to vote your shares of our common stock by mail, please sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope. If you vote by mail, you do not need to vote over the Internet or by telephone and your mailing must be received prior to 8:59 p.m., Pacific Time (11:59 p.m., Eastern Time) on the day preceding the Special Meeting.

•
You may vote over the Internet during the Special Meeting. You may vote your shares of our common stock over the Internet during the Special Meeting by accessing the Special Meeting website by following the instructions provided on the proxy card. You can then cast your votes by following the prompts provided by the website. If you attend the Special Meeting and vote online during the meeting, your vote will revoke any proxy that you have previously submitted.

You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares of our common stock according to your directions.
Voting instructions are included on your proxy card. All shares of our common stock represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the shareholder. Properly signed and dated proxies that do not contain voting instructions will be voted (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

If you are a beneficial owner and your shares of our common stock are held in “street name” through a bank, broker or other nominee, there are three potential ways to vote:
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You may vote by completing and returning your voting instruction form. You may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee.

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You may vote over the Internet during the Special Meeting. You may vote by attending the Special Meeting and voting your shares of our common stock over the Internet during the Special Meeting by accessing the Special Meeting website by following the instructions provided on the voting instruction form. You will need your 16-digit control number in order to be able to vote your shares of our common stock on the Special Meeting website. Your 16-digit control number may be included on the voting instruction form you will receive from your bank, broker or other nominee; however, if you cannot locate your 16-digit control number on your voting instruction form, you should contact your bank, broker, or other nominee in advance of the Special Meeting and obtain your 16-digit control number in order to be able to attend, participate in, or vote at the Special Meeting. You can then cast your votes by following the prompts provided by the website. If you attend the Special Meeting and vote online during the meeting, your vote will revoke any voting instructions that you have previously submitted to your bank, broker or other nominee.

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You may vote over the internet or by telephone prior to the Special Meeting (if such a service is provided by your bank, broker or other nominee). If such a service is provided by your bank, broker or other nominee, you may vote electronically over the Internet or by telephone by the deadline provided by your bank, broker or other nominee. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting instruction form provided by your bank, broker or nominee.

If you do not return your bank’s, broker’s or other nominee’s voting instruction form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote online, it will have the same effect as if you voted “AGAINST” the Merger Proposal but, assuming a quorum is present at the Special Meeting, will not have any effect on the Compensation Proposal or the Adjournment Proposal.
Even if you plan to attend the Special Meeting virtually, you are strongly encouraged to vote your shares of our common stock by proxy. Whether you are a record holder or a beneficial owner, you may still vote your shares of our common stock online at the Special Meeting even if you have previously voted by proxy or by returning your voting instruction form to your bank, broker or other nominee. If you are present at the Special Meeting virtually and vote online during the Special Meeting, your previous vote by proxy or by returning your voting instruction form to your bank, broker or other nominee will not be counted.
Revocability of Proxies
If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	voting online at the Special Meeting;
•	submitting a new proxy by telephone prior to 8:59 p.m., Pacific Time (11:59 p.m., Eastern Time) on the day preceding the Special Meeting;
•	submitting a new proxy over the Internet until 8:59 p.m., Pacific Time (11:59 p.m., Eastern Time) on the day preceding the Special Meeting by following the instructions on the proxy card; or
•
signing a new proxy card with a date later than the date of the previously submitted proxy card and returning it to us by mail, which must be received prior to 8:59 p.m., Pacific Time (11:59 p.m., Eastern Time) on the day preceding the Special Meeting.

If you have submitted a proxy, your appearance at the Special Meeting virtually, in the absence of voting online during the Special Meeting or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.
If you hold your shares of our common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote, or you may vote online during the Special Meeting.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional votes, will allow shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.
Board of Directors’ Recommendation
The Board of Directors, after consulting with our financial advisors and outside legal counsel and reviewing and considering various factors described in the section of this proxy statement captioned “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger and the Transactions are fair to, and in the best interests of, Crinetics and its shareholders; (2) duly authorized and approved and declared advisable the Merger, the Merger Agreement and the execution, delivery and performance by Crinetics of the Merger Agreement and the consummation by Crinetics of the Transactions; (3) directed that the Merger Agreement be submitted to holders of Crinetics common stock for adoption; and (4) recommended the adoption of the Merger Agreement by the holders of Crinetics common stock.
The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Solicitation of Votes
The expense of soliciting votes will be borne by Crinetics. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, as the Proxy Solicitor to solicit votes in connection with the Special Meeting at a cost of up to approximately $112,500, plus reimbursement of fees and expenses. We will also indemnify the Proxy Solicitor against losses arising out of its provision of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to such beneficial owners. Votes may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.
Anticipated Date of Completion of the Merger
Assuming timely satisfaction of necessary closing conditions, including the approval by our shareholders of the Merger Proposal, we anticipate, but cannot guarantee, that the Merger will be consummated in the third quarter of 2026.
Appraisal Rights
If the Merger is completed, shareholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares of our common stock and do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights (by withdrawal, failure to perfect or otherwise) will be entitled to appraisal rights in connection with the Merger so long as they comply fully with Section 262. This means that shareholders are entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive in lieu of the Merger Consideration payment in cash of the amount determined by the Delaware Court of Chancery to be the “fair value” of their shares of our common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, so long as they comply fully with the procedures established by Section 262. Due to the complexity of the appraisal process, shareholders who wish to seek appraisal of their shares of our common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Shareholders considering seeking appraisal should be aware that the fair value of their shares of our common stock as determined pursuant to Section 262 could be more than, the same as or less than the value of the Merger Consideration.

Shareholders wishing to exercise the right to seek an appraisal of their shares of our common stock must do ALL of the following:
•	the shareholder must not vote in favor of the Merger Proposal;
•	the shareholder must deliver to Crinetics a written demand for appraisal before the vote on the Merger Proposal at the Special Meeting;
•
the shareholder must continuously hold the shares of our common stock that are subject to the demand from the date of making the demand through the Effective Time (a shareholder or beneficial owner will lose appraisal rights if the shareholder or beneficial owner transfers such shares of our common stock before the Effective Time); and

•
the shareholder or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of our common stock within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and Crinetics, as the predecessor of the Surviving Corporation, Vertex and the Surviving Corporation have no present intention to file such a petition.

Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” and Section 262, the relevant section of the DGCL regarding appraisal rights, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures.
Householding of Special Meeting Materials
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single set of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. A single set of proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.
We will promptly deliver a separate copy of this proxy statement to any shareholder upon request submitted in writing to us at our principal offices at Crinetics Pharmaceuticals, Inc., 6055 Lusk Boulevard, San Diego, CA 92121, Attention: Corporate Secretary or by calling (858) 450-6464.
If two or more shareholders sharing the same address are currently receiving multiple copies of this proxy statement and would like to receive only one copy for their household, the shareholders should contact their bank, broker or other nominee record holder, or contact us as instructed above.
Questions and Additional Information
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:
Innisfree M&A Incorporated
500 Fifth Avenue, 21st floor
New York, New York 10110
Shareholders May Call Toll Free: (877) 750-8269 (U.S. and Canada)
(412) 232-3651 (All Other Countries)
Banks & Brokers May Call Collect: (212) 750-5833

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
We are asking you to adopt the Merger Agreement pursuant to which Merger Sub will merge with and into Crinetics, and Crinetics will become a wholly owned subsidiary of Vertex.
For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections of this proxy statement captioned “The Merger” and “The Merger Agreement.” This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully and in its entirety.
Under applicable law, we cannot complete the Merger without the affirmative vote by holders of at least a majority of the outstanding shares of our common stock in favor of this Merger Proposal. If you abstain from voting, fail to cast your vote (online during the Special Meeting or by proxy) or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the Merger Proposal.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: THE COMPENSATION PROPOSAL
Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and Rule 14a-21(c) thereunder, requires that we provide shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the payment of certain compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger and/or the other Transactions, as disclosed in the section of this proxy statement captioned “The Merger—Interests of Crinetics’ Directors and Executive Officers in the Merger”.
We are asking shareholders to indicate their approval of the various items of compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger and/or the other Transactions. These payments are set forth in the section of this proxy statement captioned “The Merger—Interests of Crinetics’ Directors and Executive Officers in the Merger—Golden Parachute Compensation,” and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Crinetics’ overall compensation program for our named executive officers.
Accordingly, we are seeking approval of the following resolution at the Special Meeting, on an advisory, non-binding basis:
“RESOLVED, that the shareholders of Crinetics Pharmaceuticals, Inc. hereby approve, on a nonbinding, advisory basis, the compensation that will or may be paid or become payable to Crinetics’ named executive officers that is based on or otherwise relates to the Merger and/or the other Transactions as disclosed pursuant to Item 402(t) of Regulation S-K in the section of the proxy statement captioned ‘The Merger—Interests of Crinetics’ Directors and Executive Officers in the Merger—Golden Parachute Compensation,’ including the associated narrative discussion, and the agreements, plans, arrangements or understandings pursuant to which such compensation will or may be paid or become payable.”
The vote on the Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal to approve the Merger. Accordingly, if you are a shareholder, you may vote to approve the Merger Proposal, and vote not to approve the Compensation Proposal, and vice versa. Shareholders should note that the approval of this proposal is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on Crinetics, the Board of Directors, Vertex or the named executive officers. Further, certain payments under the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions of the underlying plans and agreements and the Merger Agreement. Approval of this proposal requires the affirmative vote of the holders of at least a majority in voting power of the votes cast affirmatively or negatively on the proposal at the Special Meeting. Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on this proposal.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING
We are asking you to approve a proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to solicit additional votes if there are not sufficient votes to approve the adoption of the Merger Agreement at the time of the Special Meeting. If shareholders approve this Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional votes, including proxies from shareholders that have previously returned properly executed proxies voting against approval of the Merger Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval of the Merger Proposal such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the approval of the Merger Proposal and seek to convince the shareholders of those shares of our common stock to change their votes to votes in favor of approval of the Merger Proposal. Additionally, our amended and restated bylaws provide that the Board of Directors shall have the power to postpone or adjourn any meeting of Crinetics shareholders to another place, if any, date and time, and the Board of Directors may elect to exercise this postponement or adjournment authority whether or not the Adjournment Proposal has been approved.
We do not anticipate calling a vote on this proposal if the Merger Proposal is approved by at least a majority of the outstanding shares of our common stock entitled to vote as of the close of business on the Record Date. Approval of this proposal requires the affirmative vote of the holders of at least a majority in voting power of the votes cast affirmatively or negatively on the proposal at the Special Meeting. Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on this proposal.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

THE MERGER
This discussion of the Merger Agreement and the Merger in this proxy statement is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read and consider the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.
Parties Involved in the Merger
Crinetics Pharmaceuticals, Inc.
6055 Lusk Boulevard
San Diego, California 92121
(858) 450-6464
Crinetics is a pharmaceutical company committed to transforming the treatment of endocrine diseases and endocrine-related tumors through science rooted in patient needs. Crinetics is focused on discovering, developing, and commercializing novel therapies, with a core expertise in targeting GPCRs with small molecules that have specifically tailored pharmacology and properties.
Crinetics maintains a website at www.crinetics.com. Crinetics’ common stock, par value $0.001, is listed on Nasdaq under the symbol “CRNX.”
Vertex Pharmaceuticals Incorporated
50 Northern Avenue
Boston, Massachusetts 02210
(617) 341-6100
Vertex is a global biotechnology company that invests in scientific innovation to create transformative medicines for people with serious diseases, with a focus on specialty markets. Vertex has seven approved medicines: five that treat the underlying cause of CF, a life-threatening genetic disease, one that treats SCD and transfusion dependent beta thalassemia, life shortening inherited blood disorders, and one that treats moderate-to-severe acute pain. Vertex is also preparing for the anticipated launch of povetacicept, a potential treatment for IgA nephropathy. Vertex’s clinical-stage pipeline spans a range of programs targeting CF, SCD, beta thalassemia, neuropathic pain, type 1 diabetes, IgA nephropathy, primary membranous nephropathy and other autoimmune diseases and cytopenias, APOL1-mediated kidney disease, autosomal dominant polycystic kidney disease and myotonic dystrophy type 1, reflecting Vertex’s commitment to addressing significant unmet medical needs globally.
Vertex maintains a website at www.vrtx.com. Vertex’s common stock, par value $0.01, is listed on Nasdaq under the symbol “VRTX.”
Clark Merger Sub, Inc.
c/o Vertex Pharmaceuticals Incorporated
50 Northern Avenue
Boston, Massachusetts 02210
(617) 341-6100
Merger Sub is a wholly owned subsidiary of Vertex and was formed on June 26, 2026, solely for the purpose of engaging in the Transactions and has not engaged in any business activities other than in connection with the Transactions.
Effect of the Merger
Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, at the Effective Time, Merger Sub will merge with and into Crinetics, and Crinetics will continue as the Surviving Corporation and a wholly owned subsidiary of Vertex. As a result of the Merger, our common stock will no longer be publicly traded, will be delisted from Nasdaq and will be deregistered under the Exchange Act, and Crinetics will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.
The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such other time as we and Vertex may agree and specify in the certificate of merger).

Effect on Crinetics if the Merger is Not Completed
If the Merger Agreement is not adopted by our shareholders or if the Merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the Merger. Instead, Crinetics will remain an independent public company, our common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, we expect that shareholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the highly competitive industry in which Crinetics operates and risks related to adverse economic conditions.
Upon termination of the Merger Agreement under specified circumstances, Crinetics will be required to pay Vertex a termination fee of $350,474,425 in cash. For more information, please see the section of this proxy statement captioned “The Merger Agreement—Expenses; Termination Fee.”
Furthermore, if the Merger is not completed, and depending on the circumstances that caused the Merger not to be completed, it is likely that the price of our common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement.
Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. If the Merger is not completed, the Board of Directors will continue to evaluate and review Crinetics’ business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not adopted by our shareholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board of Directors will be offered or that Crinetics’ business, prospects or results of operations will not be adversely impacted.
Merger Consideration
At the Effective Time, each outstanding share of our common stock (other than the Excluded Shares and the Appraisal Shares) will be converted into the right to receive the Merger Consideration.
After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a shareholder (except that shareholders who properly exercise and perfect, and do not subsequently withdraw, their appraisal rights will have the right to receive a payment in lieu of the Merger Consideration for the “fair value” of their shares of our common stock as determined pursuant to an appraisal proceeding as contemplated by Section 262, as described in the section of this proxy statement captioned “The Merger—Appraisal Rights”).
Background of the Merger
At the direction of the Board of Directors, Crinetics management regularly prepares assessments of Crinetics’ performance and long-term strategic plan in light of its business, clinical and commercial developments and industry changes, which Crinetics management then reviews with the Board of Directors. These assessments have included consideration, from time to time, of changes to Crinetics’ long-term strategic plan, as well as potential partnerships, collaborations and other strategic transactions with third parties, in each case to enhance shareholder value.
On January 12, 2026, representatives of Crinetics and representatives of Vertex’s External Innovation team met to discuss non-confidential information related to one of Crinetics’ product candidates as part of ordinary course business development activity during the 2026 J.P. Morgan Healthcare Conference.
On March 14, 2026, a senior representative of Vertex reached out to Dr. R. Scott Struthers, Crinetics’ president and chief executive officer, to discuss Vertex’s interest in a potential transaction.
On March 24, 2026, a senior representative of Vertex informed Dr. Struthers that Vertex intended to submit a proposal to acquire Crinetics. Later that day, Vertex delivered to Dr. Struthers a written, non-binding proposal, which we refer to as the March 24 Proposal, to acquire 100% of the issued and outstanding shares of Crinetics for $78.00 per share in cash, which represented a 125% premium to our closing share price on March 23, 2026, the last trading day prior to the March 24 Proposal. Following receipt of the March 24 Proposal, the Board of Directors was informed of the March 24 Proposal and was thereafter regularly updated with respect to developments regarding a potential transaction.
On March 25 and 26, 2026, Crinetics retained Leerink Partners and J.P. Morgan, respectively, as financial advisors with respect to Crinetics’ evaluation of a potential transaction. Crinetics retained J.P. Morgan based on, among other things, its experience, qualifications and reputation in connection with the valuation of businesses and their securities in connection with mergers and acquisitions, including advising on transactions such as the proposed Merger, its qualifications and reputation in connection with such matters and its longstanding relationship and familiarity with Crinetics and expertise in the pharmaceutical industry. Crinetics retained Leerink Partners based upon, among other things, its longstanding relationship and familiarity with Crinetics and its business, as well as Leerink Partners’ experience and expertise in the pharmaceutical industry and experience advising on transactions such as the proposed Merger.
On March 27, 2026, the Board of Directors held a special meeting at which members of Crinetics management, representatives of J.P. Morgan and Leerink Partners and representatives of Morrison & Foerster LLP, legal counsel to Crinetics and which we refer to as Morrison & Foerster, were present. Representatives of Morrison Foerster reviewed with the Board of Directors its fiduciary duties. At the meeting, the Board of Directors reviewed the financial and other terms of the March 24 Proposal. To facilitate evaluation of the March 24 Proposal, the Board of Directors directed (i) Crinetics management to accelerate preparation of a comprehensive update to Crinetics’ September 2025 long-range plan (which the Board of Directors had directed management to prepare prior to receipt of the March 24 Proposal), and (ii) representatives of J.P. Morgan and Leerink Partners to prepare preliminary financial analyses of the March 24 Proposal.
On April 1 and April 3, 2026, representatives of Leerink Partners and J.P. Morgan, respectively, provided relationship disclosures to Crinetics.
On April 3, 2026, the Board of Directors held a special meeting at which members of Crinetics management, representatives of J.P. Morgan and Leerink Partners, representatives of Paul, Weiss, Rifkind, Wharton & Garrison LLP, legal counsel to Crinetics and which we refer to as Paul, Weiss, and representatives of Morrison & Foerster were present. Representatives of Paul, Weiss reviewed with the Board of Directors its fiduciary duties. At the meeting, the Board of Directors reviewed a preliminary updated, long-range plan prepared by Crinetics management, which we refer to as the April 3 Preliminary Management Forecasts, and considered and discussed (i) Crinetics’ products and product candidates, (ii) the differences between the April 3 Preliminary Management Forecasts and the September 2025 long-range plan, (iii) management’s preliminary assumptions with respect to, among other things, patient share, addressable market, launch year and pricing for products and product candidates and (iv) the execution and other risks associated with Crinetics achieving financial results consistent with the April 3 Preliminary Management Forecasts. Following discussion, the Board of Directors directed Crinetics management to continue to review and, as needed, make adjustments to the April 3 Preliminary Management Forecasts based upon, among other things, additional clinical and commercial data expected to become available as well as input from the Board of Directors and the Crinetics management team.
Between April 3, 2026 and April 21, 2026, at the Board of Directors’ direction, members of the Crinetics management team continued to update the April 3 Preliminary Management Forecasts based upon, among other things, additional clinical and commercial data and input from members of the Crinetics management team and the Board of Directors.
On April 4, 2026, a senior representative of Vertex emailed Dr. Struthers requesting feedback on the March 24 Proposal. Later that day, Dr. Struthers replied and confirmed that Vertex should expect to hear from Crinetics in the near future.
On April 5, 2026, the Board of Directors held a special meeting at which members of Crinetics management, representatives of J.P. Morgan and Leerink Partners and representatives of Paul, Weiss and Morrison & Foerster were present. At the meeting, the Board of Directors (i) reviewed preliminary financial analyses prepared by J.P. Morgan and Leerink Partners, (ii) discussed the various assumptions underlying such preliminary financial analyses, (iii) discussed various potential responses to the March 24 Proposal, and the benefits and considerations associated with each and (iv) considered the expectation that, given the March 24 Proposal was Vertex’s initial proposal, Vertex would likely be willing to improve its proposal. Following discussion, the Board of Directors considered whether the March 24 Proposal reflected the potential long-term value of the Company and determined that, notwithstanding that the offer reflected a significant premium, it would reject the offer and seek a significantly improved proposal in the interest of maximizing the value Crinetics shareholders received. The Board of Directors authorized Dr. Struthers to convey this message to Vertex.
On April 6, 2026, Dr. Struthers conveyed to a senior representative of Vertex that the Board of Directors had determined the March 24 Proposal did not fully recognize the potential long-term fundamental value of Crinetics, but that the Board of Directors would be willing to consider a significantly improved proposal.

Between April 7, 2026 and April 10, 2026, representatives of J.P. Morgan and Leerink Partners and Vertex’s financial advisors, Lazard Freres & Co. LLC, which we refer to as Lazard, and Morgan Stanley & Co. LLC, which we refer to as Morgan Stanley, held a series of discussions regarding the March 24 Proposal. During the course of these discussions, at the direction of the Board of Directors, representatives of J.P. Morgan and Leerink Partners reiterated that Vertex would need to significantly improve its proposal before Crinetics would pursue a potential transaction and begin providing due diligence materials.
On April 19, 2026, Vertex delivered a revised written, non-binding proposal, which we refer to as the April 19 Proposal, to acquire 100% of the issued and outstanding shares of Crinetics for $83.00 per share in cash, which represented a 102% premium to our closing share price on April 17, 2026, the last trading day prior to the April 19 Proposal.
On April 22, 2026, the Board of Directors held a special meeting, which was attended by members of Crinetics management, representatives of J.P. Morgan and Leerink Partners and representatives of Paul, Weiss and Morrison & Foerster. At the meeting, Crinetics management presented an update to the April 3 Preliminary Management Forecasts, which updates reflected additional data as well as input from the Board of Directors and Crinetics management team, and which forecasts we refer to as the April 22 Management Forecasts. The Board of Directors discussed management’s assumptions with respect to, among other things, patient share, addressable market, launch year, sales ramp, pricing and probability of successful trial completion for products and product candidates as set forth in the April 22 Management Forecasts, and discussed differences between the April 22 Management Forecasts and April 3 Preliminary Management Forecasts previously presented to the Board of Directors. At the meeting, the Board of Directors also reviewed the April 19 Proposal in the context of (i) the April 22 Management Forecasts, (ii) how the proposed premium and bidding dynamics compared to precedent M&A transactions and (iii) preliminary financial analyses presented by J.P. Morgan and Leerink Partners. The Board of Directors also considered and discussed the potential benefits and considerations associated with soliciting acquisition proposals from other potentially interested parties, including that the involvement of other potentially interested parties could enhance competitive tension and maximize shareholder value with respect to any potential transaction. Representatives of J.P. Morgan and Leerink Partners reviewed with the Board of Directors six potential strategic counterparties that might potentially be interested in pursuing a transaction with the Company that they believed would have the financial ability to support a significant transaction, which potentially interested parties we refer to as Party A, Party B, Party C, Party D, Party E and Party F. The Board of Directors also discussed various potential responses to the April 19 Proposal, and the benefits and considerations associated with each. Following discussion, the Board of Directors considered whether the April 19 Proposal reflected the potential long-term value of the Company and determined that, notwithstanding that the offer reflected a significant premium, it would reject the offer and provide limited due diligence information to Vertex in an attempt to solicit a further improved proposal from Vertex to maximize the value Crinetics shareholders received. The Board of Directors, taking into account, among other things, input from J.P. Morgan and Leerink Partners, believed Vertex would potentially improve its proposal further if given access to limited diligence with respect to key value drivers. The Board of Directors thereafter, (i) approved the April 22 Management Forecasts for use by J.P. Morgan and Leerink Partners to prepare their respective financial analyses (but which were later adjusted following termination of Crinetics’ metabolic program as discussed below), (ii) authorized Crinetics management, subject to an acceptable non-disclosure agreement, to provide Vertex with due diligence information with respect to key value drivers and (iii) directed J.P. Morgan and Leerink Partners to solicit proposals from Party A, Party B, Party C, Party D, Party E and Party F to assess their interest in a potential transaction. The Board of Directors authorized Dr. Struthers to inform Vertex of the Board of Directors’ feedback with respect to the April 19 Proposal.
Later on April 22, 2026, Dr. Struthers conveyed to a senior representative of Vertex that the Board of Directors had determined the April 19 Proposal did not fully recognize the long-term potential fundamental value of Crinetics but that the Board of Directors was willing to provide limited due diligence information to facilitate an improved proposal from Vertex, subject to an acceptable non-disclosure agreement.
On April 23, 2026, representatives of Paul, Weiss sent representatives of Kirkland & Ellis LLP, Vertex’s legal counsel, which we refer to as Kirkland, a draft confidentiality agreement. Also on April 23, 2026, representatives of J.P. Morgan and Leerink Partners discussed with representatives of Lazard and Morgan Stanley a process for Crinetics providing limited diligence information to Vertex. On that same day, representatives of J.P. Morgan and Leerink Partners commenced outreach to each of Party A, Party B, Party C, Party D, Party E and Party F.
Between April 24, 2026 and April 29, 2026, each of Party B, Party C and Party D informed representatives of J.P. Morgan and Leerink Partners that they were not interested in pursuing a potential transaction with Crinetics citing, among other reasons, competing strategic priorities and unfavorable timing for M&A activity for the applicable respective parties.

On April 26, 2026, Crinetics and Vertex entered into a confidentiality agreement. The confidentiality agreement included, among other things, a 12-month standstill applicable to Vertex, subject to exceptions that permitted Vertex to confidentially submit a transaction proposal to the Board of Directors or Crinetics’ chief executive officer. The confidentiality agreement also provided that the standstill would terminate upon execution by Crinetics of a definitive transaction agreement with a third party.
Also on April 26, 2026, representatives of Party A indicated to representatives of J.P. Morgan that Party A was interested in exploring a potential transaction and requested a copy of a proposed confidentiality agreement.
On May 1, 2026, Crinetics opened a virtual data room to representatives of Vertex and its advisors, which included limited clinical, commercial and corporate diligence items. Between May 1 and the execution of the merger agreement on July 6, 2026, representatives of Crinetics held multiple diligence sessions with representatives of Vertex and its representatives and responded to various diligence requests from Vertex.
Also on May 1, 2026, Party A conveyed to representatives of J.P. Morgan that, after further consideration, it did not expect it could propose any valuation for Crinetics in excess of $6 billion due, in part, to the time horizon to profitability for Crinetics as compared to Party A's other strategic priorities. At the direction of the Board of Directors, representatives of J.P. Morgan advised Party A that such a valuation was not competitive with other options available to Crinetics, but proposed to provide Party A with access to due diligence information to improve on value. Later on May 1, 2026, Party A informed representatives of J.P. Morgan that it ultimately determined not to proceed given its view that it could not bridge the substantial value gap versus Crinetics’ other options.
Also on May 1, 2026, the Board of Directors held a special meeting, which was attended by members of Crinetics management, representatives of J.P. Morgan and Leerink Partners and representatives of Paul, Weiss and Morrison & Foerster. At the meeting, members of the Crinetics management team and representatives of J.P. Morgan and Leerink Partners provided an update regarding ongoing discussions and the exchange of due diligence information with Vertex. Representatives of J.P. Morgan and Leerink Partners also informed the Board of Directors that each of Party A, Party B, Party C and Party D had elected not to pursue a potential transaction with Crinetics citing, among other reasons, competing strategic priorities and unfavorable timing for M&A activity for the applicable respective parties and, with respect to Party A, its inability to propose a valuation in excess of $6 billion (due, in part, to the time horizon to profitability for Crinetics as compared to Party A's other strategic priorities) and Party A’s unwillingness to bridge the valuation gap between its potential proposal and Crinetics’ other options. Representatives of J.P. Morgan and Leerink Partners advised the Board of Directors that Party E and Party F were still considering whether to pursue a potential transaction.
Later on May 1, 2026, representatives of Paul, Weiss sent representatives of Kirkland a draft clean team agreement to facilitate Crinetics’ responses to certain of Vertex’s diligence requests.
On May 5, 2026, Crinetics and Vertex entered into the clean team agreement.
On May 6, 2026, each of Party E and Party F informed representatives of Leerink Partners that they were not interested in pursuing a potential transaction citing, among other reasons, competing strategic priorities and unfavorable timing for M&A activity for such parties.
Between May 8 and May 28, 2026, members of Crinetics management and representatives of J.P. Morgan and Leerink Partners, on the one hand, and representatives of Vertex and representatives of Lazard and Morgan Stanley, on the other hand, continued to exchange limited due diligence information focused on key value drivers and held various due diligence sessions.
On May 11, 2026, the Board of Directors held a special meeting, which was attended by members of Crinetics management, representatives of J.P. Morgan and Leerink Partners and representatives of Paul, Weiss and Morrison & Foerster. At the meeting, representatives of J.P. Morgan and Leerink Partners updated the Board of Directors that all six previously identified, potentially interested parties, including most recently Party E and Party F, had declined to pursue a potential transaction, citing, among other reasons, competing strategic priorities and unfavorable timing for M&A activity for the applicable respective parties. Members of Crinetics management and representatives of J.P. Morgan and Leerink Partners also updated the Board of Directors regarding ongoing discussions and the exchange of due diligence information with Vertex. The Board of Directors also considered whether to solicit interest in a potential transaction from a seventh strategic counterparty, which we refer to as Party G. Following discussion, the Board of Directors determined not to reach out to Party G given, based on Party G’s financial characteristics, any offer from Party G was expected to contemplate a significant stock component at a low premium for Crinetics shareholders and therefore would not be competitive with the April 19 Proposal. Further, the Board of Directors concluded that any outreach to Party G would distract from ongoing efforts to get Vertex to improve on value and increased leak risk.
On May 28, 2026, Vertex delivered a revised written, non-binding proposal, which we refer to as the May 28 Proposal, to acquire 100% of the issued and outstanding shares of Crinetics for $84.50 per share in cash, which represented a 130% premium to our closing share price on May 27, 2026, the last trading day prior to the May 28 Proposal.
On May 30, 2026, the Board of Directors held a special meeting, which was attended by members of Crinetics management, representatives of J.P. Morgan and Leerink Partners and representatives of Paul, Weiss and Morrison & Foerster. Representatives of Paul, Weiss reviewed with the Board of Directors its fiduciary duties. At the meeting, the Board of Directors reviewed the May 28 Proposal in the context of (i) the April 22 Management Forecasts and related updated preliminary financial analyses that had been prepared by J.P. Morgan and Leerink Partners, (ii) how the proposed premium and bidding dynamics compared to precedent M&A transactions, (iii) the fact that none of the six potentially interested counterparties contacted by Crinetics’ financial advisors expressed an interest in pursuing a potential transaction and (iv) the fact that the transaction, given the associated premium, was expected to be dilutive to Vertex’s earnings per share in the near term, suggesting the May 28 Proposal was at or near the maximum amount Vertex would be willing to pay to acquire Crinetics. Following discussion, the Board of Directors determined that $84.50 was a transactable offer reflecting a significant premium, but that it would like to see if it could obtain more value from Vertex, and authorized Dr. Struthers to communicate to Vertex a counterproposal pursuant to which Vertex would acquire Crinetics for $87.00 per share. The Board of Directors also authorized Crinetics management to provide additional due diligence information to facilitate Vertex improving on value.
On May 31, 2026, Dr. Struthers informed a senior representative of Vertex that the Board of Directors would be supportive of a potential transaction at $87.00 per share. The senior representative of Vertex informed Dr. Struthers that there remained certain high-priority due diligence items that Vertex would need to receive before potentially improving further on value.
On June 1, 2026, representatives of Vertex conveyed additional due diligence requests to representatives of J.P. Morgan and Leerink Partners. Between June 1 and June 30, 2026, representatives of Crinetics management and representatives of J.P. Morgan and Leerink Partners exchanged high-priority due diligence information and held multiple due diligence sessions covering various items, including clinical, regulatory, human resources, manufacturing and legal and compliance, with representatives of Vertex.
On June 2, 2026, a senior representative of Vertex sent an e-mail to Dr. Struthers that, as outlined in the May 28 Proposal, Vertex expected to negotiate with Crinetics on an exclusive basis for a limited period of time given the resources Vertex was committing to pursue the potential transaction. Later that day, representatives of Kirkland sent representatives of Paul, Weiss initial drafts of the merger agreement and exclusivity agreement.
On June 4, 2026, the Crinetics Compensation Committee held a special meeting, which was attended by certain members of Crinetics management and representatives of Paul, Weiss and Morrison & Foerster. The members of the Crinetics Compensation Committee discussed (i) the analysis of the impact of Sections 280G and 4999 of the Internal Revenue Code on certain payments expected to be made to members of Crinetics management, which we refer to as the 280G analysis, and (ii) the possibility of an employee transaction bonus pool for Crinetics employees. Following discussion, the Crinetics Compensation Committee determined to approve and recommend to the Board of Directors that, if and following the parties’ alignment on value, Crinetics would propose gross-up arrangements for any 280G payments arising from the potential transaction and an employee transaction bonus pool.
On June 5, 2026, the Board of Directors held a special meeting, which was attended by members of Crinetics management, representatives of J.P. Morgan and Leerink Partners and representatives of Paul, Weiss and Morrison & Foerster. At the meeting, representatives of Crinetics management, J.P. Morgan and Leerink Partners updated the Board of Directors regarding the exchange of high-priority diligence information with Vertex. Representatives of Paul, Weiss also summarized the material terms of the draft exclusivity agreement and draft merger agreement. Representatives of Paul, Weiss also provided the Board of Directors with an overview of its fiduciary duties relating to possible entry by Crinetics into an exclusivity agreement with Vertex. The Board of Directors determined that, until there was alignment on value, Crinetics would not enter into an exclusivity agreement with Vertex and representatives of Paul, Weiss would not commence negotiations with representatives of Kirkland regarding the draft documentation. The Board of Directors in executive session also discussed the 280G analysis and determined, following the parties’ alignment on value, that Crinetics would propose gross-up arrangements for any 280G payments arising from the potential transaction and an employee transaction bonus pool.
On June 11, 2026, a senior representative of Vertex e-mailed Dr. Struthers regarding the status of Vertex’s due diligence, noting that Vertex had several additional, critical due diligence requests before Vertex could provide Crinetics with a final proposal.
On June 12, 2026, a senior representative of Vertex and Dr. Struthers discussed Vertex’s additional, critical due diligence requests. Dr. Struthers informed the senior representative of Vertex that Crinetics would provide as soon as possible the additional, requested items and that it was essential that Vertex provide an updated proposal as soon as possible.
On June 17, 2026, representatives of Crinetics and representatives of Vertex held a due diligence session to discuss Vertex’s outstanding, critical due diligence questions.
On June 18, 2026, the Board of Directors held a regularly scheduled meeting, which was attended by members of Crinetics management and representatives of Morrison & Foerster. The Board of Directors discussed, among other things, Crinetics’ business plan and recent clinical and commercial developments. At this meeting, the Board of Directors determined to terminate Crinetics’ metabolic program to allow Crinetics to focus its limited capital and management attention on other strategic priorities (which action was unrelated to the potential transaction). The Board of Directors in prior meetings in December 2025 and March 2026 had discussed whether to continue to invest limited capital and management attention in Crinetics’ metabolic program, and at this meeting ultimately determined to terminate the metabolic program because of, among other reasons, Crinetics’ pace of progress to discover significantly differentiated drug candidates in a highly competitive market of both approved and clinical products, with a dramatically changing pricing environment, while competing against deeply entrenched and fully scaled companies. The Board of Directors understood that termination of the metabolic program would require adjustments to the April 22 Management Forecasts, which adjustments were expected to be immaterial.
On June 19, 2026, a senior representative of Vertex contacted Dr. Struthers to orally convey that Vertex was prepared to acquire Crinetics for $85.00 per share in cash, which we refer to as the June 19 Proposal. The June 19 Proposal represented a 137% premium to our closing share price on June 18, 2026, the last trading day prior to the June 19 Proposal.
On June 21, 2026, the Board of Directors held a special meeting, which was attended by members of Crinetics management, representatives of J.P. Morgan and Leerink Partners and representatives of Paul, Weiss and Morrison & Foerster. Representatives of J.P. Morgan and Leerink Partners provided an overview of financial terms of the June 19 Proposal and informed the Board of Directors that a reporter had recently reached out about rumors of a possible transaction involving Crinetics. At the meeting, the Board reviewed and discussed the June 19 Proposal and considered, among other things, (i) the April 22 Management Forecasts and related financial analyses, (ii) the leak risks associated with prolonged negotiations with Vertex, in particular given the recent inquiry from a reporter and (iii) the Board of Directors’ belief that Vertex was at (or at least very close to) the maximum amount it was willing to pay to acquire Crinetics, but that Vertex had not specifically told Dr. Struthers that $85.00 per share was Vertex’s “best and final” offer. Following discussion, the Board of Directors authorized Dr. Struthers to make a counterproposal to Vertex for $86.00 per share, combined with a message that Crinetics was willing to enter into exclusive negotiations and provide additional confirmatory due diligence and desired to negotiate and announce a transaction by June 29, 2026.
Later on June 21, 2026, Dr. Struthers sent an email to senior representatives of Vertex stating that the Board of Directors was prepared to support a transaction at $86.00 per share and work expeditiously toward an announcement by June 29, 2026, and that, assuming alignment on value, Crinetics was prepared to immediately enter into exclusive discussions and provide additional confirmatory diligence.
Later on June 21, 2026, a senior representative of Vertex contacted Dr. Struthers and stated that $85.00 per share in cash was Vertex’s “best and final” proposal and that Vertex was not amenable to further value negotiations. The senior representative of Vertex conveyed that Vertex would move as quickly as possible to announce a transaction, but anticipated that Vertex would need until early July to complete confirmatory due diligence and Vertex’s board approval process.
Later on June 21, 2026, the Board of Directors held a special meeting, which was attended by members of Crinetics management, representatives of J.P. Morgan and Leerink Partners and representatives of Paul, Weiss and Morrison & Foerster. At the meeting, Dr. Struthers updated the Board of Directors about his communications with the senior representative of Vertex earlier that day, including their statement that $85.00 per share was Vertex’s “best and final” proposal. The Board of Directors reviewed and discussed Vertex’s proposal and considered, among other things, (i) the value of the June 19 Proposal to Crinetics shareholders as compared to the April 22 Management Forecasts (including the risks associated therewith), (ii) the risk that the potential transaction would leak in the event of prolonged negotiations with Vertex (and the possibility that, as a result, negotiations would terminate and a transaction would not be consummated) and (iii) the fact that Vertex had indicated the June 19 Proposal was its “best and final” proposal (which was supported by the financial advisors’ dilution analyses with respect to the impact of the potential transaction on Vertex’s earnings per share in the near term). Following discussion, the Board of Directors authorized Crinetics management to pursue a potential transaction with Vertex at $85.00 per share and enter into exclusive negotiations with Vertex.
Following this meeting, on June 21, 2026, Dr. Struthers informed a senior representative of Vertex that the Board of Directors was supportive of a transaction at $85.00 per share in cash and entering into exclusive negotiations. Later that day, Crinetics and Vertex entered into an exclusivity letter agreement, which, among other things, contemplated that Crinetics would engage in exclusive negotiations with Vertex until 5:00 p.m. New York time on July 1, 2026.
Also on June 21, 2026, representatives of Paul, Weiss provided representatives of Kirkland a revised draft merger agreement. Between June 21, 2026 and the execution of the merger agreement on July 6, 2026, representatives of Paul, Weiss and Kirkland exchanged drafts of the merger agreement and related transaction documentation. The key issues negotiated and resolved in the draft merger agreement included the termination fee percentage, the scope of Crinetics’ non-solicitation obligations, covenants relating to Vertex securing debt financing for the potential transaction, the scope of and exclusions to the interim operating covenants, the gross-up arrangements for 280G payments arising from the potential transaction and the size and recipients of an employee transaction bonus pool.
On June 22, 2026, representatives of Paul, Weiss sent representatives of Kirkland the 280G analysis.
On June 23 and 24, 2026, Dr. Struthers and a senior representative of Vertex exchanged e-mails discussing potential integration and due diligence matters.
On June 23 and 25, 2026, representatives of Crinetics and representatives of Vertex held calls to further discuss potential integration and due diligence matters.
On July 1, 2026, the Board of Directors held a special meeting, which was attended by members of Crinetics management, representatives of J.P. Morgan and Leerink Partners and representatives of Paul, Weiss and Morrison & Foerster. At the meeting, representatives of Crinetics management, J.P. Morgan and Leerink Partners provided an update regarding confirmatory diligence performed by Vertex and representatives of Paul, Weiss provided an update regarding the proposed terms of the definitive transaction documentation with Vertex. The Board of Directors also discussed a pending derivative action filed by a Crinetics shareholder and, taking into account, among other things, the merits and viability of such action, determined that such action was not material in the context of the potential transaction and that the Board of Directors should not seek separate compensation for such action from Vertex in the potential transaction. Toby Schilke, our chief financial officer, also described to the Board of Directors the terms of the proposed engagement letters with J.P. Morgan and Leerink Partners, and the Board of Directors approved the execution of such engagement letters.
Between July 1 and the execution of the merger agreement on July 6, 2026, representatives of Paul, Weiss and Kirkland finalized the transaction documentation and the parties finalized the communications plan for investors and employees for the public announcement of the transaction.
Between July 2, 2026 and July 6, 2026, members of the Crinetics management team, at the direction of the Board of Directors, further adjusted the April 22 Management Forecasts to reflect the termination of Crinetics’ metabolic program.
On July 6, 2026, the Board of Directors held a special meeting, which was attended by members of Crinetics management, representatives of J.P. Morgan and Leerink Partners and representatives of Paul, Weiss and Morrison & Foerster. Representatives of Crinetics management and Paul, Weiss informed the Board of Directors that each of J.P. Morgan and Leerink Partners had previously provided relationship disclosures (and which relationship disclosures were updated on July 2 and July 6, 2026, respectively, and provided to the Board of Directors). The Board of Directors determined that neither J.P. Morgan nor Leerink Partners disclosed relationships that presented conflicts that would affect the ability of either J.P. Morgan or Leerink Partners to provide a fairness opinion or otherwise act as financial advisors in connection with the proposed transaction with Vertex. Representatives of J.P. Morgan and Leerink Partners confirmed to the Board of Directors that, other than updates to reflect the termination of Crinetics’ metabolic program approved on June 18, 2026, there were no changes to the April 22 Management Forecasts (such final management forecasts, the “Management Forecasts’). The Board of Directors approved the Management Forecasts for use by J.P. Morgan and Leerink Partners to prepare their respective financial analyses. Representatives of J.P. Morgan reviewed with the Board of Directors their financial analyses with respect to the Merger Consideration and rendered an oral opinion to the Board of Directors (which was subsequently confirmed by delivery of a written opinion dated the same date) that, as of July 6, 2026 and based upon and subject to the factors and assumptions set forth in its opinion, the Merger Consideration to be paid to the holders of Crinetics common stock in the proposed Merger was fair, from a financial point of view, to such shareholders. Representatives of Leerink Partners reviewed with the Board of Directors their financial analyses with respect to the Merger Consideration and rendered an oral opinion, which was subsequently confirmed by delivery of a written opinion dated the same date, that, as of July 6, 2026 and based upon and subject to the assumptions made, and the qualifications and limitations upon the review undertaken by Leerink Partners in preparing its opinion, the Merger Consideration proposed to be paid to the holders of shares of Crinetics common stock (other than Excluded Shares) pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to such holders. Representatives of Paul, Weiss also discussed with the Board of Directors the material terms of the proposed merger agreement and other transaction documentation. Following these discussions, the Board of Directors unanimously (1) determined that the Merger and the Transactions are fair to, and in the best interests of, Crinetics and its shareholders; (2) duly authorized and approved and declared advisable the Merger, the Merger Agreement and the execution, delivery and performance by Crinetics of the Merger Agreement and the consummation by Crinetics of the Transactions; (3) directed that the Merger Agreement be submitted to Crinetics shareholders for adoption; and (4) recommended the adoption of the Merger Agreement by Crinetics shareholders.
Following the meeting of the Board of Directors on July 6, 2026, Crinetics and Vertex entered into the Merger Agreement and issued a press release announcing the execution of the Merger Agreement.
Recommendation of the Board of Directors and Reasons for the Merger
Recommendation of the Board of Directors
The Board of Directors, after consulting with our financial advisors and outside legal counsel and reviewing and considering the various factors more fully described in the enclosed proxy statement, has unanimously (1) determined that the Merger and the Transactions are fair to, and in the best interests of, Crinetics and its shareholders; (2) duly authorized and approved and declared advisable the Merger, the Merger Agreement and the execution, delivery and performance by Crinetics of the Merger Agreement and the consummation by Crinetics of the Transactions; (3) directed that the Merger Agreement be submitted to holders of Crinetics common stock for adoption; and (4) recommended the adoption of the Merger Agreement by the holders of Crinetics common stock.
The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Reasons for the Merger
In evaluating the Merger Agreement and the Transactions, including the Merger, the Board of Directors consulted with our senior management, our financial advisors and our outside legal counsel, and considered a number of factors, including the following non-exhaustive list of material reasons (which are not listed in order of relative importance) that the Board of Directors believes support its unanimous determination and recommendation:
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Merger Consideration; Certainty of Value. The Board of Directors weighed, on the one hand, the certainty of our shareholders receiving $85.00 per share in cash in the Merger, compared with, on the other hand, the uncertainty that trading values for the shares of our common stock would approach an amount comparable to the Merger Consideration in the foreseeable future. The Board of Directors believed this certainty of value and liquidity to our shareholders was compelling, especially when viewed against the uncertainties associated with executing our standalone plan (including the timeline and execution risks associated with achieving the Projections, which are discussed further in the section of this proxy statement captioned “The Merger—Certain Financial Projections”) and the other risk factors set forth in Crinetics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and subsequent Quarterly Reports on Form 10-Q.

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Attractive Value. The Board of Directors considered the fact that the cash consideration of $85.00 per share represented an attractive value for the shares of our common stock, and after its review, believed that the cash consideration of $85.00 per share represented the best value reasonably available for our shareholders, while providing an opportunity, in certain circumstances, to consider an unsolicited alternative Company Takeover Proposal (as deﬁned in the section of this proxy statement captioned “The Merger Agreement—Company Takeover Proposals”) made after the signing of the Merger Agreement.
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Negotiation Process. The Board of Directors considered the fact that the terms of the Merger Agreement and the Transactions were the result of robust arm’s length negotiations conducted at the direction of the Board of Directors and with the assistance of independent financial advisors and outside legal counsel. The Board of Directors also considered the enhancements that Crinetics and its advisors were able to obtain as a result of negotiations with Vertex and its financial and legal advisors following the March 24 Proposal, including that Vertex had increased its offer price from an initial price of $78.00 per share in cash to a ﬁnal price of $85.00 per share in cash in the Merger and that representatives of Vertex had stated $85.00 per share in cash was Vertex’s best and final offer. The Board of Directors also considered that these negotiations, in its view, resulted in the most favorable terms that were reasonably attainable for our shareholders. Our Board of Directors believed, after consultation with our financial advisors, that the Merger Consideration was the maximum price at which Vertex would pursue the acquisition of Crinetics and that further negotiations would have created a risk of materially delaying entry into the Merger Agreement or causing Vertex to abandon the Transactions altogether.

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Implied Premium. The Board of Directors considered the current and historical market prices, volatility and trading information regarding shares of our common stock, including the fact that the Merger Consideration represented a premium of approximately 101% over the closing price of $42.23 per share of our common stock on July 2, 2026, the last trading day before the Board of Directors approved the Transactions, and a premium of approximately 136% based on the volume weighted average price for the 30-calendar day ended July 2, 2026 of $36.00 per share of our common stock.

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Product Development and Regulatory Risks. The Board of Directors considered the risks and uncertainties inherent to the commercialization of our lead product, PALSONIFY (paltusotine) (as well as the research and development of paltusotine with respect to additional indications), the research, development and commercialization of our late-stage clinical program, atumelnant, and the further research, development and commercialization of our other product candidates. Such risks and uncertainties include risks relating to: (i) potential timing delays or difficulty obtaining FDA (or other applicable) approvals and the costs to obtain such approvals; (ii) our reliance on third parties to conduct preclinical studies and clinical trials and manufacture and supply our product candidates for clinical and preclinical development and for commercialization; (iii) patient qualiﬁcation and enrollment in our clinical trials; (iv) the funding required to complete development and future commercialization of our product candidates; (v) future legislation and healthcare reform; and (vi) the other risks and uncertainties set forth in Crinetics’ Annual Report on Form 10-K for the ﬁscal year ended December 31, 2025, and subsequent Quarterly Reports on Form 10-Q.

•
Competition. The Board of Directors considered competitive considerations, including that certain other biopharmaceutical companies are or may be developing product candidates targeting the same endocrine disorders as Crinetics and universities and other research institutions may be engaged in endocrinology research that is in competition with our research. The Board of Directors further considered that our clinical trials may compete with other clinical trials for product candidates that are in the same therapeutic areas as those of Crinetics.

•
Possible Strategic Alternatives. The Board of Directors considered the process we conducted with the assistance of J.P. Morgan and Leerink Partners in response to Vertex’s proposal, as further described in the section of this proxy statement captioned “The Merger—Background of the Merger.” As part of this process, representatives from J.P. Morgan and Leerink Partners identified and contacted six potential counterparties regarding a potential strategic transaction, each of which ultimately declined to pursue such a transaction. After a thorough review of strategic alternatives and discussions with our management and independent financial advisors and outside legal counsel, the Board of Directors determined that it was unlikely that any other potential counterparty would be willing and able to acquire Crinetics at a price in excess of the Merger Consideration, and that the Merger Consideration was more favorable to our shareholders than the expected potential value that might result from other strategic alternatives available, including remaining a standalone public company.

•
Fairness Opinions of J.P. Morgan and Leerink Partners. The Board of Directors also considered the separate opinions of J.P. Morgan and Leerink Partners, each as a financial advisor to Crinetics, each rendered orally to the Board of Directors on July 6, 2026, that, as of the date of each such opinion and based upon and subject to the various assumptions, limitations, procedures followed, matters considered and qualifications set forth in each such opinion, as applicable, the Merger Consideration to be paid to our shareholders (other than as specified in each such opinion) was fair, from a financial point of view, to such shareholders (as further described in the sections of this proxy statement captioned “The Merger—Opinion of Crinetics’ Financial Advisor—J.P. Morgan Securities LLC” and “The Merger—Opinion of Crinetics’ Financial Advisor—Leerink Partners LLC”).

•
Appraisal Rights. The Board of Directors considered the fact that statutory appraisal rights under Section 262 in connection with the Merger will be available to shareholders who do not vote in favor of the adoption of the Merger Agreement, properly demand appraisal of their shares of our common stock and fully comply with all required procedures under Section 262 (as further described in the section of this proxy statement captioned “The Merger—Appraisal Rights”).

•
Opportunity of Company Shareholders to Vote; Rights to Adjourn or Postpone to Solicit Additional Votes. The Board of Directors considered the fact that the Transactions would be subject to the approval of our shareholders, and that our shareholders would be free to evaluate the Transactions and vote for or against the adoption of the Merger Agreement at the Special Meeting. In addition, the Board of Directors considered the fact that we can require the adjournment or postponement of the Special Meeting, upon the terms and subject to the conditions speciﬁed in the Merger Agreement, for the absence of a quorum at the Special Meeting or to allow additional solicitation of votes in order to obtain the adoption of the Merger Agreement by holders representing at least a majority of all outstanding shares of our common stock entitled to vote thereon.

•	No Vote of Vertex Shareholders. The Board of Directors considered the fact that the Merger is not subject to the conditionality and execution risk of any required approval by Vertex’s shareholders.
•
Timing and Likelihood of Consummation. The Board of Directors considered the timing and likelihood that the Transactions would be consummated based on, among other things (not in any relative order of importance and as further described in the section of this proxy statement captioned “The Merger Agreement—Conditions to the Closing of the Merger”):

○	the fact that there are not expected to be significant antitrust or other regulatory impediments;
○
the likelihood of obtaining required regulatory approvals, including the requirements for Vertex to seek the required regulatory approvals (subject to the limitations in the Merger Agreement) (as further described in the section of this proxy statement captioned “The Merger Agreement—Filings, Consents and Approvals”);

○	the fact that approval of the Merger by our shareholders is a condition to the Closing; and
○	the fact that the conditions to the Closing are specific and limited in scope.
•
No Financing Condition. The Board of Directors considered Vertex’s financial condition and the fact that Vertex and Merger Sub’s obligations under the Merger Agreement are not subject to any conditions regarding their ability to obtain financing for the consummation of the Transactions, which supported the determination of the Board of Directors that Vertex and Merger Sub will have adequate financial resources to pay its obligations under the Merger Agreement and that a transaction with Vertex was reasonably likely to be consummated successfully.

•
Financing of the Merger. The Board of Directors considered the terms of the financing for the Merger, including the fact that Vertex has entered into the Debt Commitment Letter pursuant to which the lenders thereto have committed to provide Vertex with an unsecured 364-day bridge loan facility in an aggregate principal amount of $4.5 billion. For additional information regarding the financing of the Merger, see the section of this proxy statement captioned “The Merger—Financing of the Merger”).

•
Specific Performance and Damages. The Board of Directors considered the fact that we have the right to seek specific performance to cause Vertex to consummate the Merger, and, if specific performance is not granted, we have the right to pursue damages, including as a result of foregone opportunities or based on the difference between the Merger Consideration that our shareholders would be entitled to if the Transactions were consummated and the pre-announcement trading price of our common stock.

•
Other Terms of the Merger Agreement. The Board of Directors considered other terms of the Merger Agreement, as further described under the section of this proxy statement captioned “The Merger Agreement,” including:

○
Ability to Respond to Unsolicited Company Takeover Proposals. Our ability, in certain circumstances, to furnish information to and conduct negotiations with a third party regarding an unsolicited alternative Company Takeover Proposal that the Board of Directors determines in good faith, after consulting with its outside legal counsel and a ﬁnancial advisor, constitutes or would reasonably be expected to lead to a Superior Company Proposal (as further described in the section of this proxy statement captioned “The Merger Agreement—Company Takeover Proposals”).

○
Adverse Recommendation Change in Response to a Superior Company Proposal or an Intervening Event. The ability of the Board of Directors, in certain circumstances, to (i) change its recommendation in favor of the adoption of the Merger Agreement in response to a Company Takeover Proposal or terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Company Proposal or (ii) change its recommendation in favor of the adoption of the Merger Agreement in response to an Intervening Event (as deﬁned in the section of this proxy statement captioned “The Merger Agreement—The Board of Directors’ Recommendation; Adverse Recommendation Change”); in each case (i) or (ii), subject to the ability of Vertex to negotiate revised terms and conditions of the Merger Agreement that would obviate the basis for such change in recommendation or, solely in respect of a Company Takeover Proposal, termination of the Merger Agreement (as further described in the section of this proxy statement captioned “The Merger Agreement—The Board of Directors’ Recommendation; Adverse Recommendation Change”).

○
Outside Date. The fact that the initial Outside Date of six months from the date of the Merger Agreement, which may be automatically extended for one additional period of three months in the event that, as of the Outside Date, the conditions to each party’s obligation to effect the Merger have been satisﬁed (other than those conditions that by their terms are to be satisfied at the Closing and one or more conditions regarding (1) the expiration or termination of any antitrust waiting periods or the receipt of antitrust approvals or (2) solely to the extent any applicable legal restraint relates to antitrust laws, the absence of any legal restraint preventing the Merger), is anticipated to allow for sufficient time to consummate the Transactions (as further described in the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement”).

○	Termination Fee. The fact that if the Merger Agreement is terminated:
•
by Vertex in connection with an Adverse Recommendation Change (as deﬁned in the section of this proxy statement captioned “The Merger Agreement—The Board of Directors’ Recommendation; Adverse Recommendation Change”) or an Intervening Event Adverse Recommendation Change (as deﬁned in the section of this proxy statement captioned “The Merger Agreement—The Board of Directors’ Recommendation; Adverse Recommendation Change”);

•	by the Company in connection with its acceptance of a Superior Company Proposal and entry into a definitive agreement with respect thereto; or
•
by (a) either Vertex or Crinetics if the Effective Time has not occurred on or prior to the Outside Date, (b) either Vertex or Crinetics if Crinetics shareholder approval is not obtained at the Special Meeting or (c) Vertex as a result of Crinetics’ breach of any representation or warranty or its failure to perform any covenant, and, in any case, a Company Takeover Proposal has been proposed or announced or otherwise becomes known to our Board of Directors and, in any case, not withdrawn by a certain time, and following any such termination described in (a), (b) or (c), within 12 months of such termination we consummate, or enter into a definitive agreement with respect to any Company Takeover Proposal that is subsequently consummated (whether such consummations occurs during or after such 12-month period), we will be required to pay to Vertex a termination fee of $350,474,425, an amount which the Board of Directors considered reasonable in light of the overall terms of the Merger Agreement, within the range of termination fees in other transactions of this size and nature and not likely to deter a third party from making a Company Takeover Proposal (as further described in the section of this proxy statement captioned “The Merger Agreement—Expenses; Termination Fee”).
•
Treatment of Equity Awards. The fact that all Company Stock Options and Company RSUs will vest in full immediately prior to the Effective Time and be canceled in exchange for cash consideration equal to, in the case of stock options, the excess of the Merger Consideration over the applicable exercise price, and, in the case of RSUs, the Merger Consideration, in each case without interest and less any applicable tax withholdings.

In the course of reaching the determinations and decisions and making the recommendation described above, the Board of Directors, in consultation with our senior management, financial advisors and outside legal counsel, also considered the risks and potential reasons not to proceed with the Transactions, including the following material reasons (which reasons are not necessarily presented in order of relative importance):
•
No Participation in Future Gains. The Board of Directors considered the fact that we will no longer exist as an independent public company and that our shareholders will forego any future increase in our value that might result from earnings or possible growth as an independent company if the Transactions are completed.

•
Potential Negative Impact on Crinetics’ Business. The Board of Directors considered the possible negative effect of the Transactions and public announcement of the Transactions on our operations and our relationships with suppliers, business partners, customers, key stakeholders, management and employees, including, among other possible negative effects, limitations on our ability to retain key personnel with the Transactions are pending, the possibility of any suit, action or proceeding in respect of the Merger Agreement, the diversion of attention of our management and employees and the effect of such disruptions on our operating results in the event the Transactions, including the Merger, are not consummated in a timely manner.

•
Inability to Solicit Takeover Proposals. The Board of Directors considered the fact that the Merger Agreement contains covenants prohibiting us from soliciting potential Company Takeover Proposals and restricting our ability to entertain potential Company Takeover Proposals unless certain conditions are satisfied. The Board of Directors also considered the fact that the right afforded to Vertex under the Merger Agreement to review the material terms of a Company Takeover Proposal that the Board of Directors determines in good faith is a Superior Company Proposal and require us to negotiate in good faith with Vertex to enable Vertex to revise the terms of the Merger Agreement to cause the Superior Company Proposal to no longer constitute a Superior Company Proposal may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, Crinetics (as further described in the section of this proxy statement captioned “The Merger Agreement—Company Takeover Proposals”).

•
The Termination Fee. The Board of Directors considered the fact that we may be required to pay a termination fee of $350,474,425 to Vertex if the Merger Agreement is terminated under certain circumstances, including in connection with Crinetics accepting a Superior Company Proposal or due to the Board of Directors changing or withdrawing its recommendation in favor of the Merger (as further described in the section of this proxy statement captioned “The Merger Agreement—Expenses; Termination Fee”).

•
Litigation Risk. The Board of Directors considered the risk of litigation in connection with the execution of the Merger Agreement and the consummation of the Transactions that, even if lacking in merit, could nonetheless result in distraction and expense.

•
Taxable Nature of the Merger Consideration. The Board of Directors considered the fact that the receipt of Merger Consideration in exchange for our common stock will generally be a taxable transaction for U.S. federal income tax purposes, meaning that shareholders who are U.S. Holders generally will recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of our common stock for the Merger Consideration (as further described in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”).

•
Interim Operating Covenants. The Board of Directors considered the fact that the Merger Agreement imposes restrictions on the conduct of our business prior to the Effective Time, requiring Crinetics to conduct its business in the ordinary course in all material respects and refrain from taking certain speciﬁed actions without the prior consent of Vertex (with certain exceptions, as further described in the section of this proxy statement captioned “The Merger Agreement—Conduct of Business Pending the Merger”). The Board of Directors considered that such restrictions may potentially delay or prevent us from pursuing opportunities that may arise pending consummation of the Transactions.
•	Risks That the Merger Might Not Be Approved by Our Shareholders. The Board of Directors considered the possibility that the Merger Proposal will not be approved by our shareholders.
•
Risks That the Merger Might Be Delayed or Not Be Completed at All. The Board of Directors considered the fact that, although we expect that the Transactions will be consummated, there can be no assurance that all conditions to the parties’ obligations to consummate the Transactions will be satisﬁed, and considered the risks and costs to Crinetics if the Transactions are not consummated, including transaction costs, the diversion of management and employee attention, potential employee attrition, the potential effect on vendors, distributors, customers, partners, licensees and others that do business with us, and the potential effect on the trading price of our common stock.

•
Transaction Costs. The Board of Directors considered the fact that signiﬁcant costs have been and will continue to be incurred in connection with negotiating, entering into and completing the Transactions (regardless of whether the Transactions are consummated), and that substantial time and effort of our management and other key employees have been and will be required, potentially resulting in disruptions to the operation of our business. If the Merger is not consummated, we will be required to pay our own expenses associated with the Merger Agreement and Transactions, and the resulting public announcement of the termination of the Merger Agreement could affect the trading price of our common stock.

•
Potential Future Share Price. The possibility that, although the Merger provides our shareholders the opportunity to realize a premium to the price at which our common stock traded prior to the public announcement of the Merger, the price of our common stock might have increased in the future to a price greater than the Merger Consideration.

•
Potential Conflicts of Interest. The Board of Directors considered the potential conflicts of interest created by the fact that our executive officers and directors may have interests in the Transactions that may be different from or in addition to those of other shareholders (as further described in the section of this proxy statement captioned “The Merger—Interests of Crinetics’ Directors and Executive Officers in the Merger”).

•
Regulatory Approval and Risks of Pending Actions. The Board of Directors considered the fact that the completion of the Merger requires certain regulatory approvals, and that there can be no assurances that such approvals will be obtained in a timely manner or at all. The Board of Directors also considered the fact that the Merger Agreement does not require Vertex to agree to take specified actions with respect to its business, and Vertex will only be required to agree to such actions with respect to our business if they are conditioned on the Merger and are not reasonably expected to be material and adverse to Crinetics and its subsidiaries, taken as a whole. The Board of Directors also considered the fact that consummation of the Merger is subject to a condition that there be no judgment issued or other legal restraint or prohibition imposed that prevents or prohibits consummation of the Merger (as further described in the section of this proxy statement captioned “The Merger Agreement—Conditions to the Closing of the Merger”).

The Board of Directors concluded that, overall, the potential benefits of the Transactions to our shareholders outweighed the risks and the uncertainties of the Merger. The foregoing discussion of reasons considered by the Board of Directors contains the material reasons considered by the Board of Directors, but is not in any way intended to be exhaustive. In light of the variety of reasons considered in connection with its evaluation of the Transactions, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific reasons considered in reaching its determinations and recommendations. Each member of the Board of Directors applied their own individual business judgment to the process and may have given different weight to different reasons. The Board of Directors did not undertake to make any specific determination as to whether any reason or any particular aspect of a reason supported or did not support its ultimate determination. Rather, the Board of Directors based its recommendation on the totality of the information presented.
Opinion of Crinetics’ Financial Advisor — J.P. Morgan Securities LLC
Pursuant to an engagement letter, the Company retained J.P. Morgan as one of its financial advisors in connection with the proposed Merger.

At the meeting of the Board of Directors on July 6, 2026, J.P. Morgan rendered its oral opinion to the Board of Directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the Merger Consideration to be paid to the holders of Crinetics common stock in the proposed Merger was fair, from a financial point of view, to such shareholders. J.P. Morgan has confirmed its July 6, 2026 oral opinion by delivering its written opinion to the Board of Directors, dated July 6, 2026, that, as of such date, the Merger Consideration to be paid to the holders of Crinetics common stock in the proposed Merger was fair, from a financial point of view, to such shareholders.
The full text of the written opinion of J.P. Morgan, dated July 6, 2026, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Company’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Board of Directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the Merger Consideration to be paid to the holders of Crinetics common stock in the proposed Merger and did not address any other aspect of the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the proposed Merger or any other matter.
In arriving at its opinions, J.P. Morgan, among other things:
•	reviewed the Merger Agreement;
•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;
•
compared the proposed financial terms of the proposed Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•
compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Crinetics common stock and certain publicly traded securities of such other companies;

•
reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business (which are the Management Forecasts further described in the section of this proxy statement captioned “The Merger—Certain Financial Projections”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.
In addition, J.P. Morgan held discussions with certain members of the management of the Company and Parent with respect to certain aspects of the proposed Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify any such information or its accuracy or completeness, and pursuant to its engagement letter with the Company, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on the Management Forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the proposed Merger and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement. J.P. Morgan also assumed that the representations and warranties made by the Company and Parent in the Merger Agreement and any related agreements were and will be true and correct in all respects material to its analysis.

J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed Merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the proposed Merger.
The Management Forecasts furnished to J.P. Morgan were prepared by the Company’s management. The Company does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed Merger, and such projections were not prepared with a view toward public disclosure. The Management Forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company’s management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the Management Forecasts and other forward-looking statements, please refer to the section of this proxy statement captioned “The Merger—Certain Financial Projections.”
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of Crinetics common stock in the proposed Merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration paid in connection with the proposed Merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed Merger, or any class of such persons relative to the Merger Consideration to be paid to the holders of Crinetics common stock in the proposed Merger or with respect to the fairness of any such compensation.
The terms of the Merger Agreement, including the Merger Consideration, were determined through arm’s length negotiations between the Company and Parent, and the decision to enter into the Merger Agreement was solely that of the Board of Directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Board of Directors in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Board of Directors or management with respect to the proposed Merger or the Merger Consideration.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Board of Directors on July 6, 2026 and in the presentation delivered to the Board of Directors on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Board of Directors and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to the Company. The companies selected by J.P. Morgan were as follows:
•	Ascendis Pharma A/S
•	BridgeBio Pharma, Inc.
•	CRISPR Therapeutics AG
•	Cytokinetics, Incorporated
•	Denali Therapeutics Inc.
•	Rhythm Pharmaceuticals, Inc.
•	Scholar Rock Holding Corporation
•	Ultragenyx Pharmaceutical Inc.

These companies were selected, among other reasons, because they are publicly traded companies with operations and business that, for the purposes of J.P. Morgan’s analysis, J.P. Morgan considered to be similar to those of the Company. However, certain of these companies may have characteristics that are materially different from those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect the Company.
Using publicly available information, J.P. Morgan calculated, for each selected company, the multiple of the company’s firm value (calculated as equity value, plus or minus, as applicable, net debt or net cash) to the analyst consensus estimate of the company’s calendar year 2030 revenue (the “FV / 2030E Revenue Multiple”), in each case based on closing stock prices as of July 2, 2026. J.P. Morgan noted that these multiples ranged from 2.1x to 9.5x, with a median of 5.5x. Based on the results of this analysis, J.P. Morgan applied a FV / 2030E Revenue Multiple reference range of 2.1x to 9.5x to the Company’s estimated calendar year 2030 risk-adjusted revenue of approximately $1,057 million, as provided by Company management in the Management Forecasts. The analysis indicated a range of implied equity values for the Crinetics common stock (rounded to the nearest $0.25) of $30.75 to $95.00, which J.P. Morgan compared to (i) the unaffected closing price of the Crinetics common stock of $42.23 per share on July 2, 2026 and (ii) the Merger Consideration of $85.00 per share.
Selected Transactions Analysis. Using publicly available information, J.P. Morgan examined selected transactions with respect to businesses which J.P. Morgan judged to be similar to the Company’s business (or aspects thereof) based on J.P. Morgan’s experience and familiarity with the industries in which the Company operates. The following transactions were selected by J.P. Morgan as relevant to the evaluation of the proposed Merger:

Announcement Date	Acquiror	Target
June 9, 2026	GSK plc	Nuvalent, Inc.
February 23, 2026	Gilead Sciences, Inc.	Arcellx, Inc.
November 14, 2025	Merck & Co., Inc.	Cidara Therapeutics, Inc.
October 26, 2025	Novartis AG	Avidity Biosciences, Inc.
September 29, 2025	Genmab A/S	Merus N.V.
July 9, 2025	Merck & Co., Inc.	Verona Pharma plc
December 22, 2023	Bristol-Myers Squibb Company	Karuna Therapeutics, Inc.
November 30, 2023	AbbVie Inc.	ImmunoGen, Inc.
July 28, 2023	Biogen Inc.	Reata Pharmaceuticals, Inc.
April 30, 2023	Astellas Pharma Inc.	Iveric Bio, Inc.
August 8, 2022	Pfizer Inc.	Global Blood Therapeutics, Inc.
December 13, 2021	Pfizer Inc.	Arena Pharmaceuticals, Inc.
September 30, 2021	Merck & Co., Inc.	Acceleron Pharma Inc.

None of the selected transactions reviewed was identical to the proposed Merger. However, the selected transactions were chosen because certain financial aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the proposed Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected transactions differently than they would affect the proposed Merger.
Using publicly available information, J.P. Morgan calculated, for each selected transaction, the multiple of the target company’s firm value implied in the relevant transaction to the target company’s estimated revenue for the fifth full 12-month period following the announcement of the applicable transaction (the “FV / 5-Year Forward Revenue Multiple”). J.P. Morgan noted that these multiples ranged from 4.0x to 8.3x, with a median of 5.0x. Based on the results of this analysis, J.P. Morgan applied a FV / 5-Year Forward Revenue Multiple reference range of 4.0x to 8.3x to the Company’s estimated calendar year 2030 risk-adjusted revenue of approximately $1,057 million, as provided by Company management in the Management Forecasts. The analysis indicated a range of implied equity values for the Crinetics common stock (rounded to the nearest $0.25) of $47.75 to $84.75, which J.P. Morgan compared to (i) the unaffected closing price of the Crinetics common stock of $42.23 per share on July 2, 2026 and (ii) the Merger Consideration of $85.00 per share.
Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for the Crinetics common stock. J.P. Morgan confirmed the unlevered free cash flows that the Company is expected to generate during fiscal years 2026 through 2045 based upon the Management Forecasts (for additional information, please refer to the section of this proxy statement captioned “The Merger—Certain Financial Projections”). J.P. Morgan also calculated a range of terminal values of the Company at the end of the projection period by applying a perpetual growth rate ranging from 1.0% to 3.0% to the unlevered free cash flow of the Company during the terminal year of the projection period. The unlevered free cash flows and the range of terminal values were then discounted to present values as of June 30, 2026 using a range of discount rates from 10.5% to 12.5%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company, and using a mid-year discounting convention. This analysis reflected a 22% effective tax rate and the impact of tax savings from usage of the Company’s U.S. federal net operating loss carryforwards of approximately $862 million as of December 31, 2025 and additional net operating losses generated during the forecast period, and the Company’s estimated net cash as of June 30, 2026, each as provided by the management of the Company. J.P. Morgan then divided the resulting implied equity value by the number of fully diluted outstanding shares of the Crinetics common stock to derive a range of implied per share equity values for the Crinetics common stock (rounded to the nearest $0.25) of $68.25 to $86.00. J.P. Morgan compared this range to (i) the unaffected closing price of the Crinetics common stock of $42.23 per share on July 2, 2026 and (ii) the Merger Consideration of $85.00 per share.
Other Information. J.P. Morgan observed certain additional information for reference purposes only and not as a component of its fairness analysis:
•
52-Week Trading Range. J.P. Morgan reviewed the historical closing trading prices of the Crinetics common stock during the 52-week period ending July 2, 2026, which reflected low and high closing prices for the Crinetics common stock of $26.85 to $56.43 per share. J.P. Morgan compared this range to the Merger Consideration of $85.00 per share.

•
Analyst Price Targets. J.P. Morgan reviewed 15 publicly available equity research analyst price targets for the Crinetics common stock as of July 2, 2026, which indicated low and high price targets ranging from $55.00 to $97.00 per share, with a median price target of $84.00 per share, based on 15 broker price targets. J.P. Morgan noted that, when discounted to present value by one year at an illustrative cost of equity of 11.5%, such price targets implied a reference range of approximately $49.25 to $87.00 per share. J.P. Morgan compared these ranges to the Merger Consideration of $85.00 per share.

•
Premia Paid Analysis. J.P. Morgan reviewed the premiums paid in the selected biopharmaceutical merger and acquisition transactions described above in the section of this proxy statement captioned “The Merger—Selected Transactions Analysis”. J.P. Morgan noted that these premiums ranged from 13% to 109% based on the target companies’ one-day unaffected closing share prices. Applying this range to the Company’s unaffected closing share price of $42.23 on July 2, 2026, resulted in an implied per share equity value range of approximately $47.75 to $88.25 per share. J.P. Morgan compared this range to the Merger Consideration of $85.00 per share.

Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of the Company. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to the Company, and none of the selected transactions reviewed was identical to the proposed Merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the proposed Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the proposed Merger.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the proposed Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters, including advising on transactions such as the proposed Merger, and its familiarity with the Company and the industries in which it operates.
For services rendered in connection with the proposed Merger, the Company has agreed to pay J.P. Morgan a fee estimated to be approximately $69.4 million, $2.0 million of which became payable to J.P. Morgan upon the delivery of J.P. Morgan’s opinion and the remainder of which is contingent and payable upon the consummation of the proposed Merger. In addition, the Company has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with the Company for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included J.P. Morgan’s having acted as joint lead bookrunner on the Company’s offering of equity securities in January 2026. During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates had any material financial advisory or other material commercial or investment banking relationship with Parent. During the two-year period preceding the date of J.P. Morgan’s opinion, the aggregate fees recognized by J.P. Morgan from the Company were approximately $6.5 million, and the aggregate fees recognized by J.P. Morgan from Parent were approximately $1.0 million. In addition, as of the date of its opinion, J.P. Morgan and its affiliates held, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and Parent. In the ordinary course of their businesses, J.P. Morgan and its affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or Parent for their own accounts or for the accounts of customers and, accordingly, they are likely at any time to hold long or short positions in such securities or other financial instruments.
Opinion of Crinetics’ Financial Advisor — Leerink Partners LLC
Introduction
Crinetics retained Leerink Partners as one of its financial advisors in connection with the Merger. In connection with this engagement, the Board of Directors requested that Leerink Partners evaluate the fairness, from a financial point of view, to the holders of shares of Crinetics common stock (other than the holders of Excluded Shares) of the Merger Consideration proposed to be paid to such holders pursuant to the terms of the Merger Agreement.
On July 6, 2026, Leerink Partners rendered to the Board of Directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated the same date that, as of such date and based upon and subject to the assumptions made, and the qualifications and limitations upon the review undertaken by Leerink Partners in preparing its opinion, the Merger Consideration proposed to be paid to the holders of shares of Crinetics common stock (other than Excluded Shares) pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of the written opinion of Leerink Partners, dated July 6, 2026, which describes the assumptions made, and the qualifications and limitations upon the review undertaken by Leerink Partners in preparing its opinion, is attached to this proxy statement as Annex C and is incorporated herein by reference. The summary of the written opinion of Leerink Partners set forth below is qualified in its entirety by the full text of the written opinion attached hereto as Annex C. Leerink Partners’ financial advisory services and opinion were provided for the information and assistance of the Board of Directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of the Board of Directors’ consideration of the Merger. The opinion of Leerink Partners addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of shares of Crinetics common stock (other than

Excluded Shares) of the Merger Consideration proposed to be paid to such holders pursuant to the terms of the Merger Agreement. The opinion of Leerink Partners did not address any other term or aspect of the Merger Agreement or the Merger and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or otherwise act with respect to the Merger or any other matter.
The full text of Leerink Partners’ written opinion should be read carefully in its entirety for a description of the assumptions made, and the qualifications and limitations upon the review undertaken by Leerink Partners in preparing its opinion.
In connection with rendering the opinion described below and performing its related financial analyses, Leerink Partners reviewed, among other things:
•	the proposed execution version of the Merger Agreement, as provided to Leerink Partners by the Company on July 6, 2026;
•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed by the Company with the SEC;
•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, as filed by the Company with the SEC;
•	certain Current Reports on Form 8-K, as filed by the Company with, or furnished by the Company to, the SEC;
•	certain publicly available research analyst reports for the Company;
•	certain other communications from the Company to its stockholders; and
•
the Management Forecasts prepared by management of the Company as furnished to, and approved by the Company for use by, Leerink Partners for purposes of its opinion (as further described in the section of this proxy statement captioned “The Merger—Certain Financial Projections”).

Leerink Partners also conducted discussions with members of the senior management and representatives of the Company regarding their assessment of the Management Forecasts. In addition, Leerink Partners reviewed the publicly available financial and stock market data, including valuation multiples, for certain other companies, the securities of which are publicly traded, in lines of business that Leerink Partners deemed relevant and compared that data to the publicly available stock market data as well as the Management Forecasts for the Company. Leerink Partners also compared certain of the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other transactions that Leerink Partners deemed relevant and conducted such other financial studies and analyses and took into account such other information as Leerink Partners deemed appropriate.
Leerink Partners assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Leerink Partners for purposes of its opinion and, with the Board of Directors’ consent, Leerink Partners relied upon such information as being complete and accurate. In that regard, Leerink Partners assumed, at the direction of the Board of Directors, that the Management Forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and Leerink Partners relied, at the direction of the Board of Directors, on the Management Forecasts for purposes of Leerink Partners’ analysis and opinion. Leerink Partners expressed no view or opinion as to the Management Forecasts or the assumptions on which it was based. In addition, at the direction of the Board of Directors, Leerink Partners did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor was Leerink Partners furnished with any such evaluation or appraisal, and Leerink Partners was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company.
Leerink Partners assumed, at the direction of the Board of Directors, that the final executed Merger Agreement would not differ in any respect material to Leerink Partners’ analysis or opinion from the last version of the Merger Agreement reviewed by Leerink Partners. Leerink Partners also assumed, at the direction of the Board of Directors, that the representations and warranties made by the Company and Parent and Merger Sub in the Merger Agreement were and would continue to be true and correct in all respects material to Leerink Partners’ analysis. Furthermore, Leerink Partners assumed, at the direction of the Board of Directors, that the Merger would be consummated on the terms set forth in the Merger Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Leerink Partners’ analysis or opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction, condition or other change would be imposed, the effect of which would be material to Leerink Partners’ analysis or opinion. Leerink Partners did not evaluate and did not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Merger on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Leerink Partners is not a legal, regulatory, tax or accounting advisor, and Leerink Partners expressed no opinion as to any legal, regulatory, tax or accounting matters.
Leerink Partners expressed no view as to, and its opinion did not address, the Company’s underlying business decision to proceed with or effect the Merger, or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. The opinion of Leerink Partners was limited to and addressed only the fairness, from a financial point of view, as of the date of the written opinion of Leerink Partners, to the holders of shares of Crinetics common stock (other than Excluded Shares) of the Merger Consideration proposed to be paid to such holders pursuant to the terms of the Merger Agreement. Leerink Partners was not asked to, and Leerink Partners did not, express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement, or the Merger, including, without limitation, the structure or form of the Merger, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Merger, including, without limitation, the fairness of the Merger or any other term or aspect of the Merger to, or any consideration to be received in connection therewith by, or the impact of the Merger on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, Leerink Partners expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any other party, or class of such persons in connection with the Merger, whether relative to the Merger Consideration proposed to be paid to the holders of Crinetics common stock pursuant to the terms of the Merger Agreement or otherwise. The opinion of Leerink Partners was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Leerink Partners as of, the date of its written opinion, and Leerink Partners does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of such written opinion. The opinion of Leerink Partners does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or otherwise act with respect to the Merger or any other matter. Leerink Partners’ financial advisory services and its opinion were provided for the information and assistance of the Board of Directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Merger.
The issuance of Leerink Partners’ opinion was approved by the Leerink Partners LLC Fairness Opinion Review Committee.
Summary of Financial Analyses by Leerink Partners LLC
The summary below of the financial analyses prepared by Leerink Partners and reviewed with the Board of Directors is not a complete description of the opinion of Leerink Partners or the underlying analyses, or of the factors considered in connection with the opinion of Leerink Partners delivered on July 6, 2026. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Leerink Partners arrived at its opinion based on the results of all analyses undertaken by it and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Leerink Partners believes that its analyses must be considered as a whole and that selecting portions of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and the opinion of Leerink Partners. The order of the analyses described below does not represent the relative importance or weight given to those analyses by Leerink Partners.
In its analyses, Leerink Partners considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of the Company. An evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the results of any particular analysis.
The estimates contained in the analyses of Leerink Partners and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, the analyses of Leerink Partners are inherently subject to substantial uncertainty.
Leerink Partners was not requested to, and did not, recommend or determine the specific consideration payable in the Merger. The type and amount of consideration payable was determined through negotiations between the Company and Parent and the Company’s decision to enter into the Merger Agreement was solely that of the Board of Directors. The opinion of Leerink Partners was only one of many factors considered by the Board of Directors in its evaluation of the Merger and should not be viewed as determinative of the views of the Board of Directors or the Company’s management with respect to the Merger, the Merger Consideration or any other aspect of the Merger.
The following is a summary of the material financial analyses reviewed with the Board of Directors and performed by Leerink Partners in connection with its opinion, which was delivered orally to the Board of Directors on July 6, 2026 and subsequently confirmed in the written opinion of Leerink Partners, dated July 6, 2026. Although the written opinion of Leerink Partners attached hereto as Annex C and the summary set forth below do not purport to describe all work performed and information considered by Leerink Partners, all material studies and analyses performed by Leerink Partners are described herein. Future results may be different from those described and such differences may be material. For purposes of the analyses described below, Leerink Partners was directed by the Board of Directors to rely upon the Management Forecasts.
Discounted Cash Flow Analysis
A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or set of assets by calculating the “present value” of estimated future cash flows of the asset or set of assets. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.
Leerink Partners performed a discounted cash flow analysis of the Company based on the forecasted, risk-adjusted, after-tax unlevered free cash flows of the Company over the period beginning on July 1, 2026 and ending on December 31, 2045 and the impact of tax savings from usage of the Company’s U.S. federal net operating loss carryforwards of approximately $862 million as of December 31, 2025 and additional net operating losses generated during the forecast period, as set forth in the Management Forecasts which are further described in the section of this proxy statement captioned “The Merger—Certain Financial Projections”. Leerink Partners calculated an implied terminal value for the Company using a perpetuity growth rate ranging from 1.00% to 3.00% to the Company’s terminal year forecasted, risk-adjusted, after-tax unlevered free cash flows, as directed by Company management. These amounts were then discounted to present value as of June 30, 2026 using a discount rate range of 10.50% to 12.50%, which Leerink Partners determined based upon its professional expertise and judgment, and a mid-year discounting convention. Leerink Partners then added the assumed net cash position as of June 30, 2026 provided by Company management of approximately $1,209 million to the present value of the foregoing amounts to derive an implied equity value, which it then divided by the number of shares of Crinetics common stock outstanding on a fully-diluted basis as of July 1, 2026, as set forth in the Management Forecasts.
This analysis resulted in an implied range of equity value per share of Crinetics common stock of approximately $68.20 to $86.02 (rounded to the nearest $0.01). Leerink Partners then compared this range of implied equity value per share of Crinetics common stock to the Merger Consideration of $85.00 per share of Crinetics common stock.
Selected Precedent Transactions Multiples Analysis
Leerink Partners reviewed and analyzed certain financial information relating to the following selected merger and acquisition transactions involving publicly traded companies in the five-year period preceding the date of the Merger Agreement that Leerink Partners, based on its experience and professional judgement, judged to be similar to the Company’s business (or aspects thereof). The following transactions were selected by Leerink Partners as relevant to the evaluation of the proposed Merger:

Announcement Date	Acquiror	Target
June 9, 2026	GSK plc	Nuvalent, Inc.
February 23, 2026	Gilead Sciences, Inc.	Arcellx, Inc.

Announcement Date	Acquiror	Target
November 14, 2025	Merck & Co., Inc.	Cidara Therapeutics, Inc.
October 26, 2025	Novartis AG	Avidity Biosciences, Inc.
September 29, 2025	Genmab A/S	Merus N.V.
July 9, 2025	Merck & Co., Inc.	Verona Pharma plc
December 22, 2023	Bristol-Myers Squibb Company	Karuna Therapeutics, Inc.
November 30, 2023	AbbVie Inc.	ImmunoGen, Inc.
July 28, 2023	Biogen Inc.	Reata Pharmaceuticals, Inc.
April 30, 2023	Astellas Pharma Inc.	Iveric Bio, Inc.
December 13, 2021	Pfizer Inc.	Arena Pharmaceuticals, Inc.
September 30, 2021	Merck & Co., Inc.	Acceleron Pharma Inc.

Using publicly available information obtained from SEC filings and other data sources as of the time of the public announcement of the selected merger and acquisition transactions, Leerink Partners calculated, for each selected merger and acquisition transaction, the upfront transaction enterprise value (calculated as the upfront transaction equity value (determined using the treasury stock method and taking into account outstanding in-the-money stock options, warrants, restricted stock units, performance stock units and other convertible securities), plus the book value of debt and certain liabilities less cash and cash equivalents and excluding any contingent or spinoff consideration) implied for each target company based on the consideration payable in such selected transaction as a multiple of such target company’s management’s projected risk-adjusted revenue for the fourth calendar year following the year of the transaction’s announcement, per such target company’s Schedule 14D-9 or proxy statement (“EV/CY+4 Revenue Multiple”).
None of the selected transactions reviewed are directly comparable to the proposed Merger. However, the selected transactions were chosen by Leerink Partners, among other reasons, because certain aspects of the transactions, for purposes of Leerink Partners’ analysis, may be considered similar to the proposed Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected transactions differently than they would affect the proposed Merger.
Leerink Partners noted that the 25th to 75th percentiles of these multiples ranged from 4.9x to 10.5x with a mean of 9.9x and a median of 8.3x. Based on the results of this analysis, Leerink Partners selected a transaction EV/CY+4 Revenue Multiple reference range for the Company of 7.0x to 10.0x. Leerink Partners then applied such reference range to the Company’s risk-adjusted estimated calendar year 2030 revenue (representing CY+4 Revenue for the Company) of approximately $1,057 million, as provided in the Management Forecasts. The analysis indicated a range of implied equity value per share of Crinetics common stock (rounded to the nearest $0.01) of approximately $73.59 to $99.34. Leerink Partners then compared this range of implied value per share of Crinetics common stock to the Merger Consideration of $85.00 per share of Crinetics common stock.
Comparable Trading Companies Multiples Analysis
Leerink Partners reviewed and compared certain financial information of the Company to corresponding financial information of certain selected publicly traded companies engaged in businesses which Leerink Partners, based on its experience and professional judgement, judged to be analogous to the Company.
Using publicly available information obtained from SEC filings and other data sources as of July 2, 2026, Leerink Partners calculated, for each selected company, such selected company’s implied enterprise value (calculated as the equity value (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units, performance stock units and other convertible securities) plus the book value of debt and certain liabilities less cash and cash equivalents) as a multiple of Wall Street research analyst median consensus estimated revenue for calendar year 2030 (“EV/2030E Revenue Multiple”).
The companies selected by Leerink Partners were as follows:
•	BridgeBio Pharma, Inc.
•	Cytokinetics, Incorporated
•	Denali Therapeutics Inc.
•	Mirum Pharmaceuticals, Inc.

•	Rhythm Pharmaceuticals, Inc.
•	Scholar Rock Holding Corporation
•	Ultragenyx Pharmaceutical Inc.
None of the selected companies reviewed are directly comparable to the Company. However, the selected companies were chosen by Leerink Partners, among other reasons, because they are publicly traded companies with operations and business that, for purposes of Leerink Partners’ analysis, may be considered similar to those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect the Company.
Leerink Partners noted that the 25th to 75th percentiles of these multiples ranged from 5.0x to 6.2x with a mean of 5.7x and a median of 5.6x. Based on the results of this analysis, Leerink Partners selected an EV/2030E Revenue Multiple reference range for the Company of 4.0x to 6.0x. Leerink Partners then applied such reference range to the Company’s risk-adjusted estimated calendar year 2030 revenue of approximately $1,057 million, as provided in the Management Forecasts. The analysis indicated a range of implied equity value per share of Crinetics common stock (rounded to the nearest $0.01) of approximately $47.81 to $65.01. Leerink Partners then compared this range of implied value per share of Crinetics common stock to the Merger Consideration of $85.00 per share of Crinetics common stock.
Other Factors Observed by Leerink Partners LLC
Leerink Partners noted for the Board of Directors certain additional factors that were not considered part of its financial analyses for purposes of its opinion but were noted solely for reference and informational purposes:
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Premia Paid Analysis. Leerink Partners reviewed the premiums paid in the 12 selected biotech merger and acquisition transactions described above in the section of this proxy statement captioned “The Merger—Opinion of Crinetics’ Financial Advisor—Leerink Partners LLC—Selected Precedent Transactions Multiples Analysis.” The premiums in this analysis were calculated by comparing the per share acquisition price (excluding any contingent or spinoff consideration) in each transaction to the one-day unaffected closing share price of the target company’s common stock. Leerink Partners noted that the 25th to 75th percentile range of premiums paid was 41% to 90%. Applying this range to the Company’s unaffected closing share price of $42.23 on July 2, 2026 resulted in an illustrative range of implied equity value per share of Crinetics common stock of approximately $59.39 to $80.15 per share of Crinetics common stock (rounded to the nearest $0.01).

•
Analyst Price Targets Analysis. Leerink Partners reviewed selected public market price targets for shares of Crinetics common stock in 15 publicly available Wall Street research analyst reports as of July 2, 2026, which indicated low and high price targets for the Company ranging from $55.00 to $97.00 per share of Crinetics common stock.

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Historical Stock Price Trading Analysis. Leerink Partners reviewed the historical closing trading prices of shares of Crinetics common stock during the 52-week period ended July 2, 2026, which reflected low and high closing prices for shares of Crinetics common stock during such period of $26.85 and $56.43.

Miscellaneous
Leerink Partners is a full-service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. Leerink Partners has in the past provided certain investment banking services to the Company and its affiliates unrelated to the Merger, for which it has received compensation. During the two-year period prior to the date of Leerink Partners’ opinion, Leerink Partners has acted as (i) the lead-left bookrunning underwriter in the Company’s October 2024 underwritten public offering; (ii) the lead-left bookrunning underwriter in the Company’s January 2026 underwritten public offering; and (iii) a sales agent under the Company’s at-the-market sales agreement and has earned aggregate investment banking fees of approximately $16 million from such services. During the two-year period prior to the date of Leerink Partners’ opinion, Leerink Partners has not provided investment banking services to, or received any compensation from, Parent or any of its affiliates. In the ordinary course of business, Leerink Partners and its affiliates may, in the future, provide investment banking services to the Company, Parent or their respective affiliates and would expect to receive customary fees for the rendering of such services. In the ordinary course of Leerink Partners’ trading and brokerage activities, Leerink Partners has in the past held and may in the future hold positions, for Leerink Partners’ own account or the accounts of its customers, in equity, debt or other securities of the Company, Parent or their respective affiliates. Consistent with applicable legal and regulatory requirements, Leerink Partners has adopted policies and procedures to establish and maintain the independence of its research department and personnel. As a result, Leerink Partners’ research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to the Company, Parent and the Merger and other participants in the Merger that differ from the views of Leerink Partners’ investment banking personnel.
The Board of Directors selected Leerink Partners as a financial advisor in connection with the Merger based on Leerink Partners’ longstanding relationship and familiarity with the Company and its business, as well as Leerink Partners’ experience and expertise in the pharmaceutical industry and experience advising on transactions such as the proposed Merger. Leerink Partners is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.
In connection with Leerink Partners’ services as a financial advisor to the Company, the Company has agreed to pay Leerink Partners an aggregate fee estimated as of the announcement of the Merger Agreement to be approximately $60.8 million, $2.0 million of which became payable upon the rendering of Leerink Partners’ opinion, and the remainder of which is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse certain of Leerink Partners’ expenses arising, and to indemnify Leerink Partners against certain liabilities that may arise, out of Leerink Partners’ engagement.
Certain Financial Projections
We do not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, revenues, earnings or other results of operations, other than estimates of certain expected financial results and operational metrics in our regular annual and quarterly earnings press releases and other investor materials. This is due to, among other reasons, the unpredictability of the underlying assumptions and estimates and the inherent difficulty of accurately predicting financial performance for future periods.
The following Projections (as defined below) were prepared by our management and presented to the Board of Directors:
•
In September 2025, in connection with the Board of Directors’ annual review of our long-range strategic plan, our management, at the direction of the Board of Directors, prepared unaudited financial projections, (the “September 2025 Long-Range Plan”). The Board of Directors reviewed and discussed the September 2025 Long-Range Plan and provided feedback and recommendations for our management to consider and, as needed, reflect in further updated forecasts.

•
Following Vertex’s proposal to acquire Crinetics on March 24, 2026, our management, at the direction of the Board of Directors, prepared preliminary unaudited financial projections that were presented to the Board of Directors for initial review and discussion on April 3, 2026, (the “April 3 Preliminary Management Forecasts”). As further described in the section of this proxy statement captioned “The Merger—Background of the Merger,” the Board of Directors reviewed and discussed the April 3 Preliminary Management Forecasts, and directed our management to continue reviewing and, as needed, to make any appropriate adjustments to, the April 3 Preliminary Management Forecasts, including on the basis of additional clinical and commercial data expected to become available as well as feedback from the Board of Directors and the Crinetics management team. The April 3 Preliminary Forecasts reflected feedback and recommendations from the Board of Directors with respect to the September 2025 Long-Range Plan, as well as additional market insights and other adjustments, including to reflect product research and development progress since the preparation of the September 2025 Long-Range Plan.

•
Our management, consistent with the direction of the Board of Directors, reviewed and made various adjustments to the April 3 Preliminary Management Forecasts (such updated, unaudited financial projections, the “April 22 Management Forecasts”), including on the basis of additional clinical and commercial data and feedback from members of the Board of Directors and the Crinetics management team, and presented the April 22 Management Forecasts to the Board of Directors on April 22, 2026.

•
Our management, at the direction of the Board of Directors, further updated the April 22 Management Forecasts to reflect the termination in June 2026 of Crinetics’ metabolic program (the “Management Forecasts” and collectively with the September 2025 Long-Range Plan, the April 3 Preliminary Management

Forecasts, the April 22 Management Forecasts and the Non-Risk Adjusted Revenue Projections (as defined below), the “Projections”). The Board of Directors approved the use and reliance upon the Management Forecasts by our financial advisors, J.P. Morgan and Leerink Partners, in connection with their respective financial analyses and opinions.
Neither the September 2025 Long-Range Plan nor the April 3 Preliminary Management Forecasts was approved by the Board of Directors for use and reliance by J.P. Morgan or Leerink Partners in performing their financial analyses relating to the rendering of each of their fairness opinions. The April 22 Management Forecasts and, subsequently, the Management Forecasts, were the only financial projections with respect to Crinetics used by either J.P. Morgan or Leerink Partners in performing such financial analyses. Since neither the September 2025 Long-Range Plan nor the April 3 Preliminary Management Forecasts were approved by the Board of Directors, and the April 22 Management Forecasts were subsequently updated to reflect the termination in June 2026 of our metabolic program and ultimately not used nor relied upon by our financial advisors, the September 2025 Long-Range Plan, the April 3 Preliminary Management Forecasts and the April 22 Management Forecasts are included in this proxy statement solely for informational purposes.
Neither the Management Forecasts nor any other Projections were provided to Vertex.The Projections were based on certain internal assumptions made by our management including, in no order of importance, risk-based adjustments reflecting the probability and timing of successful trial completion, regulatory approval and commercial launch for our product candidates; patient share, addressable market, launch year, sales ramp and loss of patent exclusivity for our products and product candidates; various cost assumptions, including cost of goods sold, research and development expenses, sales and marketing expenses, and general and administrative expenses; assumptions with respect to tax rate and utilization of federal net operating loss carryforwards, depreciation and amortization, capital expenditures, change in net working capital and other relevant factors related to Crinetics’ long-range operating plan, each of which is subject to change and some of which assumptions vary as between the Projections. The foregoing is a summary of certain key assumptions and does not purport to be a comprehensive or exhaustive overview of all metrics and assumptions included or reflected in the Projections.
In addition, the Projections may be affected by Crinetics’ ability to achieve strategic goals, objectives and targets over the applicable periods. Further, the Projections cover multiple years and, by their nature, become subject to greater uncertainty with each successive year. Modeling and forecasting the future in the biopharmaceutical industry, in particular, is a highly speculative endeavor. Important factors that may affect actual results and cause the Projections not to be achieved include, but are not limited to, the success of PALSONIFY in the United States and its potential commercialization in other jurisdictions; geopolitical (including pricing uncertainty in the U.S. and elsewhere), regulatory, supply chain and competitive risks; whether the results of our clinical trials for atumelnant, paltusotine for the treatment of carcinoid syndrome, or any of our future products, will warrant regulatory submissions to the FDA or equivalent foreign regulatory agencies, whether we will make such regulatory submissions when anticipated and whether results obtained in such clinical trials will be indicative of results that will be generated in future clinical trials or in the real world setting; the success of our ongoing collaborations and potential collaborations with partners with whom we may develop or commercialize our products; availability of third party reimbursement; various cost assumptions, including cost of goods sold, research and development expenses, sales and marketing expenses and general and administrative expenses; assumptions with respect to tax rate and utilization of federal net operating loss carryforwards, depreciation and amortization, capital expenditures, change in net working capital and other relevant factors related to Crinetics’ long-range operating plan; whether our products will generate the revenues projected; whether we will achieve profitability or maintain profitability, if achieved; whether our cash resources, together with our projected revenues, will fund our operations through profitability; the availability and use of net operating losses; and the cost and effect of changes in tax and other legislation and other risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and described in the section of this proxy statement captioned “Forward-Looking Statements”. The information set forth in the Projections is not fact and should not be relied upon as being necessarily indicative of actual future results.
The Projections are summarized below:
The September 2025 Long-Range Plan
The September 2025 Long-Range Plan was prepared by our management based on their view of the prospects for PALSONIFY, as well as the timing and prospects for our pipeline product candidates at the time, with the assumption such candidates would be commercialized and revenue-generating by us in the future. The Board of Directors provided feedback and recommendations with respect to the September 2025 Long-Range Plan, which feedback, together with additional market insights and other adjustments, was subsequently reflected in the April 3 Preliminary Management Forecasts (as described below).

The following table presents estimates of our risk-adjusted total revenue as reflected in the September 2025 Long-Range Plan. The September 2025 Long-Range Plan provided to the Board of Directors did not include estimates of our gross profit, EBIT or free cash flow.
September 2025 Long-Range Plan
Fiscal Year Ending December 31
(Amounts in $Millions)

	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
Risk-Adjusted Total Revenue	4	118	265	397	540	736	1,065	1,660	2,269	2,759

	2035E	2036E	2037E	2038E	2039E	2040E
Risk-Adjusted Total Revenue	3,185	3,753	4,453	5,242	5,917	6,293

The April 3 Preliminary Management Forecasts
Our management, at the direction of the Board of Directors, updated the September 2025 Long-Range Plan following Vertex’s proposal to acquire Crinetics on March 24, 2026, as further described in the section of this proxy statement captioned “The Merger—Background of the Merger.” The preliminary, updated projections presented to the Board of Directors on April 3, 2026 reflected, among other things, the following changes as compared to the September 2025 Long-Range Plan: (i) a long-term increase in the estimated total available market and peak patient share for PALSONIFY for acromegaly based on additional market insights, (ii) various adjustments to estimated product launch timings and prospects based on research and development progress since the September 2025 Long-Range Plan, and (iii) various adjustments to estimates of total available market, pricing and peak patient shares and ramp with respect to certain product candidates due to revision of internal estimates and reflecting additional market data.
The following table presents estimates of our risk-adjusted total revenue, gross profit and EBIT as reflected in the April 3 Preliminary Management Forecasts. The April 3 Preliminary Management Forecasts provided to the Board of Directors did not include estimates of our free cash flow.
April 3 Preliminary Management Forecasts
Fiscal Year Ending December 31
(Amounts in $Millions)

	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Risk-Adjusted Total Revenue	104	285	434	587	809	1,180	2,031	3,224	4,335	5,094
Gross Profit(1)	103	284	430	580	795	1,156	1,983	3,142	4,210	4,925
EBIT(2)	(411)	(85)	(215)	(148)	(76)	220	969	1,677	2,254	2,649

	2036E	2037E	2038E	2039E	2040E	2041E	2042E	2043E	2044E	2045E
Risk-Adjusted Total Revenue	5,620	6,062	6,379	6,466	6,450	6,431	4,561	4,129	2,735	2,323
Gross Profit(1)	5,402	5,799	6,085	6,166	6,155	6,141	4,290	3,862	2,537	2,144
EBIT(2)	2,922	3,152	3,317	3,362	3,354	3,344	2,372	2,147	1,422	1,208

(1)	“Gross Profit” is our Risk-Adjusted Total Revenue, less cost of goods sold.
(2)
“EBIT” is our Gross Profit, (i) plus the impact of Crinetics’ ownership interest in Radionetics Oncology, Inc., including proceeds associated with the potential exercise of a third party’s option to acquire Radionetics Oncology, Inc., (ii) less research and development expenses, (iii) less sales, general and administrative expenses, (iv) less stock-based compensation expenses, (v) less depreciation and amortization expenses, and (vi) plus other income related to stock option proceeds.

The April 22 Management Forecasts
Between April 3, 2026 and April 21, 2026, our management, consistent with the direction of and feedback from the Board of Directors, continued reviewing and making adjustments to the April 3 Preliminary Management Forecasts. The further updated projections presented to the Board of Directors on April 22, 2026 reflected, among other things, the following changes as compared to the April 3 Preliminary Management Forecasts: (i) higher peak revenue for PALSONIFY for acromegaly, but increased time to identify and prescribe treatment to certain segments of patients and a smaller estimated current addressable market (with the potential for future expansion of the total available market due to the addition of undiagnosed patients arising from the market entry of PALSONIFY), (ii) reduced estimated peak revenue for paltusotine for the treatment of carcinoid syndrome due to a smaller estimated core launch market, (iii) an estimated increase in the peak revenue share for atumelnant based on a higher estimated peak market share and faster uptake and (iv) an estimated increase in sales, general and administrative and research and development expenses to correspondingly support improved commercial potential of the items referenced in clauses (i) through (iii).
The following table presents estimates of our risk-adjusted total revenue, gross profit, EBIT and free cash flow as reflected in the April 22 Management Forecasts.
April 22 Management Forecasts
Fiscal Year Ending December 31
(Amounts in $Millions)

	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Risk-Adjusted Total Revenue	105	242	413	613	1,057	1,582	2,211	2,963	3,850	4,633
Gross Profit(1)	105	240	408	603	1,035	1,544	2,153	2,875	3,719	4,457
EBIT(2)	(427)	(157)	(276)	(149)	85	504	1,013	1,481	1,925	2,316
Free Cash Flow(3)	(435)	(168)	(278)	(153)	65	472	952	1,203	1,411	1,727

	2036E	2037E	2038E	2039E	2040E	2041E	2042E	2043E	2044E	2045E
Risk-Adjusted Total Revenue	5,437	6,076	6,520	6,670	6,654	6,465	4,926	4,377	2,654	2,069
Gross Profit(1)	5,207	5,798	6,210	6,352	6,340	6,157	4,635	4,092	2,449	1,888
EBIT(2)	2,718	3,038	3,260	3,335	3,327	3,233	2,463	2,189	1,327	1,035
Free Cash Flow(3)	2,038	2,303	2,496	2,584	2,594	2,538	2,073	1,760	1,206	865

(1)	“Gross Profit” is our Risk-Adjusted Total Revenue, less cost of goods sold.
(2)
“EBIT” is our Gross Profit, (i) plus the impact of Crinetics’ ownership interest in Radionetics Oncology, Inc., including proceeds associated with the potential exercise of a third party’s option to acquire Radionetics Oncology, Inc., (ii) less research and development expenses, (iii) less sales, general and administrative expenses, (iv) less stock-based compensation expenses, (v) less depreciation and amortization expenses, and (vi) plus other income related to stock option proceeds.

(3)
“Free Cash Flow” is our EBIT, (i) plus depreciation and amortization, (ii) less capital expenditures, (iii) less taxes, including the impact of our federal net operating losses carryforwards in the amount of approximately $862 million as of December 31, 2025, plus additional net operating losses generated during the forecast period and (iv) plus or less, as applicable, change in net working capital.

The Management Forecasts
Following termination of Crinetics’ metabolic program in June 2026, management, at the direction of the Board of Directors, further updated the April 22 Management Forecasts to reflect the subsequent termination of the metabolic program.
The following table presents estimates of our risk-adjusted total revenue, gross profit, EBIT and free cash flow as reflected in the Management Forecasts.
Management Forecasts
Fiscal Year Ending December 31
(Amounts in $Millions)

	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Risk-Adjusted Total Revenue	105	242	413	613	1,057	1,582	2,211	2,962	3,841	4,583
Gross Profit(1)	105	240	408	603	1,035	1,544	2,153	2,875	3,711	4,415
EBIT(2)	(410)	(144)	(262)	(130)	109	534	1,049	1,511	1,972	2,381
Free Cash Flow(3)	(418)	(156)	(264)	(133)	88	501	987	1,197	1,449	1,781

	2036E	2037E	2038E	2039E	2040E	2041E	2042E	2043E	2044E	2045E
Risk-Adjusted Total Revenue	5,300	5,837	6,213	6,332	6,304	6,111	4,568	4,016	2,289	1,700
Gross Profit(1)	5,091	5,595	5,949	6,065	6,043	5,856	4,331	3,785	2,139	1,573
EBIT(2)	2,760	3,042	3,253	3,318	3,307	3,205	2,386	2,093	1,191	883
Free Cash Flow(3)	2,079	2,317	2,497	2,574	2,579	2,517	2,014	1,686	1,101	747

(1)	“Gross Profit” is our Risk-Adjusted Total Revenue, less cost of goods sold.
(2)
“EBIT” is our Gross Profit, (i) plus the impact of Crinetics’ ownership interest in Radionetics Oncology, Inc., including proceeds associated with the potential exercise of a third party’s option to acquire Radionetics Oncology, Inc., (ii) less research and development expenses, (iii) less sales, general and administrative expenses, (iv) less stock-based compensation expenses, (v) less depreciation and amortization expenses, and (vi) plus other income related to stock option proceeds.

(3)
“Free Cash Flow” is our EBIT, (i) plus depreciation and amortization, (ii) less capital expenditures, (iii) less taxes, including the impact of our federal net operating losses carryforwards in the amount of approximately $862 million as of December 31, 2025, plus additional net operating losses generated during the forecast period and (iv) plus or less, as applicable, change in net working capital.

Non-Risk Adjusted Revenue Projections
Our management also prepared and presented to the Board of Directors certain non-risk adjusted revenue projections (the “Non-Risk Adjusted Revenue Projections”). The Non-Risk Adjusted Revenue Projections were prepared solely for illustrative purposes. The Non-Risk Adjusted Revenue Projections do not account for the practical realities of product development and commercialization in the biopharmaceutical industry, as the Non-Risk Adjusted Revenue Projections assumed, among other things: (i) 100% probability of success of Crinetics’ products and product candidates, including with respect to efficacy of treatment and obtaining required market authorizations; (ii) that our pre-clinical pipeline, including a PTH antagonist for treatment of hyperparathyroidism, an SST5 agonist for treatment of congenital hyperinsulinism, an SST3 agonist for treatment of polycystic kidney disease and an oral GLP-1 and GIP for treatment of metabolic conditions, would have drug candidates (at a time when such pre-clinical assets did not have any drug candidates); (iii) financial results consistent with the foregoing despite significant pricing and other competitive pressures by third parties, many of significant scale; (iv) a consistent pricing and reimbursement landscape; (v) competition from only known products and/or approved candidates in clinical development; and (vi) a continued regulatory environment for biopharmaceutical development, approval and past approval commitments. The Non-Risk Adjusted Revenue Projections, therefore, reflect an exceedingly optimistic view of Crinetics’ potential, forecasted financial results, both in respect of specific products and product candidates, and in the aggregate across the entire Crinetics product portfolio and pipeline. The Non-Risk Adjusted Revenue Projections are being presented solely for informational purposes.
The following table presents estimates of our non-risk adjusted total revenue as reflected in the September 2025 Long-Range Plan, April 3 Preliminary Management Forecasts, April 22 Management Forecasts and Management Forecasts.
Non-Risk Adjusted Revenue Projections
Fiscal Year Ending December 31
(Amounts in $Millions)

	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
September 2025 Long-Range Plan	4	120	265	397	564	849	1,419	2,663	4,460	6,688	9,709
April 3 Preliminary Management Forecasts	—	104	285	435	613	912	1,441	2,756	4,901	7,657	10,849
April 22 Management Forecasts	—	105	242	413	663	1,305	2,087	3,086	4,588	7,042	10,278
Management Forecasts	—	105	242	413	663	1,305	2,087	3,086	4,583	6,939	9,757

	2036E	2037E	2038E	2039E	2040E	2041E	2042E	2043E	2044E	2045E
September 2025 Long-Range Plan(1)	13,985	19,684	26,473	32,574	36,136	—	—	—	—	—
April 3 Preliminary Management Forecasts	14,192	17,555	20,142	20,993	20,906	20,762	18,379	17,891	15,010	14,116
April 22 Management Forecasts(1)	14,005	17,631	20,393	21,329	21,245	—	—	—	—	—
Management Forecasts	12,562	15,118	17,161	17,774	17,571	17,185	15,230	14,567	11,129	9,960

(1)	The non-risk adjusted revenue projections provided to the Board of Directors with respect to the September 2025 Long-Range Plan and the April 22 Management Forecasts were prepared only through 2040.

Additional Information Concerning the Projections
The summary of the Projections is included in this proxy statement solely to give our shareholders access to certain financial forecasts that were made available to the Board of Directors, J.P. Morgan and Leerink Partners and is not being included in this proxy statement to influence any shareholder’s decision whether to vote for the Merger Proposal or for any other purpose. The inclusion of this information should not be regarded as an indication that our directors or their advisors, or any other person, considered, or now considers, such Projections to be material or to be necessarily predictive of actual future results, and these forecasts should not be relied upon as such. The Projections were generated solely for internal use and were not developed with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data or published guidelines of the SEC regarding forward-looking statements or U.S. generally accepted accounting principles (“GAAP”). The Projections are forward-looking statements.
The Projections contain certain non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by us may not be comparable to similarly titled amounts used by other companies. SEC rules, which otherwise would require a reconciliation of a non-GAAP measure to a GAAP measure, do not apply to non-GAAP measures provided to a board of directors or financial advisors in connection with proposed business combination transactions such as the Transactions if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures to GAAP financial measures were not provided to or relied upon by our Board of Directors, J.P. Morgan or Leerink Partners in connection with the Transactions. In the view of our management, the Projections were prepared on a reasonable basis based on the information available to our management at the time of their preparation.
The Projections included in this proxy statement were prepared by, and are the responsibility of, Crinetics’ management. Neither PricewaterhouseCoopers LLP, BDO USA, P.C., or any other independent registered public accounting firm has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Projections and, accordingly, do not express an opinion or any other form of assurance with respect thereto.
The inclusion of the Projections in this proxy statement should not be regarded as an indication that we or any of our affiliates, advisors, management, officers, directors or representatives considered or consider the Projections to be predictive of actual future events, and the Projections should not be relied upon as such or construed as financial guidance. Neither we nor any of our affiliates, advisors (including our financial advisors), management, officers, directors or representatives assumes any responsibility for the accuracy of this information. Neither we nor any of our affiliates, advisors (including our financial advisors), management, officers, directors or representatives can give any assurance that actual results will not differ from the Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the date the Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections are shown to be in error. Neither we nor any of our affiliates, advisors, management, officers, directors, or representatives has made or makes any representation to any securityholder regarding the information included in the Projections or the ultimate performance of Crinetics, Vertex, the Surviving Corporation or any of their affiliates compared to the information contained in the Projections, the likelihood that the Projections will be achieved, the results of our clinical trials, the effectiveness or marketability of our products or product candidates or the overall future performance of Crinetics. We have made no representation to Vertex or Merger Sub, in the Merger Agreement, or otherwise, concerning the Projections.
The assumptions and estimates underlying the Projections, all of which are difficult to predict and many of which are beyond the control of Crinetics, may not be realized. There can be no assurance that the forecasted results or underlying assumptions will be realized, and actual results likely will differ, and may differ materially, from those reflected in the Projections, whether or not the Merger is consummated. In addition, the Projections may be affected by our ability to achieve strategic goals, objectives and targets over the applicable period. Neither we nor any of our affiliates assumes any responsibility to our shareholders for the accuracy of this information.
Our actual future financial results may differ materially from those expressed or implied in the Projections due to numerous factors. While presented with numerical specificity, the Projections necessarily are based on numerous assumptions and estimates, many of which are beyond the control of Crinetics and difficult to predict, including with respect to industry performance, competitive factors, industry consolidation, general business, economic, regulatory, market and financial conditions, as well as matters specific to Crinetics’ product candidates and business, including with respect to future business initiatives and changes to Crinetics’ business model for which Crinetics has no historical financial data, which assumptions may not prove to have been, or may no longer be, accurate.
The Projections may differ from publicly available analyst estimates, were prepared prior to the execution of the Merger Agreement and have not been updated to reflect any changes after the date they were prepared, including the announcement of the Merger. Crinetics undertakes no obligation, except as required by law, to update or otherwise revise the Projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event any or all of the underlying assumptions are shown to be in error or to not be appropriate, or to reflect changes in general economic or industry conditions.
The Projections were developed for Crinetics on a standalone basis without giving effect to the Merger, and therefore the Projections do not give effect to the Merger, or any changes to Crinetics’ operations or strategy that may be implemented after the consummation of the Merger, including potential cost synergies to be realized as a result of the Merger, or to any costs incurred in connection with the Merger. Furthermore, the Projections do not take into account the effect of any failure of the Merger to be consummated and should not be viewed as accurate or continuing in that context. The Projections are subjective in many respects and are thus subject to interpretation.
In light of the foregoing factors and the uncertainties inherent in the Projections, readers of this proxy statement are cautioned not to place undue, if any, reliance on the Projections.
Interests of Directors and Executive Officers in the Merger
Overview
When considering the proposals to be voted on at the Special Meeting, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally, as more fully described below. In evaluating, negotiating and approving the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by Crinetics’ shareholders, the Board of Directors was aware of and considered these interests, to the extent that they existed at the time, among other matters.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•	The relevant Merger Consideration is $85.00;
•	The Effective Time is July 8, 2026, which is the assumed date of the Effective Time solely for purposes of the disclosure in this section (the “assumed effective time”);
•
The employment of each executive officer is terminated without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plan(s) and/or agreement(s)), in each case, immediately following the assumed effective time;

•
The service of each of Crinetics’ non-employee directors is terminated immediately following the assumed effective time and such non-employee director will not serve as a member of the board of directors of the Surviving Corporation;

•	The base salary rate and annual target bonus of each executive officer of Crinetics are those in effect as of the assumed effective time; and
•
Outstanding equity awards held by Crinetics executive officers and non-employee directors, in each case, were their holdings as of July 8, 2026. Depending on when the Effective Time occurs, certain of these equity awards may vest and/or be canceled or exercised, as applicable, in each case, prior to the Effective Time in accordance with their terms and independent of the occurrence of the transactions contemplated by the Merger Agreement. In addition, the amounts included in the tables below do not include any other incentive award grants.

Treatment of Equity Awards
The Merger Agreement provides that, as of immediately prior to the Effective Time, each Company Stock Option that is then outstanding but not then vested or exercisable will become immediately vested and exercisable in full. At the Effective Time, each Company Stock Option that is then outstanding will be canceled and, for each In the Money

Option, the holder thereof will be entitled to receive, with respect to each share of common stock underlying such Company Stock Option, an amount in cash equal to the excess of the Merger Consideration over the exercise price per share of common stock underlying such Company Stock Option, without interest and less any applicable tax withholding. Any Underwater Option will be canceled for no consideration at the Effective Time. Vertex will cause the Surviving Corporation to pay any amounts payable in respect of Company Stock Options at or reasonably promptly after the Effective Time, and in any event no later than five business days after the Effective Time.
In addition, as of immediately prior to the Effective Time, each Company RSU that is then outstanding but not then vested will become immediately vested in full. At the Effective Time, each Company RSU that is then outstanding will be canceled and the holder thereof will be entitled to receive, with respect to each share of common stock underlying such Company RSU, an amount in cash equal to the Merger Consideration, without interest and less any applicable tax withholding. Vertex will cause the Surviving Corporation to pay any amounts payable in respect of Company RSUs at or reasonably promptly after the Effective Time, and in any event no later than five business days after the Effective Time; however, any Company RSUs that constitute nonqualified deferred compensation and that are not permitted to be paid at the Effective Time without triggering a tax or penalty under Section 409A of the Code, such amounts will be paid at the earliest time permitted under the applicable equity compensation plan and award agreement that will not trigger such a tax or penalty.
Quantification of Outstanding Equity Awards
Non-Employee Directors
At the Effective Time, each In the Money Option and Company RSU held by our non-employee directors will be canceled and each non-employee director will be entitled to receive an amount in cash, respectively, in the manner described above under the section of this proxy statement captioned “—Interests of Directors and Executive Officers in the Merger—Treatment of Equity Awards.” Based on the assumptions described above under the section of this proxy statement captioned “—Interests of Directors and Executive Officers in the Merger—Certain Assumptions,” the estimated aggregate amounts that would become payable to our seven current non-employee directors in respect of their In the Money Options is $3,346,244 and Company RSUs is $3,525,375, as applicable.
Executive Officers
At the Effective Time, each In the Money Option and Company RSU held by our executive officers will be canceled and each executive officer will be entitled to receive an amount in cash, respectively, in the manner described above under the section of this proxy statement captioned “—Interests of Directors and Executive Officers in the Merger—Treatment of Equity Awards.”
See the section of this proxy statement captioned “—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation” for an estimate of the amounts that would become payable to each named executive officer in respect of their In the Money Options and Company RSUs. Based on the assumptions described above under the section of this proxy statement captioned “—Interests of Directors and Executive Officers in the Merger—Certain Assumptions,” the estimated aggregate amounts that would become payable to our one current executive officer who is not a named executive officer in respect of their In the Money Options is $4,853,310 and Company RSUs is $2,890,000, as applicable.
280G Gross-Ups
Crinetics may enter into tax gross-up agreements with impacted “disqualified individuals,” including our continuing executive officers, after consultation with Vertex, to cover taxes arising under Sections 280G/4999 and similar state or local laws, including taxes on the gross-up payments and interest, subject to an aggregate gross-up cap of $3,012,111 (with a pro rata reduction to be applied in the event the aggregate gross-ups required exceeds such limit). See the section of this proxy statement captioned “—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation” for an estimate of the amounts that are expected to be paid to each named executive officer in respect of their 280G gross-up amounts. The estimated aggregate amount that is expected to be paid to our one current executive officer who is not a named executive officer in respect of their 280G gross-up amount is approximately $750,000.
Employee Transaction Bonus Pool
Crinetics may pay cash amounts in an aggregate amount not to exceed $2 million (“Employee Transaction Bonus Pool”) to be allocated to certain individuals, including our continuing executive officers. For certain individuals, including our continuing executive officers, their respective Employee Transaction Bonus Pool allocations were made in connection with their entry into non-compete agreements with Crinetics, with the exception of Dr. Struthers, who entered into such non-compete agreement with Crinetics in connection with the execution of the Merger Agreement. See the section of this proxy statement captioned “—Interests of Directors and Executive Officers in the Merger—Non-Compete Agreements” for additional information.
2026 Bonus
Any employees of Crinetics, including our continuing executive officers, whose employment is terminated without cause by Crinetics or who resign for good reason are entitled to a pro rata portion of their applicable target 2026 annual bonus through the applicable termination date, subject to execution and non-revocation of a release reasonably acceptable to Crinetics and Vertex and without duplicate recovery under any other arrangements. Any employees of Crinetics, including our continuing executive officers, who remain employed through the ordinary-course payment date will receive at least their target 2026 annual bonus, paid in accordance with the applicable benefit plan. See the section of this proxy statement captioned “—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation” for an estimate of the amounts that are expected to be paid to each named executive officer in respect of their 2026 bonus upon a termination without cause or a resignation for good reason. The estimated aggregate amount that is expected to be paid to our one current executive officer who is not a named executive officer in respect of their 2026 bonus upon a termination without cause or a resignation for good reason is $125,827.
Severance Arrangements
Each of our continuing executive officers is eligible to receive benefits under their respective employment agreement (each, an “Employment Agreement”) upon a termination of employment by Crinetics without cause or by such executive officer for good reason within twelve months following a change in control (such termination, a “qualifying termination”), in each case, subject to the execution and non-revocation of a general release in favor of Crinetics.
Each of Dr. Struthers’, Mr. Schilke’s and Dr. Betz’s Employment Agreements provide that, upon a qualifying termination, subject to the execution of a general release, the applicable executive officer will be eligible to receive: (i) the executive’s fully earned but unpaid base salary and accrued and unused paid time off through the date of termination at the rate then in effect, plus all other amounts due under any compensation plan or practice; (ii) a lump sum cash payment, payable 60 days following the termination date, equal to (a) 18 months of base salary for Dr. Struthers, or 12 months of base salary for Mr. Schilke and Dr. Betz, plus (b) the executive’s then-current target annual bonus opportunity (or for Mr. Schilke only, the greater of his then-current target annual bonus opportunity or his target bonus opportunity for the year in which the change in control occurs) and (c) for Mr. Schilke only, a pro rata portion of the greater of his target annual bonus for the year of termination and his target annual bonus opportunity for the year in which the change in control occurs; and (iii) continued health plan coverage for 18 months (Dr. Struthers) or 12 months (Mr. Schilke and Dr. Betz) following termination, or until the executive becomes eligible for equivalent or increased coverage through subsequent employment or self-employment, if earlier.
Dr. Pizzuti, Crinetics’ former Chief Medical and Development Officer through December 31, 2025 and Strategic Regulatory and Development Advisor from January 1, 2026 through March 31, 2026, transitioned to an advisor role beginning April 1, 2026, pursuant to an Advisor Agreement with Crinetics, dated December 16, 2025. The Advisor Agreement may be terminated by either party upon 14 days’ prior written notice without any cash severance benefits payable thereunder. Other than for the treatment of unvested equity awards applicable to all holders of Company RSUs and In the Money Options as described herein, Dr. Pizzuti is not entitled to any severance benefits or payments in connection with the transactions contemplated by the Merger Agreement.
See the section of this proxy statement captioned “—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation” for an estimate of the amounts that each of our named executive officers would receive under their applicable Employment Agreements upon a qualifying termination of employment. Based on the assumptions described above under the section of this proxy statement captioned “—Interests of Directors and Executive Officers in the Merger—Certain Assumptions,” the estimated aggregate amount of the cash severance payments to be provided to our one current executive officer who is not a named executive officer under the applicable Employment Agreement upon a qualifying termination is $908,827. For additional information about the value of the equity awards held by our executive officers, see the section of this proxy statement captioned “—Interests of Directors and Executive Officers in the Merger—Quantification of Outstanding Equity Awards” above.

Non-Compete Agreement Payments
In connection with the entry into the Merger Agreement, Crinetics has entered into non-compete agreements with certain individuals, including our continuing executive officers, pursuant to which each such executive officer agreed, for a period of one year immediately following the Effective Time not to, directly or indirectly, perform services in any capacity for certain specified direct competitors of Crinetics in any territories in which the Company provides goods or services or otherwise conducts business as of the Effective Time. In consideration for entering into a non-compete agreement, each applicable continuing executive officer, except for Dr. Struthers will receive a cash payment (the “Non-Compete Agreement Payment”) from the Employee Transaction Bonus Pool, as described above. See the section of this proxy statement captioned “—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation” for estimated amounts expected to be payable to each named executive officer in respect of their Non-Compete Agreement Payment, as applicable. The estimated amount that is expected to be paid to our one current executive officer who is not a named executive officer in respect of their Non-Compete Agreement Payment is $30,000.
Director and Officer Indemnification and Insurance
Under the Merger Agreement, at or prior to the Effective Time, Crinetics may obtain and fully pay the premium for six-year “tail” directors’ and officers’ liability insurance policies covering each Indemnified Party (as defined in the section of this proxy statement captioned “The Merger Agreement—Indemnification of Officers and Directors”) in respect of acts or omissions occurring at or prior to the Effective Time, including acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the Transactions.
For a more detailed description of such indemnification and insurance arrangements, see the section of this proxy statement captioned “The Merger Agreement—Indemnification of Officers and Directors”.
Golden Parachute Compensation
In accordance with Item 402(t) of Regulation S-K, the tables below (and the accompanying footnotes) present the estimated amounts of compensation that each named executive officer could receive, pursuant to written arrangements with Crinetics, that are based on or otherwise relate to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the transaction-related compensation payable to our named executive officers. This transaction-related compensation is subject to a non-binding advisory vote of our shareholders, as set forth in the Compensation Proposal.
For additional information, see the section of this proxy statement captioned “Proposal 2: The Compensation Proposal”.
The amounts set forth below are estimates of amounts that would be payable to the named executive officers using the assumptions described above in the section of this proxy statement captioned “—Interests of Directors and Executive Officers in the Merger—Certain Assumptions.” These estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available, and as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

		Golden Parachute Compensation
Name(1)	Cash ($)(2)	Equity ($)(3)	Non-Compete Agreement Payment ($)(4)	Perquisites/ Benefits ($)(5)	Tax Reimbursement ($)(6)	Total ($)
R. Scott Struthers, Ph.D.	$2,020,248	$40,957,486	$0	$44,628	$0	$43,022,362
Tobin Schilke	$954,269	$10,657,187	$140,000	$37,340	$1,500,000	$13,288,796
Stephen Betz, Ph.D.	$913,876	$13,334,163	$30,000	$0	$0	$14,278,040
Dana Pizzuti, M.D.	$0	$8,612,328	$0	$0	$0	$8,612,328

(1)
The following individuals whose compensation was required to be reported in the summary compensation table of Crinetics’ most recent proxy statement have been excluded from this table as they will not receive any transaction-related compensation from Crinetics; (i) Jeff Knight, Crinetics’ former Chief Development and Operating Officer, who ceased serving as Chief Development and Operating Officer effective April 10, 2026 and (ii) Marc Wilson, Crinetics’ former Chief Financial Officer, who terminated employment with Crinetics effective April 1, 2025.

(2)
The amounts in this column represent the sum of (i) the cash severance payments that would be payable to each applicable named executive officer upon a qualifying termination under each named executive officer’s Employment Agreement, which would consist of (a) cash payments equal to 1.5 times for Dr. Struthers and 1.0 times for Mr. Schilke and Dr. Betz of their applicable current base salary amounts as in effect on the date of termination, (b) cash payments equal to their applicable then-current target annual bonus opportunity (or for Mr. Schilke, the greater of his then-current target annual bonus opportunity and his target annual bonus opportunity for the year in which the change in control occurs) and (c) for Mr. Schilke only, a pro rata portion of the greater of his then-current target annual bonus and his target annual bonus opportunity for the year in which the change in control occurs and (ii) a pro rata portion of the 2026 target bonus (without duplication of benefits under other arrangements), payable upon a termination without cause or a resignation for good reason and subject to execution and non-revocation of a release reasonably acceptable to Crinetics and Vertex, pursuant to the Merger Agreement. The amounts in this column are considered “double-trigger” (that is, such amounts are only payable upon a qualifying termination of employment following the Closing). As described above, Dr. Pizzuti is not entitled to any cash severance benefits or payments in connection with the transactions contemplated by the Merger Agreement.
The cash amounts for each named executive officer are calculated as follows:

Named Executive Officer	Base Salary Severance ($)	Annual Bonus Severance ($)	2026 Bonus ($)	Total Cash Payments ($)
R. Scott Struthers, Ph.D.	$1,182,600	$551,880	$285,768	$2,020,248
Tobin Schilke	$567,000	$255,150	$132,119	$954,269
Stephen Betz, Ph.D.	$543,000	$244,350	$126,526	$913,876

(3)
Represents the value attributable to unvested In the Money Options and Company RSUs currently held by each named executive officer. Such payments are made as a result of the Closing (on a “single-trigger” basis). For additional information on the treatment of outstanding equity awards held by each named executive officer in the Merger, see the section of this proxy statement captioned “—Interests of Directors and Executive Officers in the Merger—Treatment of Equity Awards.”

The number of unvested In the Money Options and Company RSUs held by each named executive officer as of July 8, 2026, and their estimated values are as follows:

Name	Unvested In the Money Options (#)	Spread Value of Unvested In the Money Options ($)	Unvested Company RSUs (#)	Value of Unvested Company RSUs ($)
R. Scott Struthers, Ph.D.	565,617	$25,941,131	176,663	$15,016,355
Tobin Schilke	99,168	$4,622,187	71,000	$6,035,000
Stephen Betz, Ph.D.	141,002	$6,563,913	79,650	$6,770,250
Dana Pizzuti, M.D.	97,459	$4,797,953	44,875	$3,814,375

(4)	Represents the estimated amount of the applicable named executive officer’s Employee Transaction Bonus Pool allocation, as described above.
(5)
The amounts in this column represent the estimated value of post-termination benefits coverage for 12 months (or, for Dr. Struthers, 18 months). The amounts in this column are considered “double-trigger” as they will only be payable in the event of a qualifying termination of employment following the Closing.

(6)
Represents the approximate amount of the applicable executive’s tax reimbursement payment in respect of excise taxes imposed in connection with transaction-related compensation, as described above. The actual amount is not yet determinable.

Executive Officers Following the Merger
It is possible that continuing Crinetics employees, including our continuing executive officers, will engage in discussions about, or enter into, new employment or compensation arrangements with Vertex or its affiliates. Such arrangements may include agreements regarding future terms of employment, compensation or benefits. As of the date of this proxy statement, none of our executive officers have engaged in such discussions or entered into any new agreement or arrangement with Crinetics, Vertex or any of their affiliates regarding compensation from, employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates.
Financing of the Merger
Vertex expects to finance the Merger with a combination of cash on hand and new debt financing. Vertex’s obligation to consummate the Merger is not subject to any financing condition. Each of Vertex and Merger Sub has acknowledged and agreed that obtaining the debt financing described below or any other financing is not a condition to its obligations under the Merger Agreement and, if such debt financing or any other financing has not been obtained, each of Vertex and Merger Sub will, subject to the terms and conditions of the Merger Agreement, continue to be obligated, until such time as the Merger Agreement is terminated in accordance with its terms and subject to the waiver or fulfillment of the conditions set forth therein, to complete the Transactions.
Each of Vertex and Merger Sub has represented in the Merger Agreement that, as of the execution of the Merger Agreement, Vertex has, and at all times from and after the date of the Merger Agreement through the Effective Time, Vertex and Merger Sub will have, available all funds or access to committed financing necessary for the acquisition of all shares of our common stock pursuant to the Merger, to pay all fees and expenses in connection therewith, to make payments in respect of Company Stock Options and Company RSUs and to perform their respective obligations under the Merger Agreement.

In connection with the Merger, Vertex entered into a debt commitment letter, dated as of July 6, 2026 (including all exhibits, schedules and annexes thereto and any associated fee letters or engagement letters, the “Debt Commitment Letter”) with Bank of America, N.A., BofA Securities, Inc. and Morgan Stanley Senior Funding, Inc. (collectively, the “Debt Financing Entities”), pursuant to which the Debt Financing Entities have committed, subject to the terms and conditions set forth therein, to provide Vertex with an unsecured 364-day bridge loan facility in an aggregate principal amount of $4.5 billion for purposes of consummating the Transactions and paying related fees and expenses (the “Debt Financing”).
The obligations of the Debt Financing Entities to provide the Debt Financing under the Debt Commitment Letter are subject to conditions customary for financing transactions of this type. The Debt Financing will be available to be drawn upon and in the event that Vertex and its subsidiaries have not, prior to or concurrently with the consummation of the Merger, received proceeds of permanent financing sufficient to finance the transactions contemplated by the Merger Agreement, which permanent financing is expected to be an unsecured delayed draw term loan facility. The Merger Agreement requires each of Vertex and Merger Sub to use, and to cause their respective affiliates to use, reasonable best efforts to obtain the proceeds of the Debt Financing.
Pursuant to the Merger Agreement, Crinetics is required to use reasonable best efforts to provide Vertex with customary cooperation in connection with the Debt Financing.
For more information, please see the sections of this proxy statement captioned “The Merger Agreement—Financing Cooperation” and “The Merger Agreement—Vertex Financing.”
Closing and Effective Time
Unless otherwise mutually agreed in writing between Crinetics and Vertex, the Closing will take place remotely via the electronic exchange of documents and signature pages on a date to be specified by Crinetics and Vertex, which date will be as soon as practicable (but in no event later than the second business day) following the satisfaction or (to the extent permitted by law) waiver in accordance with the Merger Agreement of the last of the conditions to the Closing (as described in the section of this proxy statement captioned “The Merger Agreement—Conditions to the Closing of the Merger”), other than conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing, unless another date, time or place is agreed to in writing by Crinetics and Vertex.
The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such other time as Crinetics and Vertex may agree upon in writing and specify in the certificate of merger).
Appraisal Rights
If the Merger is completed, shareholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares of our common stock and do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights (by withdrawal, failure to perfect or otherwise) will be entitled to appraisal rights in connection with the Merger under Section 262. Failure to strictly comply with the procedures specified in Section 262 in a timely and proper manner will result in the loss of your appraisal rights under the DGCL.
The following discussion is not intended to be a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Throughout this summary of appraisal rights and the other descriptions of appraisal rights throughout this proxy statement, we refer to both record holders of our common stock and beneficial owners of our common stock collectively as “shareholders.” The following summary does not constitute any legal or other advice and does not constitute a recommendation that shareholders exercise their appraisal rights under Section 262.
Under Section 262, shareholders who (1) do not vote in favor of the adoption of the Merger Agreement; (2) continuously hold such shares of our common stock through the Effective Time; and (3) otherwise follow the procedures set forth in Section 262 will be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive in lieu of the Merger Consideration payment in cash of the “fair value” of the shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period.
Shareholders considering seeking appraisal should be aware that the fair value of their shares of our common stock as determined pursuant to Section 262 could be more than, the same as or less than the Merger Consideration.
Under Section 262, when a merger agreement is to be submitted for adoption at a meeting of shareholders, the corporation, not less than 20 days prior to the meeting, must notify each of its shareholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Crinetics’ notice to shareholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Merger, any shareholder who wishes to exercise appraisal rights or who wishes to preserve such shareholder’s right to do so should review the text of Section 262 carefully and in its entirety. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A shareholder who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration (subject to applicable tax withholding) if our shareholders approve the Merger Proposal and the Merger is subsequently consummated. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock in connection with the Merger, Crinetics believes that if a shareholder considers exercising such rights, that shareholder should seek the advice of legal counsel.
Shareholders wishing to exercise the right to seek an appraisal of their shares of our common stock must do ALL of the following:
•	the shareholder must not vote in favor of the Merger Proposal;
•	the shareholder must deliver to Crinetics a written demand for appraisal before the vote on the Merger Proposal at the Special Meeting;
•
the shareholder must continuously hold the shares of our common stock from the date of making the demand through the Effective Time (a shareholder will lose appraisal rights if the shareholder transfers the shares of our common stock before the Effective Time); and

•
the shareholder or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of our common stock within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file such a petition and Crinetics, as the predecessor of the Surviving Corporation, Vertex and the Surviving Corporation have no present intention to file such a petition.

Filing Written Demand
Any shareholder wishing to exercise appraisal rights must deliver to Crinetics, before the taking of the vote on the Merger Proposal at the Special Meeting, a written demand for the appraisal of the shareholder’s shares of our common stock, and that shareholder must not vote or submit a proxy in favor of the Merger Proposal. A holder of shares of our common stock exercising appraisal rights must hold the shares on the date the written demand for appraisal is made and must continue to hold the shares of record or beneficially own the shares of our common stock through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, and it will constitute a waiver of the shareholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a shareholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the Merger Proposal or abstain from voting on the Merger Proposal. Neither voting against the Merger Proposal nor abstaining from voting or failing to vote on the Merger Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the Merger Proposal will not constitute a demand. A shareholder’s failure to make the written demand prior to the taking of the vote on the Merger Proposal at the Special Meeting will constitute a waiver of appraisal rights.

Demand for Appraisal by a Holder of Record
A demand for appraisal by a holder of record must be executed by or on behalf of the holder of record and must reasonably inform us of the identity of the shareholder and state that the person intends thereby to demand appraisal of the shareholder’s shares of our common stock in connection with the Merger. If a holder of record is submitting a demand with respect to shares of our common stock owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner in such capacity, and if the shares of our common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A holder of record, such as a brokerage firm, bank, trust or other nominee, who holds shares of our common stock as nominee or intermediary for one or more beneficial owners may exercise appraisal rights with respect to shares of our common stock held for one or more beneficial owners while not exercising appraisal rights for other beneficial owners. In that case, the written demand should state the number of shares of our common stock as to which appraisal is sought. Where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of the holder of record.
Demand for Appraisal by a Beneficial Owner
A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares of our common stock in accordance with the procedures of subsection (d)(1) of Section 262 summarized above, provided that (1) such beneficial owner continuously owns such shares of our common stock through the Effective Time and otherwise satisfies the requirements applicable to a shareholder under the first sentence of subsection (a) of Section 262 and (2) the demand made by such beneficial owner reasonably identifies the holder of record of the shares of our common stock for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by Crinetics under Section 262.
BENEFICIAL OWNERS WHO HOLD THEIR SHARES OF OUR COMMON STOCK IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES OF OUR COMMON STOCK.
Additional Instructions; Conditions
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
Crinetics Pharmaceuticals, Inc.
6055 Lusk Boulevard
San Diego, California 92121
Attention: Corporate Secretary

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 6th Avenue
New York, NY 10019
Attention: Krishna Veeraraghavan and Stan Richards

and

Morrison & Foerster LLP
12531 High Bluff Drive, Suite 200
San Diego, CA 92130
Attention: James Krenn and Joseph Sulzbach

Any shareholder may withdraw his, her or its demand for appraisal and accept the Merger Consideration by delivering to Crinetics a written withdrawal of the demand for appraisal within 60 days after the Effective Time. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.
The shares of our common stock are currently listed on a national securities exchange, and, assuming such shares of our common stock remain listed on a national securities exchange immediately prior to the Merger (which we expect to be the case), after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all shareholders who are otherwise entitled to appraisal rights unless (1) the total number of shares of our common stock entitled to appraisal exceeds 1% of the outstanding shares of our common stock or (2) the value of the aggregate Merger Consideration in respect of such total number of shares of our common stock exceeds $1,000,000.
Notice by the Surviving Corporation
If the Merger is completed, within 10 days after the Effective Time, the Surviving Corporation will notify each shareholder who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the adoption of the Merger Agreement that the Merger has become effective and the effective date thereof.
Filing a Petition for Appraisal
Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any shareholder who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a shareholder, demanding a determination of the fair value of the shares of our common stock held by all shareholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and shareholders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of our common stock. Accordingly, any shareholders who desire to have their shares of our common stock appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of our common stock within the time and in the manner prescribed in Section 262. The failure of a shareholder to file such a petition within the period specified in Section 262 could nullify the shareholder’s previous written demand for appraisal.
Within 120 days after the Effective Time, any shareholder who has complied with the requirements for exercise of appraisal rights, or a beneficial owner of shares of our common stock held in either a voting trust or by a nominee on behalf of such person, will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of our common stock not voted in favor of the adoption of the Merger Agreement and with respect to which Crinetics has received demands for appraisal, and the aggregate number of shareholders of such shares of our common stock. The Surviving Corporation must provide this statement to the requesting shareholder within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of our common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements.
If a petition for an appraisal is duly filed by a shareholder and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached (the “Chancery List”). After notice to the shareholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those shareholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the shareholders who demanded appraisal of their shares of our common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any shareholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that shareholder from the proceedings. Any person whose name appears on the Chancery List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262. Upon application by the Surviving Corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the shareholders entitled to an appraisal.
Determination of Fair Value
After determining the shareholders entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of the shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the appraisal proceedings, the Surviving Corporation may pay to each shareholder entitled to appraisal an amount in cash, in which case interest shall accrue after such payment as provided herein only on the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares of our common stock as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid by the Surviving Corporation as part of the pre-judgment payment to the person.
In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting shareholder’s exclusive remedy.
Shareholders considering seeking appraisal should be aware that the fair value of their shares of our common stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of our common stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although Crinetics believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and shareholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Crinetics nor Vertex anticipates offering more than the Merger Consideration to any shareholder exercising appraisal rights, and each of Crinetics and Vertex reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of our common stock is less than the Merger Consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a shareholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a shareholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares of our common stock entitled to be appraised. Determinations by the Delaware Court of Chancery are subject to appellate review by the Delaware Supreme Court.
If any shareholder who demands appraisal of his, her or its shares of our common stock under Section 262 fails to perfect, or loses or successfully withdraws, such shareholder’s right to appraisal, the shareholder’s shares of our common stock will be deemed to have been converted at the Effective Time into the right to receive the Merger

Consideration. A shareholder will fail to perfect, or effectively lose or withdraw, the shareholder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time or if the shareholder delivers to the Surviving Corporation a written withdrawal of the shareholder’s demand for appraisal and an acceptance of the Merger Consideration in accordance with Section 262.
From and after the Effective Time, no shareholder who has demanded appraisal rights will be entitled to vote such shares of our common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the shareholder’s shares of our common stock, if any, payable to shareholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, or if the shareholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such shareholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any shareholder who commenced the proceeding or joined that proceeding as a named party without the approval of the court.
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a shareholder’s statutory appraisal rights. Consequently, any shareholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.
Material U.S. Federal Income Tax Consequences of the Merger
The following discussion is a general summary of the material U.S. federal income tax considerations relating to the Merger that are relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of our common stock whose shares are exchanged for cash pursuant to the Merger. This discussion is for general informational purposes only and is not tax advice. This discussion is based upon the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein.
This discussion is limited to holders who hold their shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This discussion does not describe any of the tax considerations arising under the laws of any state, local or foreign tax jurisdiction and does not consider any aspects of any alternative minimum tax, the 3.8% Medicare tax on net investment income, or U.S. federal tax law other than income taxation (e.g., estate or gift taxation) that may be relevant or applicable to a particular holder in connection with the Merger. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder (each as defined below) or both, as the context may require.
This discussion does not purport to be a complete analysis of all of the U.S. federal income tax considerations that may be relevant to particular holders in light of their particular facts and circumstances. For example, this discussion does not address holders who may be subject to special treatment under U.S. federal income tax laws, such as:
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financial institutions, insurance companies, or banks; tax-exempt organizations (including private foundations); holders that are, or hold our common stock through, S corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes; insurance companies; mutual funds; retirement plans, individual retirement accounts or other tax-deferred accounts; brokers or dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; or certain former citizens or long-term residents of the United States;

•	holders who are controlled foreign corporations or passive foreign investment companies;
•	holders who are subject to the alternative minimum tax;
•	holders holding shares of our common stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;
•	holders that received their shares of our common stock in connection with the performance of services or compensatory transactions (such as upon the exercise of employee share options);

•	holders who own an equity interest, actually or constructively, in Vertex or the Surviving Corporation following the Merger;
•	U.S. Holders whose “functional currency” is not the U.S. dollar;
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Non-U.S. Holders that hold or have held, directly or pursuant to attribution rules, more than 5% of the shares of our common stock at any time during the five-year period ending on the date of the consummation of the Merger;

•	a holder required to recognize income or gain no later than such income or gain is required to be reported on an applicable financial statement (as defined in Section 451(b) of the Code);
•	a holder holding our common stock as qualified small business stock for purposes of Sections 1045 and/or 1202 of the Code;
•	holders that acquire or sell shares of our common stock as a part of wash sales for U.S. federal income tax purposes; or
•	holders that do not vote in favor of the Merger and who properly demand appraisal of their shares of our common stock under Section 262.
If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, then the U.S. federal income tax considerations applicable to its partners or members will generally depend upon the status of the partner or member and the activities of the partner or member and the partnership. Accordingly, partnerships or other entities treated as partnerships for U.S. federal income tax purposes holding shares of our common stock, and partners or members therein, should consult their tax advisors regarding the U.S. federal income tax considerations applicable to them relating to the Merger.
No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax considerations of the Merger described below. No assurance can be given that the IRS will agree with the views expressed in this discussion, or that a court will not sustain any challenge by the IRS in the event of litigation. Furthermore, no opinion of counsel has been or will be rendered with respect to any tax considerations of the Merger or any related transactions. The use of words such as “will” and “should” in any tax-related discussion contained in this discussion is not intended to convey a particular level of comfort.
THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. EACH HOLDER SHOULD CONSULT ITS TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSIDERATIONS ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR ANY NON-INCOME TAX LAWS.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes:
•	an individual who is (or is treated as) a citizen or resident of the United States;
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a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia (or any other entity treated as such corporation for U.S. federal income tax purposes);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The exchange of shares of our common stock for cash pursuant to the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. A U.S. Holder will recognize gain or loss equal to the difference, if any, between (i) the cash received and (ii) such U.S. Holder’s adjusted tax basis in our common stock exchanged pursuant to the Merger. Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in such shares exceeds one year at the time of the Merger. A non-corporate U.S. Holder (including an individual) who has held the shares for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of our common stock at different times and different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of shares.
Non-U.S. Holders
For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of our common stock that is neither a U.S. Holder nor a partnership or other pass-through entity for U.S. federal income tax purposes.
Subject to the discussion under the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger—Information Reporting, Backup Withholding and Foreign Account Tax Compliance Act” below, any gain realized by a Non-U.S. Holder on the exchange of shares of our common stock for cash pursuant to the Merger generally will not be subject to U.S. federal income tax unless:
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such gain is effectively connected with the conduct of a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such Non-U.S. Holder generally will be taxed on a net income basis generally in the same manner as a U.S. Holder (as described above under the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger—U.S. Holders”), except that if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax may apply at a rate of 30% (or a lower rate under an applicable income tax treaty); or

•
such Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the Effective Time, and certain other specified conditions are met, in which case such Non-U.S. Holder may be subject to a 30% U.S. federal income tax (or a tax at a lower rate under an applicable income tax treaty) on such gain, which may be offset by certain U.S.-source capital losses recognized by such Non-U.S. Holder.

If we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes during the shorter of a Non-U.S. Holder’s holding period or the five-year period ending on the date of the Merger (the “relevant period”), then such Non-U.S. Holder would be subject to U.S. federal income taxes, unless an exception applies. Although there can be no assurances in this regard, we believe that we are not, and have not been, a USRPHC for U.S. federal income tax purposes during the relevant period, and that even if we were, an exception may apply to eliminate any applicable U.S. federal income taxes for Non-U.S. Holders.
Non-U.S. Holders are urged to consult their tax advisors to determine the U.S. federal, state, local and other tax considerations that may be relevant to them in light of their particular circumstances and as to any applicable tax treaties that might provide for different rules, and regarding the possibility that a disposition of shares of our common stock may be subject to U.S. federal income taxation and withholding if we are a USRPHC.
Information Reporting, Backup Withholding and Foreign Account Tax Compliance Act
Payments made in exchange for shares of our common stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. Holder must complete and return an IRS Form W-9, certifying under penalties of perjury that such U.S. Holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided is correct, and that such U.S. Holder is not subject to backup withholding.
A Non-U.S. Holder may be subject to information reporting and backup withholding (currently at a rate of 24%) on payments made in exchange for shares of our common stock pursuant to the Merger. To avoid backup withholding, a Non-U.S. Holder should complete and return an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate IRS Form W-8 as applicable, for the Non-U.S. Holder, in accordance with the instructions thereto, certifying that such Non-U.S. Holder is not a “United States person” (within the meaning of the Code) or otherwise establish an exemption from backup withholding. Non-U.S. Holders should consult their tax advisors to determine which IRS Form W-8 is appropriate.
Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules generally will be allowed as a refund or credit against the U.S. federal income tax liability of a holder, provided the required information is properly and timely furnished by such holder to the IRS. The IRS may impose a penalty upon a holder that fails to provide the correct taxpayer identification number.
Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder, commonly referred to as “FATCA”, impose a U.S. federal withholding tax on certain types of payments, including payments of merger consideration, made to “foreign financial institutions” and certain other “non-financial foreign entities” (each as defined in the Code and applicable Treasury Regulations), unless (i) in the case of a foreign financial institution, the institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, the entity either certifies it does not have any “substantial U.S. owners” (as defined in the Code) or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements, or (iii) an exemption applies. However, an intergovernmental agreement between the U.S. and an applicable foreign country may modify these requirements.
FATCA withholding generally applies to gross proceeds from the sale or other disposition of our common stock. However, currently proposed Treasury Regulations provide that FATCA withholding does not apply to gross proceeds from the disposition of common stock. Pursuant to the preamble to the proposed Treasury Regulations, we and any other applicable withholding agent may (but are not required to) rely on the proposed Treasury Regulations until final regulations are issued or the proposed Treasury Regulations are withdrawn. Holders should consult their tax advisors regarding the application of FATCA to them in light of their own circumstances.
THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER UNDER ANY U.S. FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS.
Regulatory Approvals
The completion of the Merger is subject to, among other conditions described in the section of this proxy statement captioned “The Merger Agreement—Conditions to the Closing of the Merger”:
•	the expiration or termination of the waiting period under the HSR Act;
•	the termination, expiration or receipt, as applicable, of the waiting periods, approvals, clearances and consents required under applicable antitrust laws in Austria, Germany and Australia; and
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the termination, expiration or receipt, as applicable, of the waiting periods, approvals, clearances and consents required under filings with the CMA under the U.K. Enterprise Act of 2002 or the EC under Article 22 of the EU Merger Regulation, in each case, if such authority indicates in writing to Vertex that it has decided to formally investigate the Merger or has received a referral request, as applicable.

Crinetics, Vertex and Merger Sub must use their reasonable best efforts to consummate and make effective the Merger and the other Transactions, including using their respective reasonable best efforts to obtain, or cause to be obtained, all waivers, permits, consents, approvals, clearances and expirations or terminations of applicable waiting periods under the HSR Act and any other applicable antitrust laws that may be necessary or advisable for the performance of obligations pursuant to the Merger Agreement and the consummation of the Merger and the other Transactions.
Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all, or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions, restrictions, qualifications, requirements, or limitations on the Transactions, including the requirement to divest assets, license, or hold separate assets or terminate existing relationships and contractual rights, or agree to other remedies, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.
Expiration or Termination of Waiting Period under the HSR Act in the United States
Under the HSR Act and the rules promulgated thereunder, the Merger may not be completed until Crinetics and Vertex each files a Notification and Report Form with the Antitrust Division of the DOJ and the FTC, and the applicable waiting period (and any extension thereof) or any commitment by the parties to the Merger Agreement not to consummate the Transactions before a certain date under a timing agreement has, in each case, expired or been terminated. The waiting period under the HSR Act applicable to the Merger is 30 calendar days following the parties’ filings of their respective HSR Act notification and report forms, unless the waiting period is terminated earlier or extended. If the DOJ or FTC issues a request for additional information and documentary materials (a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with such Second Request, unless the waiting period is terminated earlier or the parties agree with the DOJ or FTC to delay the closing for a specified period of time.
Crinetics, Vertex and Merger Sub have agreed in the Merger Agreement to promptly, but in no event later than 10 business days after the date of the Merger Agreement, make an appropriate filing of all notification and report forms as required by the HSR Act with respect to the Transactions. On July 20, 2026, each of Crinetics and Vertex filed their respective notification and report forms under the HSR Act with the FTC and the DOJ.
Required Clearances, Consents or Approvals or Other Mandatory Waiting Periods
In addition to the expiration or termination of the waiting period under the HSR Act or any extension thereof, the completion of the Merger is also subject to the termination, expiration or receipt, as applicable, of the waiting periods, approvals, clearances and consents required under (i) applicable antitrust laws in Austria, Germany and Australia; and (ii) filings with the CMA under the U.K. Enterprise Act of 2002 or the EC under Article 22 of the EU Merger Regulation, in each case, if such authority indicates in writing to Vertex that it has decided to formally investigate the Merger or has received a referral request, as applicable. Antitrust authorities in such jurisdictions may also impose conditions, restrictions, qualifications, requirements or limitations when they grant the necessary clearances or approvals.
The parties will (and will cause their respective affiliates, if applicable, to) cooperate with each other in determining whether, and promptly preparing and making, any other filings, notifications or other consents are required to be made with, or obtained from, any other governmental bodies in connection with the Transactions.
Other Potential Intervention Pursuant to Antitrust Laws
At any time before or after completion of the Merger, the FTC, the DOJ, state attorneys general, non-U.S. competition authorities or other governmental entities could take action under applicable antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger or requiring the parties to divest, license, hold separate or otherwise dispose of assets, products, product lines, properties, services or businesses, subject to the limitations set forth in the Merger Agreement. Private parties may also seek to take legal action under applicable antitrust laws under certain circumstances. More information can be found in the section of this proxy statement captioned “The Merger Agreement—Filings, Consents and Approvals.”
Any of these potential actions could significantly impede, delay or even preclude the consummation of the Merger. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

THE MERGER AGREEMENT
Explanatory Note Regarding the Merger Agreement
The following summary of the Merger Agreement is intended solely to provide investors with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Crinetics in its public reports filed with the SEC. In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the parties or any of their subsidiaries or affiliates. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary and the other descriptions of the Merger Agreement elsewhere in this proxy statement may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Crinetics, Vertex and Merger Sub in connection with negotiating the terms of the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC or what may be viewed as material by our shareholders and in some cases were qualified by (1) matters specifically disclosed in Crinetics’ filings with the SEC prior to the date of the Merger Agreement and (2) confidential matters disclosed to Vertex and Merger Sub by Crinetics in connection with the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk among Crinetics, Vertex and Merger Sub rather than to establish matters as facts and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Other than as set forth in the Merger Agreement, shareholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements therein, or any descriptions thereof, as characterizations of the actual state of facts or condition of Crinetics, Vertex or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Crinetics’ public disclosures. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Crinetics, Vertex and Merger Sub, because the parties may take certain actions that are either expressly permitted in the Company Disclosure Letter or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding Crinetics, Vertex, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement and in our filings with the SEC regarding Crinetics and our business.
Effects of the Merger; Certificate of Incorporation and Bylaws; Directors and Officers
The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Crinetics and Vertex will consummate the Merger, whereby Merger Sub will be merged with and into Crinetics, the separate corporate existence of Merger Sub will cease and Crinetics will continue as the Surviving Corporation.
As of the Effective Time, the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified. As of the Effective Time, the certificate of incorporation of the Surviving Corporation will be amended and restated to read in its entirety as set forth on Exhibit A to the Merger Agreement, and the bylaws of Merger Sub as in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation, except that references to the name of Merger Sub will be replaced by references to the name of the Surviving Corporation, in each case subject to the indemnification provisions of the Merger

Agreement. Crinetics will cause each director of Crinetics immediately prior to the Effective Time to execute and deliver a letter effectuating such director’s resignation as a member of the Board of Directors, conditioned upon and effective as of the Effective Time.
Closing and Effective Time
The Closing will take place remotely via the electronic exchange of documents and signature pages on a date to be specified by Crinetics and Vertex, which date will be as soon as practicable (but in no event later than the second business day) following the satisfaction or (to the extent permitted by law) waiver in accordance with the Merger Agreement of the last of the conditions to the Closing (as described in the section of this proxy statement captioned “—Conditions to the Closing of the Merger”), other than those conditions that, by their nature, are to be satisfied at the Closing, unless another date, time or place is agreed to in writing by Crinetics and Vertex.
Prior to the Closing, Crinetics and Vertex will prepare, and on the date on which the Closing occurs, immediately following the Closing, Crinetics will file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents executed in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger will become effective upon the date and time of the filing of the certificate of merger, or at such other time as Crinetics and Vertex agree and specify in the certificate of merger.
Merger Consideration
Common Stock
At the Effective Time, each share of our common stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and Appraisal Shares, will be converted into the right to receive $85.00 per share in cash, without interest and subject to any applicable withholding taxes. Each share of our common stock owned by Crinetics or any subsidiary of Crinetics immediately prior to the Effective Time, or by Vertex, Merger Sub or any other subsidiary of Vertex immediately prior to the Effective Time, will automatically be canceled, will cease to exist and no consideration will be delivered or deliverable in exchange therefor. All shares converted into the right to receive the Merger Consideration will no longer be outstanding and will automatically be canceled at the Effective Time, and the holders of such shares will cease to have any rights with respect thereto, except for the right to receive the Merger Consideration, less any applicable withholding taxes.
Treatment of Company Stock Options and Company RSUs
The Merger Agreement provides that, as of immediately prior to the Effective Time, each Company Stock Option that is then outstanding but not then vested or exercisable will become immediately vested and exercisable in full. At the Effective Time, each Company Stock Option that is then outstanding will be canceled and, for each In the Money Option, the holder thereof will be entitled to receive, with respect to each share of common stock underlying such Company Stock Option, an amount in cash equal to the excess of the Merger Consideration over the exercise price per share of common stock underlying such Company Stock Option, without interest and less any applicable tax withholding. Any Underwater Option will be canceled for no consideration at the Effective Time. Vertex will cause the Surviving Corporation to pay any amounts payable in respect of Company Stock Options at or reasonably promptly after the Effective Time, and in any event no later than five business days after the Effective Time.
The Merger Agreement provides that, as of immediately prior to the Effective Time, each Company RSU that is then outstanding but not then vested will become immediately vested in full. At the Effective Time, each Company RSU that is then outstanding will be canceled and the holder thereof will be entitled to receive, with respect to each share of common stock underlying such Company RSU, an amount in cash equal to the Merger Consideration, without interest and less any applicable tax withholding. Vertex will cause the Surviving Corporation to pay any amounts payable in respect of Company RSUs at or reasonably promptly after the Effective Time, and in any event no later than five business days after the Effective Time; however, with respect to any Company RSUs that constitute nonqualified deferred compensation and that are not permitted to be paid at the Effective Time without triggering a tax or penalty under Section 409A of the Code, such amounts will be paid at the earliest time permitted under the applicable equity compensation plan and award agreement that will not trigger such a tax or penalty.
Treatment of ESPP
The Merger Agreement provides that we will take all actions with respect to the Company ESPP that are necessary to provide that (i) no new offering period will commence under the Company ESPP prior to the Effective Time, (ii) there will be no increase in the amount of participants’ payroll deduction elections under the Company ESPP from those in effect as of the date of the Merger Agreement, (iii) no individual participating in the Company ESPP will be permitted to make separate non-payroll contributions to the Company ESPP, (iv) no individual will commence participation in the Company ESPP during the period from the date of the Merger Agreement through the Effective Time, (v) each outstanding purchase right issued pursuant to the Company ESPP will be fully exercised on the earlier of (x) the scheduled purchase date for the current offering period and (y) the date that is no later than 10 business days prior to the Effective Time (with any participant payroll deductions not applied to the purchase of common stock returned to the participant) and (vi) immediately prior to the Effective Time, the Company ESPP will terminate.
Exchange and Payment Procedures
Computershare Trust Company, N.A. will be designated as paying agent (the “Paying Agent”) for the payment of the Merger Consideration to former holders of shares of our common stock. Vertex will, or will cause the Surviving Corporation to, deposit with the Paying Agent, at or substantially concurrently with the Effective Time, cash sufficient to pay the Merger Consideration in respect of shares of our common stock converted into the right to receive cash pursuant to the Merger Agreement (the “Payment Fund”).
As promptly as reasonably practicable (but in no event later than two business days) after the Effective Time, the Surviving Corporation or Vertex will cause the Paying Agent to mail (1) to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of our common stock that were converted into the right to receive the Merger Consideration, a letter of transmittal and (2) to each holder of certificates or book-entry shares that were converted into the right to receive the Merger Consideration, instructions for surrendering such certificates or book-entry shares in exchange for the Merger Consideration.
Upon surrender of (i) a certificate to the Paying Agent for cancellation, (ii) a duly executed and properly completed letter of transmittal and (iii) such other documents as may reasonably be required by the Paying Agent, the holder of such certificate will be entitled to receive the Merger Consideration for each share of our common stock formerly represented by such certificate, and the certificate so surrendered will be canceled. No holder of record of book-entry shares will be required to deliver a certificate or letter of transmittal to the Paying Agent to receive the Merger Consideration in respect of such book-entry shares. Instead, upon receipt by the Paying Agent of an “agent’s message” in customary form, or such other evidence, if any, as the Paying Agent may reasonably request, such holder will be entitled to receive, and the Surviving Corporation or Vertex will cause the Paying Agent to pay and deliver as promptly as reasonably practicable, and in any event no later than two business days after such receipt, the Merger Consideration, less any applicable tax withholding, for each book-entry share to which such holder is entitled under the Merger Agreement, and such book-entry shares will be canceled. Payment of the Merger Consideration with respect to book-entry shares will be made only to the person in whose name such book-entry shares are registered.
If any funds deposited with the Paying Agent remain undistributed as of the 12-month anniversary of the date on which the Closing occurs, such funds, including any interest or other income earned thereon, will be delivered to Vertex or its designated affiliate upon demand, and any former holder of shares of our common stock who has not complied with the exchange procedures in the Merger Agreement may thereafter only look to Vertex or any successor-in-interest of Vertex for payment of such holder’s claim for Merger Consideration, subject to applicable abandoned property, escheat and other similar laws.
If any stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as Vertex may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will pay, in exchange for the shares of our common stock formerly represented by such lost, stolen or destroyed certificate, the applicable Merger Consideration to be paid in respect of such shares, less any applicable tax withholding.
The Merger Agreement provides that the Payment Fund will be invested by the Paying Agent as directed by Vertex, subject to the limitations set forth in the Merger Agreement. No investment losses resulting from the investment of the Payment Fund will diminish the rights of Crinetics shareholders to receive the Merger Consideration, and, to the extent there are losses or the Payment Fund is for any reason less than the level required to promptly pay the Merger Consideration, Vertex must replace, restore or add to the cash in the Payment Fund to ensure the prompt payment of the Merger Consideration.
The Merger Agreement also provides that Crinetics, the Surviving Corporation, Vertex, the Paying Agent and any other withholding agent will be entitled to deduct and withhold from amounts otherwise payable under the Merger

Agreement such amounts as are required to be deducted and withheld under applicable tax law. Amounts so deducted or withheld and paid over to the appropriate tax authority will be treated as having been paid as Merger Consideration to the person in respect of whom such deduction or withholding was made. Vertex must use reasonable best efforts to cooperate with the payee to mitigate and reduce such withholding to the extent permitted by applicable tax law.
Representations and Warranties
The Merger Agreement contains representations and warranties of Crinetics, Vertex and Merger Sub.
Crinetics
Some of the representations and warranties in the Merger Agreement made by Crinetics are qualified as to “materiality” or “Company Material Adverse Effect.” “Company Material Adverse Effect” means any change, event, condition, development, circumstance, state of facts, effect or occurrence (each, an “Effect”) that (i) has a material adverse effect on the business, financial condition or results of operations of Crinetics and its subsidiaries, taken as a whole, or (ii) prevents Crinetics from consummating the Transactions on or before the Outside Date; provided that, for purposes of clause (i), none of the following, and no Effect that relates to, results from or arises in connection with the following, either alone or in combination, will be deemed to constitute a Company Material Adverse Effect or be taken into account in determining whether there has been a Company Material Adverse Effect:
(A)	general conditions (or changes therein) in the industries in which Crinetics and its subsidiaries operate;
(B)
general economic or regulatory, legislative or political conditions (or changes therein), including any actual or potential stoppage, shutdown, disputed election, default or similar event or occurrence affecting a national or federal government, tariffs, trade policies or sanctions, or securities, credit, banking, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels or trading volumes), in each case, in the United States, the European Union or elsewhere in the world;

(C)	any change in applicable law or GAAP;
(D)
geopolitical conditions, the outbreak or escalation of hostilities, any acts or threats of war (whether or not declared), sabotage, cyber-intrusion or terrorism, or any escalation or worsening of any of the foregoing;

(E)
any epidemic, pandemic, disease outbreak or other public health-related event (or escalation or worsening of any such events or occurrences, including, in each case, the response of governmental officials), hurricane, tornado, flood, fire, volcano, earthquake or other natural or man-made disaster or any other national or international calamity, crisis or disaster;

(F)
the failure, in and of itself, of Crinetics to meet any internal or external projections, forecasts, estimates or predictions in respect of any financial or operating metrics before, on or after the date of the Merger Agreement, or changes in the market price or trading volume of our common stock or the credit rating of Crinetics (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under the definition of Company Material Adverse Effect);

(G)
the announcement, pendency or performance of any of the Transactions, including the identity of, or any facts or circumstances relating to, Vertex, Merger Sub or their respective affiliates, or any shareholder proceeding (direct or derivative) in respect of the Merger Agreement or any of the Transactions or any loss of, or change in relationship, contractual or otherwise, with any governmental entity, supplier, vendor, service provider, collaboration partner, licensor, licensee or any other party having business dealings with Crinetics or any of its subsidiaries (including the exercise, or prospective exercise, by any party of any rights that arise upon a change of control), or departure of any employees or officers of Crinetics or any of its subsidiaries (however, this clause (G) will not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of the Merger Agreement or the announcement, pendency or consummation of the Transactions);

(H)	any actions taken or not taken as required or specifically permitted by the Merger Agreement;
(I)	any actions taken or not taken by Crinetics or any of its subsidiaries at Vertex’s written request or consent (which may be by email);

(J)
(1) any results, outcomes, data, adverse events or side effects arising from any clinical trials being conducted by or on behalf of Crinetics or any of its subsidiaries or any competitor of Crinetics or any of its subsidiaries (or the announcements thereof), (2) results of meetings with the FDA or other governmental entity (including any minutes of, or communications from, any governmental entity in connection with such meetings), (3) the determination by, or the delay of a determination by, the FDA or any other applicable regulatory authority, or any panel or advisory body empowered or appointed thereby, with respect to a clinical hold, acceptance, filing, designation (including de-designation for the accelerated approval pathway), approval, clearance, non-acceptance, hold, refusal to file, refusal to designate, non-approval, disapproval or non-clearance, or requirement to conduct additional clinical studies or trials, with respect to any of Crinetics’ or any of its subsidiaries’ or any competitor’s product candidates or (4) FDA approval (or other clinical or regulatory developments), market entry or pending market entry of any product competitive with or related to any of the products or product candidates of Crinetics or any of its subsidiaries, or any guidance, announcement or publication by the FDA or other applicable governmental entity relating to any product candidates of Crinetics, any of its subsidiaries or any competitor;

(K)
any recommendations, statements, decisions or other pronouncements made, published or proposed by professional medical organizations, industry associations, licensing or accreditation bodies or payors, or any regulatory authority or representative thereof, or any panel or advisory body empowered or appointed by any of the foregoing, relating to any products or product candidates of Crinetics or any of its subsidiaries, or any competitors or potential competitors of Crinetics or any of its subsidiaries, or the pricing, reimbursement or payor coverage thereof;

(L)	any manufacturing or supply chain disruption affecting Crinetics’ or any of its subsidiaries’ products, product candidates or preclinical or clinical studies; or
(M)	the availability of, or cost of, equity, debt or other financing to Vertex or Merger Sub.
However, (x) in the case of each of clauses (A) through (E), to the extent that such Effect disproportionally affects Crinetics and its subsidiaries, taken as a whole, as compared with other participants in the industries in which Crinetics and its subsidiaries operate, solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect), and (y) in the case of clauses (J) through (L), such Effects may be taken into account in determining whether there has been a Company Material Adverse Effect to the extent such Effect results from fraud or willful misconduct by Crinetics or any of its subsidiaries.
In the Merger Agreement, Crinetics has made customary representations and warranties to Vertex and Merger Sub that are subject, in some cases, to certain specified exceptions and qualifications contained in the Merger Agreement or the Company Disclosure Letter. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing and corporate power with respect to Crinetics and its subsidiaries;
•	capital structure of Crinetics;
•	Crinetics’ subsidiaries and other equity interests;
•
Crinetics’ corporate power and authority to enter into and perform its obligations under the Merger Agreement, the enforceability of the Merger Agreement with respect to Crinetics and the approval and recommendation of the Board of Directors;

•
absence of conflicts with, or violations of, Crinetics’ organizational documents, applicable law and certain contracts, and required consents and regulatory filings in connection with the Merger Agreement and the Transactions;

•
accuracy and compliance with applicable legal requirements of Crinetics’ SEC filings and financial statements, Crinetics’ internal controls and disclosure controls and procedures and absence of certain undisclosed liabilities;

•	accuracy of the information supplied by or on behalf of Crinetics for inclusion in this proxy statement;
•	absence of certain changes or events;
•	tax matters;
•	labor relations;

•	employee benefit and compensation plans, including ERISA and certain related matters;
•	property and title to assets;
•	material contracts;
•	litigation, legal proceedings and investigations;
•	compliance with applicable laws;
•	regulatory matters;
•	environmental matters;
•	intellectual property matters;
•	privacy matters;
•	insurance matters;
•	payment of fees to brokers, investment bankers, financial advisors or other persons in connection with the Merger and the other Transactions;
•	absence of any rights agreement, “poison pill” or similar anti-takeover agreement or plan and inapplicability of Section 203 and other takeover laws;
•	Crinetics’ receipt of fairness opinions from Crinetics’ financial advisors; and
•	affiliate transactions.
Vertex and Merger Sub
Certain of the representations and warranties in the Merger Agreement made by Vertex and Merger Sub are qualified as to a “Parent Material Adverse Effect.” “Parent Material Adverse Effect” means any Effect that prevents, materially delays or materially impairs the ability of Vertex or Merger Sub to perform its obligations under the Merger Agreement or consummate the Merger and the other Transactions on or before the Outside Date.
In the Merger Agreement, Vertex and Merger Sub have made customary representations and warranties to Crinetics that are subject, in some cases, to certain specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing and corporate power with respect to Vertex and Merger Sub;
•
Merger Sub’s formation solely for the purpose of engaging in the Transactions and Merger Sub’s lack of prior business activities, operations, liabilities or obligations other than in connection with the Merger Agreement and related matters;

•
Vertex’s and Merger Sub’s corporate power and authority to enter into and perform their obligations under the Merger Agreement and to consummate the Transactions and the enforceability of the Merger Agreement with respect to Vertex and Merger Sub;

•
absence of conflicts with, or violations of, Vertex’s or Merger Sub’s organizational documents, applicable law and certain contracts, and required consents and regulatory filings in connection with the Merger Agreement and the Transactions;

•	accuracy of the information supplied by or on behalf of Vertex or Merger Sub for inclusion in this proxy statement;
•	payment of fees to brokers, investment bankers, financial advisors or other persons in connection with the Merger and the other Transactions;
•	absence of litigation, legal proceedings and investigations;
•
Vertex’s, Merger Sub’s and their affiliates’ lack of status as “interested stockholders” of Crinetics under Section 203 of the DGCL and lack of direct ownership of shares of Crinetics common stock, subject to specified exceptions; and

•	availability of funds, the Debt Commitment Letter and Debt Financing matters.

Conduct of Business Pending the Merger
The Merger Agreement provides that, except for matters set forth in the Company Disclosure Letter, matters otherwise expressly permitted or required by the Merger Agreement, matters required by applicable law or matters undertaken with the prior written consent of Vertex (which consent may not be unreasonably withheld, delayed or conditioned), during the period from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms (the “Pre-Closing Period”), Crinetics will, and will cause its subsidiaries to, conduct its business in the ordinary course in all material respects, and use reasonable best efforts to preserve intact its present business organization, keep available the services of its present officers or key employees and preserve its present relationships and goodwill with suppliers, licensors, licensees, contractors, partners and others having material business dealings with it.
In addition, except for matters set forth in the Company Disclosure Letter, matters otherwise expressly permitted or required by the Merger Agreement, matters required by applicable law or matters undertaken with the prior written consent of Vertex (which consent may not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, Crinetics will not, and will cause its subsidiaries not to:
•
enter into any new material line of business or certain agreements, arrangements or commitments that materially restrict Crinetics, its subsidiaries or their affiliates from engaging or competing in any line of business or geographic area, that impose material restrictions on their assets, operations or business, that purport to bind or restrict Vertex or its affiliates following the Effective Time or that require a change of control payment;

•
declare, set aside, establish a record date for, accrue or pay dividends or other distributions in respect of its capital stock, split, combine or reclassify its capital stock, issue or authorize the issuance of securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase, redeem or otherwise acquire its capital stock or other equity interests;

•
issue, grant, deliver, sell, authorize, pledge or otherwise encumber shares of capital stock, options, warrants, convertible or exchangeable securities, stock-based performance units, voting debt or other rights to acquire shares or receive economic interests of the nature accruing to holders of Crinetics common stock;

•	amend its certificate of incorporation, bylaws or other comparable organizational documents (except for immaterial or ministerial amendments);
•	form any subsidiary or acquire or agree to acquire any assets outside the ordinary course of business, any business or any other entity;
•
except as required under the terms of any employee plan as of the date of the Merger Agreement and which has been provided to Vertex, adopt, enter into, establish, terminate, amend or modify any collective bargaining agreement or employee plan, increase compensation or benefits, grant or increase severance or termination pay or benefits, pay or award bonuses or incentive compensation, enter into retention, transaction bonus, change in control, severance or termination agreements, accelerate or fund compensation or benefits, or hire, promote or terminate certain employees or individual service providers;

•	make any change in accounting methods, principles or practices, except as may be required by GAAP or applicable law;
•
sell, lease, license, transfer, pledge, encumber or otherwise subject to any lien any properties or assets, other than intellectual property, other than (i) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business, (ii) pursuant to contracts to which Crinetics or its subsidiaries are party and made available to Vertex and in effect prior to the date of the Merger Agreement or (iii) properties or assets having a fair market value of less than $2,000,000 in the aggregate;

•
sell, assign, license or otherwise transfer certain material intellectual property, except (i) for non-exclusive licenses or rights granted to service providers or distributors of Crinetics or its subsidiaries in the ordinary course of business, (ii) pursuant to contracts to which Crinetics or its subsidiaries are party and made available to Vertex and in effect prior to the date of the Merger Agreement, (iii) for transactions between Crinetics and a subsidiary or between Crinetics’ subsidiaries;

•
incur or materially modify indebtedness for borrowed money, issue debt securities, guarantee indebtedness or debt securities of another person, enter into similar financing arrangements or make loans, advances, capital contributions or investments;

•	make capital expenditures in excess of $2,000,000 in the aggregate;
•
pay, discharge, settle, compromise or satisfy certain claims, liabilities or obligations, other than solely for money damages in the ordinary course of business in an amount not to exceed $1,000,000 per payment, or $2,000,000 in the aggregate;

•
(i) adopt or change any accounting method, principle or practice or accounting period used for tax purposes, (ii) make (other than in the ordinary course of business consistent with past practice), amend or revoke any material tax election, (iii) file an amended income or other material tax return, (iv) enter into a “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. tax law) with any governmental entity regarding any income or other material tax liability or assessments, (v) request any tax ruling from any governmental entity, (vi) settle or compromise any proceeding relating to income or other material taxes or surrender a right to a material tax refund, (vii) waive or extend the statute of limitations with respect to any material tax or material tax return (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business consistent with past practice) or (viii) enter into any tax allocation, indemnity or sharing agreement (other than pursuant to agreements not primarily related to taxes and entered into in the ordinary course of business consistent with past practice);

•	amend, cancel or terminate any material insurance policy without obtaining comparable substitute coverage;
•	adopt a plan or agreement of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger;
•	adopt or implement any shareholder rights plan or similar arrangement;
•
abandon, cancel, fail to renew or permit to lapse certain material registered intellectual property, terminate certain intellectual property licenses, disclose material trade secrets outside patent applications or sell, transfer, license or encumber intellectual property other than through the grant of non-exclusive licenses entered into in the ordinary course of business;

•
enter into, terminate, materially amend or materially modify, or waive or release material rights under, certain material contracts or contracts that would have been material contracts if in effect on the date of the Merger Agreement;

•
commence any clinical study by dosing the first subject in such study or, unless mandated by a regulatory authority, discontinue, terminate, suspend, materially amend or materially modify any ongoing clinical studies; or

•	authorize, commit or agree to take any of the foregoing actions.
Company Takeover Proposals
For purposes of this proxy statement:
•	“Company Takeover Proposal” means any inquiry, proposal or offer from any person or group other than Vertex and its subsidiaries, relating to:
○
in a single transaction or series of related transactions, any acquisition or purchase of 20% or more of (i) Crinetics and its subsidiaries’ assets (taken as a whole), or (ii) the aggregate voting power of Crinetics;

○
any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction resulting in any person or group beneficially owning 20% or more of the aggregate voting power of Crinetics, in each case, other than the Transactions; or

○
any sale of, or sale of rights to, or license of, or joint venture or partnership with respect to, any product(s) or product candidate(s) of Crinetics or its subsidiaries resulting in the transfer or disposition of 20% or more of the assets or business of Crinetics and its subsidiaries (taken as a whole).

•
“Superior Company Proposal” means any written bona fide Company Takeover Proposal received by Crinetics after the date of the Merger Agreement that if consummated would result in any person or group owning 50% or more of (i) the aggregate voting power of Crinetics or (ii) the assets of Crinetics and its subsidiaries (taken as a whole), and on terms and conditions that the Board of Directors determines, in good faith, after consultation with outside counsel and an independent financial advisor, are more favorable to our shareholders than the Transactions, taking into account all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such proposal and the Merger Agreement (including any changes to the terms of the Merger Agreement irrevocably committed to in writing by Vertex as described in the section of this proxy statement captioned “—The Board of Directors’ Recommendation; Adverse Recommendation Change”).

Under the Merger Agreement, during the Pre-Closing Period, Crinetics and its subsidiaries will not, and will instruct and use reasonable best efforts to cause their external third-party representatives not to, directly or indirectly:
•
solicit, initiate or knowingly encourage or knowingly facilitate, including by way of providing non-public information, any inquiries, proposals or offers, or the making of any submission or announcement of any inquiry, proposal or offer, that constitutes or would reasonably be expected to lead to a Company Takeover Proposal; or

•
engage in, enter into or participate in any discussions or negotiations with any person regarding, furnish to any person any non-public information or afford access to the business, properties, assets, books or records of Crinetics or any of its subsidiaries to, or take any other action to assist or knowingly facilitate or knowingly encourage any effort by any person, in each case, in connection with or in response to any inquiry, offer or proposal that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, other than to refer the inquiring person to the non-solicitation provisions of the Merger Agreement and limit communications exclusively to such referral.

In addition, Crinetics and its subsidiaries will, and will instruct and use reasonable best efforts to cause their external third-party representatives to, immediately cease all solicitations, discussions and negotiations regarding any inquiry, proposal or offer pending on the date of the Merger Agreement that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal. Crinetics and its subsidiaries also agreed to, as promptly as practicable and in any event within 24 hours after execution of the Merger Agreement, request the prompt return or destruction of all confidential information previously furnished to any person within the last 12 months for the purpose of evaluating a possible Company Takeover Proposal and terminate access to any physical or electronic data rooms relating to a potential Company Takeover Proposal, other than access provided to Vertex and its representatives.
Notwithstanding these restrictions, if prior to the adoption of the Merger Agreement by our shareholders, Crinetics receives a Company Takeover Proposal after the date of the Merger Agreement, and the Board of Directors determines in good faith, after consultation with outside counsel and a financial advisor, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Company Proposal, then Crinetics may enter into a confidentiality agreement containing terms that are not less favorable to Crinetics than those contained in the confidentiality between Crinetics and Vertex (the “Confidentiality Agreement”) with the person or group making such Company Takeover Proposal (an “Acceptable Confidentiality Agreement”), furnish information with respect to Crinetics and its subsidiaries to such person or group and its representatives, and participate in discussions or negotiations with such person or group and its representatives regarding such Company Takeover Proposal, including soliciting the making of a revised Company Takeover Proposal, if the Board of Directors determines in good faith, after consultation with outside counsel, that the failure to take any such action would be, or would reasonably be expected to be, inconsistent with its fiduciary duties under applicable law. Crinetics must concurrently or promptly thereafter provide Vertex, subject to the terms of the Confidentiality Agreement, any material non-public information with respect to Crinetics or its subsidiaries furnished to such other person or group that was not previously furnished to Vertex.
If Crinetics, its subsidiaries or their representatives receive any Company Takeover Proposal or any request for information or inquiry, proposal or offer that the Board of Directors in good faith believes would reasonably be expected to lead to a Company Takeover Proposal, Crinetics must, as promptly as reasonably practicable and in any event within one business day after receipt, advise Vertex in writing of such Company Takeover Proposal, request, inquiry, proposal or offer, the identity of the person making such Company Takeover Proposal, request, inquiry, proposal or offer and the material terms and conditions thereof, including, if applicable, copies of any written requests, proposals or offers and proposed term sheets or agreements. Crinetics must keep Vertex reasonably informed of any material developments, discussions or negotiations regarding any such Company Takeover Proposal, request, inquiry, proposal or offer on a prompt basis and in any event within one business day after any such material development, discussion or negotiation, including by furnishing copies of any further requests, inquiries, proposals or amendments thereto.
The Board of Directors’ Recommendation; Adverse Recommendation Change
As described above, and subject to the provisions described below, the Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Except as permitted by the terms of the Merger Agreement, during the Pre-Closing Period, neither the Board of Directors nor any committee thereof may take any of the following actions (any such action in clauses (A) through (E), an “Adverse Recommendation Change” and any such action in clauses (A) or (D), an “Intervening Event Adverse Recommendation Change”):
(A)
withdraw, qualify or modify in a manner adverse to Vertex or Merger Sub, or publicly propose to withdraw, qualify or modify in a manner adverse to Vertex or Merger Sub, the Board of Directors’ recommendation or resolve or agree to take any such action;

(B)	adopt, endorse, approve or recommend, or publicly propose to adopt, endorse, approve or recommend, any Company Takeover Proposal or resolve or agree to take any such action;
(C)
in the case of a tender offer or exchange offer relating to our common stock, fail to publicly affirm the Board of Directors’ recommendation and recommend that our shareholders reject such tender offer or exchange offer within 10 business days after the commencement of such tender offer or exchange offer, or any material amendment thereto, pursuant to Rule 14d-9(f) under the Exchange Act, or, if earlier, by the close of business on the business day immediately preceding the date of the Special Meeting;

(D)	fail to include the Board of Directors’ recommendation in this proxy statement when filed, distributed or otherwise disseminated to our shareholders; or
(E)
fail to publicly reaffirm the Board of Directors’ recommendation within five business days after Vertex, after having reasonably determined that such reaffirmation is necessary to secure the adoption of the Merger Agreement by holders of at least a majority of our outstanding common stock, so requests in writing, or, if earlier, two business days prior to the date of the Special Meeting, provided that the Board of Directors will not be required to make such a public reaffirmation on more than three occasions.

In addition, except as permitted by the terms of the Merger Agreement, during the Pre-Closing Period, neither the Board of Directors nor any committee thereof will approve or recommend, or publicly propose to approve or recommend, or authorize, cause or permit Crinetics to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to or that would reasonably be expected to lead to, any Company Takeover Proposal, other than an Acceptable Confidentiality Agreement entered into in accordance with the Merger Agreement, or resolve, agree or publicly propose to take any such action.
Notwithstanding the restrictions described above, at any time prior to the adoption of the Merger Agreement by our shareholders, if the Board of Directors determines in good faith, after consultation with outside counsel, that the failure to make such Intervening Event Adverse Recommendation Change would be, or would reasonably be expected to be, inconsistent with its fiduciary duties under applicable law, the Board of Directors may make an Intervening Event Adverse Recommendation Change in response to any event, change, effect, development, condition or occurrence (each, an “Event”) material to Crinetics and its subsidiaries, taken as a whole, that (i) was not known or reasonably foreseeable by the Board of Directors as of the date of the Merger Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable) and (ii) is not (a) the announcement or pendency of the Merger Agreement or the Transactions, (b) changes in the market price or trading volume of our common stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been such Event), (c) Crinetics’ meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the underlying facts giving rise or contributing to the foregoing may be taken into account in determining whether there has been such Event), or (d) the receipt, existence or terms of any Company Takeover Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to a Company Takeover Proposal, or the consequences of any of the foregoing (each such Event, an “Intervening Event”).

In addition, if the Board of Directors receives a Superior Company Proposal, Crinetics may make an Adverse Recommendation Change and, if such Superior Company Proposal did not result from a material breach of Crinetics’ non-solicitation obligations, may terminate the Merger Agreement in order to enter into a definitive agreement with respect to such Superior Company Proposal.
Before making an Adverse Recommendation Change or Intervening Event Adverse Recommendation Change or terminating the Merger Agreement to enter into a definitive agreement with respect to a Superior Company Proposal, the Board of Directors must give Vertex at least four business days’ prior written notice of its intention to take such action and a description of the reasons for taking such action. In the case of a Superior Company Proposal, the notice must specify the identity of the person making the Superior Company Proposal and the material terms and conditions of such Superior Company Proposal and attach the most current version of the relevant transaction agreement. In the case of an Intervening Event, the notice must include a reasonably detailed description of the underlying facts giving rise to the proposed action.
During the notice period, Crinetics must, and must cause its representatives to, negotiate in good faith with Vertex, to the extent Vertex wishes to negotiate, to enable Vertex to revise the terms of the Merger Agreement in a manner that would eliminate the need for such action and, in the case of a Superior Company Proposal, would cause such Superior Company Proposal to no longer constitute a Superior Company Proposal. Following the end of the notice period, the Board of Directors must consider in good faith any revisions to the Merger Agreement irrevocably committed to in writing by Vertex and determine in good faith, after consultation with outside counsel, that the failure to take the proposed action would be, or would reasonably be expected to be, inconsistent with its fiduciary duties under applicable law and, with respect to a Superior Company Proposal, that such Superior Company Proposal continues to constitute a Superior Company Proposal. If there is any change to the financial terms, including the form and amount of consideration, of such Superior Company Proposal, Crinetics must deliver an additional notice to Vertex and a renewed notice period will commence, except that the renewed notice period will be two business days.
Nothing in the Merger Agreement prohibits Crinetics from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act, including making any “stop-look-and-listen” communication to its shareholders, or making any disclosure to its shareholders if the Board of Directors determines in good faith, after consultation with outside counsel, that the failure to take such action would be, or would reasonably be expected to be, inconsistent with its fiduciary duties or applicable law; provided that any such action that would otherwise constitute an Adverse Recommendation Change may be made only in compliance with the provisions of the Merger Agreement described above. The Merger Agreement also provides that certain “stop-look-and-listen” communications and certain disclosures describing Crinetics’ receipt of a Company Takeover Proposal and the operation of the Merger Agreement with respect thereto, which contain a statement that the Board of Directors has not effected an Adverse Recommendation Change, will not be deemed to be an Adverse Recommendation Change.
Shareholder Meeting
Crinetics has agreed to establish a record date for, duly call, convene and hold the Special Meeting as promptly as reasonably practicable after the SEC staff has confirmed that it has no further comments on this proxy statement (and will initially schedule the Special Meeting to be held within 20 business days from the date of the commencement of mailing of this proxy statement, or if the proxy solicitor advises Crinetics that 20 business days from the date of the commencement of mailing of this proxy statement is insufficient time to obtain the approval of the Merger Proposal, such later date to which Vertex consents in writing (such consent not to be unreasonably withheld, conditioned or delayed)). The record date for the Special Meeting may only be selected after reasonable consultation with Vertex. Once Crinetics has established the record date for the Special Meeting, Crinetics cannot change such record date or establish a different record date for the Special Meeting without the prior written consent of Vertex (such consent not to be unreasonably withheld, conditioned or delayed), unless required to do so by applicable law. Crinetics must file this proxy statement in definitive form with the SEC and commence mailing this proxy statement to Crinetics’ shareholders as of the record date established for the Special Meeting as reasonably promptly as practicable after filing this proxy statement in preliminary form with the SEC, and, in any event, either (i) the first business day after the date that is 10 days after filing this proxy statement in preliminary form if, prior to such date, the SEC does not provide comments or indicates that it does not plan to provide comments, or (ii) within three business days of being informed by the SEC staff that it has no further comments on this proxy statement. Crinetics may adjourn or postpone the Special Meeting to allow reasonable additional time for the filing and/or mailing, and review by Crinetics’ shareholders, prior to the date of the Special Meeting, of any supplemental or amended disclosure that the Board of Directors determines in good faith is required by applicable law or the rules and regulations of Nasdaq. If there are not sufficient affirmative votes represented in person or by proxy at the originally scheduled Special Meeting to approve the Merger Proposal, Crinetics will adjourn or postpone the Special Meeting to the earliest practicable date on which the Board of Directors reasonably expects to have sufficient affirmative votes to approve the Merger Proposal; however, without Vertex’s prior consent, Crinetics will not adjourn the Special Meeting more than 10 calendar days past the originally scheduled date. Unless the Board of Directors has made an Adverse Recommendation Change or an Intervening Event Adverse Recommendation Change in accordance with the Merger Agreement, Crinetics must use reasonable best efforts to obtain the required shareholder approval, including by soliciting proxies in favor of adoption of the Merger Agreement. Unless the Merger Agreement is validly terminated in accordance with its terms, Crinetics must submit the Merger Agreement to its shareholders at the Special Meeting even if the Board of Directors has made, or has proposed or announced its intention to make, an Adverse Recommendation Change or an Intervening Event Adverse Recommendation Change. Crinetics must, upon Vertex’s reasonable request, advise Vertex at least daily on each of the last seven business days before the Special Meeting as to the aggregate tally of proxies received by Crinetics with respect to the required shareholder approval. Without Vertex’s prior written consent, adoption of the Merger Agreement must be the only matter, other than related procedural matters (including permitted adjournments) and any non-binding advisory vote required by applicable law, that Crinetics proposes for action by shareholders at the Special Meeting.
Filings, Consents and Approvals
Upon the terms and subject to the conditions set forth in the Merger Agreement, each of Crinetics, Vertex and Merger Sub must, and must cause their respective subsidiaries to, use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable and in any event prior to the Outside Date, the Merger and the other Transactions, including:
•	using reasonable best efforts to cause each of the conditions to the Merger to be satisfied;
•	obtaining all necessary or advisable actions or non-actions, waivers and consents from governmental entities;
•	making all necessary registrations, declarations and filings with governmental entities;
•	taking all steps as may be necessary to avoid a proceeding by any governmental entity with respect to the Merger Agreement or the Transactions;
•
defending or contesting any proceeding challenging the Merger Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order vacated or reversed; and

•	executing and delivering any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Merger Agreement.
Crinetics and Vertex must, in consultation and cooperation with the other party, file the notification and report forms required under the HSR Act with the FTC and the DOJ as promptly as practicable, and in any event no later than ten business days after the date of the Merger Agreement. On July 20, 2026, each of Crinetics and Vertex filed their respective notification and report forms under the HSR Act with the FTC and the DOJ. Crinetics and Vertex must also make, as promptly as practicable, all appropriate filings, notices, applications or similar documents required under applicable antitrust laws in Austria, Germany and Australia. In addition, filings may become required in the United Kingdom if, prior to the date on which all other conditions to the Merger are satisfied, the CMA informs Vertex in writing that it has decided to formally investigate the Merger and requests that Vertex submit a merger notice in the form prescribed under the U.K. Enterprise Act 2002. Filings may also become required in the European Union if, prior to the date on which all other conditions to the Merger are satisfied, the EC informs Vertex in writing that a member state of the European Union has requested a referral of the Transactions to the EC under Article 22 of the EU Merger Regulation.
Each of Crinetics and Vertex must furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with preparing any filing or submission necessary under the HSR Act or any other applicable antitrust law. Each party also must give the other party reasonable prior notice of any such filings or submissions and of any substantive communication with, and any inquiries or requests for additional information from, the FTC, the DOJ or any other governmental entity regarding the Merger or any of the other Transactions, and must permit the other party, or its outside counsel if necessary to preserve confidentiality, to review and discuss in advance, and consider in good faith the views of, permit the participation of and incorporate all reasonable comments of, the other party in connection with any such filings, submissions, substantive communications, inquiries or requests.

Unless prohibited by applicable law or by the applicable governmental entity, and to the extent practicable, no party may participate in or attend any meeting, or engage in any substantive conversation, with any governmental entity in respect of the Merger or any of the other Transactions unless it gives the other party reasonable prior notice and an opportunity to participate. If a party is prohibited by applicable law or by the applicable governmental entity from participating in or attending any such meeting or conversation, the party attending or engaging in such communication must keep the other party reasonably apprised with respect thereto.
Subject to compliance with its obligations under the Merger Agreement, and upon reasonable consultation and good faith collaboration with Crinetics, Vertex will lead the regulatory process, including, unless otherwise agreed by Vertex and Crinetics, taking the lead in all meetings and communications, in developing strategy and in recommending any appropriate course of action with the objective of obtaining the expiration or termination of the applicable waiting periods or consents with respect to the Merger or any of the other Transactions by the Outside Date.
Subject to the terms and conditions set forth in the Merger Agreement, Vertex and Merger Sub have agreed to use reasonable best efforts to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under the HSR Act or any other antitrust laws that may be required by any governmental entity, so as to enable the parties to consummate the Transactions as promptly as practicable and in any event on or before the Outside Date. Crinetics and Vertex have acknowledged and agreed that their obligation to use reasonable best efforts includes negotiating, committing to and effecting by consent decree, hold separate order or otherwise, the sale, divestiture, hold separate, license or other disposition of any assets, products, product lines, properties, services or businesses of Crinetics or any of its subsidiaries necessary to eliminate each and every impediment to the Closing prior to the Outside Date (the “Remedy Actions”), except that neither Vertex nor any of its affiliates is required to commit or agree to effect any Remedy Action (i) with respect to any assets, products, product lines, properties, services or businesses, or portions thereof, of Vertex or any of its subsidiaries or (ii) with respect to any assets, products, product lines, properties, services or businesses, or portions thereof, of Crinetics or any of its subsidiaries if such Remedy Action would, individually or in the aggregate, reasonably be expected to be material and adverse to Crinetics and its subsidiaries, taken as a whole. In no event are Vertex, Crinetics or their respective subsidiaries required to proffer, offer, commit to, consent to, agree to or effect any Remedy Action unless such Remedy Action is conditioned upon the consummation of the Closing.
From the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, Vertex may not, and may not permit any of its subsidiaries to, propose, effect or agree to any merger, consolidation, acquisition or similar transaction that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the parties’ ability to obtain all clearances, consents, approvals and waivers under the HSR Act or any other antitrust laws.
Vertex will pay all filing fees required by the HSR Act and any other antitrust laws.
Employee Benefits
The Merger Agreement provides that, for a period of one year following the Effective Time (the “Continuation Period”), Vertex will, or will cause the Surviving Corporation to, provide each Company Employee with (i) base salary (or base hourly wage rate, as applicable) and target cash incentive opportunity that are no less favorable than those provided to such Company Employee immediately prior to the Effective Time and (ii) employee benefits (excluding cash incentive opportunities, equity and equity-based awards, deferred compensation, change in control plans, programs and arrangements, defined benefit pension benefits, and post-employment or retiree welfare benefits) that are substantially comparable in the aggregate (x) to those employee benefits (subject to the same exclusions) provided to such Company Employee immediately prior to the Effective Time or (y) at Vertex’s election if greater, to those employee benefits (subject to the same exclusions) provided to similarly situated new hires of Vertex or its affiliates (it being understood that the Merger Agreement does not require continuation of any particular benefit plan or duplicate benefits). During the Continuation Period, Vertex must provide any Company Employee who experiences a termination of employment with severance benefits no less favorable than those in effect under the applicable employee benefit plan of Crinetics (the “Company Benefit Plans”) as of the date of the Merger Agreement.
Following the time after the Effective Time at which each of our employees who continues employment with Vertex, the Surviving Corporation or any of their respective affiliates following the Effective Time (the “Company Employees”) no longer participate in the Company Benefit Plan that is a group health plan, the Company Employees will be eligible to participate in a corresponding plan of Vertex, the Surviving Corporation or their respective affiliates, if any, to the same extent as other similarly situated employees of Vertex and its affiliates. In addition, following the

Effective Time, each Company Employee will be immediately eligible to participate, without any waiting time, in any such replacement group health plan that is comparable to the Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time.
Following the Effective Time, Vertex will, or will cause the Surviving Corporation to, assume, honor and continue the Company Benefit Plans and Company Benefit Agreements in accordance with their terms as in effect as of immediately prior to the Effective Time, subject to Vertex’s and the Surviving Corporation’s ability to amend, modify or terminate those arrangements in accordance with their terms and, in the case of a Company Benefit Agreement, with the consent of any affected Company Employee who is party to such agreement. Vertex also acknowledges that, as of the Effective Time, a “change in control” or “change of control” will have occurred for purposes of each Company Benefit Plan and Company Benefit Agreement identified in the Company Disclosure Letter.
With respect to applicable benefit plans maintained by Vertex or its subsidiaries after the Effective Time, Vertex will, for purposes of eligibility to participate, level of benefits and vesting, provide Company Employees credit for service with Crinetics and any predecessor employer recognized by Crinetics, subject to specified exceptions, including to avoid duplication of benefits and for defined benefit pension, retiree welfare, frozen, grandfathered and certain retirement-eligible equity vesting programs. Vertex will use reasonable best efforts to waive certain preexisting condition, exclusion, waiting period and evidence of insurability requirements and to credit certain co-payments and deductibles paid before the Effective Time for the year in which the Effective Time occurs. Vertex will also recognize accrued but unused personal, sick or vacation time in accordance with Vertex’s or the Surviving Corporation’s policies (and without duplication of benefits).
If requested by Vertex no later than five business days prior to the Closing Date, Crinetics or the applicable subsidiary must adopt written resolutions terminating Crinetics’ 401(k) plan effective as of the business day preceding the Closing Date, after providing Vertex with an advance copy and reasonable opportunity to comment. The Merger Agreement also restricts broad-based employee communications regarding post-closing compensation and benefits without Vertex’s prior written approval and provides that the employee matters provisions do not create third-party beneficiary rights, amend any benefit plan or confer any right to continued employment or service.
Indemnification of Officers and Directors
The Merger Agreement provides that all rights to indemnification, exculpation from liabilities and advancement of expenses for acts or omissions occurring at or prior to the Effective Time existing in favor of any person who is or prior to the Effective Time becomes, or has been at any time prior to the date of the Merger Agreement, a director or officer of Crinetics, its subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in the certificate of incorporation or bylaws of Crinetics or any indemnification agreement between such person and Crinetics or any of its subsidiaries, in each case that is in effect as of the date of the Merger Agreement and has been made available to Vertex, will be assumed by the Surviving Corporation at the Effective Time and will continue in full force and effect in accordance with their terms with respect to any claims arising out of such acts or omissions, and, for a period of six years following the date of the Merger Agreement, may not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such person.
Without limiting the foregoing, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will, and Vertex will cause the Surviving Corporation to, indemnify and hold harmless each Indemnified Party against losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement arising out of or pertaining to any threatened or actual proceeding, whether civil, criminal or administrative, based in whole or in part on, arising in whole or in part out of, or pertaining to (1) the fact that such Indemnified Party is or was a director or officer of Crinetics, its subsidiaries or any of their respective predecessors or, while a director or officer of Crinetics, its subsidiaries or any of their respective predecessors, is or was serving at the request of Crinetics as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or (2) the Merger Agreement or the Transactions, whether in any case asserted or arising before or after the Effective Time, in each case to the fullest extent permitted by applicable law.
In the event of any such proceeding, the Surviving Corporation will, and Vertex will cause the Surviving Corporation to, pay, in advance of the final disposition of such proceeding, any expenses (including reasonable attorneys’ fees and expenses) incurred in defense thereof by the applicable indemnified party upon receipt of any undertaking required by applicable law, and the Surviving Corporation will cooperate with the applicable indemnified party in the defense of any matter for which such indemnified party could seek indemnification. The Surviving

Corporation may not settle, compromise or consent to the entry of any judgment in any threatened or actual proceeding for which indemnification could be sought by an indemnified party unless such settlement, compromise or consent includes an unconditional release of such indemnified party from all liability arising out of such proceeding or such indemnified party otherwise consents in advance in writing to such settlement, compromise or consent. All rights to indemnification in respect of any proceeding asserted or made within the six-year period described above will continue until the final disposition of such proceeding.
At or prior to the Effective Time, Crinetics may obtain and fully pay the premium for six-year “tail” directors’ and officers’ liability insurance policies covering each Indemnified Party in respect of acts or omissions occurring at or prior to the Effective Time, including acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the Transactions, on terms and conditions that are no less favorable to any Indemnified Party than those of Crinetics’ directors’ and officers’ liability insurance policies in effect on the date of the Merger Agreement. The maximum aggregate premium for such “tail” insurance policies may not exceed 300% of the aggregate annual premium payable by Crinetics for coverage pursuant to its most recent renewal under such existing policies. If Crinetics obtains such “tail” insurance policies, Vertex will cause such policies to be maintained in full force and effect for their full term and will cause all obligations thereunder to be honored by it and the Surviving Corporation. If Crinetics does not obtain such “tail” insurance policies, then, for the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Vertex will either purchase such “tail” insurance policies or maintain in effect Crinetics’ existing directors’ and officers’ liability insurance policies, subject to the same premium cap, or obtain the maximum amount of coverage available for such premium cap.
Vertex must, without requiring a preliminary determination of entitlement to indemnification, advance all reasonable and documented expenses (including reasonable attorneys’ fees) that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations described above, subject to Vertex’s receipt of an undertaking by or on behalf of such Indemnified Party to repay all amounts advanced if it is ultimately determined that such Indemnified Party is not entitled to indemnification.
Shareholder Litigation
During the Pre-Closing Period, Crinetics must notify Vertex promptly of the commencement or written threat of any proceedings by or on behalf of any shareholders of Crinetics or third party against Crinetics and/or its directors relating to the Merger Agreement or the Transactions of which Crinetics has received notice, and must keep Vertex promptly and reasonably informed regarding any such proceedings. Crinetics must provide Vertex an opportunity to review and to propose comments to all material filings or responses to be made by Crinetics in connection with any such proceedings, and Crinetics must give reasonable and good faith consideration to any comments proposed by Vertex, subject to the terms of the Merger Agreement. Crinetics may not, and may not permit any of its subsidiaries to, enter into, agree to or disclose any settlement with respect to any such proceedings without Vertex’s consent, which consent may not be unreasonably withheld, delayed or conditioned.
Regulatory and Clinical Matters
The Merger Agreement requires Crinetics, during the Pre-Closing Period and subject to applicable law, to keep Vertex reasonably informed of, and in certain instances consider in good faith Vertex’s timely recommendation regarding, certain regulatory and clinical matters relating to Paltusotine and Atumelnant, including certain material meetings with the FDA or other regulatory authorities (and, to the extent permitted by the applicable regulatory authority, allow one representative of Vertex to attend, as an observer, any such meeting), certain material written correspondence, filings and communications with the FDA or other regulatory authorities, certain material safety information, certain notices or communications from specified governmental entities relating to alleged or suspected non-compliance with healthcare laws. In addition, Crinetics must (i) keep Vertex reasonably apprised of material clinical developments regarding Paltusotine and Atumelnant, and (ii) at Vertex’s request, hold a meeting no more than twice per month with Vertex to update Vertex on regulatory and clinical matters related to Paltusotine and Atumelnant, and, in each case, consider in good faith Vertex’s timely recommendations with respect thereto.
Financing Cooperation
Prior to the Closing, Crinetics must, and must cause its subsidiaries and its and their respective affiliates and representatives to, use reasonable best efforts to provide customary cooperation reasonably requested by Vertex in connection with the Debt Financing, at Vertex’s sole cost and expense. Such cooperation includes using reasonable best efforts to furnish Vertex, as promptly and reasonably practicable, historical financial and other pertinent information relating to Crinetics and its subsidiaries that is not already publicly available in Crinetics’ SEC filings and is reasonably required in connection with the marketing documentation for the Debt Financing, subject to the limitations set forth in the Merger Agreement. Crinetics also must use reasonable best efforts to furnish other non-public information reasonably requested by Vertex in connection with the marketing, syndication and arrangement of the Debt Financing or rating thereof, including “know your customer” information and information related to anti-money laundering rules and regulations, including the USA PATRIOT Act, solely to the extent requested by Vertex in writing at least nine business days prior to the Closing Date.
Vertex Financing
Vertex and Merger Sub must, and must cause each of their subsidiaries and representatives to, use reasonable best efforts to take all actions and do all things necessary, proper or advisable to obtain the proceeds of the Debt Financing, taking into account any replacement financing, in an amount sufficient, together with available funds, to fund the amounts required to consummate the Transactions on the date on which the Merger is required to be consummated pursuant to the Merger Agreement. These obligations include using reasonable best efforts to maintain the Debt Commitment Letter in effect, negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions contained in the Debt Commitment Letter or on other terms that would not result in a Prohibited Modification (as defined below), satisfy on a timely basis all conditions within their control and consummate the Debt Financing at or prior to the Closing.
Without Crinetics’ prior written consent, neither Vertex nor Merger Sub may permit, consent to or agree to any amendment, replacement, supplement or modification to, or waiver of, any provision or remedy under the Debt Commitment Letter or any definitive agreement with respect to the Debt Financing if such amendment, replacement, supplement, modification or waiver would add new, or adversely modify any existing, conditions to the consummation of all or any portion of the Debt Financing in a manner materially adverse to Vertex, reduce the aggregate principal amount of the Debt Financing below the amount necessary, together with funds immediately available to Vertex, to fund the amounts required to be paid under the Merger Agreement, adversely affect Vertex’s ability to enforce its rights against the other parties to the Debt Commitment Letter or any definitive agreement, or otherwise reasonably be expected to prevent, materially impair, materially impede or materially delay the consummation of the Merger and the other Transactions (each, a “Prohibited Modification”).
If any portion of the Debt Financing required to fund the amounts required to be paid under the Merger Agreement becomes unavailable, Vertex must promptly notify Crinetics in writing and use, and cause each of its subsidiaries to use, reasonable best efforts to arrange and obtain replacement financing from the same or alternative sources in an amount sufficient, when taken together with other funds immediately available to Vertex, to fund the amounts required to be paid under the Merger Agreement and that would not result in a Prohibited Modification. Vertex must provide Crinetics with prompt written notice of any actual breach, default, cancellation, termination or repudiation by any party to the Debt Commitment Letter or any definitive agreement with respect to the Debt Financing of which Vertex or Merger Sub becomes aware and keep Crinetics informed on a reasonably current basis of the status of its efforts to consummate the Debt Financing, including any replacement financing.
Each of Vertex and Merger Sub has agreed that obtaining the Debt Financing or any other financing is not a condition to its obligations under the Merger Agreement, so if the Debt Financing or any other financing has not been obtained, each of Vertex and Merger Sub will, subject to the terms and conditions of the Merger Agreement, continue to be obligated, until such time as the Merger Agreement is terminated in accordance with its terms and subject to the waiver or fulfillment of the conditions set forth therein, to complete the Transactions.
Additional Covenants
The Merger Agreement contains certain additional covenants, including covenants relating to public announcements, transfer taxes, actions necessary to cause the disposition or cancellation of Crinetics equity securities in connection with the Merger by directors and officers subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act, Vertex’s obligation to cause Merger Sub or the Surviving Corporation, as applicable, to comply with its obligations under the Merger Agreement, the parties’ acknowledgement that the Merger Agreement does not give Vertex or Merger Sub the right to control or direct Crinetics’ operations prior to the Effective Time, and cooperation with respect to the delisting of our common stock from Nasdaq and deregistration under the Exchange Act as promptly as practicable following the Effective Time.

Conditions to the Closing of the Merger
The respective obligations of each party to effect the Merger are subject to the satisfaction (or waiver by Crinetics, Vertex and Merger Sub, to the extent permitted by applicable legal requirements) on or prior to the Closing Date of the following conditions:
•	the adoption of the Merger Agreement by holders of at least a majority of the outstanding shares of our common stock;
•
the expiration or termination of the waiting period under the HSR Act applicable to the consummation of the Merger and the termination, expiration or receipt, as applicable, of the waiting periods, approvals, clearances and consents required under (i) applicable antitrust laws in Austria, Germany and Australia, and, (ii) filings with the CMA under the U.K. Enterprise Act of 2002 or the EC under Article 22 of the EU Merger Regulation, in each case, if such authority indicates in writing to Vertex that it has decided to formally investigate the Merger or has received a referral request, as applicable; and

•
the absence of any judgment issued, or other legal restraint or prohibition imposed, by any governmental entity of competent jurisdiction, or any law, preventing or prohibiting the consummation of the Merger.

The obligations of Vertex and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by law, waiver on or prior to the Closing Date of the following conditions:
•
the representations and warranties of Crinetics relating to organization, standing and power, certain capital structure matters, Crinetics’ subsidiaries and other equity interests, authority, brokers and other advisors and the opinions of Crinetics’ financial advisors being true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date, except to the extent any such representation or warranty expressly relates to a specified date, in which case such representation or warranty only needs to be true and correct in all material respects as of such specified date;

•
the representation and warranty of Crinetics relating to certain capital structure matters being true and correct other than in de minimis respects as of the date of the Merger Agreement and as of the Closing Date, except to the extent such representation or warranty expressly relates to a specified date, in which case such representation or warranty must be true and correct other than in de minimis respects as of such specified date;

•
the representation and warranty of Crinetics relating to the absence of certain changes or events being true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date;

•
the other representations and warranties of Crinetics being true and correct as of the date of the Merger Agreement and as of the Closing Date, except to the extent any such representation or warranty expressly relates to a specified date, in which case such representation or warranty only needs to be true and correct as of such specified date, other than for failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in each case, without regard to any qualifications or exceptions contained in such representations and warranties as to “materiality” or “Company Material Adverse Effect”;

•	Crinetics having complied with or performed in all material respects the obligations it is required to comply with or perform under the Merger Agreement on or before the Closing Date;
•
since the date of the Merger Agreement, there not having occurred any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect that is continuing; and

•
Vertex having received a certificate, dated as of the Closing Date and signed by an executive officer of Crinetics, certifying that the conditions described in the preceding bullets have been satisfied.

The obligation of Crinetics to effect the Merger is further subject to the satisfaction or, to the extent permitted by law, waiver on or prior to the Closing Date of the following conditions:
•
the representations and warranties of Vertex and Merger Sub relating to organization, standing and power and authority being true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date, except to the extent any such representation or warranty expressly relates to a specified date, in which case such representation or warranty only needs to be true and correct in all material respects as of such specified date;

•
the other representations and warranties of Vertex and Merger Sub being true and correct as of the date of the Merger Agreement and as of the Closing Date, except to the extent any such representation or warranty expressly relates to a specified date, in which case such representation or warranty only needs to be true and correct as of such specified date, other than for failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, in each case, without regard to any qualifications or exceptions contained in such representations and warranties as to “materiality” or “Parent Material Adverse Effect”;

•
Vertex and Merger Sub having complied with or performed in all material respects the obligations they are required to comply with or perform under the Merger Agreement on or before the Closing Date; and

•
Crinetics having received a certificate, dated as of the Closing Date and signed by an executive officer of Vertex, certifying that the conditions described in the preceding bullets have been satisfied.

Termination of the Merger Agreement
The Merger Agreement may be validly terminated prior to the Effective Time only in the following ways:
•	by mutual written consent of Vertex, Merger Sub and Crinetics at any time prior to the consummation of the Merger;
•	by either Crinetics or Vertex:
○
if the Effective Time has not occurred on or before 11:59 p.m., Eastern time on the Outside Date; provided that if, on the Outside Date, all of the conditions to the Closing, other than the conditions relating to the expiration or termination of any antitrust waiting periods or the receipt of antitrust approvals, or, solely to the extent any applicable legal restraint relates to antitrust laws, the absence of any legal restraint preventing the Merger, have been satisfied or are capable of being satisfied at such time, then the Outside Date will be automatically extended for a period of three months; and provided further that this termination right will not be available to any party if the failure of the Effective Time to occur on or before the Outside Date is primarily due to a material breach of the Merger Agreement by such party;

○
if any judgment, order, injunction or other legal restraint or prohibition issued by a court or other governmental entity of competent jurisdiction permanently preventing or prohibiting the consummation of the Merger is in effect and has become final and non-appealable; provided that this termination right will not be available to any party if such legal restraint or prohibition is primarily due to such party’s failure to comply in all material respects with its obligations under the Merger Agreement with respect to such legal restraint or prohibition; or

○
if the approval of the Merger Proposal by holders of at least a majority of the outstanding shares of our common stock entitled to vote as of the Record Date has not been obtained at a duly convened Special Meeting, as such meeting may be adjourned or postponed in accordance with the Merger Agreement, at which the vote was taken in respect of the Merger Agreement and the Merger;

•	by Crinetics:
○
if Vertex or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or obligations contained in the Merger Agreement, without regard to any qualifications or exceptions contained therein as to materiality or Parent Material Adverse Effect, which breach or failure to perform (1) would result in the failure of certain conditions set forth in the Merger Agreement and (2) has not been cured, or by its nature is incapable of being cured, prior to the earlier of (a) 30 days after the giving of written notice to Vertex or Merger Sub of such breach or failure to perform and (b) the Outside Date, and only if Crinetics is not then in material breach of the Merger Agreement; or

○
if (i) the Board of Directors authorizes Crinetics to enter into a definitive written agreement constituting a Superior Company Proposal, (ii) such Superior Company Proposal did not result from a material breach of Crinetics’ non-solicitation obligations and (iii) Crinetics has paid, or simultaneously with the termination of the Merger Agreement pays, the termination fee described in the section of this proxy statement captioned “—Expenses; Termination Fee”; and

•	by Vertex:
○
if Crinetics breaches or fails to perform any of its representations, warranties, covenants or obligations contained in the Merger Agreement, which breach or failure to perform, individually or in the aggregate with all such other breaches or failures to perform, (1) would result in the failure of certain conditions set forth in the Merger Agreement and (2) has not been cured, or by its nature is incapable of being cured, prior to the earlier of (a) 30 days after the giving of written notice to Crinetics of such breach or failure to perform and (b) the Outside Date, and only if Vertex and Merger Sub are not then in material breach of the Merger Agreement; or

○	if an Adverse Recommendation Change or an Intervening Event Adverse Recommendation Change has occurred.
A party desiring to terminate the Merger Agreement, other than pursuant to mutual written consent, must give written notice of such termination to each other party and specify the provision or provisions of the Merger Agreement pursuant to which the termination is being effected.
If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become void and have no effect, without liability or obligation on the part of Vertex or Merger Sub, on the one hand, or Crinetics, on the other hand, except that no party will be relieved from liability or damages resulting from fraud or willful breach and specified provisions of the Merger Agreement, including certain confidentiality, fee and expense, indemnification related to financing cooperation, termination fee and general provisions, will survive. In the case of a breach by Vertex or Merger Sub, damages recoverable by Crinetics shall include loss of economic benefits to Crinetics, including as a result of foregone opportunities, and damages based on lost shareholder premium or other economic entitlement that Crinetics shareholders would have been entitled to receive if the Transactions had been consummated in accordance with the Merger Agreement. The Merger Agreement further provides that any failure by Vertex to cause the Merger to be effective following satisfaction of the closing conditions in accordance with the Merger Agreement will be deemed to constitute a willful breach of a covenant of the Merger Agreement.
Expenses; Termination Fee
Except as set forth in the Merger Agreement and summarized below, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses, whether or not the Merger is consummated.
If the Merger Agreement is terminated in any of the following circumstances, Crinetics will be required to pay a cash termination fee equal to $350,474,425 to Vertex by wire transfer of same-day funds:
•
if the Merger Agreement is terminated by Crinetics to enter into a definitive written agreement constituting a Superior Company Proposal, as described further in the second sub-bullet describing Crinetics’ termination rights in the section of this proxy statement captioned “—Termination of the Merger Agreement”;

•
if the Merger Agreement is terminated by Vertex because an Adverse Recommendation Change or an Intervening Event Adverse Recommendation Change has occurred, as described further in the second sub-bullet describing Vertex’s termination rights in the section of this proxy statement captioned “—Termination of the Merger Agreement”; or

•	if all of the following are satisfied:
○
after the date of the Merger Agreement, a bona fide Company Takeover Proposal is proposed or announced or becomes known to the Board of Directors and such Company Takeover Proposal is not withdrawn, (1) in the case of a subsequent termination because the Effective Time has not occurred by the Outside Date, prior to the date that is two business days before the Outside Date or (2) in the case of a subsequent termination by Vertex as a result of a breach or failure to perform by Crinetics of any of its representations, warranties, covenants or obligations in the Merger Agreement, prior to the time of the breach giving rise to such termination;

○
the Merger Agreement is terminated (1) by either Vertex or Crinetics because the Effective Time has not occurred by the Outside Date, except that Crinetics may terminate in this circumstance only if Vertex would not be prohibited from terminating the Merger Agreement because its own material breach primarily caused the failure of the Effective Time to occur by the Outside Date, (2) by either Vertex or

Crinetics because the required shareholder approval was not obtained at the Special Meeting or (3) by Vertex as a result of a breach or failure to perform by Crinetics of any of its representations, warranties, covenants or obligations in the Merger Agreement; and
○
within 12 months after such termination, Crinetics consummates any Company Takeover Proposal or enters into a definitive acquisition agreement with respect to any Company Takeover Proposal that is subsequently consummated, whether such consummation occurs during or after such 12-month period.

For purposes of determining whether a termination fee is payable in the circumstances described in the immediately preceding bullet, the term “Company Takeover Proposal” has the meaning as defined in the section of this proxy statement captioned “—Company Takeover Proposals” except that references to “20%” in the definition of “Company Takeover Proposal” will be deemed to be references to “50%”.
Any termination fee due in connection with a termination by Crinetics to enter into a definitive written agreement constituting a Superior Company Proposal must be paid prior to or simultaneously with such termination. Any termination fee due in connection with a termination by Vertex because an Adverse Recommendation Change or an Intervening Event Adverse Recommendation Change has occurred must be paid within two business days after the date of termination. Any termination fee due in connection with a qualifying Company Takeover Proposal following termination must be paid within two business days after consummation of such transaction.
In no event will Crinetics be required to pay the termination fee on more than one occasion. If the termination fee is paid to Vertex in accordance with the Merger Agreement, the termination fee will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Vertex or Merger Sub and will constitute the sole and exclusive remedy of Vertex and Merger Sub against Crinetics and its current, former or future shareholders and representatives for any loss suffered as a result of the failure of the Transactions to be consummated, except that nothing in the Merger Agreement will relieve any party from liability for fraud or willful breach of the Merger Agreement.
If Crinetics fails to timely pay the termination fee and, in order to obtain such payment, Vertex makes a claim that results in a judgment for the termination fee, Crinetics must pay Vertex its reasonable and documented costs and expenses, including reasonable and documented attorneys’ fees and expenses, in connection with such suit, together with interest on the termination fee at the prime rate of Citibank, N.A. in effect from time to time from the date such payment was required to be made under the Merger Agreement through the date such payment is actually received.
Amendment; Extension; Waiver
The Merger Agreement may be amended by the parties at any time prior to the Effective Time. At any time prior to the Effective Time, the parties may extend the time for the performance of any obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, or waive compliance with any agreements or conditions contained in the Merger Agreement. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties, and any extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of the party against whom the extension or waiver is to be effective. The failure of any party to assert any of its rights under the Merger Agreement will not constitute a waiver of such rights.
Governing Law
The Merger Agreement is governed by, and will be construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.
Specific Enforcement; Remedies
The parties are entitled to specific performance of the terms and provisions of the Merger Agreement, including an injunction, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, without proof of actual damages or the posting of any bond or other security. The right to specific enforcement includes the right of Crinetics to cause Vertex and Merger Sub to cause the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in the Merger Agreement. The parties have agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, or that monetary damages would provide an adequate remedy. If, prior to the Outside Date, any party brings a proceeding to enforce specifically the performance of the terms and provisions of the Merger Agreement, the Outside Date will automatically be extended by the amount of time during which such proceeding is pending, plus 20 business days, or such other time period established by the court presiding over such proceeding. Except as otherwise provided in the Merger Agreement, the rights and remedies provided in the Merger Agreement are cumulative and not exclusive of any rights or remedies provided by applicable law, and the exercise by any party of any one remedy will not preclude the exercise of any other remedy.
Certain Financing Provisions
Crinetics has agreed that any suit, legal action or proceeding directly involving any financing party, other than Vertex, Merger Sub or any of their affiliates, arising out of or relating to the Merger Agreement, the Debt Financing, any agreements entered into in connection with the Debt Financing, the Transactions or the performance of services thereunder will be subject to the exclusive jurisdiction of federal or state courts in the County of New York, New York and any appellate court thereof and generally will be governed by the laws of the State of New York, subject to specified exceptions set forth in the Merger Agreement. Crinetics also has agreed not to bring or support any such proceeding against any financing party in any other forum, has waived the defense of inconvenient forum and has waived any right to trial by jury in any such proceeding. In addition, the Merger Agreement provides that the financing parties will not have any liability to Crinetics or its affiliates relating to or arising out of the Merger Agreement, the Debt Financing, any related agreement or the Transactions, subject to the terms of the Merger Agreement, and that the financing parties are express third-party beneficiaries of, and may enforce, the applicable financing party provisions of the Merger Agreement.

MARKET PRICES AND DIVIDEND DATA
Our common stock is listed on Nasdaq under the symbol “CRNX.” As of the Record Date, there were [•] shares of our common stock outstanding, held by approximately [•] shareholders of record. We have never declared or paid any cash dividends on our common stock.
The following table presents the high and low intra-day sale prices of our common stock on Nasdaq during the fiscal quarters indicated:

	Common Stock Prices
	High ($)	Low ($)
2024
First Quarter	47.58	33.67
Second Quarter	53.70	41.01
Third Quarter	55.78	43.71
Fourth Quarter	62.53	49.48
2025
First Quarter	53.55	31.65
Second Quarter	34.68	24.10
Third Quarter	47.41	25.83
Fourth Quarter	50.98	38.82
2026
First Quarter	57.99	33.10
Second Quarter	43.62	32.30
Third Quarter (through [•], 2026)	[•]	[•]

On [•], 2026, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock on Nasdaq was $[•] per share. You are encouraged to obtain current market quotations for our common stock.
Following the Merger, our common stock will no longer be publicly traded and will be delisted from Nasdaq and deregistered under the Exchange Act, each in accordance with applicable law, rules and regulations. As a result, following the Merger, we will no longer file periodic reports with the SEC and you will no longer have any interest in Crinetics’ future earnings or growth.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information relating to the beneficial ownership of our common stock as of July 8, 2026 by:
•	each of our named executive officers;
•	each of our directors;
•	all directors and executive officers as a group; and
•	each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock.
The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Applicable percentage ownership is based on 105,968,024 shares of common stock outstanding on July 8, 2026. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or other rights held by such person that are currently exercisable or will become exercisable within 60 days of July 8, 2026 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. In each case, fractional shares have been rounded up or down, as applicable, to the nearest whole share.
Unless otherwise indicated, the address of each beneficial owner listed below is c/o Crinetics Pharmaceuticals, Inc., 6055 Lusk Boulevard, San Diego, CA 92121. We believe, based on information provided to us, that each of the shareholders listed below has sole voting and investment power with respect to the shares beneficially owned by the shareholder unless noted otherwise, subject to applicable community property laws.
Beneficial ownership representing less than 1% of our outstanding common stock is denoted with an asterisk (*).

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or Greater Shareholders
FMR LLC(1)	13,957,269	13.2%
Wellington Management Group LLP(2)	8,157,204	7.7%
Farallon Capital Partners, L.P.(3)	8,024,098	7.6%
Driehaus Capital Management LLC(4)	6,395,922	6.0%
Vanguard Capital Management(5)	5,440,646	5.1%
T. Rowe Price Associates, Inc.(6)	5,355,011	5.1%
Named Executive Officers and Directors
R. Scott Struthers, Ph.D.(7)	2,644,982	2.5%
Tobin Schilke(8)	44,206	*
Dana Pizzuti, M.D.(9)	108,545	*
Stephen Betz, Ph.D.(10)	697,257	*
Jeff Knight(11)	163,078	*
Marc Wilson(12)	273,328	*
Camille Bedrosian, M.D.(13)	116,650	*
Matthew K. Fust(14)	65,278	*
Weston Nichols, Ph.D.(15)	116,650	*
Stephanie S. Okey, M.S.(16)	101,750	*
Wendell Wierenga, Ph.D.(17)	216,496	*
Caren Deardorf(18)	96,025	*
Rogério Vivaldi Coelho, M.D.(19)	97,400	*
All current executive officers and directors as a group (10 persons)(20)	4,196,694	3.9%

(1)
Consists of 13,957,269 shares of common stock. FMR LLC and Abigail P. Johnson have sole dispositive power with respect to all of the shares, and FMR LLC has sole voting power with respect to 13,955,017 of the shares. The principal business address for FMR LLC and Abigail P. Johnson is 245 Summer Street, Boston, Massachusetts 02210. Information regarding these shares is based solely on the Schedule 13G/A filed on May 12, 2025 by FMR, LLC and Abigail P. Johnson.

(2)
Consists of 8,157,204 shares of common stock. Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (collectively, “Wellington”) have sole voting power and sole dispositive power with respect to none of the shares, shared voting power with respect to 7,143,677 shares and shared dispositive power with respect to 8,157,204 shares. The address for Wellington is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210. Information regarding these shares is based on the Schedule 13G/A (Amendment No. 4) filed on May 8, 2026 by Wellington.

(3)
Consists of 8,024,098 shares of common stock. Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Four Crossings Institutional Partners V, L.P., Farallon Capital Offshore Investors II, L.P., Farallon Capital (AM) Investors, L.P., Farallon Capital F5 Master I, L.P., and Farallon Healthcare Partners Master, L.P. (collectively, “Farallon”) have sole voting power and sole dispositive power with respect to none of the shares and shared voting power and shared dispositive power with respect to all 8,024,098 shares. The address for Farallon is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111. Information regarding these shares is based on the Schedule 13G/A filed on February 5, 2026 by Farallon.

(4)
Consists of 6,395,922 shares of common stock. Driehaus Capital Management LLC has sole voting power and sole dispositive power with respect to none of the shares and shared voting power and shared dispositive power with respect to all 6,395,922 shares. The address for Driehaus Capital Management LLC is 25 East Erie Street, Chicago, Illinois 60611. Information regarding these shares is based on the Schedule 13G/A filed on May 15, 2026 by Driehaus Capital Management LLC.

(5)
Consists of 5,440,646 shares of common stock. Vanguard Capital Management has sole voting power with respect to 766,711 shares, shared voting power with respect to none of the shares, sole dispositive power with respect to 5,440,646 shares and shared dispositive power with respect to none of the shares. The address for Vanguard Capital Management is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Information regarding these shares is based on the Schedule 13G filed on April 6, 2026 by Vanguard Capital Management.

(6)
Consists of 5,355,011 shares of common stock. T. Rowe Price Associates, Inc. has sole voting power with respect to 5,352,428 shares, sole dispositive power with respect to 5,355,011 shares, and shared voting power and shared dispositive power with respect to none of the shares. The address for T. Rowe Price Associates, Inc. is 1307 Point Street, Baltimore, Maryland 21231. Information regarding these shares is based on the Schedule 13G/A (Amendment No. 1) filed on May 8, 2026 by T. Rowe Price Associates, Inc.

(7)
Includes (i) 977,205 shares of common stock held by various family trusts of which Dr. Struthers or one or more of his family members is the trustee, beneficiary and/or investment advisor, as applicable, (ii) 228,115 shares of common stock held directly by Dr. Struthers, (iii) 1,000 shares of common stock held directly by Dr. Struthers’ spouse and (iv) 1,438,662 shares of common stock underlying options held by Dr. Struthers that are exercisable as of July 8, 2026 or that will become exercisable within 60 days after such date.

(8)
Includes 7,956 shares of common stock and 36,250 shares of common stock underlying options held by Mr. Schilke that are exercisable as of July 8, 2026 or that will become exercisable within 60 days after such date.

(9)
Dr. Pizzuti ceased serving as Chief Medical and Development Officer of the Company, effective December 31, 2025 after which she remained with the Company as an employee in the role of Strategic Regulatory and Development Advisor through March 31, 2026. Includes 4,337 shares of common stock and 104,208 shares of common stock underlying options held by Dr. Pizzuti that are exercisable as of July 8, 2026 or that will become exercisable within 60 days after such date.

(10)
Includes 58,078 shares of common stock and 639,179 shares of common stock underlying options held by Dr. Betz that are exercisable as of July 8, 2026 or that will become exercisable within 60 days after such date.

(11)
Mr. Knight ceased serving as Chief Development and Operating Officer of the Company effective, April 10, 2026. Includes 18,666 shares of common stock and 144,412 shares of common stock underlying options held by Mr. Knight that are exercisable as of July 8, 2026 or that will become exercisable within 60 days after such date.

(12)
Mr. Wilson ceased serving as the Chief Financial Officer of the Company, effective February 28, 2025, after which he remained with the Company as an employee to assist with the transition of his duties to the Company’s current Chief Financial Officer, Tobin Schilke, through April 1, 2025. Includes 105,237 shares of common stock held by Mr. Wilson as of April 1, 2025 and 168,091 shares of common stock underlying options held by Mr. Wilson that are exercisable as of July 8, 2026 or that will become exercisable within 60 days after such date.

(13)
Includes 16,300 shares of common stock and 100,350 shares of common stock underlying options held by Dr. Bedrosian that are exercisable as of July 8, 2026 or that will become exercisable within 60 days after such date.

(14)
Includes 22,836 shares of common stock and 42,442 shares of common stock underlying options held by Mr. Fust that are exercisable as of July 8, 2026 or that will become exercisable within 60 days after such date.

(15)
Includes 16,300 shares of common stock and 100,350 shares of common stock underlying options held by Dr. Nichols that are exercisable as of July 8, 2026 or that will become exercisable within 60 days after such date.

(16)
Includes 6,400 shares of common stock and 95,350 shares of common stock underlying options held by Ms. Okey that are exercisable as of July 8, 2026 or that will become exercisable within 60 days after such date.

(17)
Includes 116,146 shares of common stock and 100,350 shares of common stock underlying options held by Dr. Wierenga that are exercisable as of July 8, 2026 or that will become exercisable within 60 days after such date.

(18)
Includes 16,300 shares of common stock and 79,725 shares of common stock underlying options held by Ms. Deardorf that are exercisable as of July 8, 2026 or that will become exercisable within 60 days after such date.

(19)
Includes 13,300 shares of common stock and 84,100 shares of common stock underlying options held by Dr. Vivaldi that are exercisable as of July 8, 2026 or that will become exercisable within 60 days after such date.

(20)
Consists of 1,479,936 shares of common stock and 2,716,758 shares of common stock issuable upon exercise of outstanding options which are exercisable as of July 8, 2026 or that will become exercisable within 60 days after such date, as set forth in previous footnotes.

SHAREHOLDER PROPOSALS
If the Merger is completed, we will have no public shareholders and there will be no public participation in any future meetings of shareholders of Crinetics. However, if the Merger is not completed, shareholders will continue to be entitled to attend and participate in shareholder meetings. Crinetics will hold a 2027 Annual Meeting of Shareholders only if the Merger has not already been completed.
Our amended and restated bylaws provide that, for shareholder nominations to our Board or other proposals to be considered at an annual meeting, the shareholder must give timely notice thereof in writing to the Corporate Secretary at Crinetics Pharmaceuticals, Inc., 6055 Lusk Boulevard, San Diego, CA 92121.
To be timely for the 2027 Annual Meeting of Shareholders, a shareholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between February 18, 2027 and March 20, 2027. A shareholder’s notice to the Corporate Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting the information required by our amended and restated bylaws, a copy of which is available as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on December 12, 2023, which includes certain requirements regarding the form and content of a shareholder’s notice.
Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2027 Annual Meeting of Shareholders must be received by us no later than December 30, 2026 in order to be considered for inclusion in the Company’s proxy materials for that meeting.
In addition, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with additional requirements of Rule 14a-19(b) of the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement. You are encouraged to carefully read all documents incorporated by reference into this proxy statement.
The following Crinetics filings with the SEC are incorporated by reference:
•	Crinetics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 26, 2026;
•	Crinetics’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026 filed with the SEC on May 7, 2026;
•
Crinetics’ Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2026 (excluding those portions that are not incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2025); and

•
Crinetics’ Current Reports on Form 8-K filed with the SEC on January 5, 2026 (other than information furnished rather than filed), January 7, 2026, January 13, 2026 (other than information furnished rather than filed), January 26, 2026, March 3, 2026, March 23, 2026, April 10, 2026, June 22, 2026, July 6, 2026 and July 10, 2026.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.
Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.
Crinetics is subject to the reporting requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information that we file electronically with the SEC. The address of that website is www.sec.gov. If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, https://ir.crinetics.com/financials/sec-filings/default.aspx. The information included on our website is not incorporated by reference into this proxy statement.
You may obtain any of the documents we file with the SEC (excluding exhibits not incorporated herein by reference), without charge, by requesting them in writing or by telephone from us at the following address:
Crinetics Pharmaceuticals, Inc.
6055 Lusk Boulevard
San Diego, California 92121
Attention: Corporate Secretary
(858) 450-6464

If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:
Innisfree M&A Incorporated
500 Fifth Avenue, 21st floor
New York, New York 10110
Shareholders May Call Toll Free: (877) 750-8269 (U.S. and Canada)
(412) 232-3651 (All Other Countries)
Banks & Brokers May Call Collect: (212) 750-5833

MISCELLANEOUS
WE HAVE NOT, AND VERTEX HAS NOT, AUTHORIZED ANYONE TO PROVIDE ANY INFORMATION OTHER THAN INFORMATION CONTAINED IN THIS PROXY STATEMENT, THE ANNEXES TO THIS PROXY STATEMENT AND THE DOCUMENTS THAT WE INCORPORATE BY REFERENCE IN THIS PROXY STATEMENT IN VOTING ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM, OR ADDITIONAL TO, WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [•], 2026. NEITHER WE NOR VERTEX PROVIDES ANY ASSURANCE AS TO THE RELIABILITY OF ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE (OR AS OF AN EARLIER DATE IF SO INDICATED IN THIS PROXY STATEMENT), AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

Annex A

Execution Version
AGREEMENT AND PLAN OF MERGER

DATED AS OF JULY 6, 2026,

AMONG

VERTEX PHARMACEUTICALS INCORPORATED,

CLARK MERGER SUB, INC.

AND

CRINETICS PHARMACEUTICALS, INC.

A-i

Exhibits

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation	A-A-1
A-ii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of July 6, 2026 (this “Agreement” and, such date, the “Agreement Date”), by and among Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (“Parent”), Clark Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Crinetics Pharmaceuticals, Inc., a Delaware corporation (the “Company”).
WHEREAS, on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, and pursuant to the Merger, each outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), except as provided in this Agreement, shall be converted in the Merger into the right to receive a cash amount equal to the Merger Consideration, without interest thereon and subject to any applicable Tax withholding;
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger and the other transactions contemplated pursuant to this Agreement (collectively, the “Transactions”) are fair to, and in the best interests of, the Company and its stockholders, (ii) duly authorized and approved and declared advisable the Merger, this Agreement and the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, (iii) directed that this Agreement be submitted for adoption by the holders of Company Common Stock and (iv) recommended the adoption of this Agreement by the holders of Company Common Stock;
WHEREAS, the Board of Directors of each of Parent and Merger Sub has duly authorized and approved and declared advisable the Merger and the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the Transactions, and the Board of Directors of Merger Sub has directed that this Agreement be submitted for adoption by Vertex Holdings U.S. II LLC, a Delaware limited liability company (“Holdings”), as sole stockholder of Merger Sub, and recommended that Holdings, as sole stockholder of Merger Sub, adopt this Agreement; and
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may omit to contain a “standstill” or similar obligation.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such first Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.
“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.
“Authorizations” means any approvals, authorizations, certificates, registrations, licenses, exemptions, permits and consents of Governmental Entities.
“Book-Entry Shares” means shares of Company Common Stock not represented by certificates and held in the Direct Registration System.
“Business Day” means any day on which the principal offices of the SEC in Washington, D.C., are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law to close in New York, New York or San Diego, California.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commonly Controlled Entity” means any Person that, together with the Company, is, or was at the relevant time, treated as a single employer under Section 414 of the Code or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Company Benefit Agreement” means each employment, compensation, consulting, severance, retention, change in control, termination or similar agreement or arrangement between the Company or a Company Subsidiary, on the one hand, and any current or former employee, director or individual service provider of the Company or a Company Subsidiary, on the other hand (but excluding any Company Benefit Plan).

“Company Benefit Plan” means each bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity-based compensation, vacation, severance, change in control, disability, death benefit, hospitalization, medical, fringe benefit or other employee benefits plan, policy, program, arrangement or understanding, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any Company Subsidiary for the benefit of any current or former director, officer, service provider or employee of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has any liability or obligation, other than (i) any “multiemployer plan” (within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or (ii) any plan, policy, program, arrangement or understanding mandated by applicable Law.
“Company Employee” means each individual who is employed by the Company or a Company Subsidiary immediately prior to the Effective Time and who continues employment with Parent or the Surviving Corporation or any of their respective subsidiaries or Affiliates as of immediately following the Effective Time.
“Company ESPP” means the Company’s 2018 Employee Stock Purchase Plan.
“Company Intellectual Property” means Intellectual Property that is owned by, purported to be owned by, exclusively licensed to, or purported to be exclusively licensed to the Company or a Company Subsidiary.
“Company Material Adverse Effect” means any change, event, condition, development, circumstance, state of facts, effect or occurrence that (i) has a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) prevents the Company from consummating the Transactions on or before the Outside Date; provided that, for purposes of clause (i) none of the following, and no change, event, condition, development, circumstance, state of facts, effect or occurrence that relates to, results from or arises in connection with the following, either alone or in combination, shall be deemed to constitute a Company Material Adverse Effect, and none of the following, and no change, event, condition, development, circumstance, state of facts, effect or occurrence that relates to, results from or arises in connection with the following, either alone or in combination, shall be taken into account in determining whether there has been a Company Material Adverse Effect: any change, event, condition, development, circumstance, state of facts, effect or occurrence to the extent relating to, resulting from or arising in connection with (A) general conditions (or changes therein) in the industries in which the Company and the Company Subsidiaries operate, (B) general economic or regulatory, legislative or political conditions (or changes therein), including any actual or potential stoppage, shutdown, disputed election, default or similar event or occurrence affecting a national or federal government, tariffs, trade policies or sanctions, or securities, credit, banking, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels or trading volumes), in each case, in the United States, the European Union or elsewhere in the world, (C) any change in applicable Law or GAAP, (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts or threats of war (whether or not declared), sabotage, cyber-intrusion or terrorism, or any escalation or worsening of any of the foregoing, (E) any epidemic, pandemic, disease outbreak or other public health-related event (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Officials), hurricane, tornado, flood, fire, volcano, earthquake or other natural or man-made disaster or any other national or international calamity, crisis or disaster, (F) the failure, in and of itself, of the Company to meet any internal or external projections, forecasts, estimates or predictions in respect of any financial or operating metrics before, on or after the Agreement Date, or changes in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the announcement, pendency or performance of any of the Transactions, including the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates, or any stockholder Proceeding (direct or derivative) in respect of this Agreement or any of the Transactions or any loss of, or change in relationship, contractual or otherwise, with any Governmental Entity, supplier, vendor, service provider, collaboration partner, licensor, licensee or any other party having business dealings with the Company or any Company Subsidiary (including the exercise, or prospective exercise, by any party of any rights that arise upon a change of control), or departure of any employees or officers of the Company or any Company Subsidiary (provided that this clause (G) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the announcement, pendency or consummation of the Transactions), (H) any actions taken or not taken as required or specifically permitted by the Agreement, (I) any actions taken or not taken by the Company or a Company Subsidiary at Parent’s written (including email) request or with Parent’s written (including email) consent, (J) (1) any results, outcomes, data, adverse events or side effects arising from any clinical trials being conducted by or on behalf of the Company or either Company Subsidiary or any competitor of the Company or either Company Subsidiary (or the announcements thereof), (2) results of meetings with the FDA or other Governmental Entity (including any minutes of, or communications from, any Governmental Entity in connection with such meetings), (3) the determination by, or the delay of a determination by, the FDA or any other applicable Regulatory Authority, or any panel or advisory body empowered or appointed thereby, with respect to a clinical hold, acceptance, filing, designation (including de-designation for the accelerated approval pathway), approval, clearance, non-acceptance, hold, refusal to file, refusal to designate, non-approval, disapproval or non-clearance, or requirement to conduct additional clinical studies or trials, with respect to any of the Company’s or any Company Subsidiary’s or any competitor’s product candidates or (4) FDA approval (or other clinical or regulatory developments), market entry or pending market entry of any product competitive with or related to any of the products or product candidates of the Company or any Company Subsidiary, or any guidance, announcement or publication by the FDA or other applicable Governmental Entity relating to any product candidates of the Company, any Company Subsidiary or any competitor, (K) any recommendations, statements, decisions or other pronouncements made, published or proposed by professional medical organizations, industry associations, licensing or accreditation bodies or payors, or any Regulatory Authority or representative thereof, or any panel or advisory body empowered or appointed by any of the foregoing, relating to any products or product candidates of the Company or any Company Subsidiary, or any competitors or potential competitors of the Company or any Company Subsidiary, or the pricing, reimbursement or payor coverage thereof, (L) any manufacturing or supply chain disruption affecting the Company’s or any Company Subsidiary’s products, product candidates or preclinical or clinical studies, or (M) the availability of, or cost of, equity, debt or other financing to Parent or Merger Sub, except (x) in the case of clause (A), (B), (C), (D) or (E), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate (in which case, solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect), and (y) in the case of clause (J), (K) or (L), to the extent such change, event, condition, development, circumstance, state of facts, effect or occurrence results from fraud or willful misconduct by the Company or either Company Subsidiary.
“Company Products” means Paltusotine and Atumelnant.
“Company RSU” means any restricted stock unit of the Company granted under a Company Stock Plan.
“Company Stock Option” means any option to purchase Company Common Stock granted under a Company Stock Plan other than rights under the Company ESPP.
“Company Stock Plans” means the Company’s 2018 Incentive Award Plan, 2015 Stock Incentive Plan and 2021 Employment Inducement Incentive Award Plan, each as amended from time to time.
“Company Subsidiary” means any direct or indirect subsidiary of the Company.
“Company Takeover Proposal” means any inquiry, proposal or offer from any Person or group (other than Parent and its subsidiaries) relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (A) 20% or more (based on the fair market value thereof, as determined by the Company Board) of the assets of the Company and the Company Subsidiaries, taken as a whole or (B) 20% or more of the aggregate voting power of the capital stock of the Company, (ii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company that, if consummated, would result in any Person or group (or the stockholders of any Person) beneficially owning, directly or indirectly, 20% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Transactions, (iii) any sale of, or sale of rights to, or license of, or joint venture or partnership with respect to, any product(s) or product candidate(s) of the Company or the Company Subsidiaries resulting in the transfer or disposition of 20% or more (based on the fair market value thereof, as determined by the Company Board) of the assets or business of the Company and the Company Subsidiaries, taken as a whole (other than a non-exclusive and non-material license granted by the Company or a Company Subsidiary in the ordinary course of business consistent with past practice), or (iv) any combination of the foregoing.
“Consent” means any consent, approval, license, permit, order or authorization.
“Contract” means, with respect to any Person, any legally binding contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument to which such Person or its subsidiaries is a party or by which any of their respective properties or assets is bound.
“Data Privacy and Security Requirements” means, to the extent relating to privacy, data protection and/or security (including with respect to any Personally Identifiable Information) all applicable (i) Laws (including, as applicable, (a) the General Data Protection Regulation (Regulation (EU) 2016/679), (b) the Privacy and Electronic Communications Directive 2002/58/EC, (c) the Health Insurance Portability and Accountability Act of 1996, and (d) the U.S. Department of Justice’s rule on “Preventing Access to U.S. Sensitive Personal Data and Government-Related Data by Countries of Concern or Covered Persons” (28 C.F.R. Part 202)), (ii) policies published by the Company, (iii) industry-self regulatory principles and codes of conduct that are binding on the Company and (iv) Contracts to which the Company is bound.
“Debt Financing Entities” means each lender, arranger, agent, underwriter, initial purchaser, purchaser, syndicate member or any other Person that has committed to place, purchase, backstop, amend, extend, refinance, or otherwise participate in the Debt Financing, including the parties to the Debt Commitment Letter and any joinder agreements or credit agreements (including any definitive agreements) relating thereto and their respective Affiliates, officers, directors, employees, agents, advisors and representatives and their respective successors and assigns.
“Direct Registration System” means the service that provides for electronic direct registration of securities in a record holder’s name on the Company’s transfer books and allows shares to be transferred between record holders electronically.
“DOJ” means the U.S. Department of Justice.
“Environmental Law” means any Law, Judgment, consent, approval, order or Authorization, permit or other legal requirement of any Governmental Entity, including controlling common law, relating to (a) the protection, investigation, remediation or restoration of the environment, human health and safety, or natural resources or (b) the handling, use, storage, treatment, transport, disposal, Release or threatened Release of any Hazardous Substance.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
“FDA” means the U.S. Food and Drug Administration.
“FDCA” means the Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended.
“Federal Health Care Programs” means the Medicare, Medicaid, 340B Drug Pricing Program, and TRICARE programs and any other state or federal government health care program, as defined in 42 U.S.C. § 1320a-7b(f).

“Fraud” means, with respect to a Party to this Agreement, an intentional and willful misrepresentation or omission constituting fraud under Delaware common law by such Party in the making of an express representation or warranty contained in this Agreement.
“FTC” means the U.S. Federal Trade Commission.
“GAAP” means generally accepted accounting principles in the United States.
“Good Clinical Practices” means, with respect to the Company, standards for clinical trials for pharmaceuticals or biologics (including all applicable requirements relating to protection of human subjects), as set forth in the FDCA and applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Parts 50, 54, 56, 312 and 601), as amended from time to time, and such standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by Regulatory Authority in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, where the Company currently intends to sell any product or product candidate of the Company or the Company Subsidiaries after receipt of Regulatory Authorization.
“Good Laboratory Practices” means, with respect to the Company, standards for pharmaceutical laboratories, as set forth in the FDCA and applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Part 58), as amended from time to time, and such standards of good laboratory practices as are required by Governmental Entities in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, where the Company currently intends to sell any product or product candidate of the Company or the Company Subsidiaries after receipt of Regulatory Authorization.
“Good Manufacturing Practices” means, with respect to the Company, standards for the manufacture, processing, packaging, testing, transportation, handling and holding of drug products, as set forth in the FDCA and applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Parts 210, 211, 314 and 600), as amended from time to time, and such standards of good manufacturing practices as are required by Governmental Entities in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, where the Company currently intends to sell any product or product candidate of the Company or the Company Subsidiaries after receipt of Regulatory Authorization, to the extent such standards are not less stringent than in the United States.
“Governmental Entity” means any national, federal, state, provincial, local or other government, domestic or foreign, or any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, in each case, of competent jurisdiction.
“Governmental Official” means any official or employee of any government, or any department, agency, or instrumentality thereof, any political party or official thereof, any candidate for political office, any official or employee of any public international organization, or any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, party, or public international organization.
“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous material, hazardous waste or petroleum products, and any other chemical waste, substance or material listed in or regulated or identified in any Environmental Law.
“Health Laws” means any Law applicable to the Company or a Company Subsidiary the purpose of which is to ensure the safety, efficacy and quality of medicines, biologics or pharmaceuticals by regulating the research, development, manufacturing and distribution of these products, including, as applicable (i) the FDCA and the regulations promulgated thereunder, (ii) the Public Health Service Act (42 U.S.C. § 262), and the regulations promulgated thereunder (including those pertaining to Good Clinical Practices, Good Laboratory Practices, and Good Manufacturing Practices), (iii) federal and state fraud and abuse Laws, including the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the False Claims Act (31 U.S.C. §§ 3729-3733), the Exclusion Laws and the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7 and 1320a-7a), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. §§ 3801-3812), and the Eliminating Kickbacks in Recovery Act of 2018 (18 U.S.C. § 220), (iv) federal and state Laws governing pricing, price reporting and participation in government healthcare programs including Titles XVIII and XIX of the Social Security Act (Medicare and Medicaid), the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), the 340B Drug Pricing Program (42 U.S.C. § 256b), the VA/Federal Supply Schedule (38 U.S.C. § 8126) and any other Federal Health Care Program, (v) the Prescription Drug Marketing Act and sample-distribution/PDMA requirements, (vi) to the extent applicable, the Controlled Substances Act and DEA regulations, and state drug distribution, manufacturer, and wholesaler licensing Laws, (vii) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act and the regulations promulgated thereunder and comparable state Laws, and (viii) the federal Physician Payment Sunshine Act and state equivalents, and, in each case (i) through (viii), any comparable or equivalent Laws of any non-U.S. jurisdiction.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Intellectual Property” means all rights, title and interest in intellectual property and rights in confidential information, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including: (i) all patents, patent applications, provisional patent applications and similar instruments (including any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, and extensions and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor)) (collectively, “Patents”), (ii) all domestic and foreign copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression to the extent protectable by applicable copyright Law, including literary works, all forms and types of computer software, pictorial and graphic works that are so protectable (collectively, “Copyrights”), (iii) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and other general intangibles of a like nature to the extent protectable by applicable trademark law, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”), (iv) all material Internet domain names, (v) all trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice) and invention disclosures, designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data, in each case, that are not available in the public domain or are otherwise proprietary or confidential (collectively, “Trade Secrets”) and (vi) all other intellectual property rights throughout the world.
“Intervening Event” means any event, change, effect, development, condition or occurrence material to the Company and the Company Subsidiaries, taken as a whole, that was not known or reasonably foreseeable by the Company Board as of the Agreement Date (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable); provided that in no event shall any of the following constitute or contribute to an Intervening Event: (i) the announcement or pendency of this Agreement or the Transactions, (ii) changes in the market price or trading volume of Company Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event), (iii) the Company’s meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the underlying facts giving rise or contributing to the foregoing may be taken into account in determining whether there has been an Intervening Event), or (iv) the receipt, existence or terms of any Company Takeover Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to a Company Takeover Proposal, or the consequences of any of the foregoing.
“IRS” means the United States Internal Revenue Service, or any successor agency thereto.
“Judgment” means a judgment, order, injunction or decree of any Governmental Entity.
“knowledge” means in the case of the Company, the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Letter.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity.
“Liens” means pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.
“made available” means (unless otherwise specified), with respect to a particular document, item or other piece of information, (i) inclusion and availability in the virtual data room hosted on Ideals in connection with the Transactions or (ii) having been made available in unredacted form in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC two (2) Business Days prior to the Agreement Date.
“Nasdaq” means The Nasdaq Global Select Market.
“Parent Material Adverse Effect” means any change, event, condition, development, circumstance, state of facts, effect or occurrence that prevents, materially delays or materially impairs the ability of Parent or Merger Sub to perform its obligations under this Agreement or consummate the Merger and the other Transactions on or before the Outside Date.
“Permitted Lien” means (a) a Lien securing indebtedness for borrowed money, (b) a defect or irregularity in title (except if such Lien relates to Company Intellectual Property), (c) an easement or right-of-way, (d) a Lien for Taxes (i) not yet due and payable or (ii) being contested in good faith through appropriate Proceedings and for which appropriate reserves have been made in accordance with GAAP, (e) licenses, other grants of rights to use or obligations with respect to Intellectual Property granted in the ordinary course of business and/or (f) other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company.
“Person” means any individual, firm, corporation, partnership, company, limited liability company, estate, trust, joint venture, association, organization, Governmental Entity or other entity of any kind or nature.
“Personally Identifiable Information” means any data or information that is considered or otherwise defined as “personal data,” “personal information,” “personally identifiable information,” “protected health information,” or any analogous term under applicable Law.
“Proceeding” means any private, governmental, or administrative claim, counterclaim, proceeding, suit, arbitration, hearing, litigation, complaint, demand or audit, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.
“Regulatory Authority” means any national or supranational Governmental Entity, including the FDA, with responsibility for granting any Regulatory Authorizations with respect to any product or product candidate of the Company or the Company Subsidiaries.
“Regulatory Authorizations” means any approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Regulatory Authority, including any investigational new drug applications, new drug applications, biologics license applications, and those required to distribute, market, store, and sell any products in the United States, including, as applicable, drug distribution, manufacturer, and wholesaler licenses.
“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching, migration, or other movement or presence in, into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or at or from any property.

“Representative” of any Person means such Person’s officers, directors, employees, investment bankers, attorneys, other advisors or other representatives acting in the scope of his, her or its service to such Person.
“SEC” means the United States Securities and Exchange Commission.
“subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.
“Superior Company Proposal” means any written bona fide Company Takeover Proposal received after the Agreement Date and that if consummated would result in a Person or group (or the stockholders of any Person) owning, directly or indirectly, (i) 50% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity or (ii) 50% or more (based on the fair market value thereof, as determined in good faith by the Company Board) of the assets of the Company and the Company Subsidiaries, taken as a whole, on terms and conditions that the Company Board determines, in good faith, after consultation with outside counsel and an independent financial advisor, are more favorable to the stockholders of the Company than the Transactions, taking into account all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such proposal and this Agreement (including any changes to the terms of this Agreement irrevocably committed to in writing by Parent pursuant to Section 5.02(b)) as the Company Board deems relevant.
“Tax Authority” means any Governmental Entity responsible for the imposition, collection or administration of any Tax.
“Tax Return” means all Tax returns, declarations, statements, reports, schedules, election, certificate, forms and information returns relating to Taxes, and any attachments thereto or amendment thereof, filed or required to be filed with any Tax Authority.
“Taxes” means any federal, state, local, non-U.S., or other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges imposed, assessed, or collected by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.
“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.
“Willful Breach” means a material breach of or material failure to perform any representation, warranty, covenant or obligation set forth in this Agreement, in each case, that is the consequence of an intentional act or omission by a party hereto with the knowledge that the taking of such act or failure to take such act would result in, constitute or cause a material breach of or material failure to perform a representation, warranty, covenant or obligation set forth in this Agreement.
SECTION 1.02 Interpretation and Rules of Construction. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter. All Exhibits annexed to this Agreement or referred to in this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full in this Agreement. Any terms used in the Company Disclosure Letter, any Exhibit or any certificate or other document made or delivered pursuant to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall.” The words “include,” “includes” and “including” shall be deemed, in each case, to be followed by the phrase “without limitation.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “dollars” or “$” shall refer to the lawful currency of the United States. Unless the context requires otherwise (i) any definition of or reference to any Contract, instrument or other document or any Law in this Agreement shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, including comparable successor law and references to all attachments thereto and instruments incorporated therein, but only to the extent, in the case of any amendment, supplement or other modification to any Contract, instrument or other document listed in the Company Disclosure Letter, that such amendment, supplement or other modification has been made available to Parent and is also listed in the Company Disclosure Letter, (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references in this Agreement to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement, unless otherwise indicated, (v) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection and (vi) references from or through any date means, unless otherwise specified, from and including or through and including, respectively. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party hereto drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Unless indicated otherwise, (i) any action required to be taken by or on a day or Business Day may be taken until 11:59 p.m., Eastern Time, on such day or Business Day, (ii) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day” and (iii) all days, Business Days, times and time periods contemplated by this Agreement will be determined by reference to Eastern Time. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the fourth decimal place, except in respect of payments, which shall be rounded down to the nearest whole United States cent.

ARTICLE II
THE MERGER
SECTION 2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).
SECTION 2.02 Merger Closing. The closing of the Merger (the “Merger Closing”) shall take place remotely via the electronic exchange of documents and signature pages on a date to be specified by Parent and the Company, which date shall be as soon as practicable (but in no event later than the second Business Day) following the satisfaction or (to the extent permitted by Law) waiver by the party or parties hereto entitled to the benefits thereof of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Merger Closing, unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date.”
SECTION 2.03 Effective Time. Prior to the Merger Closing, Parent and the Company shall prepare, and on the Merger Closing Date, immediately following the Merger Closing, the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”
SECTION 2.04 Effects of Merger. The Merger shall have the effects provided in this Agreement and as set forth in Section 259 of the DGCL.
SECTION 2.05 Certificate of Incorporation and Bylaws.
(a) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be in the form attached as Exhibit A and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or permitted by applicable Law (including the DGCL), subject to Section 6.05.
(b) The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation from and after the Effective Time until thereafter changed or amended as provided therein or permitted by applicable Law, subject to Section 6.05, except that references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation.
SECTION 2.06 Directors and Officers.
(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
(b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
(c) The Company shall cause each director of the Company immediately prior to the Effective Time to execute and deliver a letter effectuating their resignation as a member of the Company Board, conditioned upon and to be effective as of the Effective Time.
SECTION 2.07 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:
(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
(b) Cancelation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that (i) is owned by the Company or a Company Subsidiary immediately prior to the Effective Time or (ii) is owned by Parent, Merger Sub or any other subsidiary of Parent immediately prior to the Effective Time shall no longer be outstanding and, in each case, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.
(c) Conversion of Other Company Common Stock. Except as provided in Sections 2.07(b) and 2.07(d), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive $85.00 in cash, without interest thereon (the “Merger Consideration”), subject to any applicable Tax withholding. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.08(b), less any applicable Tax withholding. For the avoidance of doubt, at the Effective Time, any repurchase rights of the Company or a Company Subsidiary or other similar restrictions on shares of Company Common Stock shall lapse in full and will be of no further force or effect, and all shares of Company Common Stock shall be fully vested as of the Effective Time.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares of Company Common Stock pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the Merger Consideration as provided in Section 2.07(c), but instead, at the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive payment of the fair value of such Appraisal Shares in accordance with Section 262; provided that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 with respect to such Appraisal Shares or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to receive the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 2.07(c), less any applicable Tax withholding, and shall no longer be Appraisal Shares. The Company shall give prompt written notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, any withdrawals of demands for appraisal of any shares of Company Common Stock and any other documents sent to the Company pursuant to Section 262, and Parent shall have the right to participate in, and direct all negotiations and Proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Prior to the Effective Time, Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
SECTION 2.08 Payment of Merger Consideration.
(a) Paying Agent. Prior to the Effective Time, Parent shall designate Computershare Trust Company, N.A. to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration to former holders of Company Common Stock. Parent shall, or shall cause the Surviving Corporation to, deposit with the Paying Agent, at or substantially concurrently with the Effective Time, cash sufficient to pay the Merger Consideration in respect of the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.07(c) (such cash being hereinafter referred to as the “Payment Fund”).
(b) Payment Procedure. As promptly as reasonably practicable (but in no event later than two (2) Business Days) after the Effective Time, the Surviving Corporation or Parent shall cause the Paying Agent to mail (i) to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the “Certificates”) that were converted into the right to receive the Merger Consideration pursuant to Section 2.07 a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as are customary and reasonably acceptable to the Company and Parent) and (ii) to each holder of Certificates or holder of Book-Entry Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.07, instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent for cancelation, together with such letter of transmittal, duly executed and in proper form, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive, in exchange therefor, the Merger Consideration for each share of Company Common Stock theretofore represented by such Certificate pursuant to Section 2.07, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. None of Parent, Merger Sub or the Surviving Corporation shall have any liability for the transfer and other similar Taxes described in this Section 2.08(b) under any circumstances. Until surrendered as contemplated by this Section 2.08(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.07. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.
(c) Treatment of Book-Entry Shares. No holder of record of Book-Entry Shares shall be required to deliver a Certificate or a letter of transmittal to the Paying Agent to receive the Merger Consideration in respect of such Book-Entry Shares. In lieu thereof, such holder of record shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and the Surviving Corporation or Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable (but in no event later than two (2) Business Days) after such receipt by the Paying Agent to each such holder of record as of the Effective Time, the Merger Consideration, less any applicable tax withholding, per Book-Entry Share to which such holder is entitled hereunder, and such Book-Entry Shares shall forthwith be canceled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.
(d) Adjustments. If, between the Agreement Date and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

(e) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II as a result of the conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, such Certificates shall be canceled and exchanged as provided in this Article II.
(f) Lost, Stolen or Destroyed Certificates. Notwithstanding the requirements to surrender a Certificate contained in Section 2.08, if any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for the shares of Company Common Stock formerly represented by such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of such shares, less any applicable Tax withholding.
(g) Termination of Payment Fund. Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed as of the 12-month anniversary of the Merger Closing Date shall be delivered to Parent or its designated Affiliate, upon demand, and any former holder of Company Common Stock entitled to payment of Merger Consideration who has not theretofore complied with this Article II shall thereafter look only to Parent or any successor-in-interest of Parent for payment of its claim for Merger Consideration (subject to applicable abandoned property, escheat and other similar Law).
(h) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, immediately prior to such date become the property of the Surviving Corporation or its designated Affiliate, free and clear of any claims or interest of any such holders or their successors, assigns or personal representative previously entitled thereto, subject to the claims of any former holder of Company Common Stock entitled to payment of Merger Consideration who has not theretofore complied with this Article II.
(i) Investment of Payment Fund. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided that (i) such investments must be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively and (ii) no such investment will have maturities that could prevent or delay payments to be made pursuant to this Agreement. Nothing contained in this Section 2.08(i) and no investment losses resulting from the investment of the Payment Fund shall diminish the rights of the stockholders of the Company to receive the Merger Consideration. To the extent there are losses or the Payment Fund for any reason (including Appraisal Shares losing their status as such) is less than the level required to promptly pay the Merger Consideration pursuant to Section 2.07(c), Parent shall replace, restore or add to the cash in the Payment Fund to ensure the prompt payment of the Merger Consideration. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent or its designated Affiliate.
(j) Withholding Rights. Each of the Company, the Surviving Corporation, Parent, the Paying Agent and any other withholding agent shall be entitled to deduct and withhold from the amounts otherwise payable to any former holder of Company Common Stock, Company Stock Options or Company RSUs pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. Amounts so deducted or withheld and paid over to the appropriate Tax Authority shall be treated for all purposes of this Agreement as having been paid to the former holder of Company Common Stock, Company Stock Options or Company RSUs in respect of whom such deduction or withholding was made. Parent shall use reasonable best efforts to cooperate with the payee to mitigate and reduce such withholding to the extent permitted by applicable Tax Law.
SECTION 2.09 Equity Awards.
(a) As of immediately prior to the Effective Time, each Company Stock Option that is then outstanding but not then vested or exercisable shall become immediately vested and exercisable in full. At the Effective Time, each Company Stock Option that is then outstanding shall be canceled and, if such Company Stock Option has a per share exercise price less than the Merger Consideration, the holder thereof shall be entitled to receive, with respect to each share of Company Common Stock underlying such Company Stock Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock underlying such Company Stock Option, without interest and less any applicable Tax withholding (the “Company Stock Option Consideration”). Any Company Stock Option that has an exercise price that equals or exceeds the Merger Consideration shall be canceled for no consideration at the Effective Time. Parent shall cause the Surviving Corporation to pay the Company Stock Option Consideration at or reasonably promptly after the Effective Time (but in no event later than five (5) Business Days after the Effective Time).
(b) As of immediately prior to the Effective Time, each Company RSU that is then outstanding but not then vested shall become immediately vested in full. At the Effective Time, each Company RSU that is then outstanding shall be canceled and the holder thereof shall be entitled to receive, with respect to each share of Company Common Stock underlying such Company RSU, an amount in cash equal to the Merger Consideration, without interest and less any applicable Tax withholding (the “Company RSU Consideration”). Parent shall cause the

Surviving Corporation to pay the Company RSU Consideration at or reasonably promptly after the Effective Time (but in no event later than five (5) Business Days after the Effective Time); provided that with respect to any Company RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such Company RSU Consideration shall be made at the earliest time permitted under the applicable Company Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.
(c) The Company shall take all actions with respect to the Company ESPP that are necessary to provide that (i) no new offering period shall be commenced under the Company ESPP prior to the Effective Time, (ii) there will be no increase in the amount of participants’ payroll deduction elections under the Company ESPP during the current offering period from those in effect as of the Agreement Date, (iii) no individual participating in the Company ESPP shall be permitted to make separate non-payroll contributions to the Company ESPP, (iv) no individual shall commence participation in the Company ESPP during the period from the Agreement Date through the Effective Time, (v) each outstanding purchase right issued pursuant to the Company ESPP shall be fully exercised on the earlier of (x) the scheduled purchase date for the current offering period and (y) the date that is no later than ten (10) Business Days prior to the Effective Time (with any participant payroll deductions not applied to the purchase of Company Common Stock returned to the participant) and (vi) immediately prior to the Effective Time, the Company ESPP shall terminate.
(d) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Company Stock Plans or the Company ESPP) shall adopt such resolutions or take such action by written consent in lieu of a meeting, providing for the transactions contemplated by this Section 2.09. The Company shall provide that, on and following the Effective Time, no holder of any Company Stock Option or Company RSU shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof and each Company Stock Plan shall terminate as of the Effective Time.
SECTION 2.10 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as (i) disclosed in the reports, schedules, forms, statements and other documents filed by the Company with, or furnished by the Company to, the SEC and publicly available at least two (2) Business Days prior to the Agreement Date (the “Filed Company SEC Documents”) (but excluding in the case of this clause (i) any risk factor disclosure under the headings “Risk Factors” or “Special Note Regarding Forward-Looking Statements” or other similar cautionary, predictive or forward-looking disclosures contained in such Filed Company SEC Documents; provided that any factual information contained within such disclosure shall not be excluded) or (ii) set forth in the letter, dated as of the Agreement Date, from the Company to Parent and Merger Sub (which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify or apply to other sections in this Article III to the extent that it is reasonably apparent on its face that such disclosure also qualifies or applies to such other sections) (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:
SECTION 3.01 Organization, Standing and Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company (a) has full power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of the certificate of incorporation of the Company, as amended to the Agreement Date (as so amended, the “Company Charter”), and the bylaws of the Company, as amended to the Agreement Date (as so amended, the “Company Bylaws”), are included in the Filed Company SEC Documents. The Company Charter and the Company Bylaws are in full force and effect and the Company is not in material violation of any of the provisions of the Company Charter and is not in material violation of any of the provisions of the Company Bylaws.
SECTION 3.02 Capital Structure.
(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). At the close of business on July 1, 2026 (the “Measurement Date”), (i) 105,840,233 shares of Company Common Stock were issued and outstanding, (ii) 34,843 shares of Company Common Stock were held by the Company in its treasury, (iii) 14,513,669 shares of Company Common Stock were subject to outstanding Company Stock Options, with a weighted average exercise price of $31.38 per share, (iv) 2,775,411 shares of Company Common Stock were subject to outstanding Company RSUs, (v) 9,723,477 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s Stock Plans, (vi) 2,615,128 shares of Company Common Stock were available for issuance under the Company ESPP, (vii) 35,728 shares of Company Common Stock were subject to outstanding rights under the Company ESPP and (viii) 0 shares of Company Preferred Stock were issued or outstanding. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock of the Company were issued, reserved for issuance or outstanding. As of the Measurement Date, no outstanding shares of Company Common Stock are subject to vesting or any right of repurchase by the Company. From the Measurement Date until the Agreement Date, there have been no issuances by the Company of shares of capital stock or other voting securities or equity interests of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock or other voting securities or equity interests of the Company or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of Company Common Stock, other than the issuance of Company Common Stock upon the exercise of purchase rights under the Company ESPP, the exercise of Company Stock Options or settlement of Company RSUs in accordance with their terms. All Company Stock Options and Company RSUs have been granted under the Company Stock Plans.
(b) All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.
(c) As of the Agreement Date, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote by virtue of their ownership thereof (“Voting Company Debt”).
(d) Except as set forth in Section 3.02(a) (including, for the avoidance of doubt, the issuance of Company Common Stock upon the exercise of purchase rights under the Company ESPP, the exercise of Company Stock Options or settlement of Company RSUs in accordance with their terms, in each case since the Measurement Date), as of the Agreement Date, there are no options, warrants, convertible or exchangeable securities, stock-based performance units or other rights or Contracts to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, additional shares of capital stock of, or other voting securities or equity interests in, or any security convertible or exchangeable for any shares of capital stock of, or other voting securities or equity interests in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant or enter into any such option, warrant, security, unit, right or Contract, (iii) that give any Person the right to receive any economic or voting interest of a nature accruing to the holders of Company Common Stock or (iv) restricting the transfer of, containing any right of first refusal or right of first offer with respect to, or requiring the registration for sale of any shares of, capital stock of the Company. No shares of Company Common Stock are held by any Company Subsidiary.
(e) As of the Agreement Date, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company, except for (i) acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of Company Stock Options, (ii) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans or non-plan inducement award and (iii) the acquisition by the Company of Company Stock Options and Company RSUs in connection with the forfeiture of such awards.
(f) All Company Stock Options and Company RSUs are evidenced by written award agreements, in each case, substantially in the forms that have been made available to Parent, except to the extent that such agreements differ from such forms and from one another with respect to the number of shares of Company Common Stock covered thereby, the exercise price, exercise period, vesting schedule, vesting terms and expiration date applicable thereto.
(g) Section 3.02(g) of the Company Disclosure Letter sets forth a true and complete list of all outstanding Company Stock Options and Company RSUs, as of the Measurement Date, indicating for each such Company Stock Option or Company RSU: (i) the name of the holder thereof, (ii) the date of grant, (iii) the number of vested and unvested shares of Company Common Stock subject thereto and (iv) for each Company Stock Option, the exercise price. Each Company Stock Option and Company RSU (A) was issued in accordance with all applicable Laws and the terms of the Company Stock Plan under which it was granted and (B) is not subject to Section 409A of the Code. The Company has made available to Parent complete and accurate copies of all Company Stock Plans pursuant to which Company Stock Options and Company RSUs have been issued and forms of award agreement evidencing Company Stock Options and Company RSUs. Each Company Stock Option characterized by the Company as an “incentive stock option” within the meaning of Section 422 of the Code complies with all of the applicable requirements of Section 422 of the Code.
SECTION 3.03 Subsidiaries; Equity Interests.
(a) Other than the Company Subsidiaries, the Company has no subsidiaries. The Company owns all of the capital stock in each Company Subsidiary. Other than the capital stock owned by the Company, there are no outstanding shares of capital stock of any Company Subsidiary or any options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of any Company Subsidiary. Except for its interest in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person. All outstanding shares of capital stock of the Company Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No shares of capital stock of any Company Subsidiary are reserved for issuance or are subject to vesting or any right of repurchase by such Company Subsidiary. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of any Company Subsidiary.
(b) There are no bonds, debentures, notes or other indebtedness of any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of capital stock of any Company Subsidiary may vote by virtue of their ownership thereof.

(c) There are no options, warrants, convertible or exchangeable securities, stock-based performance units or other rights or Contracts to which the Company or a Company Subsidiary is a party or by which the Company or a Company Subsidiary is bound (i) obligating the Company or a Company Subsidiary to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, additional shares of capital stock of, or other voting securities or equity interests in, or any security convertible or exchangeable for any shares of capital stock of, or other voting securities or equity interests in a Company Subsidiary, (ii) obligating the Company or a Company Subsidiary to issue, grant or enter into any such option, warrant, security, unit, right or Contract with respect to the arrangements described in the immediately foregoing clause (i), (iii) that give any Person the right to receive any economic or voting interest of a nature accruing to the holders of shares of capital stock of a Company Subsidiary or (iv) restricting the transfer of, containing any right of first refusal or right of first offer with respect to, or requiring the registration for sale of any shares of, capital stock of a Company Subsidiary.
(d) Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Company Subsidiary (i) has full power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (ii) is duly qualified or licensed to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e) True and complete copies of the certificate of incorporation, bylaws, or similar organizational documents, in each case as amended to the Agreement Date, of each of the Company Subsidiaries have been made available to Parent.
SECTION 3.04 Authority; Execution and Delivery; Enforceability.
(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, assuming the representations and warranties set forth in Section 4.08 are true and correct and subject to the adoption of this Agreement by holders of at least a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”), to consummate the Transactions. The execution and delivery by the Company of this Agreement and, assuming the representations and warranties set forth in Section 4.08 are true and correct and subject to receipt of the Company Stockholder Approval, the consummation by the Company of the Transactions has been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, and assuming the representations and warranties set forth in Section 4.08 are true and correct, this Agreement constitutes the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting the enforcement of creditors’ rights and remedies, or by general principles of equity governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws (the “Bankruptcy, Equity and Indemnity Exception”)).
(b) The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the Merger and the other Transactions are fair to and in the best interest of the Company and its stockholders, (ii) duly authorizing and approving and declaring advisable the Merger, this Agreement and the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, (iii) directing that this Agreement be submitted for adoption by the holders of Company Common Stock and (iv) recommending the adoption of this Agreement by the holders of Company Common Stock (the recommendation set forth in subclause (iv) of this Section 3.04(b), the “Company Board Recommendation”), which resolutions, as of the Agreement Date, have not been rescinded, modified or withdrawn in any way.
SECTION 3.05 No Conflicts; Consents.
(a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien other than any Permitted Lien upon any of the properties or assets of the Company or a Company Subsidiary under, any provision of (i) the Company Charter or the Company Bylaws, (ii) any Material Contract to which the Company or a Company Subsidiary is a party or (iii) subject to the filings and other matters referred to in Section 3.05(b), any Judgment or, assuming the representations and warranties set forth in Section 4.08 are true and correct, any Law, in either case, that is applicable to the Company or a Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such items that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by or with respect to the Company or a Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the applicable requirements of any other Antitrust Laws, (iii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other Transactions, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or a Company Subsidiary is qualified to do business, (v) such filings as may be required under the rules and regulations of Nasdaq and (vi) such other items the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
SECTION 3.06 SEC Documents; Undisclosed Liabilities.
(a) Since January 1, 2024, the Company has filed all material reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC on a timely basis pursuant to Sections 13(a) and 15(d) of the Exchange Act (collectively, and, in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing and prior to the Agreement Date, the “Company SEC Documents”). As of the Agreement Date, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC relating to the Company SEC Documents and none of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review.
(b) As of their respective SEC filing dates, each Company SEC Document complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) or the Exchange Act and the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated by the SEC thereunder, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and except to the extent amended or superseded by a subsequent filing with the SEC prior to the Agreement Date, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that (i) the Company makes no representation or warranty with respect to information furnished in writing by Parent or Merger Sub specifically for inclusion or use in any such document and (ii) no representation is made as to the accuracy of any forward-looking statements.
(c) The audited annual consolidated financial statements and the unaudited quarterly condensed consolidated financial statements (including, in each case, the notes thereto) of the Company included or incorporated by reference in the Company SEC Documents when filed (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto) and (iii) fairly presented in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to normal and recurring year-end adjustments).
(d) Except as reflected or reserved against in the consolidated balance sheet of the Company as of December 31, 2025 or the notes thereto, included in the Company SEC Documents (such balance sheet and the notes thereto, the “Company Balance Sheet” and the date of such balance sheet, the “Company Balance Sheet Date”), the Company and the Company Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date, (ii) liabilities that are executory performance obligations arising under Contracts to which the Company or a Company Subsidiary is a party (other than to the extent arising from a material breach thereof by the Company or a Company Subsidiary), (iii) liabilities or obligations incurred in connection with the Transactions and (iv) liabilities or obligations that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
(e) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) that (i) are designed to ensure that material information relating to the Company and the Company Subsidiaries is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared and (ii) are effective in all material respects to perform the functions for which they were established. From the date of the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 to the Agreement Date, neither the Company has identified nor the Company’s auditors have identified to the Company, the Company Board or the audit committee of the Company Board (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of Nasdaq.
(f) The Company and the Company Subsidiaries have not effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) or Regulation S-K under the Exchange Act).
SECTION 3.07 Proxy Statement. Each document required to be filed by the Company with the SEC in connection with the Transactions, including the Proxy Statement, when filed, distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement, at the time filed with the SEC, at the time first published, distributed or otherwise disseminated to the Company’s stockholders, and at the time of the Company Stockholder Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.
SECTION 3.08 Absence of Certain Changes or Events.
(a) From the Company Balance Sheet Date to the Agreement Date, there has not been any change, event, condition, development, circumstance, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) From the Company Balance Sheet Date to the Agreement Date, the Company and the Company Subsidiaries have conducted their business in the ordinary course in substantially the same manner as previously conducted, and during such period there has not been:
(i) any declaration, setting aside, accrual or payment of any dividend on, or making of any other distribution (whether in cash, stock, equity securities or property) in respect of, any capital stock of the Company or the Company Subsidiaries;
(ii) any split, combination or reclassification of any capital stock of the Company or the Company Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or the Company Subsidiaries;
(iii) except as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement in effect as of the Company Balance Sheet Date or as disclosed in the Filed Company SEC Documents, any granting of any increase in compensation, severance or termination pay, or any entry by the Company or a Company Subsidiary into any employment, consulting, severance or termination agreement, in each case with any employee at the level of Vice President or above;
(iv) any change in accounting methods, principles or practices by the Company or a Company Subsidiary (other than any immaterial change thereto), except as may have been required (A) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (B) by Law, including Regulation S-X promulgated under the Securities Act;
(v) any sale, lease (as lessor), license or other disposition of (including through any “spin-off”), or Lien imposed upon (other than a Permitted Lien), any properties or assets (other than Intellectual Property) that are material, individually or in the aggregate, to the Company or a Company Subsidiary except (A) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business, (B) pursuant to Contracts to which the Company or a Company Subsidiary is a party made available to Parent and in effect prior to the Company Balance Sheet Date or (C) properties or assets having a fair market value of less than $5,000,000 in the aggregate;
(vi) (A) any sale, assignment, license or transfer of any Company Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary that is material, individually or in the aggregate, to the business of the Company and the Company Subsidiaries, taken as a whole, except for (x) non-exclusive licenses or rights granted in the ordinary course of business, (y) pursuant to intercompany Contracts between the Company or a Company Subsidiary or (z) pursuant to Contracts to which the Company or a Company Subsidiary is a party and which the Company has made available to Parent or (B) abandonment of any Company Registered Intellectual Property, other than Company Registered Intellectual Property that was at the end of the applicable statutory term, in the ordinary course of prosecution or otherwise in the ordinary course of business;
(vii) any acquisition, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other similar manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person (other than the Company) whereby the amount of consideration paid or transferred by the Company and the Company Subsidiaries exceeded $5,000,000 in the aggregate;
(viii) any filing of or change to a material Tax election, any change to an annual Tax accounting period or any change to a material method of Tax accounting, any filing of an amended material Tax Return, any entry into a material “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), any settlement or compromise of a material Tax liability or refund;
(ix) any settlement or compromise of, or written offer or proposal to settle or compromise, any Proceeding involving or against the Company or a Company Subsidiary, except for settlements or compromises of non-criminal Proceedings that (A) did not involve the payment of amounts in excess of $2,000,000 by the Company, (B) did not impose any material restriction on the business or activities of the Company or any current or future subsidiaries of the Company or Parent or its current or future subsidiaries, (C) did not involve the admission of wrongdoing by the Company or a Company Subsidiary and (D) did not involve any license, cross license or similar arrangement with respect to any Company Intellectual Property or any product or product candidate of the Company or the Company Subsidiaries; or
(x) any agreement on the part of the Company or a Company Subsidiary to do any of the foregoing.

SECTION 3.09 Taxes.
(a) The Company has (i) timely filed, or caused to be timely filed, taking into account any extensions of time within which to file, all material Tax Returns required to have been filed by or with respect to the Company or any Company Subsidiary and all such Tax Returns are true and complete in all material respects and (ii) paid, or caused to be paid, in full on a timely basis all material Taxes imposed on or required to be paid by or with respect to the Company or any Company Subsidiary, whether or not shown as due on any such Tax Returns, including any material Taxes required to be withheld, collected or deposited by or with respect to the Company or any Company Subsidiary.
(b) (i) No deficiency or adjustment for any material Tax has been asserted, contemplated, threatened or assessed by a Tax Authority in writing against the Company or any Company Subsidiary which deficiency has not been paid, settled or withdrawn or is not being contested in good faith in appropriate Proceedings and (ii) no audit, examination, investigation, inquiry or other proceeding in respect of any material Taxes or material Tax Returns of the Company or any Company Subsidiary has been proposed or threatened in writing.
(c) Each of the Company and the Company Subsidiaries has complied in all material respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting or similar requirements) with respect to payments made to (or received from) any employee, creditor, independent contractor, stockholder or other third party.
(d) Neither the Company nor any Company Subsidiary has any liability for the Taxes of any other Person pursuant to Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Law), by reason of having been a member of an affiliated, consolidated, combined, unitary, group relief or similar Tax group, or as a transferee or successor, or by contract (other than any contract entered into in the ordinary course of business and the primary subject of which is not Tax). Neither the Company nor any Company Subsidiary is or has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company).
(e) Since January 1, 2024, neither the Company nor any Company Subsidiary has received written notice of any claim made by a Tax Authority in a jurisdiction where the Company or Company Subsidiary does not file a Tax Return that the Company or Company Subsidiary is subject to taxation by that jurisdiction. The Company and the Company Subsidiaries have not extended (which extension remains outstanding), and there are no outstanding requests, agreements, consents or waivers to extend, the statutory period of limitations applicable to the assessment of any material Taxes or material Tax deficiencies against the Company or any Company Subsidiary, other than pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business.
(f) Neither the Company nor any Company Subsidiary is a party to, bound by or subject to any (i) Tax sharing, Tax allocation or Tax indemnification agreement or similar contract that would have a continuing effect after the Merger Closing Date (other than tax provisions of agreements with third parties, the primary subject matter of which is not Tax, such as licensing or joint development agreements, entered into in the ordinary course of business consistent with past practice), (ii) “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law), which agreement will be binding on the Company or a Company Subsidiary, as applicable, after the Merger Closing Date or (iii) private letter ruling, technical advice memorandum, field service advice or any similar written agreement or ruling of the IRS or comparable ruling of any Tax Authority.
(g) Neither the Company nor any Company Subsidiary has been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code either (i) during the two year period ending on the Agreement Date, or (ii) in a distribution which could otherwise constitute a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Transactions contemplated by this Agreement.
(h) Neither the Company nor any Company Subsidiary has been a party to or participated in a transaction that constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or foreign Law).
(i) Neither the Company nor any Company Subsidiary has been, nor will be, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(j) Notwithstanding anything to the contrary in this Section 3.09 or otherwise in this Agreement, the Company makes no representation or warranty as to the amount, condition, or availability for use in any taxable period (or portion thereof) after the Merger Closing Date of any of its net operating losses, capital loss, Tax basis, Tax credit carryforwards or other similar Tax attributes.
(k) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Merger Closing Date as a result of any (i) change in any method of accounting pursuant to Section 481 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax law) prior to the Merger Closing Date, (ii) “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax law) executed prior to the Merger Closing, (iii) installment sale or open transaction made or entered into prior to the Merger Closing, (iv) prepaid amount received or deferred revenue accrued outside the ordinary course of business prior to the Merger Closing, (v) intercompany transaction consummated or excess loss account existing on or prior to the Merger Closing Date, in either case described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax law) or (vi) election under Section 108(i) of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax law) made prior to the Merger Closing.

(l) There are no Liens with respect to Taxes upon any of the assets or properties of the Company or any Company Subsidiary, other than Permitted Liens.
(m) Neither the Company nor any Company Subsidiary has been a party to any joint venture, partnership or other arrangement that is treated by the parties to such venture, partnership or other arrangement as a partnership for U.S. federal income Tax purposes.
(n) To the knowledge of the Company, neither the Company nor any Company Subsidiary is a party to or subject to any material Tax exemption, Tax holiday, or other Tax reduction agreement order.
(o) Neither the Company nor any Company Subsidiary (i) has a permanent establishment (within the meaning of an applicable Tax treaty), branch, or other fixed place of business (within the meaning of the applicable Tax Law of any applicable jurisdiction), or (ii) has otherwise been, or deemed to be, engaged in a trade or business in any jurisdiction, other than its own country of incorporation or formation. Neither the Company nor any Company Subsidiary currently has nor has had nexus (within the meaning of the applicable Tax Law of any applicable state) in any state where the Company or such Company Subsidiary, as applicable, does not currently, or did not at the applicable time, file Tax Returns and pay Taxes that would result in material Taxes owed in such state.
(p) Neither the Company nor any Company Subsidiary is or has been an “applicable corporation” within the meaning of Section 59(k) of the Code.
(q) The Company and each Company Subsidiary have conducted all intercompany transactions in material compliance with the principles of Section 482 of the Code (or any corresponding or similar provision of applicable Law). The Company and each Company Subsidiary have complied in all material respects with applicable rules relating to transfer pricing (including the filing of all required transfer pricing reports) and has maintained in all material respects all necessary documentation in connection with any intercompany transactions in accordance with Section 482 of the Code (or any corresponding or similar provision of applicable Law).
SECTION 3.10 Labor Relations.
(a) There are no collective bargaining or similar labor union agreements to which the Company or a Company Subsidiary is a party or by which the Company or a Company Subsidiary is bound. None of the employees of the Company or a Company Subsidiary is represented by any union with respect to their employment by the Company or a Company Subsidiary.
(b) Neither the Company nor any Company Subsidiary has experienced any material labor disputes, strikes, work stoppages, slowdowns, lockouts or union organization attempts concerning any employees of the Company or a Company Subsidiary. There is no, and since January 1, 2024, there has been no, unfair labor practice charge or complaint or other material Proceeding pending or, to the knowledge of the Company, threatened against the Company or a Company Subsidiary before the National Labor Relations Board or any equivalent state or local Governmental Entity, in each case, that has resulted in, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2024, the Company and each Company Subsidiary has been in compliance with applicable Laws relating to labor and employment, including those relating to wages, hours, benefits, labor and the Immigration and Nationality Act, 8 U.S.C. Sections 1101 et seq. and its implementing regulations.
(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all individuals who have performed services for the Company or a Company Subsidiary since January 1, 2024, and who have been classified as other than employees have been properly classified. All employees of the Company or a Company Subsidiary are employed in the United States, and none of the written terms and conditions of their employment provide for the application of the Law of any jurisdiction other than the United States.
(e) As of the Agreement Date, to the knowledge of the Company, no current employee of the Company or a Company Subsidiary who is at the level of Vice President or above intends to terminate their employment.
(f) Since January 1, 2024, neither the Company nor any Company Subsidiary has engaged in a “mass layoff” or “plant closing” (within the meaning of the Worker Readjustment and Notification Act (29 U.S.C. § 2101)) or term of similar import under any applicable similar Law, and, as of the Agreement Date, the Company and the Company Subsidiaries do not have plans to engage in any mass layoffs, plant closings or term of similar import under any applicable similar Law, within the next six months.
(g) Since January 1, 2024, none of the Company or a Company Subsidiary is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or a Company Subsidiary that involves allegations relating to sexual harassment by either (i) an officer of the Company or a Company Subsidiary or (ii) an employee of the Company or a Company Subsidiary at the level of Vice President or above. To the knowledge of the Company, since January 1, 2024, no allegations of sexual harassment have been made against (i) any officer of the Company or a Company Subsidiary or (ii) an employee of the Company or a Company Subsidiary at the level of Vice President or above.
(h) Except as would not reasonably be expected to result in a material liability to the Company and the Company Subsidiaries (taken as a whole), to the knowledge of the Company, no employee of the Company or any Company Subsidiary is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or any Company Subsidiary or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.
(i) The Company has made available to Parent a true and complete list of (i) the name of each officer and employee of the Company and the Company Subsidiaries, (ii) each other individual who has accepted an offer of employment made by the Company or the Company Subsidiaries but whose employment has not yet commenced and (iii) the names of each other individual to whom an offer of employment is outstanding by the Company or the Company Subsidiaries, in each case, as of the Agreement Date, together with each such individual’s actual or offered position or function, title, date of hire, location, status as active or inactive and as a U.S. citizen or lawful permanent resident, immigrant or non-immigrant visa status, base pay, bonus target, whether such position is exempt or non-exempt, leave status and expected return to work date.
SECTION 3.11 Employee Benefits.
(a) Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list, as of the Agreement Date, of each material Company Benefit Plan and material Company Benefit Agreement.
(b) With respect to each material Company Benefit Plan and material Company Benefit Agreement, the Company has made available to Parent true and complete copies of (i) such material Company Benefit Plan or material Company Benefit Agreement, including any amendment thereto (or, in either case, with respect to any unwritten material Company Benefit Plan or material Company Benefit Agreement, a written description thereof), (ii) each trust, insurance, annuity or other funding Contract to which the Company or a Company Subsidiary is a party with respect thereto, (iii) a current IRS opinion or favorable determination letter related thereto (if any), (iv) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists and (v) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto (if any).
(c) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company and the Company Subsidiaries (taken as a whole), (i) each Company Benefit Plan and Company Benefit Agreement has been administered in accordance with its terms and is in compliance with all applicable Laws, including applicable provisions of ERISA and the Code, (ii) there are no pending audits or investigations by any Governmental Entity involving any Company Benefit Plan or Company Benefit Agreement and (iii) there are no pending or, to the knowledge of the Company, threatened claims in writing (except for individual claims for benefits payable in the normal course of operation), suits or other Proceedings involving any Company Benefit Plan or Company Benefit Agreement, any fiduciary thereof or any service provider thereto.
(d) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has received a favorable determination letter as to such qualification or registration from the IRS, has applied (or has time remaining in which to apply) to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Law in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or (ii) has been established under a standardized prototype plan for which an opinion letter from the IRS has been obtained by the plan sponsor and is valid as to the adopting employer, and, in each case, no event has occurred, either by reason of any action or failure to act, that would reasonably be expected to cause the loss of any such qualification, registration or tax-exempt status, except where such loss of qualification, registration or tax-exempt status has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company and the Company Subsidiaries (taken as a whole).
(e) Neither the Company nor any Company Subsidiary nor any Commonly Controlled Entity sponsors, maintains, contributes to, or has sponsored, maintained, contributed to or been required to maintain or contribute to, or has any liability under or with respect to, (i) any Company Benefit Plan or Company Benefit Agreement that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan, (ii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA or (iii) a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.
(f) Neither the Company nor any Company Subsidiary has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or a Company Subsidiary, other than (i) for continuation coverage required under Section 4980B(f) of the Code or any state Laws or (ii) COBRA continuation coverage provided to a terminated employee in connection with the execution of a release of claims and disclosed in Section 3.11(a) of the Company Disclosure Letter.
(g) Neither the execution of this Agreement nor the consummation of the Merger or any other Transaction (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer, employee or individual service provider of the Company or a Company Subsidiary to any new type of compensation or benefit or any increase in the amount of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other obligation under any Company Benefit Plan or Company Benefit Agreement, (iii) result in any violation of, or default under, any Company Benefit Plan or Company Benefit Agreement, (iv) limit or restrict the right of the Company to merge, amend or terminate any Company Benefit Plan or Company Benefit Agreement, (v) result in any forgiveness in whole or in part of indebtedness with respect to any current or former employee, officer, director, consultant or other service provider of the Company or a Company Subsidiary or (vi) result in the payment or provision of any amount (whether in cash or property or the vesting of property) to any current or former director, officer, employee or consultant of the Company or a Company Subsidiary under any Company Benefit Plan or Company Benefit Agreement that would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.
(h) Neither the Company nor any Company Subsidiary is a party to, and is not otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax). Each Company Benefit Plan and Company Benefit Agreement that provides “nonqualified deferred compensation” (as defined for purposes of Section 409A of the Code) has been maintained and operated in material compliance with Section 409A of the Code and the applicable Internal Revenue Service regulations and guidance promulgated thereunder.
(i) With respect to each Company Benefit Plan or Company Benefit Agreement that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Non-U.S. Company Plan”): (i) all employer and employee contributions to each Non-U.S. Company Plan required by Law or by the terms of such plan have been timely made or, if applicable, accrued in accordance with normal accounting practices; (ii) each Non-U.S. Company Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; (iii) no Non-U.S. Company Plan is a defined benefit plan; and (iv) there are no unfunded or underfunded liabilities with respect to any Non-U.S. Company Plan, except, in each case, as would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company and the Company Subsidiaries (taken as a whole).
SECTION 3.12 Property; Title to Assets.
(a) Neither the Company nor any Company Subsidiary owns, or has ever owned, any real property. Except as would not reasonably be expected to, individually or in the aggregate, result in a material liability to the Company and the Company Subsidiaries (taken as a whole), the Company and the Company Subsidiaries (i) have a good and valid leasehold interest in each real property lease to which it is a party, free and clear of all Liens, except (A) Liens for Taxes that are not due and payable or that may thereafter be paid without interest or penalty, (B) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (C) zoning, building and other similar codes and regulations and (D) Permitted Liens, (ii) have complied with, and, to the knowledge of the Company, each other party has complied with, the terms of all real property leases to which they are parties and under which they are in occupancy that are reflected in the Company Balance Sheet (other than leases that expired and were not renewed in the ordinary course of business) or were executed after the date thereof that are material to the business of the Company and the Company Subsidiaries (taken as a whole), and all such real property leases are in full force and effect, subject to the application of any bankruptcy or other creditor’s rights laws and (iii) are not in breach or default under any such real property leases, and to the knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default under such real property leases.
(b) The Company and the Company Subsidiaries have good and valid title to all assets (excluding Intellectual Property) owned by each of them as of the Agreement Date, and all of such assets are owned by the Company or a Company Subsidiary free and clear of any Liens (other than Permitted Liens), in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
SECTION 3.13 Contracts.
(a) Except for this Agreement, the Contracts disclosed in and filed as exhibits to the Filed Company SEC Documents in unredacted form, and any purchase, change or work order; Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list, and the Company has made available to Parent true and complete copies, of the following Contracts, in each case that are in effect as of the Agreement Date:
(i) each Contract that (A) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or (B) is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;
(ii) each Contract to which the Company or a Company Subsidiary is a party that (A) materially restricts the ability of the Company, the Company Subsidiaries or its or their respective Affiliates, including following the Effective Time, Parent and its Affiliates (other than in the case of Parent and its Affiliates, due to the operation of Contracts to which Parent or any of its Affiliates is a party prior to the Effective Time) following the Merger Closing, to compete in any business or with any Person in any geographical area, (B) requires the Company, the Company Subsidiaries or its or their respective Affiliates, including following the Effective Time, Parent and its Affiliates (other than in the case of Parent and its Affiliates, due to the operation of Contracts to which Parent or any of its Affiliates is a party prior to the Effective Time) following the Merger Closing, to conduct any business on a “most favored nations” basis with any third party in any material respect, (C) grants a third party (other than third parties engaged to provide services to the Company, the Company Subsidiaries or its or their respective Affiliates) development, marketing or distribution rights with respect to any product or product candidate of the Company or the Company Subsidiaries, (D) requires the Company or a Company Subsidiary to purchase a minimum quantity of goods or supplies relating to any product or product candidate of the Company or the Company Subsidiaries in favor of any third party, or (E) obligates the Company, the Company Subsidiaries or any of its or their respective Affiliates to purchase or otherwise obtain any product or service exclusively from any third party or sell any product or service exclusively to any third party;
(iii) each Contract under which any third party licenses or has licensed, or otherwise grants any rights to use (including options) any material Intellectual Property to the Company or a Company Subsidiary, or the Company or a Company Subsidiary licenses or has licensed, or otherwise grants any rights to use (including options), any material Company Intellectual Property to any third party, except, in each case, for (1) off-the-shelf commercially available or “shrink-wrap” software or computer services agreements (including agreements under which such software is delivered as a service), (2) open source software licenses, (3) non-exclusive licenses or rights granted by the Company or a Company Subsidiary in connection with, and that are incidental to, the sale or distribution of products (including any product or product candidate of the Company or the Company Subsidiaries) to customers or distributors of the Company or a Company Subsidiary entered into in the ordinary course of business, (4) materials transfer agreements, clinical trial agreements, non-disclosure agreements, employment agreements, invention assignment agreements, consulting agreements and other agreements, in each case, entered into in the ordinary course of business consistent with past practice and that do not transfer ownership of material Company Intellectual Property to any third party or contain any grant of rights to any third party to use material Company Intellectual Property for the research, supply, manufacturing, development or commercialization of products (other than on behalf of the Company or a Company Subsidiary), (5) Contracts granting incidental rights in Intellectual Property, trademarks or feedback, and (6) Contracts granting service providers of the Company or a Company Subsidiary a non-exclusive license or rights for such service provider’s provision of services to the Company or a Company Subsidiary;
(iv) each Contract to which the Company or a Company Subsidiary is a party with any academic institution or Governmental Entity that provides for the provision of funding facilities or personnel to the Company or a Company Subsidiary for research and development activities involving the creation of any material Intellectual Property;
(v) other than any Company Benefit Agreement or Company Benefit Plan, and any Contract that can be terminated for convenience on notice by the Company without payment, each Contract to which the Company or a Company Subsidiary is a party that provides for recurring annual minimum payments or receipts (other than milestone, royalty or similar payments or other contingent payments) in excess of $5,000,000, excluding any Contracts required to be listed in Section 3.13(a)(xvi) of the Company Disclosure Letter;
(vi) each Contract to which the Company or a Company Subsidiary is a party relating to indebtedness for borrowed money or any financial guaranty in excess of $2,500,000;
(vii) each Contract to which the Company or a Company Subsidiary is a party that provides for the acquisition or disposition of any assets or any businesses (whether by merger, sale of stock, sale of assets or otherwise) involving in excess of $5,000,000 that (A) has not yet been consummated or (B) has outstanding any purchase price adjustment, “earn-out,” material payment or similar obligations on the part of the Company or a Company Subsidiary, in each case, excluding any Contract required to be listed in Section 3.13(a)(iii) or Section 3.13(a)(viii) of the Company Disclosure Letter;
(viii) each Contract to which the Company or a Company Subsidiary is a party pursuant to which the Company or such Company Subsidiary has continuing milestone or similar contingent payments obligations, including upon the achievement of regulatory or commercial milestones or payment of royalties or other amounts calculated based upon any revenues or income of the Company or a Company Subsidiary, in each case, that would reasonably be expected to result in aggregate payments in excess of $5,000,000 after the Agreement Date, and in each case, excluding indemnification and performance guarantee obligations provided for in the ordinary course of business and any Contracts required to be listed in Section 3.13(a)(iii) of the Company Disclosure Letter;
(ix) each Contract between the Company or a Company Subsidiary and any Person constituting a joint venture, collaboration, partnership or similar profit sharing arrangement;
(x) each Contract to which the Company or a Company Subsidiary is a party that obligates the Company or such Company Subsidiary to make any capital commitment or capital expenditure in an aggregate amount in excess of $5,000,000 after the Agreement Date;
(xi) each Contract between the Company or a Company Subsidiary and a contract research organization (other than, for the avoidance of doubt, any individual clinical trial site), which is material to the Company, providing for clinical trial management services to the Company or a Company Subsidiary for clinical trials of any product or product candidate of the Company or the Company Subsidiaries;
(xii) each Contract to which the Company or a Company Subsidiary is a party, other than with respect to any partnership that is wholly owned by the Company or a Company Subsidiary, that relates to the formation, creation, operation, management or control of any legal partnership or any joint venture entity pursuant to which the Company or a Company Subsidiary has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person, in each case, excluding any Contracts required to be listed in Section 3.13(a)(viii) of the Company Disclosure Letter;
(xiii) each material Contract between the Company or a Company Subsidiary and any Governmental Entity, except for clinical trial agreements, sponsored research agreements, materials transfer agreements, non-disclosure agreements and consulting agreements entered into in the ordinary course of business;
(xiv) each stockholders’, investors rights’, registration rights or similar Contract to which the Company or a Company Subsidiary is a party (excluding Contracts governing Company Stock Options, Company RSUs or participation in the ESPP);
(xv) each Contract (including all amendments, extensions and renewals with respect thereto) pursuant to which the Company or a Company Subsidiary leases or subleases any material real property;

(xvi) each Contract that requires by its terms or is reasonably expected to require the payment or delivery of cash or other consideration to the Company or a Company Subsidiary in an amount having an expected value in excess of $5,000,000 over the term of such Contract or by the Company or a Company Subsidiary in an amount having an aggregate expected value in excess of $5,000,000 over the term of such Contract and in each case which cannot be cancelled by the Company or a Company Subsidiary without penalty or further payment without more than ninety (90) days’ notice;
(xvii) each Contract with a sole source supplier material to the conduct of the business of the Company or a Company Subsidiary as currently conducted and in which a reasonable alternative supplier is not available;
(xviii) each Contract between the Company or a Company Subsidiary and a Federal Health Care Program or third-party payor;
(xix) each Contract to which the Company or a Company Subsidiary is a party that constitutes any federal or state drug rebate or discount agreements;
(xx) each Contract that by its express terms requires the Company or a Company Subsidiary, or any successor to, or acquirer of, the Company or a Company Subsidiary, to make any payment to another Person as a result of a change of control of the Company or Company Subsidiary (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment;
(xxi) each Contract between the Company or a Company Subsidiary and a group purchasing organization that is material to the Company and the Company Subsidiaries, taken as a whole.
Each such Contract described in clauses (i) through (xxi) is referred to in this Agreement as a “Material Contract.”
(b) Each of the Material Contracts is valid, binding on and enforceable (except as such enforceability may be limited by the Bankruptcy, Equity and Indemnity Exception) against the Company or the applicable Company Subsidiary, as the case may be, and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid, binding or enforceable or to be in full force and effect as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no material default under any Material Contract by the Company or a Company Subsidiary or, to the knowledge of the Company, any other party thereto, and (except for the execution and delivery by the Company of this Agreement, the consummation of the Merger and the other Transactions and compliance with the terms hereof, solely in the case of those Material Contracts listed in Section 3.05(a) of the Company Disclosure Letter) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or a Company Subsidiary or, to the knowledge of the Company, any other party thereto.
SECTION 3.14 Litigation. There is no Proceeding pending or, to the knowledge of the Company threatened against the Company or a Company Subsidiary, that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or a Company Subsidiary that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
SECTION 3.15 Compliance with Laws.
(a) Each of the Company and the Company Subsidiaries is, and since January 1, 2024 has been, in compliance with all Judgments and Laws applicable to its business or operations, except for instances of noncompliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has, and since January 1, 2024 has had, in effect all Authorizations necessary for it to conduct its business as presently conducted, and all such Authorizations are in full force and effect, except for such Authorizations the absence of which, or the failure of which to be in full force and effect, have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. This Section 3.15 does not relate to Taxes, which are the subject of Section 3.09, employee benefit matters, which are the subject of Section 3.11, or environmental matters, which are the subject of Section 3.17.
(b) Except as would not reasonably be expected to, individually or in the aggregate, result in a material liability to the Company and the Company Subsidiaries (taken as a whole), neither the Company nor any Company Subsidiary, nor any of its or their respective officers, directors, employees or agents acting on behalf of the Company or such Company Subsidiary, nor, to the knowledge of the Company, any other Persons acting on behalf of the Company or a Company Subsidiary, has, since January 1, 2024, in the course of its actions for, or on behalf of, the Company or such Company Subsidiary: (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity, (ii) made, offered or authorized any direct or indirect unlawful payments to any foreign or domestic Governmental Official, employee or health care professional or to any foreign or domestic political parties or campaigns, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control Laws, including but not limited to any such Laws that prohibit private commercial bribery or (iv) made, offered or authorized any other bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment. Since January 1, 2024 to the Agreement Date, neither the Company nor any Company Subsidiary has received any written communication that alleges any of the foregoing, and is not, nor has been, to the knowledge of the Company, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit (other than a routine contract audit) by any party, in connection with alleged or possible violations of any Law that prohibits bribery, corruption, fraud, or other improper payments.

SECTION 3.16 Regulatory Matters.
(a) The Company and the Company Subsidiaries hold such Regulatory Authorizations required for the conduct of their business as presently conducted, including those necessary to permit the design, development, pre-clinical and clinical testing, manufacturing, distribution and promotion of each product or product candidate of the Company or the Company Subsidiaries in the jurisdictions where it currently conducts such activities with respect to such product or product candidate of the Company or the Company Subsidiaries, except to the extent where failure to hold such Regulatory Authorizations would not, individually or in the aggregate, be reasonably expected to result in a material liability to the Company and the Company Subsidiaries (taken as a whole). Except as would not reasonably be expected to result in a material liability to the Company and the Company Subsidiaries (taken as a whole), (i) the Company and the Company Subsidiaries have filed, maintained or furnished with the applicable Regulatory Authorities all required filings, declarations, listings, registrations, submissions, amendments, modifications, notices and responses to notices, applications and supplemental applications, reports (including all adverse event/experience reports) and other required information (collectively, the “Health Care Submissions”) and (ii) to the knowledge of the Company, all such Health Care Submissions were in compliance with applicable Health Laws when filed (or were corrected or completed in a subsequent filing or planned to be corrected or completed), and to the Company’s knowledge, no material deficiencies have been asserted by any Regulatory Authority with respect to such Health Care Submissions.
(b) Except as would not reasonably be expected to result in a material liability to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2024, (i) the Company, the Company Subsidiaries and, to the Company’s knowledge, any other Person that has performed or is performing any material research, development, manufacturing, distribution or other services or activities on behalf of the Company or any Company Subsidiary with respect to any product or product candidate of the Company or the Company Subsidiaries, to the extent acting in such capacity (each, a “Collaboration Partner”) are, and have been, in compliance with all Health Laws applicable to the Company, the Company Subsidiaries and such product or product candidate of the Company or the Company Subsidiaries and (ii) neither the Company, any Company Subsidiary nor, to the Company’s knowledge, any Collaboration Partner (only with respect to a product or product candidate of the Company or the Company Subsidiaries) has received any written notice or other communication from any Regulatory Authority alleging any violation of any Health Law.
(c) Except as would not reasonably be expected to result in a material liability to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2024, all pre-clinical studies and clinical trials conducted or being conducted with respect to any product or product candidate of the Company or the Company Subsidiaries by, on behalf of, or at the direction of the Company or a Company Subsidiary have been and are being conducted in compliance with the required experimental protocols, procedures and controls, and all applicable Health Laws, including the FDCA and its applicable implementing regulations, including all applicable requirements of Good Laboratory Practices and Good Clinical Practices. As of the Agreement Date, no clinical trial conducted by or, on behalf of, the Company or a Company Subsidiary has been terminated or suspended by any Regulatory Authority. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2024, neither the Company nor any Company Subsidiary has received any written notifications or other communications from any Regulatory Authority that requires or would require the termination or suspension or investigation, or place a clinical hold order on any clinical studies currently conducted by, or on behalf of, the Company, or in which the Company or a Company Subsidiary has participated and, to knowledge of the Company, no such action has been threatened in writing against the Company or a Company Subsidiary.
(d) Except as would not reasonably be expected to result in a material liability to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2024, the development, testing and manufacture of the products and product candidates of the Company and the Company Subsidiaries by and, to the Company’s knowledge, by any other Collaboration Partner on behalf of, the Company and the Company Subsidiaries, are, and have been, in compliance with applicable Health Laws, including the FDCA and applicable regulations and Good Manufacturing Practices and other standards required by the FDA. As of the Agreement Date, neither the Company, any Company Subsidiary nor, to the knowledge of the Company, any manufacturing site that assists in the manufacturing of any product or product candidate of the Company or the Company Subsidiaries or material components of any product or product candidate of the Company or the Company Subsidiaries (whether Company-owned or operated or that of a Collaboration Partner) has, with respect to such product or product candidate of the Company or the Company Subsidiaries, (i) been subject to a Regulatory Authority shutdown or import or export detention, refusal or prohibition or (ii) received any FDA Form 483, or other Regulatory Authority written notice of inspectional observations, adverse findings, “warning letters,” “untitled letters” or similar written notice alleging or asserting material noncompliance with any applicable Health Law, and to the Company’s knowledge, no such Proceeding is pending or threatened.
(e) Neither the Company nor any Company Subsidiary, nor any of its or their respective employees, officers, or directors, or, to the Company’s knowledge, any Collaboration Partner have been debarred, delisted or similarly punished under any Law, including any Health Law, by any Governmental Entity or Regulatory Authority or have been convicted of a crime for which debarment is mandated or permitted by 21 U.S.C. § 355a, and the Company and the Company Subsidiaries do not employ, or to the Company’s knowledge, contract with any individuals who are disqualified pursuant to 21 C.F.R. § 312.70 or § 812.119. There have been no allegations or investigations against the Company, any Company Subsidiary, any employee or to the Company’s knowledge, any contractor, that could result in exclusion, debarment or disqualification. Additionally, and only to the extent applicable, none of the Company, any Company Subsidiary nor its or their respective directors, officers, employees or to the Company’s knowledge, Collaboration Partners has been restricted in any material respect, suspended, excluded or threatened with exclusion from, participation in any Federal Health Care Program under any applicable Health Law.

(f) Except as would not reasonably be expected to result in a material liability to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2024, the Company, the Company Subsidiaries, its or their directors, officers, employees, and, to the Company’s knowledge, its or their respective agents and independent contractors acting on their behalf with respect to any Company product, have been in compliance in all material respects with applicable Health Laws relating to fraud and abuse and Federal Health Care Programs, including the Federal Anti-Kickback Statute. Without limiting the foregoing, any discounts, chargebacks, rebates, distribution agreements, speaker programs, charitable patient assistance and co-pay support programs, and other remuneration or value transfers involving healthcare professionals, customers, payors or beneficiaries have been structured and operated in compliance with applicable Health Laws. To the knowledge of the Company, no Person has filed against the Company or any of the Company Subsidiaries any Proceedings relating to any Health Law under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).
(g) Neither the Company nor any Company Subsidiary currently is nor has been since January 1, 2024: (i) assessed a civil monetary penalty under 42 U.S.C. § 1320a-7, (ii) party to a corporate integrity agreement with any Governmental Entity or Regulatory Authority, or (iii) subject to (A) a deferred prosecution agreement, non-prosecution agreement, consent decree, monitoring agreement, settlement agreement or other similar agreement, in each case, entered into with or imposed by any Governmental Entity or Regulatory Authority under applicable Health Laws, or (B) order of a Governmental Entity or Regulatory Authority mandating or prohibiting future or past activities in connection with the Company’s or any Company Subsidiary’s noncompliance with applicable Health Laws.
(h) The Company and the Company Subsidiaries have not (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to the FDA or any Governmental Entity, or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case), at the time such disclosure or statement was made or failure to make occurred, establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. Neither the Company nor any Company Subsidiary is, or has since January 1, 2024 been, the subject of any pending or, to the Company’s knowledge, threatened, investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy.
SECTION 3.17 Environmental Matters. Except for matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries is, and since January 1, 2024 has been, in compliance with all applicable Environmental Laws, (ii) each of the Company and the Company Subsidiaries possesses and is in compliance with all Authorizations required under applicable Environmental Laws for it to conduct its business as presently conducted, (iii) since January 1, 2024, neither the Company nor any Company Subsidiary has been subject to a material Judgment or Proceeding pursuant to any applicable Environmental Law and (iv) since January 1, 2024, neither the Company nor any Company Subsidiary has received any written notice alleging that the Company or any Company Subsidiary is in violation of, or is a “potentially responsible party” under, any applicable Environmental Law.
SECTION 3.18 Intellectual Property.
(a) Section 3.18(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the Agreement Date, of any and all of the following Company Intellectual Property that is owned or purported to be owned by the Company or a Company Subsidiary: (i) Patents and pending applications therefor, (ii) registered Trademarks and pending applications therefor, (iii) material Internet domain names and (iv) registered Copyrights and pending applications therefor (the Intellectual Property referred to in clauses (i) through (iv), collectively, the “Company Registered Intellectual Property”) and includes for each such asset the record owner of such asset, and, except with respect to clause (iii), the jurisdiction, and application or registration number, in each case, as of the Agreement Date. For each item of material Company Registered Intellectual Property, (x) the Company or a Company Subsidiary is the sole and exclusive record and beneficial owner (subject to rights granted to the U.S. federal government pursuant to the Bayh-Dole Act under such Company Registered Intellectual Property), (y) such Company Registered Intellectual Property is subsisting and in full force and effect, and (z) all necessary registration, maintenance, renewal and other relevant filing fees due through the Agreement Date have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant patent, trademark, copyright, domain name or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Company Registered Intellectual Property in full force and effect (except for any non-payments, deferred filings, continuation practices or analogous circumstances that would not reasonably be expected to result in the lapse, cancellation, abandonment or unenforceability of such Company Registered Intellectual Property and that will be cured prior to the applicable deadline).
(b) Except as would not reasonably be expected to, individually or in the aggregate, be material to the business of the Company and the Company Subsidiaries, taken as a whole, (i) the Company or a Company Subsidiary owns, or has a license, sublicense or otherwise possesses valid rights to use all Intellectual Property used (or held for use) in or necessary to the conduct of the business of the Company and the Company Subsidiaries as presently conducted, and (ii) any Company Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary is free and clear of all Liens (other than Permitted Liens); provided that the foregoing clause (i) and (ii) shall not be construed as a representation or warranty of non-infringement.
(c) To the knowledge of the Company, (i) the conduct of the business of the Company and the Company Subsidiaries as presently conducted has not since January 1, 2024, infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party, and (ii) no third party has infringed, misappropriated or otherwise violated since January 1, 2024, or is infringing, misappropriating or otherwise violating, any of the Company Registered Intellectual Property or other material Company Intellectual Property and no such claims have been made against any third party by the Company or a Company Subsidiary, except, in the case of each of clause (i) and (ii), for infringements and other violations that have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries, taken as a whole. The Company and the Company Subsidiaries are not a party to any Proceeding (i) challenging the validity, enforceability or ownership of any third party Intellectual Property or (ii) asserting that the operation of the business of any third party, or any third party products or services, infringes, dilutes, misappropriates or otherwise violates any Company Intellectual Property.
(d) There is no Proceeding pending or threatened in writing against the Company or a Company Subsidiary (other than, for clarity, office actions initiated by the U.S. Patent and Trademark Office or any foreign equivalent in connection with the prosecution or issuance of the applicable Intellectual Property), and, neither the Company nor any Company Subsidiary has received any written notice from any Person since January 1, 2024, in each case, pursuant to which any Person is (i) alleging that the conduct of the business of the Company and the Company Subsidiaries as presently conducted is infringing, misappropriating or otherwise violating, or will infringe, misappropriate or otherwise violate, any Intellectual Property rights of any third party, or (ii) contesting the use, ownership, validity or enforceability of any of the Company Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary, except, in the case of each of clause (i) and (ii), that would not reasonably be expected to, individually or in the aggregate, be material to the business of the Company. No material Company Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary is subject to any order, stipulation or settlement agreement restricting the use or exploitation thereof by the Company or a Company Subsidiary.
(e) The Company and the Company Subsidiaries have executed valid and enforceable written agreements with each of their past and present officers, employees, consultants and independent contractors, including all contract research organizations, contract manufacturing organizations and other service providers, in each case, who was or is involved in the creation or development for the Company or a Company Subsidiary of any material Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary in the course of such Person’s employment or retention thereby, pursuant to which such Person has (i) agreed to hold all confidential information of the Company or such Company Subsidiary in confidence and (ii) assigned (using present assignment language) to the Company or such Company Subsidiary all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for the Company or such Company Subsidiary in the course of such Person’s employment or retention thereby, except to the extent ownership of such Intellectual Property vests initially in the Company or such Company Subsidiary by operation of Law. There is no material uncured breach by the Company or a Company Subsidiary or, to the knowledge of the Company, the counterparty, under any such agreement. Since January 1, 2024, no current or former employee or contractor of the Company or a Company Subsidiary has made or threatened in writing to make any claim or challenge against the Company or a Company Subsidiary in connection with their contribution to the discovery, creation or development of any material Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary.
(f) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have taken commercially reasonable steps, including the use of confidentiality agreements and reasonable security measures, to maintain the secrecy and confidentiality of and to protect against unauthorized disclosure of any Trade Secret owned or purported to be owned by the Company or a Company Subsidiary. To the knowledge of the Company, there has been no misappropriation or unauthorized disclosure or use of any such Trade Secrets.
(g) The Company and the Company Subsidiaries are entitled to the benefit of all material regulatory exclusivities (including any data exclusivity, orphan drug exclusivity or similar rights) owned by the Company or the Company Subsidiaries associated with their products or necessary for the conduct of the business as presently conducted, and all such rights are valid and in full effect.
(h) No funding, facilities or personnel of any Governmental Entity or any university, college or other educational institution has been used to create, in whole or in part, any material Company Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary, except for any such funding or use of facilities or personnel that does not result in such Governmental Entity or educational institution obtaining ownership of or licenses to use or otherwise exploit such Company Intellectual Property or the right to receive royalties therefor.
(i) The consummation of the Transactions will not result in the loss or impairment of any right of the Company or a Company Subsidiary to own, use, practice or otherwise exploit any Company Intellectual Property in a manner that would, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole and will not require the consent of any third party under any Material Contract pursuant to which the Company or any Company Subsidiary is granted rights in Intellectual Property.
(j) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by the Company or any Company Subsidiary (collectively, the “Company Systems”) (i) operate and perform in all material respects in accordance with their documentation and functional specifications as required by the Company and the Company Subsidiaries in connection with the conduct of the business of the Company and the Company Subsidiaries as presently conducted, (ii) to the knowledge of the Company, in the last 12 months prior to the Agreement Date, have had no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company Systems that have caused or would reasonably be expected to result in the substantial disruption or interruption in or to the use of such Company Systems or the conduct of the business of the Company and the Company Subsidiaries as presently conducted, and (iii) are free from material bugs or other defects. To the knowledge of the Company, in the 12 months prior to the Agreement Date, there have not been any material incidents of unauthorized access to or other material security breaches of the Company Systems.
(k) Other than as set forth in Section 3.08 and Section 3.13, this Section 3.18 contains the sole and exclusive representations and warranties of the Company with respect to Intellectual Property and other proprietary rights matters.

SECTION 3.19 Privacy. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries (i) is, and has been, since January 1, 2024 in compliance in all material respects with all Data Privacy and Security Requirements, (ii) to the knowledge of the Company, since January 1, 2024, has not, nor reasonably suspects that it has, been subject to any unauthorized access, acquisition, disclosure or other security breaches with respect to any Personally Identifiable Information, and has not been required pursuant to any Data Privacy and Security Requirements to provide any written notices to any Person in connection with any such breach (nor has the Company or any Company Subsidiary provided any such notice), (iii) has not been party to any Proceedings, or to the knowledge of the Company otherwise received any complaints, notices or threat of Proceedings, conducted or asserted by any other Person (including any Governmental Entity) regarding any (x) collection, storage, sharing, transfer, disposition, protection, processing or other use of any Personally Identifiable Information, or (y) violation of any Data Privacy and Security Requirements and (iv) Personally Identifiable Information collected, stored and processed by the Company and the Company Subsidiaries can be used after the Merger Closing in the manner substantially the same as currently used by the Company and the Company Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have established and maintained appropriate technical, physical and organizational measures designed to ensure that all Personally Identifiable Information is protected against loss and against unauthorized access, use, modification or disclosure in accordance with the Data Privacy and Security Requirements, as monitored through regular penetration tests and vulnerability assessments (including by remediating any and all high-risk/critical vulnerabilities identified by such tests and assessments).
SECTION 3.20 Insurance. The Company has made available complete and accurate copies (or written summaries) of all material insurance policies of the Company and the Company Subsidiaries to Parent. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all insurance policies of the Company and the Company Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (ii) neither the Company nor any Company Subsidiary is in default under any such insurance policy and (iii) no written notice of cancelation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.
SECTION 3.21 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than Leerink Partners LLC and J.P. Morgan Securities LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.
SECTION 3.22 No Rights Agreement; Anti-Takeover Provisions. As of the Agreement Date, the Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Company Board has taken all action necessary to render Section 203 of the DGCL and any other takeover, anti-takeover, moratorium, “fair price,” “control share,” or similar Law inapplicable to this Agreement, and the Merger. Assuming the accuracy of the representations and warranties set forth in Section 4.08, no restrictions of any other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to the Company pursuant to this Agreement or the Transactions.
SECTION 3.23 Opinions of Financial Advisors. The Company Board has received the separate opinions of Leerink Partners LLC and J.P. Morgan Securities LLC, each as a financial advisor to the Company, that, as of the date of such opinion and based upon and subject to various assumptions, limitations, procedures followed, matters considered and qualifications set forth in each such opinion, as applicable, the Merger Consideration to be paid to the holders of shares of Company Common Stock (other than (i) any shares of Company Common Stock held by the Company, Parent, Merger Sub and their respective subsidiaries and (ii) any Appraisal Shares) in the Merger was fair, from a financial point of view, to such holders. Copies of executed versions of such opinions shall be made available to Parent solely for informational purposes promptly following the Agreement Date.
SECTION 3.24 Affiliate Transactions. No present or former officer or director of the Company or any Person owning 5% or more of the Company Common Stock, and no family member of any such natural Person, is a party to any Contract with or binding upon the Company or a Company Subsidiary or any of its properties or assets, or has any material interest in any property owned, leased or occupied by the Company, or has engaged in any material transaction with any of the foregoing within the 12 months preceding the Agreement Date other than (a) compensation of directors and executive officers of the Company in the ordinary course of business and (b) equity interests granted to directors and executive officers of the Company.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:
SECTION 4.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has full corporate power and authority to conduct its businesses as presently conducted.
SECTION 4.02 Merger Sub.
(a) Merger Sub was formed solely for the purpose of entering into the Transactions, and since the date of its incorporation, Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, 1,000 shares of which have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of any Lien.
SECTION 4.03 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, subject, in the case of the Merger, to the adoption of this Agreement by Holdings, as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject, in the case of the Merger, to the adoption of this Agreement by Holdings, as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). Neither the approval and adoption of this Agreement nor the consummation of the Merger or the other Transactions requires any approval of the stockholders of Parent. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to the Bankruptcy, Equity and Indemnity Exception).
SECTION 4.04 No Conflicts; Consents.
(a) The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, any provision of (i) the organizational documents of Parent, Merger Sub or any of Parent’s subsidiaries, (ii) any Contract to which Parent or any of its subsidiaries is party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such items that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.
(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the applicable requirements of any other Antitrust Laws, (iii) the filing with the SEC of any reports under the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (v) compliance with the rules and regulations of any national securities exchange on which securities of Parent or the Company are listed and (vi) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.
SECTION 4.05 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time filed with the SEC, at the time first published, distributed or otherwise disseminated to the Company’s stockholders, and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
SECTION 4.06 Brokers. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. LLC and Lazard Frères & Co. LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates, directors, officers or employees.
SECTION 4.07 Litigation. There is no Proceeding pending or threatened against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.
SECTION 4.08 Ownership of Company Common Stock. Other than as a result of this Agreement, none of Parent, Merger Sub and any of their respective “affiliates” or “associates” is, or has been at any time during the last three years, an “interested stockholder” of the Company (in each case, as such quoted terms are defined under Section 203 of the DGCL). As of the Agreement Date, Parent, Merger Sub and their respective Affiliates collectively own no shares of Company Common Stock directly (other than through passive investments, pension or employee benefit plans or trusts for Parent’s or its Affiliates’ employees, or limited partnership funds, mutual funds or similar entities that Parent has invested in, in all cases that Parent and its Affiliates do not directly or indirectly control the management or policies thereof).
SECTION 4.09 Available Funds.
(a) As of the execution of this Agreement, Parent currently has, and at all times from and after the Agreement Date through the Effective Time, Parent and Merger Sub will have, available all of the funds or access to committed financing necessary for the acquisition of all shares of Company Common Stock pursuant to the Merger, to (A) pay all fees and expenses in connection therewith, (B) to make payments pursuant to Section 2.09 and (C) to perform their respective obligations under this Agreement (collectively, the “Required Amount”). Parent and Merger Sub acknowledge and agree that their obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the consummation of the Transactions.
(b) Parent has delivered to the Company a fully executed debt commitment letter, dated as of the date hereof (including all exhibits, schedules and annexes thereto and the associated fee letter, the “Debt Commitment Letter”) from the Debt Financing Entities, pursuant to which the Debt Financing Entities have committed, subject to the terms and conditions set forth therein, to provide to Parent the amount of debt financing set forth therein for the purposes of consummating the transactions contemplated by this Agreement and to pay all related fees and expenses set forth therein (the “Debt Financing”) (except that the fee amounts, other economic terms, “market flex” provisions, pricing terms, pricing caps and other customarily redacted terms (none of which would adversely affect the amount, conditionality, availability or termination of the Debt Financing) set forth therein have been redacted). All fees (if any) required to be paid under the Debt Commitment Letter on or prior to the date hereof have been paid in full. As of the date hereof, the Debt Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent and the other parties thereto in accordance with its terms, subject to the Bankruptcy, Equity and Indemnity Exception. As of the date hereof, the Debt Commitment Letter has not been withdrawn, terminated, rescinded or repudiated in any respect, and to the knowledge of Parent, no such amendment, restatement, supplement, modification, withdrawal, termination, rescission or repudiation is currently contemplated (except as permitted under this Agreement).
(c) Except for the fee letter referred to in the Debt Commitment Letter (a true and complete copy of which fee letter has been provided to the Company, with only fee amounts, other economic terms, “market flex” provisions, pricing terms, pricing caps and other customarily redacted terms redacted (none of which could adversely affect the conditionality, enforceability, availability or termination of the Debt Financing or reduce the aggregate principal amount of the Debt Financing below the amount required to pay the Required Amount, after taking into account other funds immediately available to Parent and the Replacement Financing (if applicable))), as of the date hereof, there are no side letters, engagement letters or other agreements or contracts related to the funding or investing, as applicable, of the Debt Financing that would reasonably be expected to materially and adversely affect the amount, conditionality, availability or termination of the Debt Financing. Neither the fee letter referred to in the Debt Commitment Letter nor any other Contract between the Debt Financing Entities, on the one hand, and Parent, Merger Sub or any of their respective Affiliates, on the other hand, contains any conditions precedent or other contingencies (other than as set forth in the Debt Commitment Letter) (x) related to the funding of the full amount of the Debt Financing or any provisions that could reduce the aggregate amount of the Debt Financing set forth in the Debt Commitment Letter below the amount required to pay the Required Amount (after taking into account other funds immediately available to Parent and the Replacement Financing (if applicable)) or (y) that could otherwise materially and adversely affect the conditionality, enforceability or availability of the Debt Commitment Letter with respect to all or any portion of the Debt Financing required to pay the Required Amount (after taking into account other funds immediately available to Parent and the Replacement Financing (if applicable)). As of the date hereof, Parent is not (x) in breach of any of the terms or conditions set forth in the Debt Commitment Letter and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Debt Commitment Letter or (y) has any reason to believe that any of the conditions to the Debt Financing would not be satisfied on a timely basis or that the Debt Financing would not be available to Parent on the Merger Closing Date in at least the amount required to pay the Required Amount, together with available funds.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
SECTION 5.01 Conduct of Business of the Company. Except for matters set forth in Section 5.01 of the Company Disclosure Letter or otherwise expressly permitted or required by this Agreement, as required by applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), from the Agreement Date to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause the Company Subsidiaries to, conduct its business in the ordinary course in all material respects, and use reasonable best efforts to (x) preserve intact its present business organization, (y) keep available the services of its present officers or key employees and (z) preserve its present relationships and goodwill with suppliers, licensors, licensees, contractors, partners and others having material business dealings with it (it being agreed that matters addressed by the specific provisions of the next sentence shall be governed by such provisions rather than the general provisions of this sentence). In addition, except for matters set forth in Section 5.01 of the Company Disclosure Letter or otherwise expressly permitted or required by this Agreement or required by applicable Law, during the Pre-Closing Period, the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):
(a) (i) enter into any new material line of business or enter into any agreement, arrangement or commitment that materially limits or otherwise restricts the Company, the Company Subsidiaries or its or their respective Affiliates, including, immediately following the Merger Closing, Parent and its Affiliates (other than in the case of Parent and its Affiliates, due to the operation of Parent’s or its Affiliates’ own Contracts), from time to time engaging or competing in any line of business or in any geographic area, (ii) otherwise enter into any agreements, arrangements or commitments imposing material restrictions on its assets, operations or business, (iii) enter into any agreement, arrangement or commitment that purports to bind or restrict Parent or any of its Affiliates, other than, following the Effective Time, the Surviving Corporation and the Company Subsidiaries, or (iv) enter into any Contract that by its express terms requires the Company, or any successor to, or acquirer of, the Company to make any Change of Control Payment or which gives another Person a right to receive or elect to receive a Change of Control Payment;
(b) (i) declare, set aside, establish a record date in respect of, accrue or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any of its capital stock, other than dividends and distributions of cash by a direct or indirect wholly owned subsidiary of the Company or a Company Subsidiary to its respective parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem, offer to redeem or otherwise acquire, directly or indirectly any shares of capital stock of the Company or a Company Subsidiary or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares of capital stock, except for (A) acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company

Common Stock by holders of Company Stock Options in order to pay the exercise price of Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans and (C) the acquisition by the Company of Company Stock Options and Company RSUs in connection with the forfeiture of such awards, in each case, in accordance with their terms as in effect on the date hereof;
(c) issue, grant, deliver, sell, authorize, pledge or otherwise encumber any shares of its capital stock or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire such shares, any Voting Company Debt or any other rights that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock, other than issuances of Company Common Stock upon the exercise of purchase rights under the Company ESPP, the exercise of Company Stock Options or the settlement of Company RSUs, in each case, outstanding on the Agreement Date and in accordance with their terms as in effect on the date hereof;
(d) amend its certificate of incorporation, bylaws or other comparable organizational documents (except for immaterial or ministerial amendments);
(e) form any subsidiary or acquire or agree to acquire, directly or indirectly, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any assets outside of the ordinary course of business, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person (other than the Company);
(f) except as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement, in each case, as in effect on the Agreement Date, and that have been made available to Parent (i) adopt, enter into, establish, terminate, amend or modify any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement (or plan or arrangement that would be a Company Benefit Plan or Company Benefit Agreement if in effect on the Agreement Date), (ii) grant to any director, employee or individual service provider of the Company or any Company Subsidiary any increase in base or other compensation, (iii) grant to any director, employee or individual service provider of the Company or any Company Subsidiary any severance or termination pay or benefits (or increase the amount thereof), (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) enter into any retention, transaction bonus change in control, severance or termination agreement with any director, employee or individual service provider of the Company or any Company Subsidiary, (vi) take any action to accelerate any rights or benefits under any Company Benefit Plan or Company Benefit Agreement, or fund or require the funding of any payments or benefits under any Company Benefit Plan or Company Benefit Agreement or (vii) hire (other than to replace someone whose employment has terminated) or promote or terminate (other than for cause) the employment or service of any employee or individual service provider, in either case, at or to the level of Executive Director or above or whose anticipated annual compensation exceeds $410,000; provided that this Section 5.01(f) shall not restrict the Company or any Company Subsidiary from entering into an offer letter (which offer letters shall be at-will in the case of employees in the United States) or consulting agreement (which consulting agreement shall be terminable for convenience with no more than 30 days’ notice) in the ordinary course with any employee or individual service provider that is newly hired or engaged below the level of Executive Director and whose anticipated annual compensation is at or below $410,000 in accordance with the foregoing clause (vii) or providing to such employee or individual service provider compensation and benefits (excluding equity or equity based awards) consistent with its past practice for similarly situated employees (including permitting any such employees to be eligible for the benefits made generally available to employees below the level of Executive Director) and individual service providers;
(g) make any change in accounting methods, principles or practices, except as may be required (i) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (ii) by Law, including Regulation S-X promulgated under the Securities Act, in each case, as agreed to by the Company’s independent public accountants;
(h) sell, lease (as lessor), license or otherwise transfer (including through any “spin-off”), or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any properties or assets (other than Intellectual Property) except (i) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business, (ii) pursuant to Contracts to which the Company or a Company Subsidiary is a party made available to Parent and in effect prior to the Agreement Date or (iii) properties or assets having a fair market value of less than $2,000,000 in the aggregate;
(i) sell, assign, license or otherwise transfer any material Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary, except (i) for non-exclusive licenses or rights granted to service providers or distributors of the Company or a Company Subsidiary to Intellectual Property in connection with such service provider’s provision of services to the Company or a Company Subsidiary or such distributor’s distribution of products of the Company or a Company Subsidiary, in each case in the ordinary course of business, (ii) pursuant to Contracts to which the Company or a Company Subsidiary is a party made available to Parent and in effect prior to the Agreement Date, (iii) for transactions among the Company and a direct or indirect wholly owned subsidiary of the Company or among direct or indirect wholly owned subsidiaries of the Company or (iv) as permitted under Section 5.01(q);
(j) (i) incur or materially modify the terms of (including by extending the maturity date thereof) any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or a Company Subsidiary, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in (A) the Company or a direct or indirect wholly owned subsidiary of the Company or (B) any person pursuant to any advancement obligations under the Company Charter, Company Bylaws or indemnification agreements as in effect on or prior to the Agreement Date that have been made available to Parent; provided that the foregoing clauses (i) and (ii) shall not prohibit any indebtedness for borrowed money incurred among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries;
(k) make or agree to make any capital expenditure or expenditures that in the aggregate are in excess of $2,000,000;
(l) pay, discharge, settle, compromise or satisfy (i) any pending or threatened claims, liabilities or obligations relating to a Proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any such payment, discharge, settlement, compromise or satisfaction of a claim solely for money damages in the ordinary course of business in an amount not to exceed $1,000,000 per payment, discharge, settlement, compromise or satisfaction or $2,000,000 in the aggregate for all such payments, discharges, settlements, compromises or satisfactions or (ii) any litigation, arbitration, Proceeding or dispute that relates to the Transactions (which shall be governed by Section 6.09 or Section 2.07(d));
(m) (i) adopt or change any accounting method, principle or practice or accounting period used for Tax purposes, (ii) make (other than in the ordinary course of business consistent with past practice), amend or revoke any material Tax election, (iii) file an amended income or other material Tax Return, (iv) enter into a “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax Law) with any Governmental Entity regarding any income or other material Tax liability or assessments, (v) request any Tax ruling from any Governmental Entity, (vi) settle or compromise any Proceeding relating to income or other material Taxes or surrender a right to a material Tax refund, (vii) waive or extend the statute of limitations with respect to any material Tax or material Tax Return (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice) or (viii) enter into any Tax allocation, indemnity or sharing agreement (other than pursuant to agreements not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice);
(n) amend, cancel or terminate any material insurance policy naming the Company or a Company Subsidiary as an insured, a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;
(o) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);
(p) adopt or implement any stockholder rights plan (or similar plans or arrangements);
(q) (i) abandon, cancel, fail to renew or permit to lapse any material Company Registered Intellectual Property except for Company Registered Intellectual Property that was at the end of the applicable statutory term, (ii) terminate any Contract under which material Intellectual Property is licensed to the Company or a Company Subsidiary, (iii) disclose to any third party, other than under a confidentiality agreement or other legally binding confidentiality undertaking, any material Trade Secret owned or purported to be owned by the Company or a Company Subsidiary in a manner that results in loss of trade secret protection thereon, except for any such disclosures made as a result of publication of a Patent application filed by the Company or a Company Subsidiary or (iv) sell, transfer, license or otherwise encumber any Company Intellectual Property other than through the grant of non-exclusive licenses ancillary to research, development, manufacture, clinical testing, sale, distribution or commercialization activities relating to products or services entered into in the ordinary course of business;
(r) except in connection with any transaction to the extent specifically permitted by any other subclause of this Section 5.01, enter into, terminate or amend or modify in any material respect, or expressly waive or release any material rights under, any Material Contract or any Contract that, if existing on the Agreement Date, would have been a Material Contract, provided that for purposes of this Section 5.01(r), (i) all references to $5,000,000 in the definition of Material Contract shall be deemed references to $2,000,000, and (ii) purchase, change or work orders shall not be excluded from the definition of Material Contract;
(s) (i) commence any clinical study by dosing the first subject in such study, or (ii) unless mandated by any Regulatory Authority, discontinue, terminate, suspend, materially amend or materially modify any ongoing clinical study; or
(t) authorize, commit or agree to take any of the foregoing actions.
SECTION 5.02 No Solicitation.
(a) The Company and the Company Subsidiaries shall not, and shall instruct and use reasonable best efforts to cause their external third party Representatives not to, (i) directly or indirectly solicit, initiate or knowingly encourage or knowingly facilitate (including by way of providing non-public information) any inquiries, proposals or offers, or the making of any submission or announcement of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Takeover Proposal or (ii) directly or indirectly engage in, enter into or participate in any discussions or negotiations with any Person regarding, furnish to any Person any non-public information or afford access to the business, properties, assets, books or records of the Company or a Company Subsidiary to, or take any other action to assist or knowingly facilitate or knowingly encourage any effort by any Person, in each case, in connection with or in response to any inquiry, offer or proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal (other than to refer the inquiring person to this Section 5.02 and to limit its communication exclusively to such referral). The Company and the Company Subsidiaries shall, and shall instruct and use reasonable best efforts to cause their external third party Representatives to (i) immediately cease all solicitations, discussions and negotiations regarding any inquiry, proposal or offer pending on the Agreement Date that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (ii) as promptly as practicable (and in any event within twenty-four (24) hours of the execution of this

Agreement) request the prompt return or destruction of all confidential information previously furnished to any Person within the last 12 months for the purposes of evaluating a possible Company Takeover Proposal and (iii) as promptly as practicable (and in any event within twenty-four (24) hours of the execution of this Agreement) terminate access to any physical or electronic data rooms relating to a potential Company Takeover Proposal, other than access provided to Parent and its Representatives. Notwithstanding anything to the contrary contained in the foregoing or any other provision of this Agreement, from the Agreement Date until the receipt of the Company Stockholder Approval (the “Cut-off Time”), in response to a Company Takeover Proposal made after the Agreement Date, in the event that the Company Board determines, in good faith, after consultation with outside counsel and a financial advisor, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Company Proposal (a “Qualifying Company Takeover Proposal”), the Company may (A) enter into an Acceptable Confidentiality Agreement with any Person or group of Persons making such Qualifying Company Takeover Proposal, (B) furnish information with respect to the Company or the Company Subsidiaries to the Person or group of Persons making such Qualifying Company Takeover Proposal and its or their Representatives subject to the terms of an Acceptable Confidentiality Agreement so long as the Company concurrently or promptly thereafter provides Parent, subject to the terms of the Confidentiality Agreement, any material non-public information with respect to the Company or the Company Subsidiaries furnished to such other Person or group of Persons that was not previously furnished to Parent and (C) participate in discussions or negotiations with such Person or group of Persons and its or their Representatives regarding such Qualifying Company Takeover Proposal (including soliciting the making of a revised Qualifying Company Takeover Proposal); provided that the Company may only take the actions described in clauses (A), (B) or (C) above if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take any such action would be, or would reasonably be expected to be, inconsistent with its fiduciary duties under applicable Law. Wherever the term “group” is used in this Section 5.02(a), it is used as defined in Rule 13d-5 under the Exchange Act.
(b) Neither the Company Board nor any committee thereof shall (i) (A) withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or resolve or agree to take any such action, (B) adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, any Company Takeover Proposal or resolve or agree to take any such action, (C) in the case of a tender offer or exchange offer relating to the Company Common Stock, fail to publicly affirm the Company Board Recommendation and recommend that the Company’s stockholders reject such tender offer or exchange offer within ten (10) Business Days after the commencement of such tender offer or exchange offer, or any material amendment thereto, pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or, if earlier, by the close of business on the Business Day immediately preceding the date of the Company Stockholder Meeting), (D) fail to include the Company Board Recommendation in the Proxy Statement when filed, distributed or otherwise disseminated to the Company’s stockholders, or (E) fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent, after having reasonably determined that such reaffirmation is necessary, or is reasonably expected to be necessary, to secure the Company Stockholder Approval, so requests in writing, or, if earlier, two (2) Business Days prior to the date of the Company Stockholder Meeting; provided that the Company Board shall not be required to make a public reaffirmation pursuant to this subclause (E) on more than three (3) occasions (any action described in this clause (i) being referred to in this Agreement as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or authorize, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to or that would reasonably be expected to lead to, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.02(a)), or resolve, agree or publicly propose to take any such action. Notwithstanding anything to the contrary in the foregoing or any other provision of this Agreement, at any time prior to the Cut-off Time, (x) the Company Board may, in response to an Intervening Event, take any of the actions specified in clause (A) or (D) of the definition of Adverse Recommendation Change (an “Intervening Event Adverse Recommendation Change”) if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be, or would reasonably be expected to be, inconsistent with its fiduciary duties under applicable Law and (y) if the Company Board receives a Superior Company Proposal, the Company may make an Adverse Recommendation Change, and, in the case of a Superior Company Proposal that did not result from a material breach of this Section 5.02, may terminate this Agreement pursuant to Section 8.01(g) in order to enter into a definitive agreement with respect to the Superior Company Proposal; provided that, prior to so making an Intervening Event Adverse Recommendation Change or an Adverse Recommendation Change, or so terminating this Agreement pursuant to Section 8.01(g), (1) the Company Board shall have given Parent at least four (4) Business Days’ prior written notice (a “Company Notice”) of its intention to take such action and a description of the reasons for taking such action (which Company Notice, in respect of a Superior Company Proposal, shall specify the identity of the Person who made such Superior Company Proposal and the material terms and conditions of such Superior Company Proposal and attach the most current version of the relevant transaction agreement or, in respect of an Intervening Event, shall include a reasonably detailed description of the underlying facts giving rise to such action), (2) the Company shall have negotiated, and shall have caused its Representatives to negotiate, in good faith, with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement in such a manner that would eliminate the need for taking such action (and, in respect of a Superior Company Proposal, would cause such Superior Company Proposal to no longer constitute a Superior Company Proposal), (3) following the end of such notice period, the Company Board shall have considered in good faith any revisions to this Agreement irrevocably committed to in writing by Parent, and shall have determined in good faith, after consultation with outside counsel, that failure to effect such Adverse Recommendation Change or Intervening Event Adverse Recommendation Change would be, or would reasonably be expected to be, inconsistent with its fiduciary duties under applicable Law and, with respect to a Superior Company Proposal, that such Superior Company Proposal continues to constitute a Superior Company Proposal and (4) in the event of any change to any of the financial terms (including the form and amount of consideration) of such Superior Company Proposal, the Company shall, in each case, deliver to Parent an additional Company

Notice consistent with that described in clause (1) of this proviso and a renewed notice period under clause (1) of this proviso shall commence (except that the four-Business Day notice period referred to in clause (1) of this proviso shall instead be equal to two (2) Business Days) during which time the Company shall be required to comply with the requirements of this Section 5.02(b) anew with respect to such additional Company Notice, including clauses (1) through (4) of this proviso.
(c) Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), including making any “stop-look-and-listen” communication to the stockholders of the Company or (ii) making any disclosure to its stockholders if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be, or would reasonably be expected to be, inconsistent with its fiduciary duties or applicable Law; provided that any such action that would otherwise constitute an Adverse Recommendation Change shall be made only in compliance with Section 5.02(b) (it being understood that: (A) any “stop, look and listen” letter or similar communication limited to the information described in Rule 14d-9(f) under the Exchange Act and (B) any disclosure of information to the Company’s stockholders that describes the Company’s receipt of a Company Takeover Proposal and the operation of this Agreement with respect thereto and contains a statement that the Company Board has not effected an Adverse Recommendation Change shall be deemed to not be an Adverse Recommendation Change).
(d) In addition to the requirements set forth in paragraphs (a) and (b) of this Section 5.02, the Company shall, as promptly as reasonably practicable and in any event within one (1) Business Day after receipt thereof, advise Parent in writing of (i) any Company Takeover Proposal or any request for information or inquiry, proposal or offer that the Company Board in good faith believes would reasonably be expected to lead to a Company Takeover Proposal and (ii) the material terms and conditions of such Company Takeover Proposal or inquiry, proposal or offer (including, if applicable, copies of any written requests, proposals or offers, including proposed term sheets and agreements relating thereto, any subsequent amendments or modifications thereto) and the identity of the Person making any such Company Takeover Proposal or inquiry, proposal or offer. Commencing upon the provision of any notice referred to in the previous sentence, the Company and its Representatives shall keep Parent informed on a reasonably prompt basis (and in any event within one (1) Business Day) as to any material developments with respect to any such Company Takeover Proposal or inquiry, proposal or offer (and any subsequent material amendments or modifications thereto), and shall provide Parent with a copy of any written correspondence, documents or agreements delivered to or by the Company any Company Subsidiary, or its or their Representatives that contain any material amendments thereto or any material change to the scope or material terms or conditions thereof (or, if not delivered in writing, a summary of any such material amendments or material changes).
ARTICLE VI
ADDITIONAL AGREEMENTS
SECTION 6.01 Proxy Statement; Stockholder Meeting.
(a) As promptly as reasonably practicable (and in any event within ten (10) Business Days) after the Agreement Date, the Company shall prepare and file with the SEC a proxy statement in preliminary form related to the Company Stockholder Meeting (together with all subsequent forms or versions thereof and all amendments thereof or supplements thereto, the “Proxy Statement”). The Company shall give Parent and its Representatives a reasonable opportunity to review and comment on the Proxy Statement prior to the filing thereof with the SEC or distribution or dissemination to the Company’s stockholders and the Company shall give reasonable and good faith consideration to any timely comments thereon made by Parent or its Representatives. Parent and Merger Sub shall promptly supply to the Company in writing, for inclusion in the Proxy Statement, all information concerning Parent and Merger Sub required under applicable Law to be included in the Proxy Statement as is reasonably requested by the Company. The Company covenants and agrees that the Proxy Statement (i) at the time filed with the SEC, (ii) at the time first published, distributed or otherwise disseminated to the Company’s stockholders, and (iii) at the time of the Company Stockholder Meeting, will (A) comply in all material respects with the Exchange Act and other applicable Law and (B) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement. Each of Parent, Merger Sub and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Proxy Statement as so corrected to be promptly filed with the SEC and to be distributed or otherwise disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Law. The Company shall (x) promptly notify Parent of the receipt of, and promptly provide Parent copies of, all comments (including oral comments) from, and all correspondence with, the SEC or its staff with respect to the Proxy Statement and shall promptly notify Parent of any request by the SEC or its staff for any amendment or supplement thereto or for additional information, (y) provide Parent and its counsel with a reasonable opportunity to review and comment on any proposed correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement and shall give reasonable and good faith consideration to any timely comments thereon made by Parent or its Representatives and (z) promptly provide Parent with final copies of any correspondence sent by the Company or any of its Representatives to the SEC or its staff with respect to the Proxy Statement. The Proxy Statement shall include (i) the Company Board Recommendation, unless the Company Board has made an Adverse Recommendation Change or an Intervening Event Adverse Recommendation Change in either case, in compliance with Section 5.02(b), (ii) the fairness opinions of the Company’s financial advisors referenced in Section 3.23, (iii) the notice of the Company Stockholder Meeting and (iv) the notice and other information required by Section 262(d) of the DGCL.

(b) The Company shall establish a record date for, duly call, convene and hold a meeting of its stockholders for the purpose of voting upon the adoption of this Agreement (together with any adjournments or postponements thereof, the “Company Stockholder Meeting”) as promptly as reasonably practicable after the SEC Clearance Date (and shall initially schedule the Company Stockholder Meeting to be held within twenty (20) Business Days from the date of the commencement of mailing of the definitive Proxy Statement, or if the Company’s nationally recognized proxy solicitor advises the Company that twenty (20) Business Days from the date of the commencement of mailing of the definitive Proxy Statement is insufficient time to obtain the Company Stockholder Approval, such later date to which Parent consents in writing (such consent not to be unreasonably withheld, conditioned or delayed)). The record date for the Company Stockholder Meeting shall be selected after reasonable consultation with Parent. Once the Company has established the record date for the Company Stockholder Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholder Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law. The Company shall file the definitive Proxy Statement with the SEC and commence mailing the definitive Proxy Statement to the Company’s stockholders as of the record date established for the Company Stockholder Meeting as reasonably promptly as practicable after filing the Proxy Statement in preliminary form with the SEC, and, in any event, either (i) the first Business Day after the date that is ten (10) days after filing the Proxy Statement in preliminary form if, prior to such date, the SEC does not provide comments or indicates that it does not plan to provide comments or (ii) within three (3) Business Days of being informed by the SEC staff that it has no further comments on the document. The Company may adjourn or postpone the Company Stockholder Meeting to allow reasonable additional time for the filing and/or mailing, and review by the Company’s stockholders, prior to the date of the Company Stockholder Meeting, of any supplemental or amended disclosure that the Company Board determines in good faith is required by applicable Law or the rules and regulations of Nasdaq. If there are not sufficient affirmative votes represented in person or by proxy at the originally scheduled meeting of the Company’s stockholders to adopt this Agreement, the Company will adjourn or postpone the Company Stockholder Meeting to the earliest practicable date on which the Company Board reasonably expects to have sufficient affirmative votes to adopt this Agreement; provided that, without Parent’s prior consent, the Company shall not adjourn the Company Stockholder Meeting more than ten (10) calendar days past the originally scheduled date.
(c) Unless the Company Board has made an Adverse Recommendation Change or an Intervening Event Adverse Recommendation Change in either case, in compliance with Section 5.02(b), the Company shall use reasonable best efforts to obtain the Company Stockholder Approval, including to solicit proxies in favor of the adoption of this Agreement. Unless this Agreement is validly terminated in accordance with Section 8.01, the Company shall submit this Agreement to its stockholders at the Company Stockholder Meeting even if the Company Board shall have made an Adverse Recommendation Change, or an Intervening Event Adverse Recommendation Change, or proposed or announced any intention to do so. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Company Stockholder Meeting as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than related procedural matters including adjournments proposed in compliance with Section 6.01(b) or any non-binding advisory vote required under applicable Law) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting.
SECTION 6.02 Access to Information; Confidentiality. Except if prohibited by any applicable Law, the Company and the Company Subsidiaries shall afford to Parent and to Parent’s Representatives reasonable access during normal business hours (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operation of the business of the Company and the Company Subsidiaries) during the Pre-Closing Period to its properties, books and records, Contracts and personnel, and, during such period, the Company and the Company Subsidiaries shall furnish, as promptly as reasonably practicable, to Parent such information concerning its business, properties and personnel as Parent may reasonably request; provided that any such access shall be afforded and any such information shall be furnished at Parent’s expense. Notwithstanding the immediately preceding sentence, the Company and the Company Subsidiaries shall not be required to afford access or furnish information to the extent (a) such information is subject to the terms of a confidentiality agreement with a third party entered into prior to the Agreement Date, (b) such information relates to the applicable portions of the minutes of the meetings of the Company Board (including any presentations or other materials prepared by or for the Company Board) where the Company Board discussed (or is information otherwise related to) (i) the Transactions or any similar transaction involving the sale of the Company, or a material portion of its assets, to, the license of a material portion of the Company’s assets to, or combination of the Company with, any other Person, (ii) any Company Takeover Proposal, (iii) any Intervening Event or (iv) any Adverse Recommendation Change or Intervening Event Adverse Recommendation Change, or (c) the Company determines in good faith after consulting with counsel that affording such access or furnishing such information would jeopardize the attorney-client privilege of the Company, violate applicable Law or result in increased regulatory risk for the Company or the Transaction; provided that (i) in the case of clause (a), the Company will use its reasonable best efforts to obtain any required consents for the disclosure of such information and (ii) in the case of clause (c), the Company will take such other reasonable action (including entering into a joint defense agreement or similar arrangement to avoid loss of attorney-client privilege) with respect to such information as is necessary to permit disclosure to Parent without jeopardizing such attorney-client privilege, violating applicable Law or resulting in such regulatory risk, as applicable. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality letter agreement dated April 26, 2026 between the Company and Parent, as amended (the “Confidentiality Agreement”).
SECTION 6.03 Reasonable Best Efforts; Notification; Regulatory Filings.
(a) Upon the terms and subject to the conditions set forth in this Agreement (including Section 6.03(c)), each of the parties hereto shall, and shall cause their respective subsidiaries to, use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable and in any event prior to the Outside Date, the Merger and the other Transactions, including (i) causing each of the conditions to the Merger set forth in Article VII to be satisfied, in each case as promptly as practicable after the Agreement Date, (ii) the obtaining of all necessary or advisable actions or non-actions, waivers and consents from, the making of all necessary registrations, declarations and filings with, and the taking of all steps as may be necessary to avoid a Proceeding by, any Governmental Entity with respect to this Agreement or the Transactions, (iii) the defending or contesting of any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In addition and without limiting the foregoing, the Company and the Company Board shall (A) take all action necessary to ensure that no restrictions on business combinations of any Takeover Law or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (B) if the restrictions on business combinations of any Takeover Law or similar statute or regulation becomes applicable to any Transaction or this Agreement, use its reasonable best efforts to take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and this Agreement.
(b) Parent and the Company shall, or shall cause their ultimate parent entity as that term is defined in the HSR Act to, in consultation and cooperation with the other, file (i) with the FTC and DOJ the Notification and Report Form required under the HSR Act for the Merger or any of the other Transactions as promptly as practicable (but in no event later than ten (10) Business Days after the Agreement Date) and (ii) all appropriate filings, notices, applications or similar documents required under any other Antitrust Laws set forth in Section 6.03(b) of the Company Disclosure Letter as promptly as practicable. Each of Parent and the Company shall (i) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other Antitrust Laws, (ii) give the other party reasonable prior notice of any such filings or submissions and of any substantive communication with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other Governmental Entity regarding the Merger or any of the other Transactions, and permit the other party (or its outside counsel if necessary to retain confidentiality) to review and discuss in advance, and consider in good faith the views of, permit the participation of, and incorporate all reasonable comments of the other party in connection with, any such filings, submissions, substantive communications, inquiries or requests, (iii) unless prohibited by applicable Law or by the applicable Governmental Entity, and to the extent practicable, (A) not participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of the Merger or any of the other Transactions without the other party, (B) give the other party reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party apprised with respect thereto, (D) cooperate with one another in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement, the Merger or any of the other Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (E) furnish the other party with copies of all filings, submissions, material correspondence and material communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement, the Merger and the other Transactions and (iv) respond to any inquiry or request from the FTC, the DOJ or any other Governmental Entity as advisable. Parent shall, subject to compliance with its obligations under this Section 6.03, and upon reasonable consultation and good faith collaboration with the Company, lead the process, including, unless otherwise agreed by Parent and the Company, taking the lead in all meetings and communications, in developing strategy and in recommending any appropriate course of action with the objective of obtaining the expiration or termination of the applicable waiting periods or Consents with respect to the Merger or any of the other Transactions by the Outside Date. Without limiting the foregoing, each party hereto shall promptly provide to the other (or the other’s respective advisors) copies of all material correspondence between such party and any Governmental Entity relating to the Transactions. The parties hereto may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.03 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.
(c) In furtherance of the foregoing and subject to the terms and conditions set forth in this Agreement, Parent and Merger Sub agree to use reasonable best efforts to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under the HSR Act or any other Antitrust Laws that may be required by any Governmental Entity, so as to enable the parties hereto to expeditiously close the Transactions (and in any event by or before the Outside Date). Parent and the Company acknowledge and agree that their obligation to use reasonable best efforts includes negotiating, committing to and effecting by consent decree, hold separate orders, or otherwise, the sale, divestiture, hold separate, license or other disposition of any assets, products, product lines, properties or services or businesses of the Company or any Company Subsidiary necessary to eliminate each and every impediment to close the Transactions contemplated hereby prior to the Outside Date (such actions, the “Remedy Actions”); provided that, notwithstanding the foregoing or anything in this Agreement to the contrary, (i) neither Parent nor any of its Affiliates shall be required to proffer, offer, commit to, consent to or agree to or effect any Remedy Action with respect to (A) any assets, products, product lines, properties, services or businesses or portions thereof of Parent or any of its Subsidiaries (other than solely the Company and the Company Subsidiaries, subject to the following clause (B)) or (B) any assets, products, product lines, properties, services or businesses or portions thereof of the Company or any Company Subsidiary if, in the case of this clause (B), any such Remedy Action would, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, and (ii) in no event shall Parent, the Company or their respective Subsidiaries be required to proffer, offer, commit to, consent to or agree to or effect any Remedy Action unless such Remedy Action is conditioned upon the consummation of the Merger Closing.
(d) From the Agreement Date until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with the terms set forth in Article VIII, Parent shall not, nor shall Parent permit any of its subsidiaries to, publicly propose, effect or agree to any merger, consolidation, acquisition or similar transaction, in each case, that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the parties’ ability to obtain all clearances, consents, approvals and waivers under the HSR Act or any other Antitrust Laws.
SECTION 6.04 Employee Matters.
(a) For a period of one year following the Effective Time (the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation to, provide to each Company Employee (i) (x) a base salary (or base hourly wage rate, as applicable) and (y) target cash incentive opportunity that, in each case, is no less favorable than those provided to such Company Employee by the Company or a Company Subsidiary, as applicable, as of immediately prior to the Effective Time and (ii) employee benefits (excluding cash incentive opportunities, equity and equity-based awards, deferred compensation, change in control plans, programs and arrangements, defined benefit pension benefits, and post-employment or retiree welfare benefits) that are substantially comparable in the aggregate to those employee benefits (subject to the same exclusions) provided to such Company Employee by the Company or a Company Subsidiary, as applicable, as of immediately prior to the Effective Time or, at Parent’s election if greater, the employee benefits (subject to the same exclusions) provided to similarly situated new hires of Parent or its Affiliates, it being understood that this Section 6.04(a) shall not require the continuation of any particular benefit plan or the provision of duplicate benefits. Notwithstanding the foregoing, during the Continuation Period, Parent shall, and shall cause the Surviving Corporation to, provide any Company Employee who experiences a termination of employment with severance benefits no less favorable than those in effect pursuant to the Company Benefit Plan applicable to such Company Employee as of the date hereof as set forth on Section 3.11(a) of the Company Disclosure Letter.
(b) Following the time at which the Company Employees no longer participate in a Company Benefit Plan which is a group health plan following the Effective Time, the Company Employees shall be eligible to participate in a corresponding plan of Parent, the Surviving Corporation or their respective Affiliates, if any (the “Surviving Corporation Plans”), to the same extent as other similarly-situated employees of Parent and its Affiliates. In addition, and without limiting the generality of the foregoing, following the Effective Time, each Company Employee shall be immediately eligible to participate, without any waiting time, in any Surviving Corporation Plans which are group health plans that replace coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time. This Section 6.04 shall not be interpreted to require Parent, the Surviving Corporation or their respective Affiliates to duplicate any benefits that are provided under a Company Benefit Plan or Company Benefit Agreement following the Effective Time or to provide any particular plan or type or level of benefits.
(c) Without limiting the generality of Section 6.04(a), from and after the Effective Time, Parent shall or shall cause the Surviving Corporation to assume, honor and continue the Company Benefit Plans and Company Benefit Agreements in accordance with their respective terms as in effect as of immediately prior to the Effective Time; provided that this Section 6.04(c) shall not limit the ability of Parent or the Surviving Corporation, as applicable, to amend, modify or terminate any such Company Benefit Plan or Company Benefit Agreement in accordance with its terms as in effect as of immediately prior to the Effective Time, and subject, in the case of a Company Benefit Agreement, to the consent of any affected Company Employee who is party to such a Company Benefit Agreement and without limitation of the provisions of Section 6.04(a). Parent acknowledges that, as of the Effective Time, a “change in control” (or “change of control” or similar defined term, as applicable) shall have occurred for purposes of each Company Benefit Plan and Company Benefit Agreement set forth in Section 6.04(c) of the Company Disclosure Letter in which such definition appears.
(d) With respect to Surviving Corporation Plans, including any “employee benefit plan,” as defined in Section 3(3) of ERISA (but not including any equity compensation plans), maintained by Parent or any of its subsidiaries, for purposes of determining eligibility to participate, level of benefits and vesting, each Company Employee’s service with the Company (as well as service with any predecessor employer of the Company or a Company Subsidiary, to the extent service with the predecessor employer is recognized by the Company or a Company Subsidiary) shall be treated as service with Parent or an applicable subsidiary; provided that the foregoing service recognition shall not apply to (i) the extent that it would result in duplication of benefits for the same period of services, (ii) any defined benefit pension, retiree benefit welfare benefit plan or other benefit plan that is a frozen plan or that provides benefits to a grandfathered employee population or (iii) determining years of service under any Parent program that provides for accelerated vesting of equity awards held by qualified retirement-eligible participants based on a formula that takes into account an employee’s age and service with Parent.
(e) With respect to any welfare plan maintained by Parent or any of its subsidiaries in which any Company Employee is eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, use reasonable best efforts to (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to such employees or eligible dependents or beneficiaries under the corresponding welfare Company Benefit Plan in which such employees participated immediately prior to the Effective Time, (ii) provide Company Employees and their eligible dependents and beneficiaries with credit for any co-payments and deductibles paid prior to the Effective Time under any Company Benefit Plan in satisfying any analogous deductible or out-of-pocket maximum requirements for the year in which the Effective Time occurs and (iii) waive any waiting period or evidence of insurability requirement that would otherwise be applicable to a Company Employee and their eligible dependents on or after the Effective Time, in each case, to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Effective Time.
(f) With respect to any accrued but unused personal, sick or vacation time to which any Company Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Company Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, as applicable (and without duplication of benefits), recognize and allow such Company Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of Parent or the Surviving Corporation, as they may be amended from time to time.
(g) If requested by Parent no later than five (5) Business Days prior to the Merger Closing Date, the Company or the applicable Company Subsidiary shall adopt written resolutions to terminate the Company’s 401(k) plan effective as of the Business Day preceding the Merger Closing Date. The Company shall provide Parent with an advance copy of such proposed resolutions and a reasonable opportunity to comment thereon prior to adoption or execution.
(h) The Company shall not engage in any broad-based written or oral discussions or communications with any employee, director, officer, or individual service provider of the Company or a Company Subsidiary regarding post-Closing compensation and benefits, without the prior written approval of Parent, which shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, to the extent a broad-based written or oral discussion or communication has been approved and made in compliance with this Section 6.04(h), no separate approval shall be required in respect of such content to the extent replicated in whole or in part in any subsequent broad-based written or oral discussion or communication.
(i) The provisions of this Section 6.04 are solely for the benefit of the parties hereto, and no provision of this Section 6.04 shall (i) create any third-party beneficiary rights in any Company Employee or any other Person (including any beneficiary or dependent thereof) in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan or Company Benefit Agreement or any Surviving Corporation Plan or other employee program or any plan or arrangement of Parent or any of its subsidiaries, (ii) be construed to modify, amend or establish any benefit plan, program or arrangement or (iii) in any way affect the ability of the parties hereto or any other Person to modify, amend or terminate any of its benefit plans, programs or arrangements. Nothing in this Agreement shall confer upon any director, employee or service provider of the Company or a Company Subsidiary any right to continue in the employ or service of the Surviving Corporation, Parent or any subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Parent or any subsidiary or Affiliate thereof to discharge or terminate the services of any director, employee or individual service provider of the Company or a Company Subsidiary at any time for any reason whatsoever, with or without cause.
SECTION 6.05 Indemnification.
(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the Agreement Date, a director or officer of the Company, the Company Subsidiaries or any of its or their respective predecessors (each, an “Indemnified Party”) as provided in the Company Charter, the Company Bylaws or any indemnification agreement between such Indemnified Party and the Company or a Company Subsidiary that is in effect as of the Agreement Date and that has been made available to Parent (i) shall be assumed by the Surviving Corporation, without further action, at the Effective Time, (ii) shall survive the Merger, (iii) shall continue in full force and effect in accordance with their terms with respect to any claims against any such Indemnified Party arising out of such acts or omissions and (iv) for a period of six years following the Agreement Date, shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party. Parent shall ensure that the Surviving Corporation complies with and honors the foregoing obligations.
(b) Without limiting Section 6.05(a) or any rights of any Indemnified Party pursuant to any indemnification agreement, from and after the Effective Time, in the event of any threatened or actual Proceeding, whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that an Indemnified Party is or was a director or officer of the Company, the Company Subsidiaries or any of its or their respective predecessors or while a director or officer of the Company, the Company Subsidiaries or any of its or their respective predecessors is or was serving, at the request of the Company, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) or (ii) this Agreement or any of the Transactions, whether in any case asserted or arising before or after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Party to the fullest extent permitted by applicable Law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Proceeding. The Surviving Corporation shall cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder. The Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any threatened or actual Proceeding for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in advance in writing to such settlement, compromise or consent. The Surviving Corporation’s obligations under this Section 6.05(b) shall continue in full force and effect for the period beginning upon the Effective Time and ending six years from the Effective Time; provided that all rights to indemnification in respect of any Proceeding asserted or made within such period shall continue until the final disposition of such Proceeding. Parent shall cause the Surviving Corporation to perform its obligations under this Section 6.05(b).
(c) At or prior to the Effective Time, the Company may obtain and fully pay the premium for “tail” directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) for the period beginning upon the Effective Time and ending six years from the Effective Time, covering each Indemnified Party and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are in the aggregate, no less favorable to any Indemnified Party than those of the Company’s directors’ and officers’ liability insurance policies in effect on the Agreement Date (the “Existing D&O Policies”); provided that the maximum aggregate premium for such “tail” insurance policies shall not exceed 300% of the aggregate annual premium payable by the Company for coverage pursuant to its most recent renewal under the Existing D&O Policies (the “Maximum Amount”). If such “tail” insurance policies have been obtained by the Company, Parent shall cause such “tail” insurance policies to be maintained in full force and effect, for their full term, and cause all obligations thereunder to be honored by it and the Surviving Corporation. In the event the Company does not obtain such “tail” insurance policies, then, for the period beginning upon the Effective Time and ending six years from the Effective Time, Parent shall either purchase such “tail” insurance policies or Parent shall maintain in effect the Existing D&O Policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions); provided that (i) neither Parent nor the Surviving Corporation shall be required to pay an aggregate premium for such insurance policies in excess of the Maximum Amount and (ii) if the aggregate premium of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall be obligated to obtain the maximum amount of coverage available for the Maximum Amount.
(d) In the event that (i) the Surviving Corporation or any of its successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties or other assets to any Person or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 6.05.
(e) From and after the Effective Time, the obligations of Parent and the Surviving Corporation under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.05 applies without the consent of such affected Indemnified Party. The provisions of this Section 6.05 are, from and after the Effective Time, intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, their heirs and their Representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.
(f) Parent shall, without requiring a preliminary determination of entitlement of indemnification, advance all reasonable and documented expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.05, provided that such advancement of expenses shall be made only upon Parent’s receipt of an undertaking by or on behalf of such Indemnified Party to repay all amounts advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified hereunder.
SECTION 6.06 Fees and Expenses. Except as set forth in Section 6.02, Section 6.05, Section 6.08 and Section 8.03, all fees and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Parent shall pay all filing fees required by the HSR Act and any other Antitrust Laws.
SECTION 6.07 Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law (including in connection with the making of any filings or notifications required under the HSR Act or any other Antitrust Laws in connection with the Transactions described in this Agreement or to respond to any requests for information or documents made by a Governmental Entity investigating the Transactions described in this Agreement), court process or by obligations pursuant to any listing agreement with any national or foreign securities exchange, in which case, the party required to make such press release or public statement shall use its reasonable best efforts to allow the other party a reasonable opportunity to review and comment on such press release or statement in advance of its issuance; provided that the restrictions set forth in this Section 6.07 shall not apply (i) in the event of a dispute between the parties relating to this Agreement or the Transactions, or (ii) to any release, announcement or disclosure made or proposed to be made by the Company with respect to a Company Takeover Proposal, Superior Company Proposal, Intervening Event, Adverse Recommendation Change or Intervening Event Adverse Recommendation Change that does not violate Section 5.02. Notwithstanding the foregoing, to the extent a press release or public statement has been approved and made in compliance with this Section 6.07, no separate approval shall be required in respect of such content to the extent replicated in whole or in part in any subsequent press release or public statement. The parties hereto agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties hereto.

SECTION 6.08 Transfer Taxes. Except as provided in Section 2.08(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) imposed with respect to the Transactions shall be paid by the Parent or the Surviving Corporation, and the Company and the Company Subsidiaries shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.
SECTION 6.09 Stockholder Litigation. During the Pre-Closing Period, the Company shall notify Parent promptly of the commencement or written threat of any Proceedings by or on behalf of one or more stockholders of the Company or any third party, against the Company and/or its directors relating to this Agreement or the Transactions of which it has received notice and shall keep Parent promptly and reasonably informed regarding any such Proceedings. During the Pre-Closing Period, the Company shall provide Parent an opportunity to review and to propose comments to all material filings or responses to be made by the Company in connection with any such Proceedings, and the Company shall give reasonable and good faith consideration to any comments proposed by Parent (in each case, unless the Company has made an Adverse Recommendation Change or Intervening Event Adverse Recommendation Change, in which case this sentence will continue to apply to the extent such Proceeding does not relate to such Adverse Recommendation Change or Intervening Event Adverse Recommendation Change). In no event shall the Company or a Company Subsidiary enter into, agree to or disclose any settlement with respect to such Proceedings without Parent’s consent, such consent not to be unreasonably withheld, delayed or conditioned. In the event of any conflict or overlap between the provisions of this Section 6.09 and Section 5.01 or Section 6.03, this Section 6.09 will control.
SECTION 6.10 Rule 16b-3 Matters. Prior to the Effective Time, the Company shall take all steps as may be required to cause any dispositions or cancellations or deemed dispositions or cancellations of Company equity securities (including derivative securities) in connection with this Agreement or the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.
SECTION 6.11 Merger Sub and Surviving Corporation Compliance. Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to comply with all of its respective obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.
SECTION 6.12 Stock Exchange De-listing. Prior to the Effective Time, the Company and the Company Subsidiaries shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of Nasdaq to cause the de-listing of the Company Common Stock from Nasdaq and de-registration of the Company Common Stock under the Exchange Act as promptly as practicable following the Effective Time, which shall include providing Parent with substantially final drafts of any quarterly or annual periodic reports which the Company would be required to file pursuant to the Exchange Act during the 10 days after the Merger Closing Date. The Surviving Corporation shall cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time.
SECTION 6.13 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations, subject to the provisions in Section 5.01.
SECTION 6.14 Regulatory and Clinical Matters. Subject to applicable Law and without limiting any of the respective obligations of each party under Section 5.01, Section 6.02 or Section 6.03, during the Pre-Closing Period:
(a) the Company shall (i) provide notice, as reasonably in advance as practicable under the circumstances, to Parent prior to any requested, proposed, or scheduled meeting with the FDA or any other Regulatory Authority relating to any Company Product and consider in good faith any recommendations with respect thereto timely provided by Parent, and, to the extent permitted by the applicable Regulatory Authority, allow one representative of Parent to attend, as an observer, any such meeting (and, if Parent is unable, is not permitted to or elects not to attend, reasonably promptly provide Parent with a summary report of such meeting), (ii) reasonably promptly inform Parent of, and consider in good faith any recommendations with respect thereto timely provided by Parent, any material written correspondence or other material filing or communication proposed to be submitted or otherwise transmitted to the FDA or any other Regulatory Authority by or on behalf of the Company or a Company Subsidiary relating to any Company Product, (iii) reasonably promptly inform Parent of any material communication (written or oral) with or from the FDA or any other Regulatory Authority relating to any Company Product, (iv) reasonably promptly inform Parent of any reports or other communication of any material safety information (including adverse events of special interest and any serious adverse events as such term is defined or described at 21 C.F.R. 312.32) relating to any Company Product, (v) promptly notify Parent in writing of any written notice, subpoena, civil investigative demand, search warrant, or other written communication from the U.S. Department of Health and Human Services Office of Inspector General, the DOJ, the Centers for Medicare & Medicaid Services, the U.S. Department of Veterans Affairs, or any state Medicaid agency or state attorney general, or any comparable or equivalent Governmental Entity of any non-U.S. jurisdiction, in each case, to the extent relating to alleged or suspected non-compliance with Health Laws, (vi) keep Parent reasonably apprised of material clinical developments regarding the Company Products, and consider in good faith any recommendations with respect thereto timely provided by Parent, and (vii) comply with the matter set forth on Section 6.14(a) of the Company Disclosure Letter; and
(b) at the request of Parent, and no more than twice per month, the parties shall meet by videoconference among their respective appropriate personnel (which, in the case of the Company, will be personnel with appropriate expertise in regulatory and clinical matters reasonably selected by the Company) for the purpose of the Company updating Parent on regulatory and clinical matters regarding the Company Products, and the Company shall consider in good faith any recommendations with respect to such matters timely provided by Parent.

SECTION 6.15 Financing Cooperation
(a) Parent and Merger Sub shall use reasonable best efforts to take, and shall cause each of its Subsidiaries, and use reasonable best efforts to cause their respective Representatives to use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Debt Financing (taking into account the amount of any applicable Replacement Financing) in an amount sufficient, together with available funds, to fund the Required Amount on the date on which the Merger is required to be consummated pursuant to the terms hereof, including by using reasonable best efforts to (i) maintain in effect the Debt Commitment Letter (subject to any amendment, replacement, supplement, termination, modification, or waiver permitted therein or herein, it being understood that Parent shall not consent to any Prohibited Modifications), (ii) negotiate and enter into definitive agreements with respect to the Debt Financing required, together with available funds, to pay the Required Amount (the “Definitive Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letter (including, as necessary, the “flex” provisions contained in any related fee letter) or on such other terms (including under a Permanent Financing (as defined in the Debt Commitment Letter) or, at the Parent’s option, any Replacement Financing) so long as such other terms would not result in a Prohibited Modification, (iii) satisfy on a timely basis all conditions that are within its reasonable control and required to be satisfied by it in the Debt Commitment Letter and the Definitive Agreements and complying with its obligations thereunder and (iv) consummate the Debt Financing in an amount required, together with funds immediately available to Parent, to pay the Required Amount at or prior to the Merger Closing.
(b) Neither Parent nor Merger Sub shall, without the prior written consent of the Company: (i) permit, consent to or agree to any amendment, replacement, supplement, or modification to, or any waiver of, any provision or remedy under, the Debt Commitment Letter or any Definitive Agreement if such amendment, replacement, supplement, modification, waiver or remedy (A) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Debt Financing in a manner materially adverse to Parent, (B) reduces the aggregate principal amount of the Debt Financing below the amount, together with funds immediately available to Parent, necessary to satisfy the Required Amount, (C) adversely affects the ability of Parent to enforce its rights against other parties to the Debt Commitment Letter or any Definitive Agreement as so amended, replaced, supplemented or otherwise modified relative to the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter as in effect on the date hereof or (D) would otherwise reasonably be expected to prevent, materially impair, materially impede or materially delay the consummation of the Merger and the other transactions contemplated hereby (the effects described in clauses (A) through (D), collectively, the “Prohibited Modifications”); provided that the Debt Commitment Letter may be amended to add additional lenders, lead arrangers, bookrunners, syndication agents or other entities who had not executed the Debt Commitment Letter as of the date of this Agreement so long as any such addition would not effect a Prohibited Modification, or (ii) terminate or cause the termination of the Debt Commitment Letter or any Definitive Agreement, in each case, other than replacements or reductions of the Debt Commitment Letter in connection with any Replacement Financing or any Permanent Financing issued or incurred in lieu of all or a portion of any facility contemplated by the Debt Commitment Letter, so long as such Permanent Financing does not include any Prohibited Modifications. Parent shall, upon the Company’s written request, promptly deliver to the Company copies of any amendment, replacement, supplement, termination, modification or waiver to the Debt Commitment Letter and/or Definitive Agreements.
(c) In the event that any portion of the Debt Financing required to pay the Required Amount becomes unavailable or Parent elects in its sole discretion to replace the Debt Financing with alternative or other financing, Parent shall (i) promptly notify the Company in writing of such unavailability or election and (ii) use reasonable best efforts, and cause each of its Subsidiaries to use their respective reasonable best efforts, to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such unavailable portion from the same or alternative sources (the “Replacement Financing”) in an amount sufficient, when taken together with the other funds immediately available to Parent, to pay the Required Amount, and which does not include any Prohibited Modifications. Parent shall provide the Company with prompt written notice (i) of any actual breach, default, cancellation, termination or repudiation by any party to the Debt Commitment Letter or any Definitive Agreement of which Parent or Merger Sub becomes aware and (ii) upon receipt of any written notice or other written communication from any Debt Financing Entity or other financing source with respect to any actual or threatened breach, default, cancellation, termination or repudiation by any party to the Debt Commitment Letter or any Definitive Agreement of any provision thereof. Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to consummate the Debt Financing, including any Replacement Financing.
(d) To the extent Parent obtains Permanent Financing or Replacement Financing or amends, replaces, supplements, modifies or waives any of the Debt Commitment Letter or the Definitive Agreements, in each case pursuant to this Section 6.15, references to the “Debt Financing,” “Debt Financing Entities,” “Financing Parties,” “Debt Commitment Letter,” and “Definitive Agreements” (and other like terms in this Agreement) shall be deemed to refer to such Permanent Financing or Replacement Financing, the financing sources and/or their related parties in respect thereof, the commitments thereunder and the agreements with respect thereto, or the Debt Financing, as applicable, as so amended, replaced, supplemented, modified or waived.
(e) Prior to the Merger Closing, the Company shall, and shall cause the Company Subsidiaries and its or their respective Affiliates and Representatives to, use reasonable best efforts to provide to Parent and Merger Sub, at Parent’s sole cost and expense, customary cooperation reasonably requested by Parent in connection with the Debt Financing, including using reasonable best efforts to (i) furnish Parent, as promptly and as reasonably practicable, all historical financial and other pertinent information relating to the Company and the Company Subsidiaries, in each case, that is not already publicly available in the Company SEC Documents and is reasonably required in connection with the marketing documentation for the Debt Financing (it being understood that the Company’s obligation to furnish such financial information pursuant to this clause (i) shall be limited to information of the type and form included in the Company SEC Documents, and shall not include any obligation to prepare or provide any financial information that is not and would not be required to be included in the Company SEC Documents) and

(ii) furnish such other non-public information reasonably requested by Parent in connection with any marketing, syndication and arrangement of the Debt Financing or rating thereof, including “know your customer” information and information related to anti-money laundering rules and regulations including the USA PATRIOT Act (solely to the extent requested by Parent in writing at least nine (9) Business Days prior to the Merger Closing Date). The Company hereby consents to the use of its and the Company Subsidiaries’ logos in marketing materials prepared in connection with the Debt Financing; provided that such logos are used in a manner that is not expected to harm or disparage the Company or any Company Subsidiary in any respect.
(f) Notwithstanding the foregoing Section 6.15(e), (i) such requested cooperation shall not unreasonably disrupt or interfere with the ongoing business or operations of the Company or any Company Subsidiary, (ii) neither the Company nor any Company Subsidiary shall be required to bear any cost or out-of-pocket expense, pay any commitment or other fee or incur any other liability or obligation or agree to provide any indemnity in connection with any actions described in Section 6.15(e), (iii) neither the Company nor any Company Subsidiary shall be required to enter into or approve any agreement or other documentation in connection with the Debt Financing or any other financing if such agreement or other documentation would be effective with respect to the Company or any Company Subsidiary prior to the Merger Closing, (iv) neither the Company nor any Company Subsidiary shall be required to approve or authorize the Debt Financing or any other financing prior to the Merger Closing, (v) neither the Company nor any Company Subsidiary shall be required to take any action that would conflict with or violate or result in a default or breach under any provision of any of the certificate of incorporation, bylaws, or similar organization documents of the Company or the Company Subsidiaries or any applicable Law or any Material Contract, (vi) neither the Company nor any Company Subsidiary shall be required to take or permit the taking of any action that would reasonably be expected to result in personal liability to any of the Company’s or the Company Subsidiaries’ Representatives, (vii) the Company shall not be obliged to provide any information which (A) would result in the loss or waiver of any attorney-client privilege of the Company or any Company Subsidiary or (B) would contravene any applicable Law (provided that the Company and the Company Subsidiaries shall use commercially reasonable efforts to make substitute arrangements or permit such disclosure in a manner that would not result in the loss or waiver of any such attorney-client privilege), (viii) neither the Company nor any Company Subsidiary shall be required to prepare, provide or assist in the preparation of any pro forma financial statements, pro forma financial information, pro forma adjustments, financial projections, risk factors, or other forward-looking financial information, (ix) no Representative of the Company or any Company Subsidiary shall be required to execute or deliver any certificate, legal opinion, board resolution or other document in connection with the Debt Financing or any other financing that would be effective prior to the Merger Closing (other than customary authorization letters and customary representation as may be reasonably requested by Parent or its financing sources in connection with any such financing) and (x) neither the Company nor any Company Subsidiary shall be required to take any other action that would cause any representation or warranty in this Agreement or any other related agreements or documents to be breached or any condition to the Merger Closing hereunder or thereunder to fail to be satisfied;
(g) Parent shall indemnify, defend and hold harmless each of the Company and the Company Subsidiaries from and against any and all liabilities, losses, damages, claims, costs and expenses suffered or incurred by them in connection with their performance of their respective obligations under this Section 6.15 and the provision of any information utilized in connection therewith (other than information provided by or on behalf of the Company or any Company Subsidiary), in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct by, the Company, any Company Subsidiary or any of their respective Representatives (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Parent shall, promptly upon written request of the Company, reimburse the Company and the Company Subsidiaries for all reasonable and documented out-of-pocket fees, costs and expenses incurred by the Company or any Company Subsidiary in connection with the cooperation required by this Section 6.15.
(h) Each of Parent and Merger Sub acknowledges and agrees that obtaining the Debt Financing or any other financing contemplated by this Section 6.15 is not a condition to its obligations under this Agreement. If the Debt Financing or any such other financing has not been obtained, each of Parent and Merger Sub shall subject to the terms and conditions of this Agreement, continue to be obligated, until such time as this Agreement is terminated in accordance with its terms and subject to the waiver or fulfillment of the conditions set forth herein, to complete the Transactions contemplated by this Agreement.
(i) Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that a breach by the Company of any of its obligations under Section 6.15(e) shall not constitute or give rise to the failure of the condition set forth Section 7.02(b) to be satisfied or give rise to any right to terminate this Agreement pursuant to Section 8.01(d) unless the Company’s breach of its obligations under Section 6.15(e) is material and the proximate cause of the Debt Financing, any Replacement Financing or any Permanent Financing not being obtained.
ARTICLE VII
CONDITIONS PRECEDENT TO THE MERGER
SECTION 7.01 Conditions to Each Party’s Obligation. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver on or prior to the Merger Closing Date of the following conditions:
(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b) Regulatory Approval. The waiting period under the HSR Act applicable to the consummation of the Merger shall have either expired or been terminated, and the waiting periods, approvals, clearances and consents listed in Section 7.01(b) of the Company Disclosure Letter shall have terminated, expired or been obtained, as applicable.

(c) No Legal Restraints. No Judgment issued, or other legal restraint or prohibition imposed, in each case, by any Governmental Entity of competent jurisdiction, or Law (collectively, “Legal Restraints”) preventing or prohibiting the consummation of the Merger (in each case, whether temporary, preliminary or permanent in nature) shall be in effect.
SECTION 7.02 Conditions to Parent and Merger Sub’s Obligation. The respective obligation of Parent and Merger Sub to effect the Merger is subject to the satisfaction or waiver on or prior to the Merger Closing Date of the following conditions:
(a) Representations and Warranties.
(i) Any representation or warranty of the Company set forth in Article III (other than those set forth in Sections 3.01 (Organization, Standing and Power) (but only with respect to the first and second sentences thereof), 3.02(a), (c) and (d) (Capital Structure), 3.03 (Subsidiaries; Equity Interests), 3.04 (Authority; Execution and Delivery; Enforceability), 3.08(a) (Absence of Certain Changes or Events), 3.21 (Brokers and Other Advisors), and 3.23 (Opinions of Financial Advisors)) shall be true and correct at and as of the Agreement Date and at and as of the Merger Closing Date, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”).
(ii) Any representation or warranty of the Company set forth in Sections 3.01 (Organization, Standing and Power) (but only with respect to the first and second sentences thereof), Section 3.02(c) and (d) (Capital Structure), 3.03 (Subsidiaries; Equity Interests), 3.04 (Authority; Execution and Delivery; Enforceability), 3.21 (Brokers and Other Advisors), and 3.23 (Opinions of Financial Advisors) shall be true and correct in all material respects at and as of the Agreement Date and at and as of the Merger Closing Date, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date).
(iii) Any representation or warranty of the Company set forth in Section 3.02(a) (Capital Structure) shall be true and correct other than in de minimis respects at and as of the Agreement Date and at and as of the Merger Closing Date, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date).
(iv) The representation or warranty of the Company set forth in Section 3.08(a) (Absence of Certain Changes or Events) shall be true and correct in all respects at and as of the Agreement Date and at and as of the Merger Closing Date.
(b) Performance of Obligations of the Company. The Company shall have complied with or performed in all material respects the obligations it is required to comply with or to perform on or before the Merger Closing Date under this Agreement.
(c) Company Material Adverse Effect. Since the Agreement Date, there shall not have occurred any change, event, condition, development, circumstance, state of facts, effect or occurrence which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect which is continuing.
(d) Officer’s Certificate. Parent shall have received from the Company a certificate, dated as of the Merger Closing Date and signed by an executive officer of the Company, certifying to the effect that conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied.
SECTION 7.03 Conditions to the Company’s Obligation. The obligation of the Company to effect the Merger is subject to the satisfaction or waiver on or prior to the Merger Closing Date of the following conditions:
(a) Representations and Warranties.
(i) Any representation or warranty of Parent and Merger Sub set forth in Article IV (other than those set forth in Section 4.01 (Organization, Standing and Power) and Section 4.03 (Authority; Execution and Delivery; Enforceability)) shall be true and correct at and as of the Agreement Date and at and as of the Merger Closing Date, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Parent Material Adverse Effect”).
(ii) Any representation or warranty of Parent and Merger Sub set forth in Section 4.01 (Organization, Standing and Power) and Section 4.03 (Authority; Execution and Delivery; Enforceability) shall be true and correct in all material respects at and as of the Agreement Date and at and as of the Merger Closing Date, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date).
(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have complied with or performed in all material respects the obligations it is required to comply with or to perform on or before the Merger Closing Date under this Agreement.
(c) Officer’s Certificate. The Company shall have received from Parent a certificate, dated as of the Merger Closing Date and signed by an executive officer of Parent, certifying to the effect that conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
SECTION 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding adoption of this Agreement by Holdings as sole stockholder of Merger Sub:
(a) by mutual written consent of Parent, Merger Sub and the Company;
(b) by either Parent or the Company:
(i) if the Effective Time shall not have occurred on or before 11:59 p.m., Eastern time, on the date which is six (6) months from the Agreement Date (the “Outside Date”) provided that if on the Outside Date all of the conditions to Closing, other than the conditions set forth in Section 7.01(b) or Section 7.01(c) (but only to the extent the applicable Legal Restraint relates to the Antitrust Laws of a jurisdiction to which the condition set forth in Section 7.01(b) relates), shall have been satisfied or, in the case of conditions that by their nature are to be satisfied at the Merger Closing, shall be capable of being satisfied at such time, the Outside Date shall be automatically extended for a period of three (3) months, and any references to the Outside Date herein shall be a reference to the Outside Date as so extended; and provided further that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party hereto if the failure of the Effective Time to occur on or before the Outside Date is primarily due to a material breach of this Agreement by such party; or
(ii) if any Legal Restraint permanently preventing or prohibiting the consummation of the Merger shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available to any party hereto if such Legal Restraint is primarily due to such party’s failure to comply in all material respects with its obligations under Section 6.03 in respect of any such Legal Restraint;
(c) by either Parent or the Company, if the Company Stockholder Approval shall not have been obtained at a duly convened Company Stockholder Meeting (as such meeting may be adjourned or postponed in accordance with Section 6.01(b)) at which the vote was taken in respect of this Agreement and the Merger;
(d) by Parent, if the Company breaches or fails to perform any of its representations, warranties, covenants or obligations contained in this Agreement, which breach or failure to perform individually or in the aggregate with all such other breaches or failures to perform (i) would result in the failure of any of the conditions set forth in Section 7.02(a) or Section 7.02(b) and (ii) has not been cured (or by its nature is incapable of being cured) prior to the earlier of (x) 30 days after the giving of written notice to the Company of such breach or failure to perform and (y) the Outside Date; provided that Parent and Merger Sub are not then in material breach of this Agreement;
(e) by Parent, if an Adverse Recommendation Change or Intervening Event Adverse Recommendation Change has occurred;
(f) by the Company, if Parent or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or obligations contained in this Agreement (without regard to any qualifications or exceptions contained therein as to materiality or Parent Material Adverse Effect), which breach or failure to perform (i) would result in the failure of any of the conditions set forth in Section 7.03(a) or Section 7.03(b) and (ii) has not been cured (or by its nature is incapable of being cured) prior to the earlier of (x) 30 days after the giving of written notice to Parent or Merger Sub of such breach or failure to perform and (y) the Outside Date; provided that the Company is not then in material breach of this Agreement; or
(g) by the Company, if (i) the Company Board authorizes the Company to enter into a definitive written agreement constituting a Superior Company Proposal, (ii) such Superior Company Proposal did not result from a material breach of the Company’s obligations under Section 5.02 and (iii) the Company has paid, or simultaneously with the termination of this Agreement pays, the Company Termination Fee due under Section 8.03(a) that is payable if this Agreement is terminated pursuant to this Section 8.01(g).
The party hereto desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give written notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is being effected.
SECTION 8.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or Merger Sub, on the one hand, or the Company, on the other hand (except that nothing herein shall relieve any party hereto from liability or damages that result from Fraud or the Willful Breach by a party hereto of any representation, warranty, covenant or obligation set forth in this Agreement, in which case such party shall be liable to the other party hereto for damages which shall include, in the case of a breach by Parent or Merger Sub, liability to the Company for loss of economic benefits to the Company, including as a result of any foregone opportunities, or damages based on lost stockholder premium or other economic entitlement the holders of Company Common Stock would be entitled to receive pursuant to the terms of this Agreement if the transactions contemplated hereby were consummated in accordance with the terms of this Agreement), the last sentence of Section 6.02, Section 6.06, Section 6.15(g), this Section 8.02, Section 8.03 and Article IX, and any definitions contained in this Agreement and referred to but not contained in any such provisions, which provisions and definitions shall survive such termination. Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge and agree that any failure of Parent to cause the Merger to be effective following the satisfaction of the conditions set forth in Article VII in accordance with Section 2.02 will be deemed to constitute a Willful Breach of a covenant of this Agreement.

SECTION 8.03 Termination Fees.
(a) The Company shall pay to Parent a fee of $350,474,425 (the “Company Termination Fee”) if:
(i) the Company terminates this Agreement pursuant to Section 8.01(g);
(ii) Parent terminates this Agreement pursuant to Section 8.01(e); or
(iii) (A) after the Agreement Date, a bona fide Company Takeover Proposal is proposed or announced or shall have become known to the Company Board and such Company Takeover Proposal is not withdrawn (x) in the case of this Agreement being subsequently terminated pursuant to Section 8.01(b)(i), prior to the date that is two (2) Business Days prior to the Outside Date or (y) in the case of this Agreement being subsequently terminated pursuant to Section 8.01(d), prior to the time of the breach giving rise to such termination, (B) this Agreement is terminated by (x) either Parent or the Company pursuant to Section 8.01(b)(i) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso in Section 8.01(b)(i)); (y) Parent or the Company pursuant to Section 8.01(c); or (z) Parent pursuant to Section 8.01(d) as a result of a breach by the Company of a covenant in this Agreement, and (C) within 12 months after such termination, the Company consummates any Company Takeover Proposal or the Company enters into a definitive acquisition agreement with respect to any Company Takeover Proposal that is subsequently consummated (whether such consummation occurs during or after such 12-month period).
For purposes of this Section 8.03(a), the term “Company Takeover Proposal” shall have the meaning set forth in the definition of Company Takeover Proposal contained in Section 1.01 except that all references to 20% shall be deemed references to 50%. Any fee due under this Section 8.03(a) shall be paid by wire transfer of same-day funds to an account designated by Parent, (1) in the case of clause (i), prior to or simultaneously with such termination of this Agreement, (2) in the case of clause (ii), within two (2) Business Days after the date of such termination of this Agreement and (3) in the case of clause (iii), within two (2) Business Days after the consummation of such a transaction. The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.
(b) Acceptance by Parent of the fee due under Section 8.03(a)(i) shall constitute acceptance by Parent of the validity of the termination of this Agreement under Section 8.01(g). In the event the Company Termination Fee described in this Section 8.03 is paid to Parent in accordance with Section 8.03(a), such Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or Merger Sub and constitute their sole and exclusive remedy of Parent and Merger Sub against the Company and its current, former or future stockholders and Representatives for any loss suffered as a result of the failure of the Transactions to be consummated, and none of the Company and its current, former or future stockholders or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided that nothing contained in this Agreement shall relieve any party hereto from liability for Fraud or its Willful Breach of this Agreement. If the Company fails to pay in a timely manner the Company Termination Fee due pursuant to Section 8.03(a) and, in order to obtain such payment, Parent makes a claim that results in a judgment for the Company Termination Fee, the Company shall pay to Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and expenses) in connection with such suit, together with interest on the Company Termination Fee at the prime rate of Citibank, N.A. in effect from time to time from the date such payment was required to be made hereunder through the date such payment was actually received.
(c) Each of the parties hereto acknowledges that the agreements contained in this Section 8.03 are an integral part of the Transactions and that, without these agreements, the parties hereto would not enter into this Agreement.
SECTION 8.04 Amendment; Extension; Waiver.
(a) This Agreement may be amended by the parties hereto at any time prior to the Effective Time. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions contained in this Agreement.
(b) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
SECTION 8.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01 or an amendment of this Agreement or an extension or waiver with respect to this Agreement pursuant to Section 8.04 shall, in order to be effective, require, in the case of Parent, Merger Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors. Termination of this Agreement pursuant to Section 8.01 shall not require the approval of the stockholders of the Company or Holdings as sole stockholder of Merger Sub.
ARTICLE IX
GENERAL PROVISIONS
SECTION 9.01 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time. The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

SECTION 9.02 Notices. Any notice, request, or demand desired or required to be given hereunder will be in writing and will be given by personal delivery, email delivery, or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party hereto will have previously designated by such a notice. The effective date of any notice, request, or demand will be the date of personal delivery, the date on which email is sent (provided that the sender of such email does not receive a written notification of delivery failure) or one day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided in this Agreement and with all charges prepaid.

(a)	if to Parent or Merger Sub, to

Vertex Pharmaceuticals Incorporated
50 Northern Avenue
Boston, MA 02210
	Attention:	***
	Email:	***

with a copy (which shall not constitute notice) to:

Vertex Pharmaceuticals Incorporated
50 Northern Avenue
Boston, MA 02210
	Attention:	***
***
***
	Email:	***
***
***

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
200 Clarendon Street
Boston, Massachusetts 02116
	Attention:	Graham Robinson, P.C.
Laura P. Knoll, P.C.
Merric Kaufman
	Email:	graham.robinson@kirkland.com
laura.knoll@kirkland.com
merric.kaufman@kirkland.com

(b)	if to the Company, to

Crinetics Pharmaceuticals, Inc.
6055 Lusk Boulevard
San Diego, CA 92121
	Attention:	***
***
	Email:	***
***

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 6th Avenue
New York, NY 10019
	Attention:	Krishna Veeraraghavan
Stan Richards
	Email:	kveeraraghavan@paulweiss.com
srichards@paulweiss.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
12531 High Bluff Drive, Suite 200
San Diego, CA 92130
	Attention:	Jim Krenn
Spencer Klein
Joseph Sulzbach
	Email:	JKrenn@mofo.com
SpencerKlein@mofo.com
JSulzbach@mofo.com

SECTION 9.03 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
SECTION 9.04 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.05 Entire Agreement; Third-Party Beneficiaries; No Other Representations or Warranties.
(a) This Agreement (including all Exhibits, Annexes and Schedules, including the Company Disclosure Letter, attached to this Agreement) and the Confidentiality Agreement (including all Exhibits, Annexes or Schedules thereto) (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter of this Agreement and the Confidentiality Agreement and (ii) except for Section 6.05 and Section 9.12, are not intended to confer upon any Person other than the parties hereto any rights or remedies. Notwithstanding clause (ii) of the immediately preceding sentence, (x) following the Effective Time the provisions of Article II shall be enforceable by holders of Certificates and holders of Book-Entry Shares solely to the extent necessary to receive the Merger Consideration to which such holders are entitled to thereunder and the provisions of Section 2.09 shall be enforceable by holders of awards under the Company Stock Plans and (y) the Company shall have the right, on its own behalf and, to the fullest extent permitted by Section 261(a)(2) of the DGCL, as representative on behalf of the holders of Company Common Stock and the holders of awards under the Company Stock Plans (each of which are third party beneficiaries of this Agreement to the extent required for this proviso to be enforceable), to pursue specific performance as set forth in Section 9.08 or, if specific performance is not sought or granted as a remedy, damages to the fullest extent permitted by Section 261(a)(1) of the DGCL (which shall include, among other things, the loss of economic benefits to the Company and/or its stockholders, including as a result of foregone opportunities, or damages based on lost premium or other economic entitlement the holders of Company Common Stock would be entitled to receive pursuant to the terms of this Agreement if the transactions contemplated hereby were consummated in accordance with the terms of this Agreement, and may be based on the benefit of the bargain lost by such holders) in the event of a breach by Parent or Merger Sub of this Agreement, it being agreed that (i) in no event shall any such holder be entitled to enforce any of their rights, or any of Parent’s or Merger Sub’s obligations, under this Agreement in the event of any such breach, but rather the Company shall have, to the fullest extent permitted by Law, the sole and exclusive authority to take action on behalf of such stockholders, as representative of such holders and (ii) the Company may retain, without distribution to the holders of Company Common Stock and the holders of awards under the Company Stock Plans, any damages received.
(b) Except for the representations and warranties contained in Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and neither Parent nor Merger Sub is relying on, any other express or implied representation or warranty with respect to the Company or with respect to any other information made available to Parent or Merger Sub in connection with the Transactions (including with respect to the accuracy or completeness thereof). In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and cost-related plan information, regarding the Company’s business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that neither Parent nor Merger Sub has relied upon the Company or its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives, or any other Person, with respect thereto. Accordingly, each of Parent and Merger Sub hereby acknowledge that neither the Company nor its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives, nor any other Person, has made or is making any representation or warranty or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), except as expressly set forth in Article III.
(c) Except for the representations and warranties contained in Article IV, the Company acknowledges that none of Parent, Merger Sub and any other Person on behalf of Parent or Merger Sub makes, and the Company is not relying on, any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information made available to the Company in connection with the Transactions (including with respect to the accuracy or completeness thereof).
SECTION 9.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
SECTION 9.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any purported assignment in violation of this provision shall be void; provided that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement; provided, further, that any such assignment shall not materially impede or delay the consummation of the Transactions or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
SECTION 9.08 Specific Enforcement; Jurisdiction.
(a) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 9.08(b), without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The right to specific enforcement shall include the right of the Company to cause Parent and Merger Sub to cause the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties hereto acknowledges and agrees that the right of specific enforcement is an integral part of the Transactions and without such right, none of the parties hereto would have entered into this Agreement. If, prior to the Outside Date, any party hereto brings any Proceeding, in each case, in accordance with Section 9.08(b), to enforce specifically the performance of the terms and provisions hereof by any other party hereto, the Outside Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending, plus twenty (20) Business Days or (ii) such other time period established by the court presiding over such Proceeding, as the case may be.
(b) Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any Proceeding arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in the Delaware Court of Chancery or, solely if the Delaware Court of Chancery does not have subject matter jurisdiction thereof, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any federal court sitting in the State of Delaware in the event any Proceeding arises out of this Agreement, the Merger or any of the other Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement, the Merger or any of the other Transactions, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 9.02 (provided that nothing in this Section 9.08(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Proceeding relating to this Agreement, the Merger or any of the other Transactions in any court other than the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware). The parties hereto agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.
SECTION 9.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.09.
SECTION 9.10 Remedies. Except as otherwise provided in this Agreement, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by applicable Law, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.
SECTION 9.11 Cooperation. The parties hereto agree to provide reasonable cooperation with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such actions as may be reasonably requested by the other parties hereto to evidence or effect the Transactions and to carry out the intent and purposes of this Agreement.
SECTION 9.12 Certain Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company hereby agrees: (a) that any suit, legal action or proceeding, whether in law or in equity, whether in contract, in tort or otherwise, directly involving any Person (other than Parent, Merger Sub or any Affiliate thereof) that is an agent, arranger, lender or underwriter of, or otherwise a third party counterparty of Parent or Merger Sub with respect to any actual or potential Debt Financing or other financing or any Affiliate of any such Person (collectively, including the Debt Financing Entities, with each of their respective Representatives acting as such, the “Financing Parties”), in each case, arising out of or relating to this Agreement, the Debt Financing or other financing or any of the agreements entered into in connection with the Debt Financing or other financing or any transaction contemplated hereby or thereby or the performance of any services thereunder (any such suit, legal action or proceeding, a “Financing Party Action”) shall be subject to the exclusive jurisdiction of any federal or state court in the County of New York, New York and any appellate court thereof (and each party hereto irrevocably submits itself and its property with respect to any Financing Party Action to the exclusive jurisdiction of such court); (b) that any Financing Party Action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state); provided, however, that notwithstanding the foregoing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, it is understood and agreed that (A) the interpretation of the definition of Company Material Adverse Effect (and whether or not a Company Material Adverse Effect has occurred), (B) the determination of the accuracy of any “acquired business representation” (as such term or similar term may be defined in the documentation relating to the Debt Financing or other financing) and whether as a result of any inaccuracy thereof Parent, Merger Sub or any of their respective Affiliates have the right to terminate its or their obligations hereunder pursuant to Section 8.01(d) or decline to consummate the Closing as a result thereof pursuant to Section 7.02(a) and (C) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, shall in each case be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction; (c) not to bring or support, or permit any of its controlled Affiliates to bring or support, any Financing Party Action against any Financing Party in any forum other than any federal or state court in the County of New York, New York; (d) that it irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of any Financing Party Action in any such court; (e) that it knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Financing Party Action brought against the Financing Parties; (f) that none of the Financing Parties will have any liability to the Company or to its respective Affiliates relating to or arising out of this Agreement, the Debt Financing or other financing, any agreement relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (it being understood that nothing in this clause (f) shall affect the obligations of Parent, Merger Sub and their Affiliates under this Agreement); and (g) that (and each other party hereto agrees that) the Financing Parties are express third party beneficiaries of, and may enforce, the provisions of this Section 9.12, which provisions shall not be amended in a manner adverse to any Financing Party without its prior written consent.
[Remainder of Page Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

VERTEX PHARMACEUTICALS INCORPORATED

By:	/s/ Reshma Kewalramani
Name:	Reshma Kewalramani
Title:	Chief Executive Officer

CLARK MERGER SUB, INC.

By:	/s/ Charles F. Wagner, Jr.
Name:	Charles F. Wagner, Jr.
Title:	Treasurer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

CRINETICS PHARMACEUTICALS, INC.

By:	/s/ R. Scott Struthers
Name:	R. Scott Struthers
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
Certificate of Incorporation of the Surviving Corporation
A-A-1

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CRINETICS PHARMACEUTICALS, INC.
FIRST: The name of the corporation is Crinetics Pharmaceuticals, Inc. (the “Corporation”).
SECOND: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, 19808. The name of its registered agent at that address is Corporation Service Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (as amended from time to time, the “DGCL”).
FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of $0.001.
FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
(1)	The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
(2)	The directors shall have concurrent power with the stockholders to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).
(3)
The number of directors constituting the Corporation’s Board of Directors shall be as from time to time fixed by, or in the manner provided in, the Bylaws. Election of directors need not be by written ballot unless the Bylaws so provide.

(4)
Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors and officers for breaches of fiduciary duty, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. If the DGCL is amended to permit further elimination or limitation of the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

(5)
In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and the Bylaws; provided, however, that no Bylaws hereafter adopted, amended or repealed by the stockholders shall invalidate any prior act of the directors that would have been valid if such Bylaws had not been so adopted, amended or repealed.

SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books and records of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.
SEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or this Certificate of Incorporation or the Bylaws of the Corporation, or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; provided that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article SEVENTH. If any provision or provisions of this Article SEVENTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article SEVENTH (including, without limitation, each portion of any sentence of this Article SEVENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
A-A-2

Annex B

July 6, 2026
The Board of Directors
Crinetics Pharmaceuticals, Inc.
6055 Lusk Blvd
San Diego, California 92121
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (the “Company Common Stock”), of Crinetics Pharmaceuticals, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Vertex Pharmaceuticals Incorporated (the “Acquiror”). Pursuant to the Agreement and Plan of Merger, dated as of July 6, 2026 (the “Agreement”), among the Company, the Acquiror and a wholly-owned subsidiary of the Acquiror (“Merger Sub”), Merger Sub will merge with and into the Company, with the Company as the surviving corporation, and each outstanding share of Company Common Stock, other than (i) shares owned by the Company, any Company Subsidiary, the Acquiror, Merger Sub or any other subsidiary of the Acquiror immediately prior to the Effective Time and (ii) Appraisal Shares, will be converted into the right to receive $85.00 per share in cash (the “Consideration”). Capitalized terms used but not defined herein have the meanings set forth in the Agreement.
In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and any related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.
B-1

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner on the Company offering of equity securities in January 2026. During the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or other material commercial or investment banking relationships with the Acquiror. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we are likely at any time to hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC
B-2

Annex C

July 6, 2026
The Board of Directors
Crinetics Pharmaceuticals, Inc.
6055 Lusk Boulevard
San Diego, California 92121
Ladies and Gentlemen:
You have requested our opinion as to the fairness, from a financial point of view, to the holders (other than holders of Excluded Shares (as defined below)) of the outstanding shares of common stock, par value $0.001 per share (the “Company Common Stock”), of Crinetics Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of the Merger Consideration (as defined below) proposed to be paid to such holders pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (“Parent”), Clark Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Merger Agreement provides for a transaction pursuant to which, among other things, (i) on the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company will continue as the surviving corporation; and (ii) by virtue of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), other than Excluded Shares, shall automatically be converted into the right to receive $85.00 in cash, without interest thereon (the “Merger Consideration”), subject to any applicable Tax withholding. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. As used herein, “Excluded Shares” means (i) each share of Company Common Stock that (a) is owned by the Company or a Company Subsidiary immediately prior to the Effective Time or (b) is owned by Parent, Merger Sub or any other subsidiary of Parent immediately prior to the Effective Time; and (ii) Appraisal Shares. Capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement.
We have been engaged by the Company to act as its financial advisor in connection with the proposed Merger and we will receive a fee from the Company for providing such services, a portion of which is payable upon delivery of this opinion and the principal portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.
Leerink Partners LLC is a full-service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. As you are aware, we have in the past provided certain investment banking services to the Company and its affiliates unrelated to the proposed Merger, for which we have received compensation. In the past two years, we earned investment banking fees for certain financial advisory and/or underwriting services provided to the Company, including having acted as: (i) the lead-left bookrunning underwriter in the Company’s October 2024 underwritten public offering; (ii) the lead-left bookrunning underwriter in the Company’s January 2026 underwritten public offering; and (iii) a sales agent under the Company’s at-the-market sales agreement. In the ordinary course of business, we and our affiliates may, in the future, provide investment banking services to the Company, Parent or their respective affiliates and would expect to receive customary fees for the rendering of such services. In the ordinary course of our trading and brokerage activities, we have in the past held and may in the future hold positions, for our own account or the accounts of our customers, in equity, debt or other securities of the Company, Parent, or their respective affiliates.
Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain the independence of our research department and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to the Company, Parent, and the Merger and other participants in the Merger that differ from the views of our investment banking personnel.

LEERINK PARTNERS LLC	LEERINK.COM
BOSTON | CHARLOTTE | CHICAGO | LOS ANGELES | MIAMI | NASHVILLE | NEW YORK | SAN FRANCISCO

LEERINK PARTNERS UK LIMITED LONDON

The Board of Directors
Crinetics Pharmaceuticals, Inc.
July 6, 2026

In connection with this opinion, we have reviewed, among other things: (i) the proposed execution version of the Merger Agreement, as provided to us by the Company on July 6, 2026; (ii) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed by the Company with the Securities and Exchange Commission (the “SEC”); (iii) the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, as filed by the Company with the SEC; (iv) certain Current Reports on Form 8-K, as filed by the Company with, or furnished by the Company to, the SEC; (v) certain publicly available research analyst reports for the Company; (vi) certain other communications from the Company to its stockholders; and (vii) certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company, as furnished to and approved for use by us by the Company for purposes of our analysis (the “Internal Data”). We have also conducted discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, we reviewed the publicly available financial and stock market data, including valuation multiples, for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant and compared that data to the publicly available stock market data as well as the Internal Data for the Company. We also compared certain of the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Internal Data has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company.
We have assumed, at your direction, that the final executed Merger Agreement will not differ in any respect material to our analysis or this opinion from the last version of the Merger Agreement reviewed by us. We have also assumed, at your direction, that the representations and warranties made by the Company and Parent and Merger Sub in the Merger Agreement are and will continue to be true and correct in all respects material to our analysis. Furthermore, we have assumed, at your direction, that the Merger will be consummated on the terms set forth in the Merger Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Merger on such matters, under any state, federal or other laws relating to bankruptcy, insolvency, or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.
We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Merger, or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of shares of Company Common Stock (other than Excluded Shares) of the Merger Consideration proposed to be paid to such holders pursuant to the terms of the Merger Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement, or the Merger, including, without limitation, the

The Board of Directors
Crinetics Pharmaceuticals, Inc.
July 6, 2026

structure or form of the Merger, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Merger, including, without limitation, the fairness of the Merger or any other term or aspect of the Merger to, or any consideration to be received in connection therewith by, or the impact of the Merger on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any other party, or class of such persons in connection with the Merger, whether relative to the Merger Consideration proposed to be paid to holders of Company Common Stock pursuant to the terms of the Merger Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or otherwise act with respect to the Merger or any other matter.
Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Merger. This opinion has been authorized by the Leerink Partners LLC Fairness Opinion Review Committee.
Based upon and subject to the foregoing, including the various assumptions, qualifications and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration proposed to be paid to the holders of shares of Company Common Stock (other than Excluded Shares) pursuant to the terms of the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Leerink Partners LLC

Preliminary and Subject to Completion

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CRINETICS PHARMACEUTICALS, INC.
SPECIAL MEETING OF SHAREHOLDERS
[•], 2026, AT [•], PACIFIC TIME ([•], EASTERN TIME)
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint R. Scott Struthers, Ph.D. and Tobin Schilke, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock, par value $0.001, of Crinetics Pharmaceuticals, Inc. that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held via Internet by live webcast at www.virtualshareholdermeeting.com/CRNX2026SM on [•], 2026, at [•], Pacific Time ([•], Eastern Time), and any adjournment or postponement thereof.

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